This information statement/proxy statement is (1) an information statement of Rurban Financial Corp. (“Rurban”) relating to the spin-off of its wholly-owned subsidiary, Rurbanc Data Services, Inc. (“RDSI”), and (2) a proxy statement for the special meeting of the shareholders of New Core Holdings, Inc. (“New Core”) at which the New Core shareholders will vote on the Agreement and Plan of Merger, dated as of April 25, 2009 and amended as of December 29, 2009, by and among RDSI, NC Merger Corp., an Ohio corporation formed as a wholly-owned subsidiary of RDSI, and New Core (as amended, the “Merger Agreement”), and the merger of NC Merger Corp. with and into New Core pursuant to the Merger Agreement.

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved the merger described in this information statement/proxy statement or the RDSI common shares to be issued in connection with the spin-off and merger, or determined if this information statement/proxy statement is truthful or complete. Any representation to the contrary is a criminal offense.

SUBJECT TO COMPLETION, DATED DECEMBER 31, 2009

INFORMATION STATEMENT/PROXY STATEMENT
RURBAN FINANCIAL CORP.          RURBANC DATA SERVICES, INC.          NEW CORE HOLDINGS, INC.

New Core Shareholders:

     New Core Holdings, Inc. (“New Core”) has agreed, subject to shareholder approval and satisfaction of other customary conditions, to merge with a subsidiary of Rurbanc Data Services, Inc. (“RDSI”), an Ohio corporation and wholly-owned subsidiary of Rurban Financial Corp. (“Rurban”), as follows:  (1) Rurban will effect a spin-off of RDSI, whereby Rurban will distribute all of the RDSI common shares to its shareholders; and (2) NC Merger Corp., an Ohio corporation formed as a wholly-owned subsidiary of RDSI, will merge with and into New Core, with New Core surviving the merger as a wholly-owned subsidiary of RDSI.

Pursuant to the Agreement and Plan of Merger, dated as of April 25, 2009 and amended as of December 29, 2009, by and among RDSI, NC Merger Corp. and New Core (as amended, the “Merger Agreement”), all of the shares of New Core common stock issued and outstanding immediately prior to the effective time of the merger will be cancelled and converted into the right to receive common shares of RDSI.  New Core shareholders will receive a minimum of 891,650 RDSI common shares,  which will represent 15.5% of the aggregate RDSI common shares outstanding immediately following the spin-off and the merger, and may receive up to 891,650 additional RDSI common shares pursuant to the terms of the Merger Agreement.  Upon closing of the merger, New Core shareholders will receive a number of RDSI common shares calculated based on the relative values of RDSI and New Core, computed using formulas set forth in the Merger Agreement as of a month-end prior to the closing date.  Following the closing of the merger, New Core shareholders will be entitled to receive additional RDSI common shares based on revenue and income results relating to contracts under which RDSI’s financial institution customers are converted to New Core’s Single SourceTM software system through December 31, 2012.

     Certain directors, officers and shareholders of New Core have interests in the merger and the other transactions described in the enclosed information statement/proxy statement that are different from, or in addition to, the interests of other New Core shareholders. See “Interests of Certain Persons in the Transactions” beginning on page 58 for more information.  You should also carefully consider the matters described in “Risk Factors” beginning on page 20.

     After the spin-off and the merger, RDSI will be a separate publicly-traded company that will own and operate the combined businesses of RDSI and New Core.  No public trading market for RDSI’s common shares currently exists.  Following the spin-off and the merger, RDSI anticipates that its common shares will be traded initially in the over-the-counter securities market and quoted on the Pink Sheets and/or the OTC Bulletin Board.

     New Core’s board of directors unanimously recommends that the New Core shareholders vote in favor of the proposal to approve and adopt the Merger Agreement and the merger.  The enclosed information statement/proxy statement contains important information about the proposed merger.  You are urged to read it carefully.

New Core hopes you are able to attend the special meeting of New Core shareholders to be held on [  •  ], 2010.  However, whether or not you can attend the special meeting, please submit your vote by completing and returning the enclosed proxy card or attending the special meeting and voting in person.  This information statement/proxy statement is dated [  •  ], 2010 and is first being mailed to New Core shareholders on or about [  •  ], 2010.

Sincerely,

John J. Aranowicz, President of New Core Holdings, Inc.

To the Shareholders of Rurban Financial Corp.:

Rurban Financial Corp., an Ohio corporation (“Rurban”), has approved the spin-off of its wholly-owned subsidiary, Rurbanc Data Services, Inc., an Ohio corporation (“RDSI”), to its shareholders.  Approximately 4,861,779 RDSI common shares currently are expected to be distributed to the shareholders of Rurban in connection with the spin-off.  Holders of Rurban common shares will not be required to pay for the RDSI common shares they will receive in the spin-off, and will also retain all of the Rurban common shares they currently hold.

In connection with the spin-off, RDSI, NC Merger Corp., an Ohio corporation formed as a wholly-owned subsidiary of RDSI, and New Core Holdings, Inc., a Florida corporation (“New Core”), have entered into an Agreement and Plan of Merger, dated as of April 25, 2009 and amended as of December 29, 2009 (as amended, the “Merger Agreement”), pursuant to which NC Merger Corp. will merge with and into New Core effective immediately following the spin-off.  New Core will be the surviving corporation in the merger and will become a wholly-owned subsidiary of RDSI.  As described in the Merger Agreement, all of the shares of New Core common stock issued and outstanding immediately prior to the effective time of the merger will be cancelled and converted into the right to receive common shares of RDSI.

Pursuant to the Merger Agreement, New Core shareholders will receive a minimum of 891,650 RDSI common shares, which will represent 15.5% of the aggregate RDSI common shares outstanding immediately following the spin-off and the merger, and may receive up to 891,650 additional RDSI common shares pursuant to the terms of the Merger Agreement.  Upon closing of the merger, New Core shareholders will receive a number of RDSI common shares calculated based on the relative values of RDSI and New Core, computed using formulas set forth in the Merger Agreement as of a month-end prior to the closing date.  Following the closing of the merger, New Core shareholders will be entitled to receive additional RDSI common shares based on revenue and income results relating to contracts under which RDSI’s financial institution customers are converted to New Core’s Single SourceTM software system through December 31, 2012.  Rurban shareholders who receive RDSI common shares in the spin-off will not receive additional RDSI common shares in the merger.

Rurban’s board of directors believes that the spin-off is advisable and in the best interests of Rurban and its shareholders and, on [  •  ], 2010,  approved the completion of the spin-off following the recommendation of its special committee.  Rurban’s board of directors has also unanimously approved and adopted the Merger Agreement and the merger.  RDSI’s board of directors has determined that the merger is advisable and in the best interests of RDSI and its sole shareholder, and has unanimously approved and adopted the Merger Agreement and the merger.  No vote of Rurban shareholders is being sought or is required in connection with the spin-off or the merger.  You need not take any action to participate in the spin-off or the merger.  We are not asking you for a proxy and you are requested not to send us a proxy.

After the spin-off and the merger, RDSI will be a separately traded public company that will own and operate the combined businesses of RDSI and New Core.  No public trading market for RDSI common shares currently exists.  Following the spin-off and the merger, RDSI anticipates that its common shares will be traded initially in the over-the-counter securities market and quoted on the Pink Sheets and/or the OTC Bulletin Board.

The following document constitutes an information statement of Rurban relating to the spin-off and contains important information describing the terms of the spin-off, the merger, RDSI and New Core.  We encourage you to read it carefully.  You should carefully consider the matters described in “Risk Factors” beginning on page 20.  This information statement/proxy statement is dated [  •  ], 2010 and is first being mailed to Rurban shareholders on or about [  •  ], 2010.

We look forward to completing the spin-off and the merger and to the exciting opportunities this presents for our shareholders.

RURBAN FINANCIAL CORP.
Kenneth A. Joyce
President and CEO

NEW CORE HOLDINGS, INC.
400 Caldwell Trace
Birmingham, Alabama 35242

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON [  ●  ], 2010

To the Shareholders of New Core Holdings, Inc.:

NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of New Core Holdings, Inc. (“New Core”) will be held at [  •  ] on  [  •  ], 2010, at [  •  ] local time, for the purpose of considering and acting upon:

1.  A proposal to approve and adopt the Agreement and Plan of Merger, dated as of April 25, 2009 and amended as of December 29, 2009, by and among Rurbanc Data Services, Inc. (“RDSI”), NC Merger Corp. and New Core (as amended, the “Merger Agreement”), and the merger provided for by the Merger Agreement, pursuant to which NC Merger Corp. will be merged with and into New Core, with New Core surviving the merger as a wholly-owned subsidiary of RDSI; and

2.  Such other business and matters or proposals as may properly come before the meeting, or any adjournments or postponements thereof.

      Only holders of record of New Core common stock at the close of business on [  •  ], 2010, the record date, are entitled to notice of, and to vote at, the special meeting.

      Your vote is very important.  The merger cannot proceed unless the holders of a majority of the outstanding shares of New Core common stock vote in favor of the adoption of the Merger Agreement and the merger.

  The officers and directors of New Core, who beneficially owned approximately [  •  ]% of the outstanding shares of New Core common stock as of the record date, have advised New Core’s management that they intend to vote their shares of New Core common stock in favor of the approval of the Merger Agreement and the merger.  In addition, in connection with the execution of the Merger Agreement, RDSI, New Core and certain shareholders of New Core entered into Voting Agreements pursuant to which such shareholders agreed, subject to limited exceptions, to vote all of their shares of New Core common stock for the approval of the Merger Agreement and the merger.  By virtue of their ownership of New Core common stock as of the record date for the special meeting, these shareholders control approximately [  •  ]% of the voting power at the meeting.  Accordingly, the voting power of the shares held by these shareholders is sufficient to adopt the Merger Agreement and approve the merger and, as a result of the Voting Agreements, the adoption of the Merger Agreement and approval of the merger is practically assured.  Nevertheless, we urge you to cast your vote on this important proposal.

      We encourage you to vote as soon as possible by (1) completing, signing, dating and returning the proxy card in the enclosed postage-paid envelope or (2) attending the special meeting and voting in person.

      New Core’s board of directors unanimously recommends that the New Core shareholders vote in favor of the proposal to approve and adopt the Merger Agreement and the merger.

      Certain directors, officers and shareholders of New Core have interests in the merger that are different from, or in addition to, the interests of other New Core shareholders.  See “Interests of Certain Persons in the Transactions” beginning on page 58 for more information.

By Order of the Board of Directors,

/s/ John J. Aranowicz

John J. Aranowicz
President
New Core Holdings, Inc.

[  •  ], 2010

TABLE OF CONTENTS

i

Annex A – Merger Agreement
Annex B – Separation and Distribution Agreement
Annex C – Tax Sharing Agreement
Annex D – Opinion of Austin Associates, LLC
Annex E – Florida Appraisal Statute
Annex F – Amended and Restated Articles of Incorporation of RDSI
Annex G – Amended and Restated Regulations of RDSI
Annex H – Form of Proxy for New Core Special Meeting

NEITHER RURBAN, RDSI NOR NEW CORE HAS AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ABOUT THE SPIN-OFF OR THE MERGER OR ABOUT SUCH COMPANIES THAT DIFFERS FROM OR ADDS TO THE INFORMATION IN THIS INFORMATION STATEMENT/PROXY STATEMENT.  THEREFORE, IF ANYONE DOES GIVE YOU DIFFERENT OR ADDITIONAL INFORMATION, YOU SHOULD NOT RELY ON IT.

THE INFORMATION CONTAINED IN THIS INFORMATION STATEMENT/PROXY STATEMENT SPEAKS ONLY AS OF ITS DATE UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.  YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS INFORMATION STATEMENT/PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THIS DATE, AND NEITHER THE MAILING OF THIS INFORMATION STATEMENT/PROXY STATEMENT TO SHAREHOLDERS NOR THE DISTRIBUTION OF RDSI COMMON SHARES IN THE SPIN-OFF OR THE ISSUANCE OF RDSI COMMON SHARES IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

QUESTIONS AND ANSWERS

The following section of this information statement/proxy statement answers various questions that you, as a shareholder of New Core Holdings, Inc. (“New Core”) or Rurban Financial Corp. (“Rurban”), may have regarding the spin-off to holders of Rurban common shares of all of the outstanding common shares of Rurbanc Data Services, Inc. (“RDSI”) owned by Rurban and the merger of a wholly-owned subsidiary of RDSI with and into New Core.  Rurban, RDSI and New Core urge you to carefully read the remainder of this information statement/proxy statement in its entirety because the information in this section does not provide all the information that might be important to you with respect to the spin-off, the merger or the other transactions described in this information statement/proxy statement.  Additional important information is also contained in the annexes to, and the documents incorporated by reference in, this information statement/proxy statement.  The spin-off is referred to in this information statement/proxy statement interchangeably as the “spin-off” and the “distribution.”  References in this information statement/proxy statement to “RDSI” refer to RDSI as it has existed historically and as it is expected to exist after the spin-off (but prior to the merger with New Core), unless the context otherwise requires.  References in this information statement/proxy statement to “New Core” refer to New Core Holdings, Inc. and its predecessor companies, New Core Banking Systems, LLC and Core ASP, LLC, collectively and on a consolidated basis, unless the context otherwise requires.

General

Q:	Why am I receiving this information statement/proxy statement?

A:
This information statement/proxy statement is (1) an information statement of Rurban relating to the spin-off of its wholly-owned subsidiary, RDSI, to the shareholders of Rurban and (2) a proxy statement of New Core for its special meeting of shareholders at which New Core shareholders will vote on the Agreement and Plan of Merger, dated as of April 25, 2009 and amended as of December 29, 2009, by and among RDSI, NC Merger Corp. and New Core (as amended, the “Merger Agreement”), and the resulting merger of NC Merger Corp. with and into New Core.

Q:	On what are the New Core shareholders being asked to vote?

A:
The New Core shareholders are being asked to approve and adopt the Merger Agreement, the merger provided for by the Merger Agreement and any other business that may come before the New Core special meeting.

Q:	Have any of New Core’s shareholders already agreed to vote in favor of the Merger Agreement and the merger?

A:
Yes.  The officers and directors of New Core have advised New Core’s management that they intend to vote their shares of New Core common stock in favor of the approval of the Merger Agreement and the merger.  In addition, in connection with the execution of the Merger Agreement, RDSI, New Core and certain shareholders of New Core entered into Voting Agreements pursuant to which such shareholders agreed, subject to limited exceptions, to vote all of their shares of New Core common stock for the approval of the Merger Agreement and the merger.  By virtue of their ownership of New Core common stock as of the record date for the special meeting, these shareholders control approximately [  •  ]% of the voting power at the meeting.  Accordingly, the voting power of the shares held by these shareholders is sufficient to adopt the Merger Agreement and approve the merger and, as a result of the Voting Agreements, the adoption of the Merger Agreement and approval of the merger is practically assured.

Q:	When will the spin-off and the merger be completed?

A:
If the Merger Agreement and the merger are approved and adopted by the New Core shareholders, RDSI and New Core expect to complete the merger as soon as possible after the satisfaction or waiver (where permissible) of the other conditions to the merger, which are described in the Merger Agreement.  The spin-off will occur immediately prior to the completion of the merger.

Q:	Are there risks involved in the spin-off and the merger?

A:
Yes, there are risks associated with the spin-off, the merger and the operation of RDSI’s business following the spin-off and the merger.  You should carefully consider these risks, which are described in greater detail in “Risk Factors” beginning on page 20.

The Spin-Off

Q:	What is the spin-off?

A:
Prior to the spin-off, Rurban and RDSI will increase the number of outstanding RDSI common shares so that, immediately prior to the spin-off, RDSI will have an aggregate number of common shares outstanding equal to the aggregate number of Rurban common shares outstanding (excluding treasury shares held by Rurban) immediately prior to the spin-off. Following RDSI’s recapitalization, Rurban will distribute all of the outstanding RDSI common shares to the shareholders of Rurban on a pro rata, one-for-one basis.  Approximately 4,861,779 RDSI common shares currently are expected to be distributed to the shareholders of Rurban in connection with the spin-off.  Rurban shareholders will not be required to pay for the RDSI common shares they will receive in the spin-off, and they will also retain all of the Rurban common shares they currently hold.

Q:	Why is Rurban distributing the RDSI common shares to its shareholders?

A:	Rurban believes that its shareholders will benefit from the distribution of the RDSI common shares for the following reasons:

•	as a result of the spin-off, Rurban and RDSI should each be better able to allocate financial and operational resources to its own business and focus on executing its own strategic plan;

•	as a result of the spin-off, Rurban and RDSI are each expected to have greater strategic and financial flexibility to support future growth opportunities;

•	the businesses of RDSI and of Rurban and its banking subsidiary are in different industries and stages of development and therefore attract different types of investors;

•
financial markets should be able to evaluate Rurban and RDSI more effectively as two separate companies, which is expected to increase access to capital markets for both of Rurban and RDSI and to maximize shareholder value over the long term for both Rurban and RDSI; and

•
the spin-off should allow Rurban and RDSI to each develop equity incentive programs for management and other professionals that are tailored to its own business and are tied to the market performance of its respective common shares.

To review Rurban’s reasons for the spin-off in greater detail, see “The Spin-Off — Background and Reasons for the Spin-Off” beginning on page 29.

Q:	What will be the relationship between Rurban and RDSI after the spin-off?

A:
After the spin-off, Rurban will not own any RDSI capital stock.  RDSI has entered into, or prior to the spin-off will enter into, certain agreements with Rurban that will govern the spin-off and various interim relationships between Rurban and RDSI.  See “Relationship Between Rurban and RDSI After the Spin-Off” beginning on page 70 for a more complete discussion of the relationship between Rurban and RDSI after the spin-off.

Q:	What will the Rurban shareholders receive in the spin-off?

A:	In the spin-off, each Rurban shareholder will receive one common share of RDSI for every one common share of Rurban owned on the distribution date for the spin-off.

Q:	What do Rurban shareholders have to do to receive their RDSI common shares?

A:	Nothing. Rurban shareholders need not take any action in order to receive their RDSI common shares in the spin-off.

Q:	Is the spin-off taxable to Rurban shareholders for U.S. federal income tax purposes?

A:
Rurban expects the spin-off to qualify for nonrecognition treatment under Sections 355 and 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).  In general, if Sections 355 and 368(a)(1)(D) apply, no income, gain or loss will be recognized by the holders of Rurban common shares for U.S. federal income tax purposes as a result of the spin-off.  See “The Spin-Off — Material U.S. Federal Income Tax Consequences of the Spin-Off” beginning on page 34 for a more complete discussion of the material U.S. federal income tax consequences of the spin-off to holders of Rurban common shares.

The Merger

Q:	Why is New Core’s board of directors recommending that New Core shareholders vote in favor of the adoption and approval of the Merger Agreement and the merger?

A:
New Core’s board of directors has determined that the Merger Agreement and the merger are in the best interests of New Core and its shareholders.  See “New Core’s Reasons for the Merger; Recommendation of New Core’s Board of Directors” beginning on page 38 for a discussion of the various factors considered by New Core’s board of directors in reaching its determination.

Q:	Why did Rurban’s and RDSI’s boards of directors vote in favor of the approval and adoption of the Merger Agreement and the merger?

A:
In reaching their respective decisions to approve and adopt the Merger Agreement and the merger, Rurban’s board of directors and RDSI’s board of directors consulted with management, as well as their financial and legal advisors, and considered a variety of factors.  See “Rurban’s and RDSI’s Reasons for the Merger” beginning on page 39 for a discussion of the factors considered by the Rurban and RDSI boards of directors in reaching their decisions.

Q:	What will the New Core shareholders receive in the merger?

A:
Pursuant to the Merger Agreement, all of the shares of New Core common stock issued and outstanding immediately prior to the effective time of the merger will be cancelled and converted into the right to receive common shares of RDSI.  As described in the Merger Agreement, New Core shareholders will receive a minimum of 891,650 RDSI common shares, which will represent 15.5% of the aggregate RDSI common shares outstanding immediately following the spin-off and the merger, and may receive up to 891,650 additional RDSI common shares pursuant to the terms of the Merger Agreement.  Upon closing of the merger, RDSI will issue to the New Core shareholders a number of RDSI common shares calculated based on the relative values of RDSI and New Core, computed using formulas set forth in the Merger Agreement as of a month-end prior to the closing date.  Following the closing of the merger, New Core shareholders will be entitled to receive additional RDSI common shares based on revenue and income results based on contracts under which RDSI’s financial institution customers are converted to New Core’s Single SourceTM software system.  Fractional RDSI common shares will not be issued in the merger.  Instead, each New Core shareholder who would otherwise be entitled to receive a fractional RDSI common share will receive a cash payment as determined by the formula set forth in the Merger Agreement.

Q:	What will the RDSI shareholders receive in the merger?

A:	The Rurban shareholders, who will become RDSI shareholders upon completion of the spin-off immediately prior to the merger, will not receive any securities or other consideration in the merger.

Q:	Is the merger taxable to the New Core shareholders and/or the RDSI shareholders for U.S. federal income tax purposes?

A:
New Core expects the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.  In general, if the merger so qualifies, no gain or loss will be recognized by New Core shareholders for U.S. federal income tax purposes as a result of the merger, except with respect to any cash received instead of fractional RDSI common shares. The merger will not result in any tax consequences to the RDSI shareholders.  See “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 43 for a more complete discussion of the material U.S. federal income tax consequences of the merger.

The New Core Special Meeting

Q:	When will the New Core Special Meeting of Shareholders be held?

A:
The New Core special meeting of shareholders will be held at [  •  ] on [  •  ], 2010 at [  •  ] local time, and at any adjournments or postponements thereof.  New Core’s board of directors has fixed the close of business on [  •  ], 2010 as the record date for determining holders of New Core’s common stock entitled to notice of, and to vote at, the special meeting.  Each share of New Core common stock is entitled to one vote on the merger proposal.  New Core’s board of directors has unanimously determined that the merger is in the best interests of New Core and its shareholders, and has unanimously approved and adopted the Merger Agreement and the merger. New Core’s board of directors unanimously recommends that the New Core shareholders vote in favor of the proposal to approve and adopt the Merger Agreement and the merger.

Q:	Who is eligible to vote at the New Core special meeting?

A:
Holders of New Core common stock are eligible to vote their shares of New Core common stock at the New Core special meeting if they were holders of record of those shares at the close of business on [  •  ], 2010, the record date for the special meeting.

Q:	If I am a New Core shareholder, how can I vote?

A:	If you hold shares of New Core common stock on the record date, you may submit a proxy for the special meeting by:

• completing, signing, dating and returning the enclosed proxy card in the pre-addressed envelope provided; or

• voting in person at the special meeting.

Q:	How will my proxy be exercised with respect to the merger proposal?

A:
All valid proxies received before the New Core special meeting will be voted on the merger proposal, and where a New Core shareholder specifies by means of his or her proxy a choice with respect to the merger proposal, the shares will be voted in accordance with the specification so made.

Q:	What if I am a New Core shareholder and I do not vote or I abstain from voting?

A:	If you are a New Core shareholder and you do not vote or you abstain from voting, it will have the same effect as a vote against the merger proposal.

Q:	What happens if I am a New Core shareholder and I do not indicate how to vote on my proxy card?

A:
If you are a New Core shareholder and you sign and send in your proxy card but do not indicate how you want to vote, your proxy will be counted as a vote “FOR” approval and adoption of the Merger Agreement and the merger.

Q:	If I am a New Core shareholder, can I change my vote after I have mailed my proxy card?

A:	Yes. If you are a record holder of shares of New Core common stock and have mailed your proxy card, you can change your vote in any of the following ways:

• by sending a written notice to New Core that is received prior to the New Core special meeting stating that you revoke your proxy;

• by properly completing a new proxy card bearing a later date and properly submitting it so that it is received prior to the New Core special meeting; or

• by attending the New Core special meeting and voting in person.

Q:	Will the New Core shareholders be entitled to appraisal rights?

A:
Yes.  Under the Florida Business Corporation Act Code (the “FBCA”), the holders of shares of New Core common stock are entitled to appraisal rights with respect to the merger.  If the merger is completed, all holders of New Core common stock who have complied with the applicable statutory requirements will be entitled to receive payment in cash for the fair value of their shares of New Core common stock.  See “Appraisal Rights” beginning on page 124 for more information concerning appraisal rights and the procedures to be followed to exercise them.

Information about Rurban’s and RDSI’s officers and directors

Q:	Will there be changes in the executive officers of Rurban and RDSI in connection with the spin-off and the merger?

A:
Yes.  The following changes in the executive officers of Rurban and RDSI will occur in connection with the spin-off and the merger:

•      Kenneth A. Joyce will continue as Chairman and Chief Executive Officer of RDSI, and will temporarily take over the role of President of RDSI.  Mr. Joyce, who also currently serves as Rurban’s President and Chief Executive Officer, will relinquish these positions and assume the role of Executive Vice Chairman of Rurban effective January 1, 2010 through March 31, 2010.  Following this date, Mr. Joyce will maintain a consulting relationship with Rurban through the end of 2010 to assist with the transition.

•      Mark A. Klein, who currently serves as President and Chief Executive Officer of Rurban’s wholly-owned banking subsidiary, The State Bank and Trust Company (“State Bank”), will also assume the President and Chief Executive Officer positions at Rurban effective January 1, 2010.

•      Effective upon the completion of the spin-off, Duane L. Sinn, currently Rurban’s Chief Financial Officer, will be joining RDSI as its Chief Financial Officer.  Rurban is currently conducting a search for a new Chief Financial Officer.

•      Effective upon the completion of the spin-off and the merger, John J. Aranowicz, New Core’s founder and current Chief Executive Officer, will become Executive Vice President of RDSI with responsibility for software development and other responsibilities.

For more information regarding RDSI’s officers following the spin-off and the merger, see “Management of RDSI after the Spin-off and the Merger — Executive Officers” beginning on page 98.

Q:	Who will serve as the directors of RDSI following the spin-off and the merger?

A:
As of December 18, 2009, there were seven members of the RDSI board of directors.  The following individuals currently serve as directors of RDSI:  (1) Donald E. DeWitt; (2) Daniel W. Farrell, Jr.; (3) Richard L. Hardgrove; (4) Kenneth A. Joyce; (5) John W. Schock; (6) Steven D. VanDemark; and (7) Dr. J. Michael Walz.  Each of these individuals is expected to continue to serve as a director of RDSI following the spin-off and the merger.  In addition, in accordance with the terms of the Merger Agreement, John J. Aranowicz will be appointed or elected as a director of RDSI at the effective time of the merger.

Information about RDSI common shares

Q:	What law will govern the rights of RDSI’s shareholders?

A:	The rights of RDSI’s shareholders will be governed by Ohio law and RDSI’s amended and restated articles of incorporation and regulations.

Q:	Where will the RDSI common shares be listed?

A:
Currently, there is no public market for RDSI common shares.  Following the spin-off and the merger, RDSI anticipates that its common shares will be traded initially in the over-the-counter securities market and quoted on the Pink Sheets and/or the OTC Bulletin Board.  See “The Merger — Market for RDSI Common Shares” beginning on page 44 for a more complete discussion of the public market for RDSI common shares following the spin-off.

Q:	Will the RDSI common shares distributed in the spin-off be subject to any transfer or other restrictions?

A:
RDSI common shares distributed to Rurban shareholders in the spin-off will be freely transferable, except for shares received by persons who may be deemed to be “affiliates” of RDSI under the Securities Act of 1933, as amended (the “Securities Act”).  Persons who are deemed to be “affiliates” of RDSI will be permitted to sell their RDSI common shares only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144 under the Securities Act.  See “The Spin-Off — Resale Restrictions on RDSI Common Shares Received in the Spin-Off” beginning on page 32 for a more complete discussion of the resale restrictions on RDSI common shares received in the spin-off.

Q:	Will the RDSI common shares distributed in the merger be subject to any transfer or other restrictions?

A:
The RDSI common shares to be issued to New Core shareholders in the merger will be issued in reliance upon exemptions from registration under the federal securities laws and under the securities laws of various states.  New Core shareholders who receive RDSI common shares in the merger will be permitted to sell their RDSI common shares only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144 under the Securities Act.  See “The Merger — Resale Restrictions on RDSI Common Shares Received in the Merger” beginning on page 45 for a more complete discussion of the resale restrictions on RDSI common shares received in the merger.

Procedures

Q:	What do Rurban shareholders have to do to receive their RDSI common shares in the spin-off?

A:
Nothing.  Rurban shareholders do not need to take any action in order to receive their RDSI common shares in the spin-off.  If you hold your Rurban common shares in your own name, your share certificates for RDSI common shares will be mailed to you.  If you hold your Rurban common shares through your broker, bank or other nominee, your receipt of RDSI common shares depends on your arrangements with the nominee that holds your Rurban common shares.  RDSI anticipates that brokers and banks generally will credit their customers’ accounts with RDSI common shares, but if you are a Rurban shareholder you should check with your broker, bank or other nominee.

Q:	If I am a Rurban shareholder, what will happen to my existing Rurban common shares?

A:
Nothing.  Following the spin-off, the Rurban common shares will continue to be quoted on The NASDAQ Global Market under the symbol “RBNF.”  The spin-off will not affect the aggregate number of outstanding Rurban common shares or any rights of the holders of Rurban common shares.

Q:	Should New Core shareholders send in their New Core stock certificates now?

A:
No.  New Core shareholders should not send in their New Core stock certificates now.  Following the merger, a letter of transmittal will be sent to New Core shareholders informing them where to deliver their New Core stock certificates.

Q:	Who do I contact if I have any questions?

A:
If you are a New Core shareholder and you have any questions about the merger, the New Core special meeting or any other matter described in this information statement/proxy statement, or if you need assistance in voting your shares of New Core common stock, please contact:

John J. Aranowicz
President
New Core Holdings, Inc
720 Gooseneck Drive
Lititz, PA 17543
(717) 945-7851
jaranowicz@thenewcore.com

If you are a Rurban shareholder and you have any questions regarding the spin-off, the merger or any other matter described in this information statement/proxy statement, please contact:

Ms. Valda Colbart
Investor Relations Officer
Rurban Financial Corp.
401 Clinton Street
P.O. Box 467
Defiance, OH 43512
(419) 784-2759 or (800) 273-5820
rfcinv@rurban.net

SUMMARY

This summary highlights selected information contained elsewhere in this information statement/proxy statement and may not contain all of the information that is important to you. You should read this entire information statement/proxy statement  carefully, including the risk factors and the financial statements and notes to those financial statements appearing elsewhere in this information statement/proxy statement.

This information statement/proxy statement is (1) an information statement of Rurban relating to the spin-off of its wholly-owned subsidiary, RDSI, and (2) a proxy statement of New Core for its special meeting of shareholders at which New Core shareholders will vote on the Merger Agreement and the merger.  References to Rurban, RDSI and New Core in this information statement/proxy statement include their respective subsidiaries unless otherwise noted.  References in this information statement/proxy statement to “RDSI” refers to RDSI as it has existed historically and as it is expected to exist after the spin-off (but prior to the merger with New Core), unless the context otherwise requires.  The spin-off is referred to in this information statement/proxy statement interchangeably as the “spin-off” and as the “distribution.”

The Companies

New Core Holdings, Inc. (New Core)

400 Caldwell Trace
Birmingham, Alabama 35242
(205) 529-9932
www.thenewcore.com

New Core was originally formed in 2005 as New Core Banking Systems, LLC, a Florida limited liability company, which was merged with and into New Core Holdings, Inc. in April 2009.  New Core is a software development, sales and support company that designs and provides “mission critical” software solutions to financial institutions.  New Core has developed and built the Single Source™ banking application, and New Core currently has one bank utilizing the application and a conversion of a second bank (Rurban’s subsidiary, State Bank) scheduled to be completed during the first quarter of 2010.  New Core has two operating locations, one in Birmingham, Alabama and one in East Petersburg, Pennsylvania.

Rurban Financial Corp.

401 Clinton Street
Defiance, Ohio 43512
(419) 783-8950
www.rurbanfinancial.net

Rurban Financial Corp., an Ohio corporation, is a bank holding company registered under the Bank Holding Company Act of 1956, as amended, and is subject to regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”).  Rurban was organized in 1983.  Through its direct and indirect subsidiaries, Rurban is engaged in a variety of activities, including commercial banking, data and item processing, and trust and financial services.  Rurban’s wholly-owned banking subsidiary, State Bank, is engaged in commercial banking.  Rurban’s technology subsidiary, RDSI, provides computerized data and item processing services to community banks and businesses.

Rurbanc Data Services, Inc. (RDSI)

7622 State Route 66 N.
Defiance, Ohio 43512
(419) 783-8800
www.rdsiweb.com

RDSI has been in operation since 1964 and became an Ohio corporation in 1976.  RDSI has been operated as a wholly-owned subsidiary of Rurban since 1986.  RDSI has two operating locations in Defiance, Ohio.  In September 2006, RDSI acquired Diverse Computer Marketers, Inc. (“DCM”), which was merged into RDSI effective December 31, 2007 and now operates as a division of RDSI doing business as “DCM.”  DCM has one operating location in Lansing, Michigan.  RDSI delivers software systems to the banking industry which provide a broad range of data processing and item processing services in an outsourced environment.  RDSI’s principal products include software programs created by other developers and vendors in the banking industry.  RDSI also sells specialized products from a variety of other vendors, and offers other technology solutions for banks in the form of network services, item (checks) clearing and technology assessments.

NC Merger Corp.

7622 State Route 66 N.
Defiance, Ohio 43512
(419) 783-8800

NC Merger Corp. is a newly-formed Ohio corporation and a wholly-owned subsidiary of RDSI, which was formed solely to effect the merger.  NC Merger Corp. has not conducted any business and will not conduct any business prior to the merger.

The Spin-Off

The Recapitalization.  Prior to the spin-off, Rurban and RDSI will take all steps necessary to increase the number of outstanding RDSI common shares so that, immediately prior to the spin-off, RDSI will have an aggregate number of common shares outstanding equal to the aggregate number of Rurban common shares outstanding (excluding treasury shares held by Rurban) immediately prior to the spin-off.  In connection with the increase in the number of outstanding RDSI common shares, the RDSI board of directors and Rurban will adopt and approve amended articles of incorporation and file them with the Ohio secretary of state, which will increase the number of authorized common shares of RDSI to 12,000,000.

The Distribution.  In the distribution of RDSI common shares pursuant to the spin-off, each Rurban shareholder will receive one common share of RDSI for every one common share of Rurban that was owned on the distribution date for the spin-off.  As soon as possible on or after the distribution date, Rurban will deliver certificates evidencing RDSI common shares to the distribution agent for allocation to the holders of record of Rurban common shares as of the close of business on the distribution date, which will be the date on which the merger becomes effective.  Based on the number of Rurban common shares outstanding as of December 18, 2009, approximately 4,861,779 Rurban common shares will be distributed in the distribution.  The number of shares issued in the distribution may vary based upon changes in the number of outstanding Rurban common shares after December 18, 2009.  Rurban shareholders will not be required to pay for RDSI common shares received in the distribution, or to surrender or exchange Rurban common shares or take any other action in order to be entitled to receive RDSI common shares.  The distribution of RDSI common shares will not cancel or otherwise affect the number of outstanding Rurban common shares.

Approval of the Terms of the Spin-Off.  The terms of the spin-off, including the agreements between Rurban and RDSI that will govern the spin-off and RDSI’s relationship with Rurban following the spin-off, were approved by the board of directors of each of Rurban and RDSI following the recommendation by their respective special committees comprised of disinterested directors.  In approving the terms of the spin-off and such agreements, the boards of directors of Rurban and RDSI and their respective special committees were aware that certain directors, officers and shareholders of Rurban, RDSI and New Core have interests in the transactions described in this information statement/proxy statement that are different from, or are in addition to, the interests of other Rurban, RDSI and New Core shareholders.  See “Interests of Certain Persons in the Transactions” beginning on page 58 for more information.  No vote of Rurban shareholders is being sought or is required in connection with the spin-off.

Conditions to the Completion of the Spin-Off.  The distribution of RDSI common shares pursuant to the spin-off is subject to the satisfaction or waiver of the conditions set forth in the Separation and Distribution Agreement between Rurban and RDSI.  Among the conditions which have not yet been satisfied are the following:

•
each condition to the closing of the transactions under the Merger Agreement shall have been fulfilled or waived by the party for whose benefit such condition exists (except for the consummation of the spin-off);

•
the board of directors of Rurban shall have approved the completion of the spin-off following the recommendation of its special committee based on consideration of the following:  (1) applicable market conditions; (2) the fairness opinion provided by Austin Associates, LLC regarding the merger; (3) the impact of the distribution on the capital structures and the current and anticipated capital needs of each of Rurban and its subsidiaries (other than RDSI), on the one hand, and RDSI, on the other hand; and (4) such other matters deemed appropriate in the judgment of the special committee of the board of directors of Rurban.

See “Relationship Between Rurban and RDSI After the Spin-Off — The Separation and Distribution Agreement” beginning on page 70 for a more complete discussion of the conditions of the completion of the spin-off.

Accounting Treatment of the Spin-Off.  Rurban will treat the distribution, for accounting purposes, as a payment of a dividend of RDSI common shares to its shareholders (based on the carrying value of RDSI) in the period in which the distribution is consummated.  Following the consummation of the spin-off, Rurban will treat, for accounting purposes, its RDSI business as discontinued operations.

Material U.S. Federal Income Tax Consequences of the Spin-off.  Rurban has received an opinion from its tax counsel, Vorys, Sater, Seymour and Pease LLP, to the effect that, for U.S. federal income tax purposes, the spin-off will qualify as a divisive reorganization described in Sections 355 and 368(a)(1)(D) of the Internal Revenue Code.  In accordance with this opinion, a Rurban shareholder generally will not recognize any income, gain or loss for U.S. federal income tax purposes in connection with the spin-off.  The tax consequences of the spin-off to each Rurban shareholder will depend on the facts of such shareholder’s own situation, and Rurban shareholders should consult their own tax advisors for a full understanding of the tax consequences of the spin-off.  See “The Spin-Off — Material U.S. Federal Income Tax Consequences of the Spin-Off” beginning on page 34 for a more complete discussion of these matters.

Agreements Relating to the Spin-off.  RDSI has entered into, or prior to the distribution of RDSI common shares pursuant to the spin-off will enter into, certain agreements with Rurban that will govern the spin-off and RDSI’s relationship with Rurban following the spin-off, including a Separation and Distribution Agreement and a Tax Sharing Agreement.

You are encouraged to read carefully the Separation and Distribution Agreement and the Tax Sharing Agreement, which are attached to this information statement/proxy statement as Annex B and Annex C, respectively, and incorporated herein by reference.  For more information regarding the Separation and Distribution Agreement and the Tax Sharing Agreement, see “Relationship Between Rurban and RDSI after the Spin-Off” beginning on page 70.

The Merger

The Merger Agreement and the Merger.  RDSI, New Core and NC Merger Corp. have entered into an Agreement and Plan of Merger, dated as of April 25, 2009, and a First Amendment to Agreement and Plan of Merger, dated as of December 29, 2009 (as amended, the “Merger Agreement”), pursuant to which NC Merger Corp. will be merged with and into New Core.  New Core will be the surviving corporation in the merger and will become a wholly-owned subsidiary of RDSI.  At the effective time of the merger, all of the outstanding shares of New Core common stock will be cancelled and converted into the right to receive common shares of RDSI.  New Core shareholders will receive a minimum of 891,650 RDSI common shares, which will represent 15.5% of the aggregate RDSI common shares outstanding immediately following the spin-off and the merger, and may receive up to 891,650 additional RDSI common shares pursuant to the terms of the Merger Agreement.  The merger consideration will be calculated and paid as follows:

•
Closing Consideration.  Upon the closing of the merger, RDSI will issue to the New Core shareholders a number of RDSI common shares calculated based on the relative values of RDSI and New Core.  The values of RDSI and New Core will be computed using formulas set forth in the Merger Agreement as of a month-end prior to the closing of the merger.  The computed value of RDSI will be derived from RDSI’s results of operations for the twelve months prior to the valuation date.  The computed value of New Core will be calculated as the sum of $6,500,000 and ascribed revenue and income results based on contracts with financial institutions for New Core’s Single SourceTM software system and related services.  Notwithstanding the foregoing calculations, the Merger Agreement provides that the New Core shareholders, in the aggregate, will be entitled to receive a minimum number of RDSI common shares as closing consideration equal to 15.5% of the aggregate RDSI common shares outstanding immediately following the spin-off and the merger.

•
Holdback Shares.  An aggregate of 25% of the RDSI common shares issued to New Core shareholders as closing consideration will be deposited on the closing date with an escrow agent to be held for twelve months following the effective time of the merger (or, if later, June 30, 2011) to support certain indemnification obligations of New Core under the Merger Agreement.  The RDSI common shares held in escrow will reduce the closing consideration issued to New Core shareholders at closing on a pro rata basis.  Upon expiration of the holdback period, the RDSI common shares held in escrow, together with any dividends paid on such shares, will be delivered to the New Core shareholders, after subtracting any shares delivered to RDSI under the Merger Agreement to satisfy claims for indemnification.

•
Earn-Out Consideration.  Following the consummation of the merger, in addition to the closing consideration, the New Core shareholders will be entitled to receive additional RDSI common shares as earn-out consideration.  The earn-out consideration will be calculated based on ascribed revenue and income results based on contracts entered into before December 31, 2011 under which the financial institution customer is converted to New Core’s Single SourceTM software system on or before December 31, 2012.  The earn-out consideration is subject to certain adjustments and limitations set forth in the Merger Agreement.

If the closing of the merger had occurred on December 18, 2009, based upon the relative values of RDSI and New Core as of September 30, 2009, New Core shareholders would be entitled to receive an aggregate of 1,029,824 RDSI common shares upon closing of the merger (representing 17.48% of the aggregate RDSI common shares outstanding immediately following such issuance).  Of the 1,029,824 RDSI common shares to be issued as closing consideration, 257,456 shares would be held back and deposited with an escrow agent for twelve months (or, if later, June 30, 2011) to support certain indemnification obligations of New Core under the Merger Agreement

The actual number of RDSI common shares issued to New Core shareholders as closing consideration may vary based upon changes in the relative values of RDSI (based on its results of operations) and New Core (based on revenue and income related to its Single SourceTM software system) after September 30, 2009.  The amount of earn-out consideration, if any, to be received by New Core shareholders following the merger will depend upon the future results of RDSI (based on income and revenue results relating to the conversion of financial institution customers to New Core’s Single SourceTM software system) and have not been determined at this time.

Following the merger, the percentage of the total outstanding RDSI common shares represented by the RDSI common shares received by New Core shareholders in the merger will be subject to dilution through the issuance of additional shares of RDSI, including pursuant to equity-based incentive plans.  See “Compensation of Executive Officers — Equity Compensation Plan Information” beginning on page 113.

You are encouraged to read carefully the full text of the Merger Agreement, which is attached to this information statement/proxy statement as Annex A and incorporated herein by reference, because it sets forth the legal terms and conditions of the merger.

Approval of the Merger Agreement and the Merger. The merger cannot be completed unless the holders of a majority of the outstanding shares of New Core common stock entitled to vote on the merger proposal vote in favor of approval and adoption of the Merger Agreement and the merger.  The officers and directors of New Core, who beneficially owned approximately        [  •  ]% of the outstanding shares of New Core common stock as of the record date, have advised New Core’s management that they intend to vote their shares of New Core common stock in favor of the approval of the Merger Agreement and the merger.  In addition, in connection with the execution of the Merger Agreement, RDSI, New Core and certain shareholders of New Core entered into Voting Agreements pursuant to which such shareholders agreed, subject to limited exceptions, to vote all of their shares of New Core common stock for the approval of the Merger Agreement and the merger.  By virtue of their ownership of New Core common stock as of the record date for the special meeting, these shareholders control approximately [  •  ]% of the voting power at the meeting.  Accordingly, the voting power of the shares held by these shareholders is sufficient to adopt the Merger Agreement and approve the merger and, as a result of the Voting Agreements, the adoption of the Merger Agreement and approval of the merger is practically assured.

No vote of the Rurban shareholders is being sought or is required in connection with the merger.  Neither Rurban nor RDSI is asking Rurban shareholders for a proxy and Rurban shareholders are requested not to send Rurban or RDSI a proxy.

Special Meeting of the New Core Shareholders.  New Core will hold a special meeting of its shareholders at [  •  ] on [  •  ], 2010, at [  •  ] local time, at which New Core shareholders will be asked to vote upon a proposal to approve and adopt the Merger Agreement and the merger.  Each share of New Core common stock held as of the record date will be entitled to one vote on the merger proposal.

Recommendation of New Core’s Board of Directors.  New Core’s board of directors has determined that the merger is in the best interests of New Core and its shareholders and unanimously recommended that New Core shareholders vote in favor of the proposal to approve and adopt the Merger Agreement and the merger.

Interests of Certain Persons in the Transactions.  Certain directors, officers and shareholders of Rurban, RDSI and New Core have interests in the transactions described in this information statement/proxy statement that are different from, or in addition to, the interests of other Rurban, RDSI and New Core shareholders.  See “Interests of Certain Persons in the Transactions” beginning on page 58 for more information.

Opinion of Financial Advisor.  Rurban has engaged Austin Associates, LLC (“Austin”) to issue a fairness opinion with respect to the terms of the proposed merger.  Austin issued its written opinion to the board of directors of Rurban regarding the fairness of the terms of the merger on December 16, 2009.  The Rurban board of directors will consider the results of the fairness opinion as one factor in determining whether to give its final approval to the proposed spin-off.  The full text of Austin’s written opinion is attached to this information statement/proxy statement as Annex D and incorporated herein by reference.  Rurban’s shareholders are urged to read the opinion carefully in its entirety for a description of the procedures followed, the limitations on the review made, the factors considered, and the assumptions made by Austin.

Material U.S. Federal Income Tax Consequences of the Merger.  New Core expects that, for U.S. federal income tax purposes, the merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code.  In general, if the merger so qualifies, a holder of shares of New Core common stock will not recognize any gain or loss for U.S. federal income tax purposes in connection with the merger, except with respect to any cash received instead of a fractional RDSI common share.  The merger will not result in any tax consequences to the RDSI shareholders.  The tax consequences of the merger to each New Core shareholder will depend on the facts of such shareholder’s own situation, and New Core shareholders should consult their own tax advisors for a full understanding of the tax consequences of the merger.  See “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 43 for a more complete discussion of the material U.S. federal income tax consequences of the merger.

Accounting Treatment of the Merger. The merger will be accounted for under the acquisition method of accounting and RDSI will be considered the acquirer of New Core for accounting purposes.

Treatment of Fractional Shares.  Fractional RDSI common shares will not be issued in the merger.  Instead, each New Core shareholder who would otherwise be entitled to receive a fractional RDSI common share will receive a cash payment as determined by a formula set forth in the Merger Agreement.  Pursuant to this formula, each New Core shareholder will receive a cash payment equal to (1) the fractional RDSI common share to which such holder would otherwise be entitled, multiplied by (2) the per share computed value of RDSI immediately prior to the effective time of the merger (calculated using the formula set forth in the Merger Agreement based on RDSI’s results of operations for the twelve months prior to the valuation date).

Appraisal Rights. Under the FBCA, the holders of shares of New Core common stock are entitled to appraisal rights with respect to the merger and, if the merger is completed and they have complied with the requirements of the FBCA, to receive payment in cash for the fair value of their shares of New Core common stock.  In general, to preserve a shareholder’s appraisal rights, a New Core shareholder who wishes to exercise these rights must:

•
deliver to New Core, before the vote is taken at the New Core special meeting, written notice of such shareholder’s intent to demand payment for such shareholder’s shares if the proposed merger is effectuated; and

•	not vote such shareholder’s shares in favor of the proposed merger.

The text of the FBCA governing appraisal rights is attached to this information statement/proxy statement as Annex E and incorporated herein by reference.  Your failure to comply with the procedures described in Annex E will result in the loss of your appraisal rights.  The text of the FBCA governing appraisal rights is very complex and you are urged to read it carefully.  Pursuant to the Merger Agreement, in the event that holders of more than 5% of the outstanding shares of New Core common stock perfect their appraisal rights, RDSI will not be obligated to complete the merger.

Conditions to Completion of the Merger. The respective obligations of RDSI and New Core to complete the merger are subject to the satisfaction or waiver of various conditions, including:

•	the approval and adoption of the Merger Agreement and the merger by the New Core shareholders;

•	the completion of the spin-off by Rurban;

•
the filing by RDSI of a registration statement with the Securities and Exchange Commission (the “SEC”) to register the RDSI common shares under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	the receipt of all necessary governmental and regulatory approvals;

•	the exercise in full, cancellation or termination of all outstanding warrants to purchase shares of New Core common stock;

•	New Core entering into contracts for New Core services with at least ten financial institutions and converting at least three financial institution contracts to its Single SourceTM software;

•	the perfection by holders of not more than 5% of the outstanding shares of New Core common stock of their appraisal rights in connection with the merger; and

•	other customary closing conditions set forth in the Merger Agreement.

Termination of the Merger Agreement.  The Merger Agreement may be terminated by the mutual written consent of RDSI and New Core.  In addition, either RDSI or New Core can decide, without the consent of the other, to terminate the Merger Agreement in a number of situations, including the failure to consummate the merger by December 31, 2010.  RDSI has agreed to pay New Core a termination fee of $500,000 if the Merger Agreement is terminated by New Core under certain circumstances, including as a result of the failure by Rurban or RDSI to complete the spin-off or as a result of a sale of RDSI by Rurban.

Comparison of Rights of Holders of New Core Common Stock and RDSI Common Shares. In the merger, the outstanding shares of New Core common stock will be converted into the right to receive RDSI common shares.  Following the merger, the rights of the RDSI shareholders will be governed by the OGCL and RDSI’s amended and restated articles of incorporation and regulations.  Consequently, the rights of the New Core shareholders prior to the merger (which are governed by Florida law and New Core’s articles of incorporation and by-laws) will be different in some respects from their rights as RDSI shareholders.  See “Description of RDSI Capital Stock and Comparison of Rights of Holders of RDSI Common Shares and New Core Common Stock” beginning on page 117 for more information regarding these differences.

Board of Directors and Management of RDSI After the Merger

The following changes in the executive officers of Rurban and RDSI will occur in connection with the spin-off and the merger:

•
Kenneth A. Joyce will continue as Chairman and Chief Executive Officer of RDSI and will also temporarily take over the role of President of RDSI.  Mr. Joyce, who also currently serves as Rurban’s President and Chief Executive Officer, will relinquish these positions and assume the role of Executive Vice Chairman of Rurban effective January 1, 2010 through March 31, 2010.  Following this date, Mr. Joyce will maintain a consulting relationship with Rurban through the end of 2010 to assist with the transition.

•
Effective upon the completion of the spin-off and the merger, Duane L. Sinn, currently Rurban’s Chief Financial Officer, will be joining RDSI as its Chief Financial Officer.  Rurban is currently conducting a search for a new Chief Financial Officer.

•
Effective upon the completion of the spin-off and the merger, John J. Aranowicz, New Core’s founder and current Chief Executive Officer, will become Executive Vice President of RDSI with responsibility for software development and other responsibilities.

As of December 18, 2009, there were seven members of the RDSI board of directors.  The following individuals currently serve as directors of RDSI:

Donald E. DeWitt	John W. Schock
Daniel W. Farrell, Jr.	Steven D. VanDemark
Richard L. Hardgrove	Dr. J. Michael Walz
Kenneth A. Joyce

Each of these individuals is expected to continue to serve as a director of RDSI following the spin-off and the merger.  In addition, in accordance with the terms of the Merger Agreement, John J. Aranowicz will be appointed or elected as a director of RDSI at the effective time of the merger.

Interests of Certain Persons in the Transactions

You should be aware that certain Rurban, RDSI and New Core directors, officers and shareholders have interests in the transactions described in this information statement/proxy statement that are different from, or are in addition to, the interests of other Rurban, RDSI and New Core shareholders.  See “Interests of Certain Persons in the Transactions” beginning on page 58 for a description of these interests.

Market for RDSI Common Shares

Currently, there is no public market for RDSI common shares.  Following the spin-off and the merger, RDSI anticipates that its common shares will be traded initially in the over-the-counter securities market and quoted on the Pink Sheets and/or the OTC Bulletin Board.  See “The Merger — Market for RDSI Common Shares” beginning on page 44 for a more complete discussion of the anticipated public market for RDSI common shares following the spin-off and the merger.

RDSI Dividend Policy

RDSI currently plans to retain any earnings to finance the growth of its businesses rather than to pay cash dividends on its common shares.  Payments of any cash dividends in the future will depend on RDSI’s financial condition, results of operations, and capital requirements, as well as other factors RDSI’s board of directors deems relevant.

Additional Agreements Between RDSI and New Core

In connection with entering into the Merger Agreement, RDSI and New Core entered into a Reseller Software License and Support Agreement pursuant to which RDSI is granted rights as the exclusive provider of the Single SourceTM software.  Pursuant to this agreement, RDSI has agreed to provide installation, support and customer service and New Core has agreed to continue to develop the Single SourceTM product.  In the event that the Merger Agreement is terminated prior to the consummation of the merger, RDSI’s right to provide New Core’s Single SourceTM software will become non-exclusive.

RDSI and New Core also entered into a Subordinated Loan Agreement pursuant to which RDSI agreed to lend to New Core up to $5 million for the purpose of funding the continued development of New Core’s Single SourceTM software system and other working capital needs.  As of December 18, 2009, a total of $3 million of funding had been provided by RDSI to New Core pursuant to the Subordinated Loan Agreement.  All or part of the loans may be converted to equity in New Core at any time upon the mutual agreement of RDSI and New Core or at the option of New Core if the merger is not completed.

See “Material Contracts Between RDSI and New Core” beginning on page 61 for additional information regarding these and other agreements entered into by RDSI and New Core.

Risk Factors

There are risks associated with the spin-off, the merger and the operation of RDSI’s business following the spin-off and the merger.  You should carefully consider the matters described in “Risk Factors” beginning on page 20.

Recent Developments

Following RDSI’s April 2009 announcement of its proposed merger and strategic partnership with New Core, RDSI received notice from Information Technology, Inc. and Fiserv Solutions, Inc. (“Fiserv”) stating Fiserv’s intention to terminate a series of license agreements between RDSI and Fiserv (the “License Agreements”).  Pursuant to the License Agreements, RDSI licensed Fiserv’s Premier and other software products which it used to provide data processing services to many of its financial institution customers.

On May 22, 2009, RDSI received a complaint in a lawsuit filed against it by Fiserv in the U.S. District Court for the District of Nebraska.  In the lawsuit, Fiserv sought declaratory and injunctive relief relating to the License Agreements and  asserted claims for breach of contract.

On July 28, 2009, RDSI reached an agreement with Fiserv to wind down their licensing relationship.  Pursuant to this settlement agreement:

•	after December 31, 2010, Fiserv will no longer license its Premier suite of products to RDSI and RDSI will exclusively market New Core’s Single SourceTM software system;

•
RDSI customers which presently rely on the Premier platform have the opportunity to continue their processing with RDSI and convert to Single SourceTM, or to move their processing to Fiserv and continue to use Premier;

•	RDSI and Fiserv have agreed to cooperate in transitioning RDSI clients to their choice of core software prior to December 31, 2010; and

•	on July 30, 2009, Fiserv dismissed the civil action it filed against RDSI relating to the Premier license agreements.

Following the Fiserv settlement, RDSI has increased its marketing efforts to offer New Core’s Single Source™ software to its current data processing customers.  The sales process of offering the Single Source™ software is a complex effort involving software presentations, viewing of test software, and the individual bank client’s due diligence, concluding with approval by the client’s board of directors.  RDSI anticipates the loss of some banking clients who elect to move their processing away from RDSI.  Because individual bank decisions may be made as late as March 31, 2010, RDSI is currently unable to determine the number of banks that will ultimately choose to leave RDSI.  As of December 18, 2009, 19 client banks (of which three are owned by the same bank holding company) had notified RDSI of their intentions to move their processing away from RDSI.  The loss of a significant number of existing bank clients could have a material adverse effect on RDSI’s results of operations and financial condition.

Regardless of the number of existing clients that remain with RDSI, RDSI believes that the sale of Single Source™ software to new client banks will ultimately expand the roster of banks using RDSI for data processing services.  As of December 18, 2009, New Core had one banking site using the Single Source™ software, a major conversion to the new software scheduled for the first quarter of 2010 (Rurban’s banking subsidiary, State Bank) and four executed contracts to convert to the new software, and RDSI had 12 letters of intent from customers to convert to the new software and 49 proposals submitted to various banks.  RDSI believes the conversion to New Core’s Single Source™ software  represents the largest launch of a new core banking system in the U.S.

RDSI has expanded its staff in anticipation of preparing for the data processing conversion of existing client banks and new client banks to the Single SourceTM core processing system.  Through the addition of personnel with technical, bank operations, bank systems and project management experience, RDSI expanded its staff by approximately 13% between June 30, 2009 and December 18, 2009.  RDSI believes that the new personnel, combined with existing RDSI staff members, have formed the talent pool required for successful bank data processing conversions.  These individuals continue to assist with and train on the Single Source™ product and provide guidance in preparing for data processing conversions during the remainder of 2009 and 2010.  RDSI believes that these focused staffing and training efforts will enable RDSI to fulfill its current obligations of installing and supporting the Single Source™ software product while continuing to support the use of Fiserv’s Premier software by client banks through December 31, 2010.

SUMMARY FINANCIAL INFORMATION OF RDSI

The following table sets forth certain summary financial information of RDSI.  The summary financial information of RDSI for the years ended December 31, 2008 and 2007 has been derived from RDSI’s financial statements, which were audited by BKD, LLP, an independent registered public accounting firm.  The summary financial information of RDSI for the nine months ended September 30, 2009 has been derived from RDSI’s unaudited financial statements which include, in management’s opinion, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the results of operations and financial position of RDSI for such period.  Operating results for the nine months ending September 30, 2009 are not necessarily indicative of the operating results that may be expected for the entire year ending December 31, 2009.

The summary financial information of RDSI is not necessarily indicative of RDSI’s past or future performance as an independent company.  This information is only a summary and should be read in conjunction with the financial statements of RDSI and notes thereto and the discussion under “Management’s Discussion and Analysis of Results of Operations and Financial Condition of RDSI” appearing elsewhere in this information statement/proxy statement.

	Year ended December 31,		Nine months ended September 30,
	2008	2007	2009
STATEMENT OF OPERATIONS DATA:
Net sales	$21,677,544	$20,918,769	$15,949,469
Operating income	4,552,118	4,245,802	2,285,752
Net income	2,818,703	2,472,900	1,384,112

Dividends to parent	$3,800,000	$300,000	$1,425,000
Basic earnings per common share	0.57	0.49	0.28
Weighted average number of shares outstanding, basic (1)	4,925,694	5,010,987	4,868,800

BALANCE SHEET DATA:
Total assets	$20,916,116	$20,943,504	$23,128,217
Working capital	260,295	3,317,743	1,488,495
Long-term debt	-	1,345,078	3,970,866
Total stockholders’ equity	14,438,163	15,419,460	14,397,275
Book value per share (2)	2.96	3.10	2.96

(1)	The weighted average number of shares outstanding has been computed based on Rurban’s weighted average number of shares outstanding for each respective period.

(2)	The book value per share has been computed based on the number of Rurban common shares outstanding as of the respective dates.

SUMMARY FINANCIAL INFORMATION OF NEW CORE

The following table sets forth certain summary financial information of New Core.  The summary financial information of New Core for the year ended December 31, 2008 has been derived from New Core’s consolidated financial statements, which were audited by Warren, Averett, Kimbrough & Marino, LLC, an independent registered public accounting firm.  The summary financial information for the nine months ended September 30, 2009 has been derived from New Core’s unaudited financial statements which include, in management’s opinion, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the results of operations and financial position of New Core for such period.  Operating results for the nine months ending September 30, 2009 are not necessarily indicative of the operating results that may be expected for the entire year ending December 31, 2009.

The summary financial information of New Core is only a summary and should be read in conjunction with the consolidated financial statements of New Core and notes thereto and the discussion under “Management’s Discussion and Analysis of Results of Operations and Financial Condition of New Core” appearing elsewhere in this information statement/proxy statement.

The summary financial information of New Core does not include per share information because it is neither meaningful nor applicable due to New Core’s prior limited liability company form of organization.

	Year ended December 31,	Nine months ended September 30,
	2008	2009
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Net sales	$272,827	$180,071
Operating loss	(1,659,774)	(1,844,086)
Net loss	(1,957,656)	(2,184,513)

Dividends to parent	$-	$-

CONSOLIDATED BALANCE SHEET DATA:
Total assets	$401,653	$1,916,706
Working capital	65,546	1,550,578
Long-term debt	2,477,635	6,000,000
Total equity	(2,217,823)	(4,294,955)

SUMMARY CONSOLIDATED COMPANY UNAUDITED
PRO FORMA CONDENSED FINANCIAL INFORMATION

The following summary consolidated company unaudited pro forma condensed financial information of RDSI and New Core combine the consolidated financial information of RDSI for the year ended December 31, 2008 and for the nine months ended September 30, 2009, with the consolidated financial information of New Core for the year ended December 31, 2008 and for the nine months ended September 30, 2009, after giving effect to the merger of RDSI and New Core.  This information is derived from and should be read in conjunction with the consolidated financial statements of RDSI and notes thereto, the consolidated financial statements of New Core and notes thereto and the consolidated company unaudited pro forma condensed financial statements and notes thereto contained elsewhere in this information statement/proxy statement.

The summary consolidated company unaudited pro forma condensed financial information is presented for informational purposes only.  This information is based on estimates and assumptions which are preliminary and is not intended to represent or be indicative of the consolidated results of operations or financial condition of RDSI that would have been reported had the spin-off and the merger been completed as of the dates presented and should not be taken as representative of the future consolidated results of operations or financial condition of RDSI.

The summary consolidated company unaudited pro forma condensed financial information has been prepared using the acquisition method of accounting.  This information does not include the realization of any cost savings from operating efficiencies, synergies or other restructuring activities which might result from the merger.

		Year ended December 31,	Nine months ended September 30,
	Notes	2008	2009
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Net sales		$21,950,371	$16,129,540
Operating income		2,242,344	(45,334)
Net income (loss)		432,047	(1,122,151)

Dividends to parent		$3,800,000	$1,425,000
Basic earnings (loss) per common share		0.08	(0.20)
Diluted earnings (loss) per common share		0.08	(0.20)
Weighted average number of shares outstanding, basic	(1)	5,530,517	5,652,494
Weighted average number of shares outstanding, diluted	(1)	5,753,429	5,652,494

CONSOLIDATED BALANCE SHEET DATA:
Total assets	(2)	$31,095,492	$33,850,403
Working capital		325,841	3,088,448
Long-term debt	(3)	2,477,635	6,970,866
Total stockholders’ equity	(4)	19,788,063	19,747,175
Book value per share		3.17	3.10
Period end number of shares outstanding	(5)	6,239,607	6,377,781

Notes:

(1)	Reflects the pro forma RDSI common shares outstanding after the spin-off and the issuance of RDSI common shares to New Core shareholders upon closing of the merger.

(2)
Reflects the value of the Single Source™ software acquired and the goodwill recorded as a result of the merger for both periods.  Reflects the elimination of the $3.0 million in principal and $49,375 in accrued interest outstanding under the subordinated loan agreement between RDSI and New Core for the nine months ended September 30, 2009 only.

(3)	Reflects the elimination of $3.0 million in principal under the subordinated loan agreement between RDSI and New Core as of September 30, 2009 only.

(4)
Reflects the elimination of the New Core equity and recording the value of the RDSI common shares to be issued to New Core shareholders upon closing of the merger, assuming that the fair value of the RDSI common shares equals $3.00.

(5)	Reflects the pro forma effects of common shares to be issued.

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

The following table sets forth certain historical per share data of RDSI and consolidated per share data of RDSI and New Core on an unaudited pro forma consolidated basis giving effect to the spin-off and the merger.  This information should be read in conjunction with the selected historical financial data and the Unaudited Pro Forma Condensed Consolidated Financial Information and related notes included elsewhere in this information statement/proxy statement, and the separate historical financial statements of RDSI and New Core and the related notes, included elsewhere in this information statement/proxy statement.  The unaudited pro forma consolidated information provided below is for illustrative purposes only.  RDSI and New Core may have performed differently had they always been consolidated.  You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been consolidated or the future results that RDSI will experience after the merger.  The RDSI unaudited pro forma equivalent data was calculated by multiplying the corresponding unaudited pro forma consolidated data by one, the exchange ratio in the merger.
	Year Ended December 31		Nine Months Ended
	2008	2007	September 30, 2009
RDSI - Historical:
Basic net income per share from continuing operations (1)	0.57	0.49	0.28
Book value per common share (2)	2.96	3.10	2.96

PRO FORMA CONSOLIDATED:
Basic net income (loss) per share from continuing operations	0.08	N/A	(0.20)
Diluted net income (loss) per share from continuing operations	0.08	N/A	(0.20)
Book value per common share	3.17	N/A	3.10

(1)	The basic net income per share from continuing operations has been computed based on the weighted average number of Rurban common shares outstanding for each respective period.

(2)	The book value per common share has been computed based on the number of Rurban common shares outstanding as of the respective dates.

MARKET PRICE DATA

RDSI currently is a wholly-owned subsidiary of Rurban, and RDSI common shares do not trade separately from Rurban common shares.  Market price data for RDSI common shares has not been presented because those securities are not publicly traded and there is no market for those securities.  Following the spin-off and the merger, RDSI anticipates that its common shares will be traded initially in the over-the-counter securities market and quoted on the Pink Sheets and/or the OTC Bulletin Board.

Market price data for shares of New Core common stock has not been presented because those securities are not publicly traded and there is no market for those securities.

RISK FACTORS

In addition to the other information included in this information statement/proxy statement, including the information addressed in “Cautionary Statement Regarding Forward-Looking Information” on page 28, you should carefully consider and evaluate all of the information in this information statement/proxy statement, including the matters discussed below, particularly, if you are a New Core shareholder, in determining whether to vote in favor of the Merger Agreement and the merger.

Risks Related to the Spin-Off and the Merger

RDSI may not realize the anticipated benefits from the merger.

The success of the merger will depend, in part, on the ability of RDSI to realize the anticipated synergies, cost advantages, and market and growth opportunities from combining and integrating RDSI and New Core and their respective product and service offerings.  RDSI’s success in realizing these anticipated benefits, and the timing of this realization, depends on the successful integration of RDSI’s and New Core’s operations, including marketing, sales and conversion efforts related to New Core’s Single Source™ software.  Even if RDSI is able to integrate the business operations of New Core successfully, RDSI cannot assure you that this integration will result in the realization of the full benefits of the synergies, cost advantages, and market  and growth opportunities that RDSI and New Core currently expect from this integration or that these benefits will be achieved within the anticipated time frame.  In addition, the anticipated benefits from the merger may be offset by costs incurred in completing the merger and integrating the companies during the first 12 to 24 months following the merger.

The integration of RDSI and New Core following the merger may present challenges.

      There is a significant degree of difficulty and management distraction inherent in the process of establishing RDSI as an independent public company and integrating the RDSI and New Core businesses.  These difficulties include:

•	establishing RDSI as a separate independent publicly-traded company and then integrating the RDSI and New Core businesses while carrying on the ongoing operations of each business;

•	coordinating geographically separate organizations;

•	integrating personnel with diverse business backgrounds;

•	retaining key officers and personnel of RDSI and New Core; and

•	coordinating sales and marketing efforts to effectively communicate the capabilities of the combined company.

      The process of integrating operations could cause an interruption of, or loss of momentum in, the business operations of RDSI or New Core.  Members of RDSI’s senior management may be required to devote considerable amounts of time to this integration process, which will decrease the time they will have to manage the business of RDSI, service existing customers, attract new customers and develop new products or strategies.

We cannot assure you that RDSI will successfully or cost-effectively integrate the New Core business and the existing business of RDSI.  The failure to do so could have a material adverse effect on RDSI’s business, financial condition and results of operations.

Failure to complete the spin-off and the merger could adversely impact the market price of Rurban common shares as well as the business and operating results of Rurban, RDSI and New Core.

If the spin-off and the merger are not completed for any reason, the price of Rurban common shares may decline to the extent that the market price of Rurban common shares reflects positive market assumptions that the spin-off and the merger will be completed and the related benefits will be realized.  Rurban, RDSI and New Core may also be subject to additional risks if the spin-off and the merger are not completed, including:

•
substantial costs related to the spin-off and the merger, including fees for financial advisors, attorneys and auditors, printing costs and costs associated with the agreements related to the transactions; and

•	potential disruption to the respective businesses of Rurban, RDSI and New Core and the distraction of their respective workforce and management teams.

The voting power of New Core shareholders will be significantly diluted as a result of the merger.

Following the merger, former New Core shareholders will own a minimum of 891,650 RDSI common shares, which will represent 15.5% of the aggregate RDSI common shares outstanding immediately following the spin-off and the merger, and may receive up to 891,650 additional RDSI common shares pursuant to the terms of the Merger Agreement.  As described in the Merger Agreement, the actual number and percentage of RDSI common shares held after the merger will vary based upon the relative values of RDSI and New Core prior to the closing of the merger as well as RDSI’s ability to convert financial institution customers to New Core’s Single SourceTM software system following the merger.  Because New Core shareholders in the aggregate will become minority shareholders in RDSI, without additional votes of other RDSI shareholders, former New Core shareholders in the aggregate generally will not have the ability to approve or block approval of proposals to be voted upon by RDSI shareholders.

The deal-protection provisions of the Merger Agreement may deter potential third party acquirers from pursuing alternative business combinations for New Core that may be more advantageous to the shareholders of New Core than the merger.

As a result of certain provisions of the Merger Agreement, it is possible that a third party who might be interested in submitting a business combination proposal to New Core would be discouraged from doing so.  The Merger Agreement generally prohibits New Core from soliciting, negotiating or approving any acquisition proposal or offer for a merger or business combination with a party other than RDSI.  Any such proposal might be advantageous to the shareholders of New Core when compared to the terms and conditions of the merger.

Rurban creditors may attempt to challenge the spin-off as a fraudulent conveyance and a court could require RDSI shareholders to return some or all of the RDSI common shares distributed in the spin-off or require RDSI to fund liabilities of Rurban for the benefit of Rurban’ creditors.

Rurban believes that each of Rurban and RDSI will be solvent after the spin-off, with sufficient capital to operate their respective businesses as proposed.  However, if a court in a lawsuit by an unpaid creditor or representative of creditors of Rurban, such as a trustee in bankruptcy, were to find that at the time of the spin-off, Rurban (1) was insolvent, (2) was rendered insolvent by reason of the spin-off, (3) was engaged in a business or transaction for which Rurban’s remaining assets constituted unreasonably small capital or (4) intended to incur, or believed it would incur, debts beyond its ability to pay such debts as they matured, the court may be asked to void the spin-off, in whole or in part, as a fraudulent conveyance.  The court could then require that RDSI shareholders return some or all of the RDSI common shares or require RDSI to fund liabilities of Rurban for the benefit of creditors.  The measure of insolvency for purposes of the foregoing will vary depending upon the jurisdiction whose law is being applied. Generally, however, each of Rurban and RDSI, as the case may be, would be considered insolvent if the fair value of its assets was less than the amount of its liabilities or if it incurred debt beyond its ability to repay such debt as it matures.

Certain directors, officers and shareholders of Rurban, RDSI and New Core have interests in the transactions described in this information statement/proxy statement that are different from, or in addition to, the interests of other Rurban, RDSI and New Core shareholders.

Certain directors, officers and shareholders of Rurban, RDSI and New Core have interests in the transactions described in this information statement/proxy statement that are different from, or in addition to, the interests of other Rurban, RDSI and New Core shareholders.  See “Interests of Certain Persons in the Transactions” beginning on page 58 for information regarding these interests.  As a result of these interests, these directors, officers and shareholders may be more likely to support or approve the transactions described in this information statement/proxy statement.  In considering New Core’s board of directors’ determination to approve the Merger Agreement and recommend that the New Core shareholders vote to adopt the Merger Agreement and approve the merger, New Core shareholders should be aware of and consider carefully these potential conflicts of interest.

As a result of the spin-off and the merger, RDSI will be subject to financial reporting and other requirements for which its accounting and other management systems and resources may not be adequately prepared.

      The financial results for RDSI were previously included within the consolidated results of Rurban, and RDSI’s reporting and control systems were appropriate to that of a segment of a public company.  However, as a wholly-owned subsidiary of Rurban, RDSI was not directly subject to reporting and other requirements of the Exchange Act.  As a result of the spin-off and the merger, RDSI will be directly subject to reporting and other obligations under the Exchange Act, including the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which will require annual management assessments of the effectiveness of RDSI’s internal controls over financial reporting.  These reporting and other obligations will place significant demands on RDSI’s management, administrative and operational resources, including accounting resources.  Any failure to achieve and maintain effective internal controls over financial reporting could have a material adverse effect on RDSI’s business, operating results and stock price.

If the spin-off does not constitute a spin-off under Sections 355 and 368(a)(1)(D) of the Internal Revenue Code, either as a result of actions taken in connection with the spin-off or the merger or as a result of subsequent acquisitions of Rurban common shares or RDSI common shares, then Rurban and, depending on the circumstances, the Rurban shareholders may be responsible for payment of U.S. federal income taxes.  If the merger does not constitute a reorganization under Section 368(a) of the Internal Revenue Code, then the New Core shareholders may be responsible for payment of U.S. federal income taxes.

A substantial corporate-level tax would be payable by Rurban, and the spin-off would be taxable to Rurban shareholders, if the spin-off were to fail to qualify for nonrecognition treatment under Sections 355 and 368(a)(1)(D) of the Internal Revenue Code.

In connection with the spin-off, Vorys, Sater, Seymour and Pease LLP, tax counsel to Rurban, has rendered an opinion to the effect that, for U.S. federal income tax purposes, the spin-off will qualify as a divisive reorganization under Sections 355 and 368(a)(1)(D) of the Internal Revenue Code.  This opinion will not be binding on the Internal Revenue Service or the courts, and no rulings will be sought from the Internal Revenue Service regarding the tax treatment of the spin-off.

Accordingly, there can be no certainty that the Internal Revenue Service will not challenge the conclusions set forth in the opinion and no certainty that a court would not sustain such a challenge.  In addition, the opinion of Vorys, Sater, Seymour and Pease LLP will be rendered on the basis of assumptions and representations, including those contained in the joint officers’ certificate of Rurban and RDSI, all of which must be true, correct and complete at the time of the spin-off.  If any of those assumptions or representations is untrue, incorrect or incomplete, the conclusions contained in the opinion of Vorys, Sater, Seymour and Pease LLP could be affected.

If the spin-off does not qualify for nonrecognition treatment under Sections 355 and 368(a)(1)(D) of the Internal Revenue Code, then Rurban would recognize taxable gain equal to the amount by which the fair market value of the RDSI common shares distributed to the Rurban shareholders exceeds Rurban’s tax basis in such common shares.  In addition, each Rurban shareholder who receives RDSI common shares in the spin-off generally would be treated as having received a taxable distribution in an amount equal to the fair market value of the RDSI common shares received, which would be taxable as a dividend to the extent of the shareholder’s ratable share of Rurban’s current or accumulated earnings and profits (as increased to reflect any gain recognized by Rurban on the taxable distribution).  The balance of the distribution would be treated as a nontaxable return of capital to the extent of the Rurban shareholder’s tax basis in its Rurban common shares, with any remaining amount generally being taxed as capital gain.

Even if the spin-off otherwise qualifies for nonrecognition treatment under Sections 355 and 368(a)(1)(D) of the Internal Revenue Code, it may be taxable to Rurban (but not to Rurban’s shareholders) under Section 355(e) of the Internal Revenue Code, if the spin-off is deemed to be part of a plan (or series of related transactions) pursuant to which one or more persons acquire directly or indirectly stock representing a 50% or greater interest in the stock of either Rurban or RDSI.  For this purpose, any acquisitions of Rurban stock or RDSI stock within the period beginning two years before the spin-off and ending two years after the spin-off are presumed to be part of a plan, although Rurban may be able to rebut that presumption, particularly if there were no substantial negotiations prior to the spin-off regarding an acquisition of stock that occurs after the spin-off.  Other than the proposed issuance of RDSI common shares to the shareholders of New Core in connection with the merger, which will involve substantially less than 50% of the stock of RDSI and thus by itself will not result in the application of Section 355(e) of the Internal Revenue Code, Rurban and RDSI are not aware of any acquisitions of Rurban stock or RDSI stock that must be taken into account for purposes of Section 355(e) of the Internal Revenue Code.  In addition, neither Rurban nor RDSI is a party to or aware of any plan pursuant to which one or more persons would acquire directly or indirectly stock representing a 50% or greater interest in Rurban or RDSI following the spin-off (either alone or if aggregated with the RDSI stock issued in connection with the merger).  If acquisitions of Rurban stock or RDSI stock after the spin-off cause Section 355(e) of the Internal Revenue Code to apply, Rurban would recognize taxable gain as described above, but the spin-off would be tax-free to the Rurban shareholders.

Under the Tax Sharing Agreement between Rurban and RDSI, RDSI is required to pay or reimburse Rurban for any taxes arising from the failure of the spin-off to qualify under Section 355 of the Internal Revenue Code (including by reason of the application of Section 355(e) of the Internal Revenue Code), if the failure to so qualify is attributable to RDSI’s breach of (1) a representation made to Vorys, Sater, Seymour and Pease LLP in connection with its tax opinion concerning the spin-off or (2) a representation or covenant in the Tax Sharing Agreement itself.  See “Relationship Between Rurban and RDSI After the Spin-Off — Tax Sharing Agreement” beginning on page 74 for more information.

If the merger does not qualify as a reorganization under Section 368(a) of the Internal Revenue Code, each New Core shareholder who receives RDSI common shares in exchange for shares of New Core common stock would recognize taxable gain or loss equal to the difference between the fair market value of the RDSI common shares received and such shareholder’s basis in the shares of New Core common stock exchanged therefor.  Disqualification of the merger as a reorganization, however, would not adversely affect RDSI or the RDSI shareholders (or Rurban or the Rurban shareholders).

Risks Related to the Combined Company Following the Spin-Off and the Merger

References in the following risk factors to “RDSI” refer to RDSI as it is expected to exist after the spin-off and the merger with New Core, unless the context otherwise requires.

RDSI may lose a significant number of existing customers to Fiserv or other competitors.

On July 28, 2009, RDSI reached an agreement with Fiserv to wind down their licensing relationship.  Pursuant to this agreement, after December 31, 2010, Fiserv will no longer license its Premier suite of products to RDSI and RDSI will exclusively market New Core’s Single Source™ software system.  RDSI customers which presently rely on the Premier platform have the opportunity to continue their processing with RDSI and convert to Single Source™, or to move their processing to Fiserv and continue to use Premier.  As of December 18, 2009, RDSI had 68 customers using Fiserv’s Premier software.  RDSI has increased its marketing efforts to offer New Core’s Single Source™ software to its current data processing customers.  However, RDSI anticipates the loss of some banking clients who elect to move their processing away from RDSI.  Because individual bank decisions may be made as late as March 31, 2010, RDSI is currently unable to determine the number of banks that will ultimately choose to leave RDSI.  As of December 18, 2009, 19client banks (of which three are owned by the same bank holding company) had notified RDSI of their intentions to move their processing away from RDSI.  The loss of a significant number of existing bank clients could have a material adverse effect on RDSI’s results of operations and financial condition.

In addition, the loss of bank clients could cause the current portion of goodwill reflected on RDSI’s balance sheet to become impaired, which would require RDSI to record a loss through its income statement.

RDSI has and will continue to incur increased expenses associated with the conversion of customers to New Core’s Single Source™ software.

Currently, only one banking site is using Single Source™, with the conversion of a second bank (Rurban’s banking subsidiary, State Bank) scheduled to be completed during the first quarter of 2010.  However, RDSI anticipates converting a significant number of new and existing RDSI customers to Single Source™ over the course of the next 18 months.  Following the Fiserv settlement, RDSI has increased its marketing efforts to offer New Core’s Single Source™ software to its current data processing customers.  RDSI has expanded its staff by approximately 13% since June 30, 2009 in anticipation of preparing for the data processing conversion of existing client banks and new client banks to the Single SourceTM core processing system.  RDSI has and will continue to incur additional expenses associated with these increased sales and marketing efforts and increased staff levels.  In addition, because RDSI has agreed to waive its standard conversion fees for existing client banks that convert to Single Source™, RDSI will not be able to recoup or offset these additional expenses through conversion fees.

RDSI may need additional capital in the future to fund additional growth and/or operations, but that capital may not be available when it is needed.

RDSI is in the process of transitioning from providing data and item processing services to customers using software applications licensed from third parties to using the Single Source™ software developed by New Core.  Single Source™ is new to the industry and, therefore, will require RDSI to dedicate increased capital resources to sales and marketing efforts, as well as to the continuing development and enhancement of the Single Source™ software.  While RDSI believes that it is adequately capitalized to provide for current and anticipated capital needs, additional capital may be required in the future to fund additional growth and/or to maintain appropriate capital levels if operations do not generate sufficient funds.  RDSI’s ability to raise additional capital, if and when needed, will depend on conditions in the capital markets, economic conditions and a number of other factors, many of which are outside RDSI’s control, as well as on RDSI’s financial performance.  Accordingly, there can be no assurance that RDSI will be able to raise additional capital if and when needed or on terms acceptable to RDSI.  If RDSI is unable to raise additional capital if and when needed, this may have a material adverse effect on RDSI’s financial condition, results of operations and prospects.

RDSI faces intense competition in its industry, and its business and financial performance will suffer if it is unable to compete effectively.

RDSI faces and will continue to face intense competition from other companies that provide data and item processing services and software technology to financial institutions.  Many of RDSI’s competitors are substantially larger, have significantly greater resources and have products and services, including proprietary software products, which are widely used and recognized in the industry.  In addition, competition in the financial institution data and item processing services and software industries is expected to continue to become more intense, and there may be new entrants in the markets in which RDSI currently operates and in markets that RDSI may enter in the future.  While RDSI has been in operation for decades and has an established reputation in its markets and a proven track record in providing data and item processing services to financial institutions, the Single Source™ software is new to the industry.  As a result, RDSI likely will face intense competition and challenges in its efforts to sell and convert new and existing RDSI customers to the Single Source™ software system.  If RDSI is unable to successfully compete, its results of operations, financial condition and growth opportunities could suffer.

RDSI’s continued success will depend, in large part, on its ability to attract and retain key personnel.

RDSI’s continued success will depend, in large part, upon the continued service of its senior management team and its ability to attract and retain qualified personnel. There is significant competition for qualified personnel in the data and item processing industry.  RDSI cannot assure you that it will be able to retain its existing key personnel or attract new or additional qualified personnel if and when needed.  If RDSI loses the services of its key personnel, or is unable to attract new or additional qualified personnel, its financial condition and results of operations could be adversely affected.

Risks Related to RDSI’s Relationship with Rurban

RDSI has relied on Rurban for various financial, managerial and administrative services which Rurban will not be obligated to provide after the spin-off and the merger.

RDSI historically has relied on Rurban for various financial, managerial, and administrative services and has been able to benefit from the earnings, assets and cash flows of Rurban’s banking business.  Rurban will not be obligated to provide assistance or services to RDSI after the spin-off and the merger, except as described in the Separation and Distribution Agreement and the other agreements entered into between Rurban and RDSI in connection with the spin-off.  See “Relationship Between Rurban and RDSI After the Spin-Off” beginning on page 70 for more information.

Following the spin-off, Rurban and RDSI will not benefit from any previous synergies or shared resources, which may harm their respective businesses.

Prior to the spin-off, Rurban and RDSI were able to benefit from certain synergistic relationships and shared resources.  Although Rurban and RDSI believe that the separation of their businesses will provide many benefits, there can be no assurance that the two businesses will not be adversely affected by their external separation.

RDSI’s historical financial information may not be representative of its historical or future results.

RDSI’s historical financial information included in this information statement/proxy statement may not be representative of its results of operations, financial position and cash flows during the periods presented had RDSI operated as an independent company rather than as a subsidiary of Rurban during the periods presented or of its results of operations, financial position and cash flows in the future.  In addition, such information does not reflect many changes that will occur in RDSI’s funding and operations as a result of the spin-off and the merger, including (1) increased costs associated with reduced economies of scale, (2) increased marketing expenses related to building a company brand identity and (3) increased costs associated with being a publicly-traded stand-alone company.

The agreements governing RDSI’s relationship with Rurban following the spin-off were negotiated while RDSI was a subsidiary of Rurban and, as a result, RDSI cannot assure you that the agreements are on terms favorable to RDSI.

The agreements governing RDSI’s relationship with Rurban following the spin-off were negotiated in a parent-subsidiary context and were negotiated in the overall context of RDSI’s separation from Rurban.  At the time of these negotiations, the RDSI officers were employees of Rurban and a majority of the members of RDSI’s board of directors were also members of Rurban’s board of directors.  The board of directors of each of Rurban and RDSI established a special committee comprised of disinterested directors for the purpose of approving the terms of these agreements on behalf of Rurban and RDSI, respectively.  Although RDSI believes that the terms of these agreements are fair to both RDSI and Rurban, RDSI cannot assure you that the terms of these agreements were the same as the terms that would have resulted from arm’s-length negotiations between third parties.

After the spin-off, certain directors and members of management of Rurban and RDSI, who will also be shareholders of both companies, may face issues with respect to their relationships with Rurban and RDSI when the interests of Rurban and RDSI are not aligned or with respect to the allocation of their time between Rurban and RDSI.

After the spin-off, certain directors and members of management of Rurban and RDSI will have overlapping interests, including the ownership of both RDSI common shares and Rurban common shares.  In addition, Richard L. Hardgrove, Steven D. VanDemark and J. Michael Walz are expected to serve as directors of both Rurban and RDSI following the spin-off and the merger, and Kenneth A. Joyce will serve as both Chairman, Chief Executive Officer and President of RDSI and as Executive Vice Chairman and a director of Rurban through March 31, 2010 and as a consultant of Rurban through the end of 2010.  This director overlap and common management could create, or appear to create, potential issues when Rurban’s and RDSI’s directors and management face decisions where the interests of Rurban and RDSI are not aligned.  For example, potential issues could arise in connection with the resolution of any dispute between Rurban and RDSI regarding the terms of the agreements governing the separation and the relationship between Rurban and RDSI, including the Separation and Distribution Agreement and the Tax Sharing Agreement.  Each of Messrs. Joyce, Hardgrove, VanDemark and Walz may also face issues with regard to the allocation of his time between Rurban and RDSI.

RDSI may have potential conflicts of interest with Rurban with respect to its past and ongoing relationships that could harm its operations.

      Conflicts of interest may arise between RDSI and Rurban in several areas relating to their past relationships and ongoing relationships, including labor, tax, employee benefits, indemnification and other matters arising from RDSI’s separation from Rurban.  There can be no assurances that RDSI and Rurban will be able to resolve any potential conflicts of interest.

Risks Related to RDSI’s Common Shares

The market price for RDSI common shares may be volatile and shareholders may not be able to sell RDSI common shares at a favorable price or at all.

There is no current public trading market for RDSI common shares.  We cannot predict the prices at which RDSI common shares may trade following the spin-off and the merger.  Such trading prices will be determined by the marketplace and may be influenced by many factors, including:

•	investor perceptions of RDSI and the industry in which it participates;

•	the depth and liquidity in the market for RDSI’s common shares;

•	variations in RDSI’s quarterly results;

•	RDSI’s ability to successfully convert existing bank clients to, and solicit new clients to utilize, New Core’s Single Source™ software system;

•	introductions of new products or new pricing policies by RDSI or by its competitors;

•	acquisitions or strategic alliances by RDSI or by its competitors;

•	recruitment or departure of key personnel;

•	the gain or loss of significant customers;

•	changes in the estimates of RDSI’s operating performance or changes in recommendations by any securities analysts that elect to follow its common shares; and

•	market conditions in RDSI’s industry, the industries of RDSI’s customers, and the economy as a whole.

In addition, until the market has fully evaluated RDSI’s business following the merger, the price at which RDSI common shares trades may fluctuate significantly.  The combined post-spin-off value of one RDSI common share plus one Rurban common share also may be less than, equal to, or greater than the pre-spin-off value of one Rurban common share.

Substantial sales of RDSI common shares following the spin-off and the merger, or the perception that such sales might occur, could depress the market price of RDSI common shares.

Approximately [  •  ]% of the RDSI common shares distributed in the spin-off and the merger will be eligible for immediate resale in the public market.  Any sales of substantial amounts of RDSI common shares in the public market, or the perception that such sales might occur, could depress the market price of RDSI common shares.  RDSI is unable to predict whether substantial amounts of RDSI common shares will be sold in the open market following the spin-off and the merger.

Change in control provisions could make it more difficult for a third party to acquire RDSI and discourage a takeover, even when such attempts may be in the best interests of RDSI shareholders or on terms where RDSI shareholders may be able to receive a premium for their shares over then current market prices.

RDSI’s amended and restated articles of incorporation and regulations and the OGCL contain provisions that may have the effect of making more difficult or delaying attempts by others to obtain control of RDSI, whether by means of a tender offer, open market purchase, proxy contest or otherwise, even when these attempts may be in the best interests of shareholders.  These provisions and others that could be adopted in the future could have the effect of discouraging third parties from making proposals involving an acquisition or change of control of RDSI, even if such a proposal, if made, might be considered desirable by a majority of RDSI shareholders.  These provisions could also have the effect of making it more difficult to replace RDSI’s management without the concurrence of RDSI’s board of directors.  These provisions may also limit the ability of shareholders to approve transactions that they may deem to be in their best interests, including transactions in which shareholders might otherwise receive a premium for their shares over then current market prices.  See “Description of RDSI Capital Stock and Comparison of Rights of Holders of RDSI Common Shares and New Core Common Stock” beginning on page 117 for more information.

RDSI has the ability to issue additional equity securities, which would lead to a dilution of RDSI’s issued and outstanding common shares.

The issuance by RDSI of additional equity securities would result in the dilution of existing shareholder’s equity interests.  RDSI is authorized to issue up to 12,000,000 common shares.  In addition, RDSI is authorized to issue, without shareholder approval, up to 1,500,000 preferred shares, in one or more series, which may give other shareholders dividend, conversion, voting and liquidation rights, among others, which may be superior to the rights of holders of RDSI common shares.  The RDSI board of directors has no present intention of issuing any such preferred shares, but reserves the right to do so in the future.

There can be no assurance that an active trading market for RDSI’s common shares will develop or be sustained after the spin-off and the merger.

We cannot assure you that an active trading market will develop or be sustained for RDSI common shares after the spin-off and the merger.  Following the spin-off, RDSI anticipates that its common shares will be traded initially in the over-the-counter securities market and quoted on the Pink Sheets and/or the OTC Bulletin Board, rather than a national securities exchange.  The over-the-counter securities market tends to be highly illiquid, in part because the market price of stock is dependent upon information received or generated by a limited number of broker-dealers that make markets in particular stocks.  There is also a greater chance of market volatility for securities that trade over-the-counter as opposed to a national securities exchange. This volatility is due to a variety of factors, including lower trading volume, absence of consistent administrative supervision of “bid” and “ask” quotations and market conditions.

Pursuant to the terms of the Merger Agreement, RDSI has agreed to use its commercially reasonable efforts to cause the RDSI common shares to be approved for listing on The NASDAQ Stock Market as soon as practicable following the effective date of the merger, subject to RDSI’s satisfaction of applicable listing requirements.  RDSI cannot assure you if or when it will be able to satisfy the applicable NASDAQ listing requirements, or that the RDSI common shares will ever be listed for trading on The NASDAQ Stock Market or another stock exchange.

The RDSI common shares distributed in the merger will not be registered under federal or state securities laws and will be subject to restrictions on transfer.

The RDSI common shares to be issued to New Core shareholders in the merger will be issued in reliance upon an exemption from registration under the federal securities laws and under the securities laws of various states.  Neither the SEC nor any state securities authority has made a determination that the RDSI common shares are exempt from registration.  New Core shareholders who receive RDSI common shares in the merger will be permitted to sell their RDSI common shares only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144 under the Securities Act.

Pursuant to Rule 144, New Core shareholders are generally permitted to publicly sell RDSI common shares received in the merger only if six months have elapsed since the date of the issuance of the shares pursuant to the merger and there is adequate current public information regarding RDSI.

New Core shareholders who are deemed to be “affiliates” of RDSI after the merger must also comply with additional requirements imposed by Rule 144 in order to publicly sell their RDSI common shares received in the merger.  An “affiliate” of RDSI is a person who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with RDSI, and generally includes RDSI’s officers and directors, as well as its significant shareholders.  In general, Rule 144 requires that:  (1) there must be adequate current public information regarding RDSI; (2) the number of RDSI common shares sold during any three-month period by the person must not exceed 1% of the outstanding RDSI common shares; (3) the sale must be conducted through an ordinary brokerage transaction; and (4) the person must comply with the filing requirements of Rule 144, if applicable.

Stop transfer instructions will be given by RDSI to its transfer agent with respect to the RDSI common shares to be received by New Core shareholders in the merger, and any certificates for these shares will be appropriately legended.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

The statements contained in this information statement/proxy statement that are not purely historical are “forward-looking statements” within the meaning of applicable securities laws.  Some of the forward-looking statements can be identified by the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “should,” “could,” “seek,” “intends,” “plans,” “estimates,” “anticipates” or other comparable terms.  Forward-looking statements involve inherent risks and uncertainties.  A number of important factors could cause actual results to differ materially from those in the forward-looking statements, including those factors discussed under “Risk Factors” beginning on page 20.  Factors that could cause actual results to differ from those reflected in forward-looking statements relating to the operations and business of Rurban, RDSI and New Core include, but are not limited to:

•	competition within the data processing and item processing industry;

•	the effects of economic and political conditions;

•	the ability to successfully market and sell or license products and services, including New Core’s Single SourceTM software system, to new customers;

•	the ability to successfully convert existing customers of RDSI to New Core’s Single SourceTM software;

•	the risk that a significant number of existing RDSI customers choose to move their processing to Fiserv or other competitors;

•	the risk that the businesses will not be integrated successfully;

•	the risk that the cost savings and any synergies from the transactions may not be fully realized or may take longer to realize than expected;

•	disruption from the transactions making it more difficult to maintain relationships with customers, employees or suppliers; and

•	other risks and uncertainties, including those set forth in this information statement/proxy statement and those detailed from time to time in Rurban’s and RDSI’s filings with the SEC.

You should read this information statement/proxy statement completely and with the understanding that actual future results may be materially different from expectations.  All forward-looking statements made in this information statement/proxy statement are qualified by these cautionary statements.  These forward-looking statements are made only as of the date of this information statement/proxy statement, and Rurban, RDSI and New Core do not undertake any obligation, other than as may be required by law, to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events or changes in future operating results over time.

THE SPIN-OFF

Background and Reasons for the Spin-Off

Background of the Spin-Off

For several years the boards of directors of RDSI and Rurban have been concerned that the market price for Rurban shares may not have adequately recognized the value of RDSI within the Rurban companies.  The spin-off of RDSI from Rurban, as an answer to this issue, has been a discussion item and consideration in the strategic planning process for both companies. Beginning in early 2008, Rurban’s investor presentations and press releases offered that a spin-off was one of the strategic options being considered for RDSI.  At the April 17, 2008 Rurban Annual Shareholder Meeting, a shareholder asked about the potential shareholder value of an RDSI spin-off.

During July, 2008, Rurban’s management met with various private equity firms to inquire informally if there would be value to the Rurban shareholders for private equity investment in RDSI and reported these conversations to the Rurban board of directors.  The result of exploring this option indicated that the Rurban shareholders had greater potential returns from an RDSI spin-off as compared to a sale of a proportion of RDSI shares to a private equity firm or an outright sale of RDSI.

Between April and July, 2008, management of Rurban and RDSI solicited a proposal from a potential strategic buyer having the most likely potential financial interest in RDSI.

On August 18, 2008, the Rurban board of directors held a strategic planning board meeting.  At that meeting, the Rurban directors considered three primary options for RDSI, in addition to maintaining RDSI as a wholly-owned subsidiary of Rurban: (1) the spin-off of RDSI, (2) the sale of RDSI, and (3) a sale of a minority interest in RDSI followed by the sale or spin-off of the remainder of the shares of RDSI.  The financial analysis of the alternatives was created by Rurban’s management and evaluated by Rurban’s financial advisor for accuracy and a sense of market acceptance to the options.  In analyzing the alternatives, the directors considered the risks and challenges of continuing both State Bank and RDSI as wholly-owned subsidiaries of Rurban; the projected share prices of the entities, combined or separate, over a multi-year period; the ability of each of the banking component and RDSI to stand on its own without the support of the other, including the reaction of Rurban’s and State Bank’s regulators; the potential investor market reaction to RDSI as a separate entity; the impact of a transaction itself on the entities, such as tax effects and management and staffing; the use of the proceeds of a whole or partial sale of RDSI, including a possible distribution to Rurban shareholders; the impact of a transaction on the local economy; timing of a transaction; and changes in the market for the services offered by Rurban’s subsidiaries.  Following this analysis, the directors decided to proceed with the consideration of a potential spin-off of RDSI.

Historically, RDSI has not owned the software that it uses to provide data processing and item processing to its bank clients. For several years, RDSI has obtained licensed software from Information Technology, Inc. and Fiserv Solutions, Inc. (collectively, “Fiserv”) which RDSI uses to service clients.  A consistent topic brought into the discussions with investment bankers, Rurban institutional investors, and private equity firms when considering a spin-off or sale of RDSI was the lack of such intellectual property owned by RDSI.  This deficiency was considered a significant hindrance to RDSI’s potential market value as a separate company and also impacted the proposed price from the strategic buyer.  The relatively high valuation given to many technology companies is due, in large part, to their unique software or other technology or their market position. Without its own intellectual property, RDSI must rely on software owned by others and supply the expertise to market and operate that software.  RDSI determined that the ownership of its own software would create market value if that software were unique and brought value to the marketplace.

The management of Rurban and Rurban’s board of directors decided at the August 18, 2008, board meeting to explore the possibility of acquiring a core software processor that would enable RDSI to have its own core system software.  Parameters were established by management for a potential software source, setting criteria that the software would need to: (1) operate off a single relational data base, (2) be written using the latest software languages and techniques, and (3) operate using a rules-based approach to ancillary products, such as teller systems, instead of each system being independent and operating off its own data base.  If the intellectual property were to satisfy this criteria, it would create a differentiating software product in the market served by RDSI because the current legacy core bank data processing systems are over several decades old.

Explorations for such a partner were conducted during the second half of 2008 and into the first quarter of 2009.  Two potential candidates developing a new software approach were identified and investigated.  One was ultimately dismissed because its development could not meet RDSI’s timeframe.  In the fourth quarter of 2008, management of Rurban identified New Core Banking Systems, LLC (the predecessor to New Core) as meeting the desired criteria. Management of Rurban and RDSI began discussions with New Core Banking Systems, LLC during the fourth quarter of 2008, and a due diligence effort was conducted on New Core’s software, management, and first software installation during the first quarter of 2009 and.  The results of the due diligence by RDSI management indicated a valid fit for RDSI with sound synergies for the combination of the two companies.  In particular, management of RDSI and Rurban determined that RDSI has a team capable of converting banks to data systems, running data systems, maintaining data security, and providing customer service, while New Core would offer a state-of-the-art data processing system that could provide a marketing advantage for a number of years if properly executed.

In January 2009 and early February 2009, Rurban and RDSI management and New Core management negotiated the terms of a business combination.  In early February 2009, Rurban, RDSI and New Core reached a verbal agreement of the terms and conditions of the combination.  A formal proposal was completed and presented to the Rurban board of directors that discussed in detail the RDSI options for a sale or a spin-off and merger with New Core.  The proposal was provided to the Rurban board and discussed over several board meetings, addressing at length the potential risks of the alternative options and the potential financial results that might be achieved by the various options.

The spin-off of RDSI was a key component of the spin-off and merger proposal.  Following the verbal agreement of the terms and conditions, Rurban’s and RDSI’s management, financial advisor and legal counsel negotiated and drafted the proposed transaction documents with management and legal counsel of New Core.  The proposed transaction was discussed and debated in detail in a joint board meeting of Rurban and RDSI held on April 9, 2009, and the boards unanimously voted to proceed with the spin-off and proceed with the merger proposal with New Core.  The directors approved the merger, the $5 million subordinated loan to New Core, the Reseller Software License and Support agreement and related agreements as part of the transaction.  The Merger Agreement was finalized and signed on April 25, 2009, by New Core and RDSI.  Concurrently with the execution of the Merger Agreement, Rurban and New Core entered into a Subordinated Loan Agreement under which RDSI agreed to loan to New Core up to $5 million and New Core and RDSI entered into a Reseller Software License and Support agreement under which RDSI was granted exclusive license and distribution rights to New Core’s Single Source ™ software, unless the merger is terminated without consummation, and related agreements which are described in “Material Contracts between RDSI and New Core” beginning on page 61.

On April 27, 2009, RDSI announced the execution of the Merger Agreement. On the same date,  Mr. Joyce informed Fiserv of RDSI’s plans to offer a second software system.

Beginning May 7, 2009, Fiserv sent notices to RDSI stating Fiserv’s intention to terminate the license agreements between Fiserv and RDSI pursuant to a series of terminations to begin in the third quarter of 2009.  Pursuant to these license agreements, RDSI licenses Fiserv’s Premier software products which it uses to provide data processing services to many of its financial institution customers.  RDSI disputed Fiserv’s ability to so terminate the license agreements.

On May 22, 2009, RDSI received a complaint in a lawsuit filed against it by Fiserv in the United States District Court for the District of Nebraska. In the lawsuit, Fiserv sought declaratory and injunctive relief relating to a series of license agreements between RDSI and Fiserv. Fiserv also asserted claims for breach of contract, for which Fiserv claimed unspecified monetary damages in excess of $75,000.

On July 28, 2009, RDSI reached an agreement with Fiserv to wind down their licensing relationship.  Effective at midnight on December 31, 2010, Fiserv will no longer license its Premier suite of products to RDSI and RDSI will exclusively market New Core Banking Systems’ Single SourceTM.  RDSI customers which rely on the Premier platform have been provided the opportunity to continue their processing with RDSI and convert to Single SourceTM, or to move their processing to Fiserv and continue to use Premier. RDSI and Fiserv agreed to cooperate in transitioning RDSI clients to their choice of core software prior to December 31, 2010.  In accordance with the above-referenced agreement, on July 30, 2009, Fiserv dismissed the civil action it filed against RDSI relating to the Premier license agreements.

In board meeting discussions beginning in July 2009, and culminating in a unanimous vote by the Rurban board of directors on August 19, 2009, the Rurban board of directors decided to accelerate the spin-off earlier than the December 31, 2010 under the Merger Agreement and authorized proceeding with the necessary filings with the SEC.  The directors targeted January 1, 2010, or as soon thereafter as practical, as the date for the spin-off, subject to final approval by the Rurban board of directors and compliance with applicable SEC and bank regulatory requirements.

The terms and conditions of the Separation and Distribution Agreement between Rurban and RDSI that will govern the spin-off and RDSI’s relationship with Rurban following the spin-off were approved by the board of directors of Rurban on November 18, 2009, and by the board of directors of RDSI on November 23, 2009, following the recommendations of the special committees consisting of disinterested directors of each board.  In approving the terms of the spin-off as set forth in the Separation and Distribution Agreement, Rurban’s board of directors and RDSI’s board of directors were aware that certain directors, officers and shareholders of Rurban, RDSI and New Core have interests in the transactions described in this information statement/proxy statement that are different from, or in addition to, the interests of other Rurban, RDSI and New Core shareholders.  See “Interests of Certain Persons in the Transactions” beginning on page 58 for more information.

On December 16, 2009, Rurban’s financial advisor, Austin Associates, LLC presented to the Rurban board of directors its written opinion regarding the fairness of the terms of the Merger.  See “The Merger — Opinion of Austin Associates, LLC” beginning on page 39.

Reasons for the Spin-Off

In deciding to pursue the spin-off of RDSI, the Rurban board of directors considered the following potential benefits of the spin-off to the shareholders of Rurban:

•	as a result of the spin-off, Rurban and RDSI should each be better able to allocate financial and operational resources to its own business and focus on executing its own strategic plan;

•	as a result of the spin-off, Rurban and RDSI are each expected to have greater strategic and financial flexibility to support future growth opportunities;

•	the businesses of RDSI and of Rurban and its banking subsidiary are in different industries and stages of development and therefore attract different types of investors;

•
financial markets should be able to evaluate Rurban and RDSI more effectively as two separate companies, which is expected to increase access to capital markets for both of Rurban and RDSI and to maximize shareholder value over the long-term for both Rurban and RDSI; and

•
the spin-off should allow Rurban and RDSI to each develop equity incentive programs for management and other professionals that are tailored to its own business and are tied to the market performance of its respective common shares.

The foregoing describes the material factors considered by Rurban’s board of directors and is not exhaustive of all factors considered by Rurban’s board of directors.  Moreover, in view of the variety of factors considered in connection with its evaluation of the spin-off, Rurban’s board of directors considered the factors as a whole and did not find it practicable to, and did not, quantify or otherwise assign relative weight to the specific factors considered in reaching its determination to approve the spin-off.  In addition, each member of Rurban’s board of directors may have given differing weights to different factors.

Manner of Effecting the Spin-Off

In connection with the spin-off, RDSI has entered into a Separation and Distribution Agreement with Rurban that sets forth the general terms and conditions of the spin-off.  See “Relationship Between Rurban and RDSI after the Spin-Off — Separation and Distribution Agreement” beginning on page 70 for more information.

Prior to the spin-off, Rurban and RDSI will take all steps necessary to increase the number of outstanding RDSI common shares so that, immediately prior to the spin-off, RDSI will have an aggregate number of common shares outstanding equal to the aggregate number of Rurban common shares outstanding (excluding treasury shares held by Rurban) immediately prior to the spin-off.  Following RDSI’s recapitalization, pursuant to the Separation and Distribution Agreement, Rurban will accomplish the spin-off by distributing all of the RDSI common shares to Rurban shareholders as a dividend.  In the distribution of RDSI common shares pursuant to the spin-off, each Rurban shareholder will receive one RDSI common share for every one Rurban common share that was owned as of the distribution date of the spin-off.

As soon as possible on or after the distribution date, Rurban will deliver certificates evidencing RDSI common shares to Registrar and Transfer Company, the distribution agent for the spin-off, for allocation to the holders of record of Rurban common shares as of the close of business on the distribution date, which will be the date on which the merger becomes effective.  The distribution agent will then mail, as soon as practicable following the distribution date, certificates representing RDSI common shares to the record owners of Rurban common shares.

For shareholders of Rurban that own Rurban common shares through a broker, bank or other nominee, the receipt of RDSI common shares will depend on the shareholder’s arrangements with the nominee holding the Rurban common shares.  Rurban anticipates that brokers and banks generally will credit their customers’ accounts with RDSI common shares, but shareholders are urged to check with their broker, bank or other nominee.

Rurban shareholders will not be required to pay cash or other consideration for the RDSI common shares to be received in the spin-off, or to surrender or exchange their Rurban common shares or take any other action in order to receive RDSI common shares.  Neither Rurban nor RDSI will receive any proceeds from the distribution of RDSI common shares in the spin-off.

All RDSI common shares distributed to Rurban shareholders in the spin-off will be fully paid and non-assessable and the holders thereof will not be entitled to any preemptive rights.  The spin-off will not affect the rights of the holders of outstanding Rurban common shares.

Approval of the Spin-Off

The completion of the spin-off is subject to final approval by the board of directors of Rurban following the recommendation of its special committee based on consideration of a number of factors, including applicable market conditions and the impact of the spin-off on the capital structures and current and anticipated capital needs of RDSI and of Rurban and its other subsidiaries.   See “— Conditions to Completion of the Spin-Off.”  No vote of Rurban shareholders is being sought or is required in connection with the spin-off.  Rurban shareholders need not take any action to participate in the spin-off.

Resale Restrictions on RDSI Common Shares Received in the Spin-Off

RDSI common shares distributed to Rurban shareholders in the spin-off will be freely transferable, except for shares received by persons who may be deemed “affiliates” of RDSI after the spin-off under the Securities Act.  An “affiliate” of RDSI is a person who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with RDSI, and generally includes RDSI’s officers and directors, as well as its significant shareholders.  Persons who are deemed to be “affiliates” of RDSI will be permitted to sell their RDSI common shares only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144 under the Securities Act.

Pursuant to Rule 144, a person deemed to be an “affiliate” of RDSI is generally permitted to publicly sell RDSI common shares received in the spin-off only if:  (1) there is adequate current public information regarding RDSI; (2) the number of RDSI common shares sold during any three-month period by such person does not exceed 1% of the outstanding RDSI common shares; (3) the sale is conducted through an ordinary brokerage transaction; and (4) such person complies with the filing requirements of Rule 144, if applicable.  Stop transfer instructions will be given by RDSI to its transfer agent with respect to the RDSI common shares to be received by persons subject to these restrictions, and any certificates for these shares will be appropriately legended.

Dividend Policy

RDSI currently plans to retain any earnings to finance the growth of its businesses rather than to pay cash dividends on its common shares.  Payments of any cash dividends in the future will depend on RDSI’s financial condition, results of operations and capital requirements, as well as other factors RDSI’s board of directors deems relevant.

Results of the Spin-Off

After the spin-off, RDSI will be a publicly-traded company separate from Rurban.  Based on the number of Rurban common shares outstanding as of December 18, 2009, approximately 4,861,779 RDSI common shares will be distributed to Rurban shareholders in the spin-off.  The number of shares issued in the spin-off may vary based upon changes in the number of outstanding Rurban common shares after December 18, 2009.

Treatment of Rurban Equity Awards in the Spin-Off

Upon completion of the spin-off, each outstanding equity award to acquire or receive payment with respect to Rurban common shares will continue in effect and remain subject to all of the terms and conditions set forth in applicable documents evidencing such award immediately prior to the spin-off.

In connection with the spin-off and pursuant to its discretionary authority under the Rurban Financial Corp. Stock Option Plan effective March 12, 1997 (the “1997 Stock Plan”), the compensation committee of Rurban’s board of directors will make such adjustments to the terms of outstanding awards granted pursuant to the 1997 Stock Plan as it deems equitable and in accordance with the applicable requirements of the Internal Revenue Code.  Notwithstanding the foregoing, outstanding equity awards granted under the 1997 Stock Plan to individuals whose employment with Rurban is terminated as a result of the spin-off (including officers and employees of RDSI who will cease to be employees of the Rurban group as a result of the spin-off) will become null and void on the date of termination.

Outstanding and unexercisable equity awards granted under the Rurban Financial Corp. 2008 Stock Incentive Plan (the “2008 Stock Plan”) to individuals whose employment with Rurban is terminated as a result of the spin-off (including officers and employees of RDSI who will cease to be employees of the Rurban group as a result of the spin-off) will become null and void on the date of termination.  Outstanding and exercisable equity awards under the 2008 Plan to individuals whose employment with Rurban is terminated as a result of the spin-off (including officers and employees of RDSI who will cease to be employees of the Rurban group as a result of the spin-off) will remain exercisable until the earlier of the expiration of the term of the equity award or 30 days following the date of termination.

Conditions to Completion of the Spin-Off

The distribution of RDSI common shares is subject to the satisfaction or waiver of the conditions set forth in the Separation and Distribution Agreement.  Among the conditions which have not yet been satisfied are the following:

•	RDSI shall have filed a registration statement on Form 10 to register the RDSI common shares under the Exchange Act, and the registration statement shall have become effective;

•	RDSI shall have mailed this information statement/proxy statement to the holders of Rurban common shares;

•	Rurban and RDSI shall have taken all actions which are necessary or appropriate under state and foreign securities laws in connection with the spin-off;

•
Rurban and RDSI shall have obtained any and all material approvals of governmental entities and consents of third parties to permit the valid consummation of the spin-off without any material adverse conditions;

•
the absence of any law, order, injunction, judgment or ruling having the effect of preventing the completion of the spin-off, and the absence of any proceeding initiated by any governmental entity seeking to restrain or enjoin the completion of the spin-off;

•
each condition to the closing of the transactions under the Merger Agreement shall have been fulfilled or waived by the party for whose benefit such condition exists (except for the consummation of the spin-off); and

•
the board of directors of Rurban shall have approved the completion of the spin-off following the recommendation of its special committee based on consideration of the following:  (1) applicable market conditions; (2) the fairness opinion provided by Austin Associates, LLC, financial advisor to Rurban, regarding the merger; (3) the impact of the distribution on the capital structures and the current and anticipated capital needs of each of Rurban and its subsidiaries (other than RDSI), on the one hand, and RDSI, on the other hand; and (4) such other matters deemed appropriate in the judgment of the special committee of the board of directors of Rurban.

Rurban and RDSI are required to use their commercially reasonable efforts to take all reasonable steps necessary and appropriate to cause these conditions to be satisfied.

Accounting Treatment of the Spin-Off

Rurban will treat the distribution, for accounting purposes, as a payment of a dividend of RDSI common shares to the shareholders of Rurban in the period in which the distribution is consummated (based on the carrying value of RDSI).  Following the consummation of the spin-off, Rurban will treat, for accounting purposes, RDSI’s business as discontinued operations.

Regulatory Requirements for the Spin-Off

Neither Rurban nor RDSI is required to obtain any material regulatory approvals in order to complete the spin-off.  However, as a registered bank holding company, Rurban is subject to regulation by the Federal Reserve Board and must comply with the capital guidelines and policies promulgated by the Federal Reserve Board.  Because the spin-off will be effected by a dividend of RDSI common shares to the shareholders of Rurban, the guidance and policies of the Federal Reserve Board require that Rurban and its board of directors consider and consult with the Federal Reserve Board regarding the impact of the spin-off on the capital structure and needs of Rurban and its banking subsidiary.  Rurban has had periodic meetings and discussions with the Federal Reserve Board regarding the contemplated spin-off and its potential impact on each of Rurban and its subsidiaries (other than RDSI), on the one hand, and RDSI, on the other hand.  Rurban plans to continue these discussions until the spin-off is completed.   As a condition to the completion of spin-off, the board of directors of Rurban must give its final approval of the spin-off following the recommendation of its special committee based on consideration of, among other matters, the impact of the distribution on the capital structures and the current and anticipated capital needs of each of Rurban and its subsidiaries (other than RDSI), on the one hand, and RDSI, on the other hand.

Material U.S. Federal Income Tax Consequences of the Spin-Off

Subject to the limitations and qualifications described herein, the following discussion constitutes the opinion of Vorys, Sater, Seymour and Pease LLP, tax counsel to Rurban, as to the material U.S. federal income tax consequences to Rurban or its shareholders resulting from the spin-off.  This discussion is based upon the Internal Revenue Code, existing and proposed Treasury regulations promulgated thereunder, and current administrative rulings and court decisions, all in effect as of the date of this information statement/proxy statement, and all of which are subject to change, possibly with retroactive effect.  This discussion is limited to Rurban shareholders that are U.S. holders, as defined below, and hold their Rurban common shares as a capital asset within the meaning of Section 1221 of the Internal Revenue Code.  Further, this discussion does not address all U.S. federal income tax considerations that may be relevant to particular shareholders in light of their particular circumstances, such as tax-exempt entities, partnerships (including entities treated as partnerships for U.S. federal income tax purposes), holders who acquired their Rurban common shares pursuant to the exercise of employee stock options or otherwise as compensation, financial institutions, insurance companies, dealers or traders in securities, holders who are subject to alternative minimum tax, and holders who hold their Rurban common shares as part of a straddle, hedge, conversion, constructive sale, synthetic security, integrated investment, or other risk-reduction transaction for U.S. federal income tax purposes.  In addition, the following discussion does not address the tax consequences of the spin-off under U.S. state or local or non-U.S. tax laws.  Accordingly, Rurban shareholders are encouraged to consult their tax advisors concerning the U.S. federal, state, and local and non-U.S. tax consequences to them of the spin-off.

For purposes of this discussion, a U.S. holder is a beneficial owner of Rurban common shares that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or a resident of the U.S.;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the U.S. or any state or political subdivision thereof;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust, if (i) a court within the U.S. is able to exercise primary jurisdiction over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or (ii) in the case of a trust that was treated as a domestic trust under the law in effect before 1997, a valid election is in place under applicable Treasury regulations.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) holds Rurban common shares, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership.  Partners of partnerships holding Rurban common shares are encouraged to consult their tax advisors regarding the tax consequences of the spin-off.

Vorys, Sater, Seymour and Pease LLP, tax counsel to Rurban, is of the opinion that for U.S. federal income tax purposes:

•	No gain or loss will be recognized by Rurban upon the distribution of RDSI common shares to Rurban shareholders pursuant to the spin-off.

•	No gain or loss will be recognized by, and no amount will be included in the income of, a Rurban shareholder upon the receipt of RDSI common shares pursuant to the spin-off.

•
A Rurban shareholder that receives RDSI common shares in the spin-off will have an aggregate adjusted basis in its RDSI common shares and its Rurban common shares immediately after the spin-off equal to the aggregate adjusted basis of such shareholder’s Rurban common shares held prior to the spin-off, which will be allocated in accordance with their relative fair market values.

•
The holding period of the RDSI common shares received in the spin-off by a Rurban shareholder will include the holding period of such shareholder’s Rurban common shares, provided that such Rurban common shares were held as a capital asset.

•
If a Rurban shareholder holds different blocks of Rurban stock (generally Rurban common shares purchased or acquired on different dates or at different prices), the aggregate basis for each block of Rurban stock purchased or acquired on the same date and at the same price will be allocated, to the greatest extent possible, between such block of Rurban stock and the RDSI common shares received in the spin-off in respect of such block of Rurban stock, in proportion to their respective fair market values, and the holding period of the RDSI common shares received in the spin-off in respect of such block of Rurban stock will include the holding period of such block of Rurban stock, provided that such block of Rurban stock was held as a capital asset. If a Rurban shareholder is not able to identify which particular RDSI common shares are received in the spin-off with respect to a particular block of Rurban stock, the shareholder may designate which RDSI common shares are received in the spin-off in respect of a particular block of Rurban stock, provided that such designation is consistent with the terms of the spin-off. Rurban shareholders that hold different blocks of Rurban stock are encouraged to consult their tax advisors regarding the application of these rules to their particular circumstances.

The conclusions in the tax opinion set forth above are based on existing legal authority.  The tax opinion also is based on, among other things, assumptions and representations as to factual matters and certain undertakings that have been received from Rurban and RDSI, including those contained in a certificate of representations of Rurban and RDSI, as requested by counsel.  If any of those factual representations or assumptions were to be incorrect or untrue in any material respect, any undertaking was not complied with, or the facts upon which the opinion is based were to be materially different from the facts at the time of the spin-off, the spin-off may not qualify for tax-free treatment.  Continued reliance on the opinion at the time of the spin-off is subject to the condition that neither Rurban nor RDSI has provided notice to tax counsel prior to the spin-off that any of their representations in the certificate of representations has changed.  Rurban has not sought and does not intend to seek a ruling from the Internal Revenue Service as to the U.S. federal income tax treatment of the spin-off.  The tax opinion is not binding on the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service will not challenge the qualification of the spin-off as a transaction under Sections 355 and 368(a)(1)(D) of the Internal Revenue Code for U.S. federal income tax purposes or that any such challenge would not prevail.

Treasury regulations require certain “significant” Rurban shareholders (who immediately before the effective date of the spin-off own 5% or more, by vote or value, of the total outstanding Rurban stock) that receive RDSI common shares pursuant to the spin-off to attach to their U.S. federal income tax returns for the year in which the RDSI common shares are received a detailed statement setting forth such data as may be appropriate to demonstrate the applicability of Section 355 of the Internal Revenue Code to the distribution.  Within a reasonable period of time after the spin-off, Rurban will provide the information necessary to comply with this requirement.

 The spin-off would become taxable to Rurban (but would remain tax-free to Rurban shareholders) pursuant to Section 355(e) of the Internal Revenue Code if 50% or more of the stock of either Rurban or RDSI were acquired, directly or indirectly by certain persons, as part of a plan or series of related transactions that included the spin-off.  The gain recognized by Rurban, if the spin-off were taxable, likely would be very substantial.  The Tax Sharing Agreement will restrict RDSI from taking certain actions that could jeopardize the tax-free status of the spin-off, and will require RDSI to indemnify Rurban against tax-related losses to Rurban that arise as a result of any such actions by RDSI.  If Rurban recognizes gain on the spin-off for reasons not related to any such actions by RDSI, RDSI would not be required to indemnify Rurban under the Tax Sharing Agreement.  See “Relationship Between Rurban and RDSI After the Spin-Off — Tax Sharing Agreement” for a discussion of the material terms of the Tax Sharing Agreement.

THE MERGER

The discussion in this information statement/proxy statement of the merger and the principal terms of the Merger Agreement is subject to and qualified in its entirety by reference to the full text of the Merger Agreement. A copy of the Merger Agreement is attached to this information statement/proxy statement as Annex A and incorporated herein by reference.

General

RDSI, NC Merger Corp. and New Core have entered into the Merger Agreement pursuant to which NC Merger Corp. will be merged with and into New Core.  New Core will be the surviving corporation in the merger and will become a wholly-owned subsidiary of RDSI.  Pursuant to the Merger Agreement, at the effective time of the merger, all of the shares of New Core common stock will be converted into the right to receive common shares of RDSI.  New Core shareholders will receive a minimum of 891,650 RDSI common shares, which will represent 15.5% of the aggregate RDSI common shares outstanding immediately following the spin-off and the merger, and may receive up to 891,650 additional RDSI common shares pursuant to the terms of the Merger Agreement.  The merger consideration will be calculated and paid as follows:

•
Closing Consideration.  Upon the closing of the merger, RDSI will issue to the New Core shareholders a number of RDSI common shares calculated based on the relative values of RDSI and New Core.  The values of RDSI and New Core will be computed using formulas set forth in the Merger Agreement as of a month-end prior to the closing of the merger.  The computed value of RDSI will be derived from RDSI’s results of operations for the twelve months prior to the valuation date.  The computed value of New Core will be calculated as the sum of $6,500,000 and ascribed revenue and income results based on contracts with financial institutions for New Core’s Single SourceTM software system and related services.  Notwithstanding the foregoing calculations, the Merger Agreement provides that the New Core shareholders, in the aggregate, will be entitled to receive a minimum number of RDSI common shares as closing consideration equal to 15.5% of the aggregate RDSI common shares outstanding immediately following the spin-off and the merger.

•
Holdback Shares.  An aggregate of 25% of the RDSI common shares issued to New Core shareholders as closing consideration will be deposited on the closing date with an escrow agent to be held for twelve months following the effective time of the merger (or, if later, June 30, 2011) to support certain indemnification obligations of New Core under the Merger Agreement.  The RDSI common shares held in escrow will reduce the closing consideration issued to New Core shareholders at closing on a pro rata basis.  Upon expiration of the holdback period, the RDSI common shares held in escrow, together with any dividends paid on such shares, will be delivered to the New Core shareholders, after subtracting any shares delivered to RDSI under the Merger Agreement to satisfy claims for indemnification.

•
Earn-Out Consideration.  Following the consummation of the merger, in addition to the closing consideration, the New Core shareholders will be entitled to receive additional RDSI common shares as earn-out consideration.  The earn-out consideration will be calculated based on ascribed revenue and income results based on contracts entered into before December 31, 2011 under which the financial institution customer is converted to New Core’s Single SourceTM software system on or before December 31, 2012.  The earn-out consideration is subject to certain adjustments and limitations set forth in the Merger Agreement.

If the closing of the merger had occurred on December 18, 2009, based upon the relative values of RDSI and New Core as of September 30, 2009, New Core shareholders would be entitled to receive an aggregate of 1,029,824 RDSI common shares upon closing of the merger (representing 17.48% of the aggregate RDSI common shares outstanding following such issuance).  Of the 1,029,824 RDSI common shares to be issued as closing consideration, 257,456 shares would be held back and deposited with an escrow agent for twelve months (or, if later, June 30, 2011) to support certain indemnification obligations of New Core under the Merger Agreement

The actual number of RDSI common shares issued to New Core shareholders as closing consideration may vary based upon changes in the relative values of RDSI (based on its results of operations) and New Core (based on revenue and income related to its Single SourceTM software system) after September 30, 2009.  The amount of earn-out consideration, if any, to be received by New Core shareholders following the merger will depend upon the future results of RDSI (based on income and revenue results relating to the conversion of financial institution customers to New Core’s Single SourceTM software system) and have not been determined at this time.

Following the merger, the percentage of the total outstanding RDSI common shares represented by the RDSI common shares received by New Core shareholders in the merger will be subject to dilution through the issuance of additional shares of RDSI, including pursuant to equity-based incentive plans.  See “Compensation of Executive Officers — Equity Compensation Plan Information” beginning on page 113.

In the merger, the shares of New Core common stock (other than those shares as to which appraisal rights have been validly exercised) will be cancelled and will cease to exist.  After the merger, New Core shareholders will not have any rights in the shares of New Core common stock other than the right to receive the applicable merger consideration.  The Rurban shareholders who will become RDSI shareholders immediately prior to the merger as a result of the spin-off will not be entitled to exchange their RDSI common shares in the merger or otherwise receive any merger consideration.  All of the RDSI common shares outstanding immediately prior to the merger will remain issued and outstanding after completion of the merger.

Approval of the Merger Agreement and the Merger

The merger cannot be completed unless the holders of a majority of the outstanding shares of New Core common stock entitled to vote at the New Core special meeting of shareholders vote in favor of approval and adoption of the Merger Agreement and the merger.  The officers and directors of New Core, who beneficially owned approximately [  •  ]% of the outstanding shares of New Core common stock as of the record date, have advised New Core’s management that they intend to vote their shares of New Core common stock in favor of the approval of the Merger Agreement and the merger.  In addition, in connection with the execution of the Merger Agreement, RDSI, New Core and certain shareholders of New Core entered into Voting Agreements pursuant to which such shareholders agreed, subject to limited exceptions, to vote all of their shares of New Core common stock for the approval of the Merger Agreement and the merger.  By virtue of their ownership of New Core common stock as of the record date for the special meeting, these shareholders control approximately [  •  ]% of the voting power at the meeting.  Accordingly, the voting power of the shares held by these shareholders is sufficient to adopt the Merger Agreement and approve the merger and, as a result of the Voting Agreements, the adoption of the Merger Agreement and approval of the merger is practically assured.

RDSI’s board of directors has determined that the merger is advisable and in the best interests of RDSI, and has unanimously approved and adopted the Merger Agreement and the merger.  The Merger Agreement and the merger have also been adopted and approved by Rurban, in its capacity as the sole shareholder of RDSI.  No vote of the Rurban shareholders is being sought or is required in connection with the merger.  Neither Rurban nor RDSI is asking Rurban shareholders for a proxy and Rurban shareholders are requested not to send Rurban or RDSI a proxy.

Background of the Merger

The principals of New Core, Rurban and RDSI first meet in Birmingham, Alabama on November 6 and 7, 2008, following several telephone discussions between John J. Aranowicz (New Core’s founder and CEO), Ken Joyce (Rurban’s and RDSI’s CEO), and Hank Thiemann (RDSI’s President) that were conducted to determine the mutual level of interest in pursuing discussions regarding a possible business combination.  These initial discussions resulted from RDSI’s knowledge of New Core gained from general market sources and a Single Source™ presentation made to RDSI management on September 9, 2008.  Based upon these initial discussions, Rurban and RDSI determined that the Single Source™ software developed by New Core appeared to meet the selection criteria established by Rurban and RDSI for an advanced core system, consistent with the parameters established by management of Rurban and RDSI.  See “The Spin-Off—Background and Reasons for the Spin-Off” beginning on page 29.   Over the course of the next month, Rurban and RDSI conducted preliminary due diligence of the Single Source™ software and created a financial model to provide a framework for a possible combination of the companies.

On December 1, 2008, John J. Aranowicz, Kenneth A. Joyce, and Hank Thiemann met in Cleveland, Ohio to further discuss the potential benefits of a merger between RDSI and New Core.  A general financial analysis was reviewed at this meeting and the general terms of a possible merger of the companies was merger were discussed, subject to further due diligence, financial analysis and negotiations.  Rurban and RDSI conducted due diligence on New Core’s software, management, and first software installation during the first quarter of 2009.

The results of the discussions and due diligence efforts of the parties indicated a valid fit with sound synergies for the combination of the two companies.  In particular, both sides determined that RDSI has a team capable of converting banks to data systems, running data systems, maintaining data security, and providing customer service, while New Core would offer a state-of-the-art data processing system that could provide a marketing advantage for a number of years if properly executed.

In January 2009 and early February 2009, Rurban and RDSI management and New Core management negotiated the terms of a business combination.  In early February 2009, Rurban, RDSI and New Core reached a verbal agreement of the terms and conditions of the combination.  A formal proposal was completed and presented to the Rurban board of directors that discussed in detail the RDSI options for a sale or a spin-off and merger with New Core.  The proposal was provided to the Rurban board and discussed over several board meetings, addressing at length the potential risks of the alternative options and the potential financial results that might be achieved by the various options.

Following the verbal agreement of the terms and conditions, Rurban’s and RDSI’s management, financial advisor and legal counsel negotiated and drafted the proposed transaction documents with management and legal counsel of New Core.  The proposed transaction was discussed and debated in detail in a joint board meeting of Rurban and RDSI held on April 9, 2009, and the boards unanimously voted to proceed with the spin-off and proceed with the merger proposal with New Core.  At a special meeting held on April 13, 2009, the New Core board of directors considered and discussed the proposed transaction in detail and unanimously approved and adopted the Merger Agreement and the merger.

The Merger Agreement was finalized and signed on April 25, 2009, by New Core and RDSI.  The execution of the Merger Agreement was subsequently announced by Rurban and RDSI on April 27, 2009.

Special Meeting of New Core Shareholders

New Core will hold a special meeting of its shareholders at [  •  ] on [  •  ], 2009, at [  •  ] local time, at which shareholders will be asked to vote upon a proposal to approve and adopt the Merger Agreement and the merger.  Each share of New Core common stock held as of the record date is entitled to one vote on the merger proposal.

New Core’s Reasons for the Merger; Recommendation of New Core’s Board of Directors

At a special meeting held on April 13, 2009, the New Core board of directors unanimously determined that the merger is in the best interests of New Core and its shareholders, approved and adopted the Merger Agreement and the merger, and recommended that New Core shareholders vote in favor of the proposal to approve and adopt the Merger Agreement and the merger.

New Core’s board of directors, in reaching its decision to approve the Merger Agreement and the merger, consulted with management, as well as its financial and legal advisors, and considered a variety of factors, including the following:

•	information concerning the business, operations, financial condition, earnings and prospects of each of RDSI and New Core as separate entities and on a combined basis;

•	the combined company’s anticipated future financial performance;

•
the enhanced strategic and market position of the combined company beyond that achievable by New Core alone given RDSI’s existing infrastructure, experience and expertise in sales, marketing, installation and support, as well as its reputation and relationships in the data and item processing industry;

•
the opportunity to gain access to RDSI’s significantly greater resources, including capital resources and experienced sales, marketing and installation staff, to enable the large scale launch of New Core’s Single Source™ software system;

•	the fact that RDSI did not have its own proprietary software product, and so Single Source™ would be the combined company’s cornerstone software;

•	the fact that the RDSI management team could manage the combined businesses, and that New Core would not be required to hire a management team;

•	the increase in the market capitalization of the combined company, which should allow the combined company to have increased access to debt and equity markets;

•
the opportunity for New Core’s shareholders (through the ownership of RDSI common shares) to participate in a larger company with more businesses and, as shareholders of the combined company, to benefit from future growth of the combined company;

•	the treatment of the merger as a reorganization for U.S. federal income tax purposes;

•
the belief that the terms of the Merger Agreement, including the parties’ representations, warranties and covenants, are reasonable and that the Merger Agreement provides for an equitable valuation for RDSI and New Core; and

•	the belief that the consideration to be received by New Core shareholders in the merger is fair, from a financial point of view, to the New Core shareholders.

New Core’s board of directors also identified and considered certain countervailing factors in its deliberations concerning the merger, including:

•	the possibility that the expected benefits from the merger might not be fully realized;

•	the challenges of integrating New Core’s businesses with RDSI’s businesses;

•	the possible disruption that might result from the announcement of the merger and the diversion of management’s attention in connection with the merger;

•
the possibility that New Core could obtain a higher valuation and greater return on investment for its shareholders by remaining independent and/or by pursuing a sale of the company at a later stage in the company’s development; and

•	the possibility that the merger may not be consummated and the potential adverse consequences if the merger is not completed.

New Core’s board of directors believed that, overall, the potential benefits of the merger outweighed the risks mentioned above.

      The foregoing discusses the material factors considered by New Core’s board of directors and is not exhaustive of all factors considered by New Core’s board of directors.  Moreover, in view of the variety of factors considered in connection with their respective evaluations of the Merger Agreement and the merger, New Core’s board of directors considered the factors as a whole and did not find it practicable to, and did not, quantify or otherwise assign relative weight to the specific factors considered in reaching its determination to approve the Merger Agreement and the merger.  In addition, each member of New Core’s board of directors may have given differing weights to different factors.

Rurban’s and RDSI’s Reasons for the Merger

Rurban’s board of directors and RDSI’s board of directors, in reaching their respective decisions to approve and adopt the Merger Agreement and the merger, consulted with management, as well as their financial and legal advisors, and considered a variety of factors, including the following:

•	information concerning the business, operations, financial condition, earnings and prospects of each of RDSI and New Core as separate entities and on a combined basis;

•	the combined company’s anticipated future financial performance;

•
the enhanced strategic and market position and growth potential of the combined company beyond that achievable by RDSI alone given New Core’s software technology, Single Source™, which would allow RDSI to combine a proprietary software offering with its experience and expertise in installation, support and customer service and its reputation and relationships in the data and item processing industry;

•	the treatment of the merger as a reorganization for U.S. federal income tax purposes; and

•
the belief that the terms of the Merger Agreement, including the parties’ representations, warranties and covenants, are reasonable and that the Merger Agreement provides for an equitable valuation for RDSI and New Core.

Rurban’s board of directors and RDSI’s board of directors also identified and considered certain countervailing factors in its deliberations concerning the merger, including:

•	the possibility that the expected benefits from the merger might not be fully realized;

•	the challenges of integrating New Core’s businesses with RDSI’s businesses;

•	the possible disruption that might result from the announcement of the merger and the diversion of management’s attention in connection with the merger;

•	the dilution to the Rurban shareholders that will own RDSI common shares following the distribution as a result of the issuance of RDSI common shares to New Core shareholders in the merger; and

•	the possibility that the merger may not be consummated and the potential adverse consequences if the merger is not completed.

Rurban’s board of directors and RDSI’s board of directors believed that, overall, the potential benefits of the merger outweighed the risks mentioned above.

The foregoing discusses the material factors considered by Rurban’s board of directors and RDSI’s board of directors and is not exhaustive of all factors considered by Rurban’s board of directors and RDSI’s board of directors.  Moreover, in view of the variety of factors considered in connection with their respective evaluations of the Merger Agreement and the merger, Rurban’s board of directors and RDSI’s board of directors considered the factors as a whole and did not find it practicable to, and did not, quantify or otherwise assign relative weight to the specific factors considered in reaching their respective determinations to approve the Merger Agreement and the merger.  In addition, each member of Rurban’s board of directors and RDSI’s board of directors may have given differing weights to different factors.

Opinion of Austin Associates, LLC

Austin Associates, LLC (“Austin”) has acted as financial advisor to Rurban in connection with the proposed spin-off of RDSI and the merger of RDSI with New Core.  Rurban initially retained Austin in October, 2008 to provide valuation and financial advisory services in connection with the potential spin-off of RDSI and the merger of RDSI with New Core.  Austin’s role was to review the terms of the Merger Agreement with specific emphasis on the financial terms and valuation formulas incorporated in the Merger Agreement.  Ultimately, the management and the boards of directors of Rurban and RDSI determined the financial terms of the Merger between RDSI and New Core.   Austin’s fees for this role totaled $18,600.

Subsequent to the execution of the Merger Agreement, Rurban engaged Austin on October 14, 2009 to issue a fairness opinion with respect to the terms of the proposed merger.  The Rurban board of directors will consider the results of the fairness opinion as one factor in determining whether to give its final approval to the proposed spin-off.  In connection with the issuance of its opinion, Austin was paid a fee of $50,000 upon issuance of the fairness opinion.  Payment of this fee was not contingent upon closing of the spin-off or the merger.

Rurban selected Austin as its financial advisor on the basis of Austin’s background and experience in the industry and Austin’s familiarity with Rurban and its subsidiary operations.  Austin is an investment banking and consulting firm specializing in mergers and acquisitions, strategic consulting, financial management, insurance and financial management, and compliance and risk management services to financial institutions.  Austin has provided various services to Rurban and its affiliates over the years.  Currently, Austin provides asset/liability management and reporting services to Rurban and its banking subsidiary, The State Bank and Trust Company (“State Bank”).  In addition, State Bank uses a loan pricing model developed by Austin as a tool to maximize profitability in loan pricing, policies and practices.  State Bank and RDSI also use the profitability models and consulting services of Austin to aid the respective organizations in understanding product and business unit profitability

Austin issued its written opinion to the board of directors of Rurban regarding the fairness of the terms of the merger on December 16, 2009.  The full text of Austin’s written opinion is attached to this information statement/proxy statement as Annex D and incorporated herein by reference.  The summary of the opinion set forth below is qualified in its entirety by reference to the written opinion letter.  Rurban’s shareholders are urged to read the opinion carefully in its entirety for a description of the procedures followed, the limitations on the review made, the factors considered, and the assumptions made by Austin.

In connection with preparing and rendering its opinion, Austin made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances.  As more fully described in its opinion, Austin reviewed certain SEC filings and historical financial statements of Rurban, RDSI and New Core, reviewed financial projections of RDSI and New Core prepared by their respective management, reviewed drafts of certain agreements to be delivered at the closing of the spin-off and the merger, spoke with certain members of the management of Rurban, RDSI and New Core regarding their respective operations, financial condition, future prospects and projected operations and performance, and conducted such other financial studies, analyses and inquiries as it deemed appropriate.

You should consider the following when reading the discussion of Austin’s opinion in this document:

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The summary of Austin’s opinion set forth in this proxy statement is qualified by reference to the full text of the opinion that is attached as Annex D to this document.  You should read the opinion in its entirety for a full discussion of the procedures followed, assumptions made, matters considered, and qualifications and limitations of the review undertaken by Austin in connection with its opinion.

•
Austin’s opinion does not address the relative merits of the spin-off or the merger and the other business strategies considered by the Rurban, including whether to proceed with the spin-off or the merger.

The preparation of a fairness opinion involves various determinations as to the most appropriate methods of financial analysis and the application of those methods to the particular circumstances.  It is, therefore, not readily susceptible to partial analysis or summary description.  No limitations were imposed by Rurban upon Austin with respect to the investigations made or the procedures followed by Austin in rendering its opinion.

Austin has relied, without independent verification, upon the accuracy and completeness of the information it reviewed for the purpose of rendering its opinion.  Austin did not undertake any independent evaluation or appraisal of the assets and liabilities of Rurban, RDSI or New Core, nor was it furnished with any appraisals.  Austin’s opinion is based on economic, market and other conditions existing on the date of its opinion.

In rendering its opinion, Austin made the following assumptions:

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The spin-off will be treated as a tax-free spin-off under Section 355 of the Internal Revenue Code and the merger will be treated as a tax-free reorganization under Section 368(a) of the Internal Revenue Code;

•
All material governmental, regulatory and other consents and approvals necessary for the consummation of the Merger would be obtained without any adverse effect on Rurban, RDSI and New Core or the anticipated benefits of the Merger; and

•	Rurban, RDSI and New Core have provided all of the information that might be material to Austin in its review.

In connection with its opinion, Austin reviewed:

•	The Merger Agreement and all related documents and contracts;

•	Audited financial statements of Rurban for the years-ended December 31, 2006, 2007 and 2008 and the unaudited financial statements of Rurban for the nine month period ending September 30, 2009;

•	Audited financial statements of RDSI for the years-ended December 31, 2007 and 2008 and the unaudited financial statements of RDSI for the nine month period ending September 30, 2009;

•
Audited financial statements of New Core for the twelve month period ending December 31, 2008 and the unaudited financial statements of New Core for the nine month period ending September 30, 2009; and

•	Financial and operating information with respect to the business, operations and prospects of Rurban, RDSI and New Core.

In addition, Austin:

•	Held discussions with management of Rurban, RDSI and New Core regarding the historical and current business operations, financial condition and future prospects of their respective companies;

•	Reviewed financial and market data of companies in a similar line of business as RDSI; and

•	Conducted such other studies, analyses, inquiries and examinations as Austin deemed appropriate.

The following is a summary of certain analyses performed by Austin in connection with its opinion provided to Rurban’s board of directors.  The summary does not purport to be a complete description of the analyses performed by Austin.

Summary of Financial Terms of Agreement.  Austin reviewed the financial terms of the proposed transaction.  Under the terms of the Merger, New Core shareholders will receive between 15.5% and 26.8% of the aggregate RDSI common shares outstanding immediately following the spin-off and the merger.  The merger consideration will be calculated and paid as follows:

•
Closing Consideration.  Upon the closing of the merger, RDSI will issue to the New Core shareholders a number of RDSI common shares calculated based on the relative values of RDSI and New Core.  The values of RDSI and New Core will be computed using formulas set forth in the Merger Agreement as of a month-end prior to the closing of the merger.  The computed value of RDSI will be derived from RDSI’s results of operations for the twelve (12) months prior to the valuation date.  The computed value of New Core will be calculated as the sum of $6,500,000 and ascribed revenue and income results based on contracts with financial institutions for New Core’s Single SourceTM software system and related services.  Notwithstanding the foregoing calculations, the Merger Agreement provides that the New Core shareholders, in the aggregate, will be entitled to receive a minimum number of RDSI common shares equal to 15.5% of the pro forma RDSI common shares outstanding immediately after the merger (the “Initial Shares”).

•
Earn-Out Consideration.  Following the consummation of the merger, in addition to the closing consideration, the New Core shareholders will be entitled to receive additional RDSI common shares as earn-out consideration.  The earn-out consideration will be calculated based on ascribed revenue and income results from contracts entered into before December 31, 2011 under which the financial institution customer is converted to New Core’s Single SourceTM software system on or before December 31, 2012.  The earn-out consideration is subject to certain adjustments set forth in the Merger Agreement.  In addition, the Merger Agreement provides that the aggregate number of RDSI common shares issued to New Core shareholders may not exceed the Initial Shares issued to New Core shareholders, resulting in a maximum ownership position of 26.8% to New Core shareholders.

Financial Statement Review.  Austin reviewed the financial statements of Rurban, RDSI and New Core.  It was noted that:

•
RDSI reported gross revenues of $21.7 million and $15.9 million for 2008 and the nine months ending September 30, 2009, respectively.  RDSI’s revenue approximated 48% and 42% of Rurban’s consolidated revenue for 2008 and the nine month period ending September 30, 2009, respectively.

•
RDSI reported net income of $2.8 million in 2008 and $1.4 million for the nine month period ending 2009.  RDSI’s net income approximated 54% and 61% of Rurban’s consolidated net income for 2008 and the nine month period ending September 30, 2009, respectively.

•
As of September 30, 2009, RDSI reported total equity capital of $14.4 million and tangible equity of $7.4 million.  RDSI’s tangible equity capital represented 22% of Rurban’s consolidated tangible equity capital of $34.5 million.

•
Rurban’s remaining operations principally consist of the banking operations of State Bank.  State Bank had total assets of $653 million and total equity of $68.0 million at September 30, 2009.  State Bank reported net income of $4.6 million in 2008 and $2.6 million for the nine month period ending September 30, 2009.

•
New Core was classified as a research and development firm until September 2007, at which time it became operational.  New Core generated total revenue of $273,000 in 2008 and $180,000 for the nine month period ending September 30, 2009.  New Core’s net operating loss was $1.96 million in 2008 and $2.19 million for the nine months ended September 30, 2009.

•	New Core’s total equity was a negative $4.3 million as of September 30, 2009. New Core’s 2009 development costs and operating deficit were funded in part by a $3.0 million loan from RDSI.

Computed Valuation Per Merger Agreement.  Based on the valuation formulas and ownership exchange calculations defined in the Agreement, the following values and ownership levels would have occurred as of September 30, 2009:

RDSI Computed Value	$32,068,063
New Core Computed Value	$6,792,672
New Core Value/Combined Value	17.48%

Based on the computed values of RDSI and New Core at September 30, 2009, the initial number of shares issued to New Core would be approximately 17.48% of the pro forma shares of RDSI after the merger.  It should be noted that the values computed above are based on formulas negotiated among the parties in the Merger Agreement.  These values are not intended to represent the expected trading price of RDSI shares or the market capitalization of RDSI after the spin-off.

In addition to the shares issued to New Core at closing, earn-out shares may be issued based on the performance of New Core following the merger.  Based on the pro forma projections provided by management of Rurban, it is projected that the maximum number of shares under the earn-out consideration in the Agreement will be earned by New Core in first year following the merger.  As a result, New Core’s resulting ownership in RDSI at the end of the first year following the merger is projected to be 26.8%.

Market Comparable Data.  Austin reviewed data pertaining to publicly traded companies in a similar line of business as RDSI.  Austin determined that four companies were generally comparable to RDSI: Computer Sciences Corporation, Fidelity National Information Services, Fiserv, Inc., and Jack Henry & Associates, Inc.  It is noted, however, that all four companies are significantly larger than RDSI.  The following summarizes the median financial data and stock trading multiples of the four companies compared to RDSI’s relevant data.

	Dollar Amounts in Thousands
FINANCIAL DATA (As of 9/30/09) INCOME & REVENUE (LTM Ending 9/30/09)	Comparable Company Median	RDSI
Total Assets	$8,263,250	$23,128
Total Equity	$3,472,950	$14,397
Total Revenue	$3,737,150	$21,390
Net Income	$305,050	$2,098
Profit Margin (after-tax)	8.16%	9.81%
ROAA	5.13%	9.53%
ROAE	15.34%	14.55%

STOCK DATA (As of 9/30/09)	Comparable Company Median	RDSI Computed Value
Market Capitalization	$6,165,600	$32,068
Price/Revenue	1.7	1.5
Price/Earnings	17.3	15.3
Price/Book	1.91	2.23

LTM = Last Twelve Months

For illustrative purposes, the Computed Value of RDSI per the terms of the Merger Agreement of $32.1 million was utilized as a comparison value to the comparable company median results.  It was noted that RDSI’s computed value from the Merger Agreement as a multiple of revenue at 1.5 was slightly lower than the comparable company median of 1.7.  RDSI’s computed value as a multiple of net income of 15.3 was slightly lower than the comparable company median of 17.3.  RDSI’s computed value as a multiple of book value of 2.23 was higher than the comparable company median of 1.91.

As noted previously, the Computed Value is based on formulas negotiated among the parties in the Merger Agreement.  These values are not intended to represent the expected trading price of RDSI shares or the market capitalization of RDSI after the spin-off.

Additional Analyses.  In addition to the previous analyses, Austin considered management’s projections for RDSI following the merger, including the cost savings expected to be achieved by owning the Single Source TM software compared with the license fees historically paid to a third party.  Austin also reviewed the pro forma financial statements of RDSI prepared by management reflecting the proposed merger.

Summary.  Based on the analyses performed, and as described in the opinion letter set forth in Annex D, Austin believes that the terms of the merger are fair to RDSI and Rurban, as the sole shareholder of RDSI.  The opinion expressed by Austin was based on market, economic and other relevant considerations as they existed and should be evaluated as of the date of the opinion.  Events occurring after the date of issuance of the opinion, including but not limited to, changes affecting the securities markets, the results of operations or material changes in the financial condition of RDSI or New Core could materially affect the assumptions used in preparing this opinion.

Accounting Treatment of the Merger

The merger will be accounted for under the acquisition method of accounting, and RDSI will be considered the acquirer of New Core for accounting purposes.  Accordingly, RDSI’s historical financial statements will become the historical financial statements of RDSI following the merger.  RDSI will establish a new accounting basis for the tangible and specifically identifiable intangible assets and liabilities of New Core based upon their estimated fair value on the date of the merger.

Material U.S. Federal Income Tax Consequences of the Merger

New Core expects the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.  In general, if the merger so qualifies, no gain or loss will be recognized by New Core shareholders for U.S. federal income tax purposes as a result of the merger, except with respect to any cash received instead of fractional RDSI common shares.  New Core, however, has not sought and does not intend to seek an opinion of counsel or a ruling from the Internal Revenue Service as to the U.S. federal income tax treatment of the merger.  Thus, there can be no assurance that the Internal Revenue Service will not challenge the qualification of the merger as a reorganization under Section 368(a) of the Internal Revenue Code or that any such challenge would not prevail.  New Core shareholders should consult their own tax advisors with respect to the U.S. federal income tax consequences of the merger.

Disqualification of the merger as a reorganization under Section 368(a) of the Internal Revenue Code would not adversely affect RDSI or the RDSI shareholders (or Rurban or the Rurban shareholders).

Treatment of Fractional Shares

      No fractional RDSI common shares will be issued to New Core shareholders in the merger, either as part of the closing consideration or the earn-out consideration.  Instead, each New Core shareholder who would otherwise be entitled to receive a fractional RDSI common share will receive a cash payment as determined by a formula set forth in the Merger Agreement.  Pursuant to this formula, each New Core shareholder will receive a cash payment equal to (1) the fractional RDSI common share to which such holder would otherwise be entitled, multiplied by (2) the per share computed value of RDSI immediately prior to the effective time of the merger (calculated using the formula set forth in the Merger Agreement based on RDSI’s results of operations for the twelve months prior to the valuation date).

Interests of Certain Persons in the Merger

Certain directors, officers and shareholders of Rurban, RDSI and New Core have interests in the transactions described in this information statement/proxy statement that are different from, or are in addition to, the interests of other Rurban, RDSI and New Core shareholders.  See “Interests of Certain Persons in the Transactions” beginning on page 58 for more information regarding these interests.  Rurban’s board of directors, RDSI’s board of directors and New Core’s board of directors were each aware of such interests and considered them, among other matters, in approving the Merger Agreement and the merger.

Appraisal Rights

Under the FBCA, the holders of shares of New Core common stock are entitled to appraisal rights with respect to the merger.  If the merger is completed and a New Core shareholder has complied with the requirements of the FBCA, such shareholder will be entitled to receive payment in cash for the fair value of his or her shares of New Core common stock.  In general, to preserve a shareholder’s appraisal rights, a New Core shareholder who wishes to exercise these rights must:

•
deliver to New Core, before the vote is taken at the New Core special meeting, written notice of such shareholder’s intent to demand payment for such shareholder’s shares if the proposed merger is effectuated; and

•	not vote such shareholder’s shares in favor of the proposed merger.

See “Appraisal Rights” beginning on page 124 for more information concerning these appraisal rights and the procedures to be followed to exercise them.

Market for RDSI Common Shares

Currently, RDSI is a wholly-owned subsidiary of Rurban, and no public market exists for RDSI common shares.  We cannot predict the prices at which RDSI common shares may trade following the spin-off and the merger.

Following the spin-off and the merger, RDSI anticipates that its common shares will be traded initially in the over-the-counter securities market and quoted on the Pink Sheets and/or the OTC Bulletin Board.  We cannot assure you that an active trading market will develop or be sustained for RDSI common shares after the spin-off and the merger.  The over-the-counter securities market tends to be highly illiquid, in part because the market price of stock is dependent upon information received or generated by a limited number of broker-dealers that make markets in particular stocks.  There is also a greater chance of market volatility for securities that trade over-the-counter as opposed to a national securities exchange. This volatility is due to a variety of factors, including lower trading volume, absence of consistent administrative supervision of “bid” and “ask” quotations, and market conditions.

Pursuant to the terms of the Merger Agreement, RDSI has agreed to use its commercially reasonable efforts to cause the RDSI common shares to be approved for listing on The NASDAQ Stock Market as soon as practicable following the effective date of the merger, subject to RDSI’s satisfaction of applicable listing requirements.  There can be no assurance if or when RDSI will be able to satisfy the applicable NASDAQ listing requirements, or that the RDSI common shares will ever be listed for trading on The NASDAQ Stock Market or another stock exchange.  See “Risk Factors — Risks Relating to RDSI’s Common Shares” beginning on page 25 for additional factors that may affect RDSI common shares after the spin-off and the merger.

The transfer agent and registrar for RDSI common shares is Registrar and Transfer Company:

Registrar and Transfer Company
10 Commerce Drive
Cranford, NJ  07016
(800) 368-5948

Resale Restrictions on RDSI Common Shares Received in the Merger

The RDSI common shares to be issued to New Core shareholders in the merger will be issued in reliance upon an exemption from registration under the federal securities laws and under the securities laws of various states.  Neither the SEC nor any state securities authority has made a determination that the RDSI common shares are exempt from registration.  New Core shareholders who receive RDSI common shares in the merger will be permitted to sell their RDSI common shares only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144 under the Securities Act.

Pursuant to Rule 144, New Core shareholders are generally permitted to publicly sell RDSI common shares received in the merger only if six months have elapsed since the date of the issuance of the shares pursuant to the merger and there is adequate current public information regarding RDSI.

New Core shareholders who are deemed to be “affiliates” of RDSI after the merger must also comply with additional requirements imposed by Rule 144 in order to publicly sell their RDSI common shares received in the merger.  An “affiliate” of RDSI is a person who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with RDSI, and generally includes RDSI’s officers and directors, as well as its significant shareholders.  In general, Rule 144 requires that:  (1) there must be adequate current public information regarding RDSI; (2) the number of RDSI common shares sold during any three-month period by the person must not exceed 1% of the outstanding RDSI common shares; (3) the sale must be conducted through an ordinary brokerage transaction; and (4) the person must comply with the filing requirements of Rule 144, if applicable.

Stop transfer instructions will be given by RDSI to its transfer agent with respect to the RDSI common shares to be received by New Core shareholders in the merger, and any certificates for these shares will be appropriately legended.

THE MERGER AGREEMENT

The following is a summary of the material terms and provisions of the Merger Agreement, which is attached to this information statement/proxy statement as Annex A and incorporated herein by reference. You are encouraged to read carefully the full text of the Merger Agreement.

Structure of the Merger

On April 25, 2009, RDSI, New Core and NC Merger Corp. entered into an Agreement and Plan of Merger.  On December 29, 2009, RDSI, New Core and NC Merger Corp. entered into a First Amendment to Agreement and Plan of Merger.  The Agreement and Plan of Merger, as amended by the First Amendment to Agreement and Plan of Merger, is referred to throughout this information statement/proxy statement as the “Merger Agreement.”

The Merger Agreement provides for the merger of NC Merger Corp., a newly formed, wholly-owned subsidiary of RDSI, with and into New Core.  As a result of the merger, the separate corporate existence of NC Merger Corp. will terminate and New Core will survive the merger as a wholly-owned subsidiary of RDSI.

Completion and Effectiveness of the Merger

RDSI, NC Merger Corp. and New Core will complete the merger when all of the conditions to the completion of the merger contained in the Merger Agreement have been satisfied or waived (if permitted by applicable law).  See “— Conditions to the Completion of the Merger” below for more information.  The merger will become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Ohio and the articles of merger are duly filed with the Secretary of State of the State of Florida, or at such other time as RDSI and New Core shall agree and specify in the certificate of merger and articles of merger.

Conversion of New Core Common Stock in the Merger

Upon completion of the merger (other than with respect to shares of New Core common stock held by shareholders seeking appraisal rights, which will be treated as described in “— Appraisal Rights” below), all of the shares of New Core common stock will be converted into the right to receive common shares of RDSI.  Notwithstanding the foregoing, all shares of New Core common stock held in New Core’s treasury will be cancelled and will cease to exist, and no RDSI common shares or other consideration will be delivered in exchange for such treasury shares.  New Core shareholders will receive a minimum of 891,650 RDSI common shares, which will represent 15.5% of the aggregate RDSI common shares outstanding immediately following the spin-off and the merger, and may receive up to 891,650 additional RDSI common shares pursuant to the terms of the Merger Agreement.  The merger consideration will be calculated and paid as follows:

•
Closing Consideration.  Upon the closing of the merger, RDSI will issue to the New Core shareholders a number of RDSI common shares calculated based on the relative values of RDSI and New Core.  The values of RDSI and New Core will be computed using formulas set forth in the Merger Agreement as of a month-end prior to the closing of the merger.  The computed value of RDSI will be derived from RDSI’s results of operations for the twelve months prior to the valuation date.  The computed value of New Core will be calculated as the sum of $6,500,000 and ascribed revenue and income results based on contracts with financial institutions for New Core’s Single SourceTM software system and related services.  Notwithstanding the foregoing calculations, the Merger Agreement provides that the New Core shareholders, in the aggregate, will be entitled to receive a minimum number of RDSI common shares as closing consideration equal to 15.5% of the aggregate RDSI common shares outstanding immediately following the spin-off and the merger.

•
Holdback Shares.  An aggregate of 25% of the RDSI common shares issued to New Core shareholders as closing consideration will be deposited on the closing date with an escrow agent to be held for twelve months following the effective time of the merger (or, if later, June 30, 2011) to support certain indemnification obligations of New Core under the Merger Agreement.  The RDSI common shares held in escrow will reduce the closing consideration issued to New Core shareholders at closing on a pro rata basis.  Upon expiration of the holdback period, the RDSI common shares held in escrow, together with any dividends paid on such shares, will be delivered to the New Core shareholders, after subtracting any shares delivered to RDSI under the Merger Agreement to satisfy claims for indemnification.

•
Earn-Out Consideration.  Following the consummation of the merger, in addition to the closing consideration, the New Core shareholders will be entitled to receive additional RDSI common shares as earn-out consideration.  The earn-out consideration will be calculated based on ascribed revenue and income results based on contracts entered into before December 31, 2011 under which the financial institution customer is converted to New Core’s Single SourceTM software system on or before December 31, 2012.  The earn-out consideration is subject to certain adjustments and limitations set forth in the Merger Agreement.

All calculations necessary for the computation of the closing consideration and the earn-out consideration will be made by Plante & Moran, PLLC or the then current external or internal accounting firm of RDSI.  The accountants will have unrestricted access to the books and records of RDSI and New Core to confirm such calculations.  The decision of the accountants will be final and binding on the parties.

As of the effective time of the merger, all shares of New Core common stock will no longer be outstanding and will automatically be cancelled and will cease to exist.  Holders of certificates for shares of New Core common stock that, immediately prior to the effective time of the merger, represented any shares of New Core common stock will cease to have any rights with respect to such certificates, except for the right to receive the applicable merger consideration.

Fractional Shares

No fractional RDSI common shares will be issued to New Core shareholders in the merger, either as part of the closing consideration or the earn-out consideration, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a shareholder of RDSI.  Instead, each New Core shareholder who would otherwise be entitled to receive a fractional RDSI common share will receive a cash payment as determined by a formula set forth in the Merger Agreement.  Pursuant to this formula, each New Core shareholder will receive a cash payment equal to (1) the fractional RDSI common share to which such holder would otherwise be entitled, multiplied by (2) the per share computed value of RDSI immediately prior to the effective time of the merger (calculated using the formula set forth in the Merger Agreement based on RDSI’s results of operations for the twelve months prior to the valuation date).  No interest will be payable upon any such cash payment.

Exchange Procedures

Within three business days after the effective time of the merger, RDSI will mail to each holder of record of New Core common stock a letter of transmittal and instructions for effecting the surrender of the certificates for shares of New Core common stock in exchange for RDSI common shares (plus cash in lieu of any fractional shares).  Upon surrender of a certificate for cancellation to RDSI, together with a duly completed and validly executed letter of transmittal, the holder of such certificate will be entitled to receive a certificate evidencing the RDSI common shares and the cash in lieu of fractional shares to which the holder is entitled under the Merger Agreement, and the certificate so surrendered will immediately be cancelled.  Until surrendered, each certificate will be deemed at any time after the effective time to represent only the right to receive, upon such surrender, the applicable merger consideration.

Holders of New Core common stock should not send in their certificates until they receive a letter of transmittal from RDSI with instructions for the surrender of such certificates.

Appraisal Rights

If any shareholder that is entitled to appraisal rights demands to be paid the “fair value” of such holder’s shares of New Core common stock and complies with all conditions and obligations necessary to perfect appraisal rights in accordance with applicable provisions of the FBCA, such shares of New Core common stock will not be converted into the right to receive the merger consideration.  Instead, such shareholder will be entitled to payment of the fair value of such shares in accordance with the FBCA, and the shares held by such shareholder will be cancelled and extinguished in accordance with the Merger Agreement.  If any shareholder fails to perfect or effectively withdraws the right to appraisal, the shares of New Core common stock held by such shareholder will be treated as though such shares had been converted into the merger consideration.  See “Appraisal Rights” beginning on page 124 for more information regarding appraisal rights.

New Core will give RDSI prompt notice of any written demands relating to the exercise of appraisal rights, and RDSI will have the opportunity to participate in all negotiations and proceedings with respect to the exercise of appraisal rights.  New Core will not, without the prior written consent of RDSI, voluntarily make any payment or offer to settle with respect to any exercise of appraisal rights.

Distributions With Respect to Unexchanged Shares

No dividends or other distributions declared or made after the effective time of the merger with respect to RDSI common shares having a record date after the effective time shall be paid to the holder of any unsurrendered certificate for shares of New Core common stock until the holder of record of such certificate surrenders such certificate.

Transfers of Ownership and Lost Stock Certificates

In the event that the issuance of RDSI common shares or payment of cash in lieu of fractional shares is to be made to a person other than the person in whose name a certificate for shares of New Core common stock surrendered is registered, the certificate surrendered shall be properly endorsed or otherwise in proper form for transfer and the person requesting such issuance or payment shall pay any applicable transfer or other taxes or establish to the satisfaction of RDSI that such taxes have been paid or are not applicable.

If any certificate to be surrendered in the merger shall have been lost, stolen or destroyed, RDSI will issue the merger consideration relating to such lost, stolen or destroyed certificate upon the presentation of:

•	evidence to the reasonable satisfaction of RDSI that such certificate has been lost, stolen or destroyed;

•
evidence to the reasonable satisfaction of RDSI that the holder is the owner of the shares represented by such certificate and would be entitled to present such certificate for exchange pursuant to the Merger Agreement; and

•	such security or indemnity as may be reasonably requested by RDSI to indemnify and hold RDSI harmless from the issuance of the merger consideration to such holder.

Pre-Merger Transactions and Agreements

In connection with entering into the Merger Agreement, RDSI and New Core entered into the following related agreements (collectively, the “Ancillary Agreements”):

•
a Subordinated Loan Agreement and related documents pursuant to which RDSI agreed to lend to New Core up to $5 million for the purpose of funding the continued development of New Core’s Single SourceTM software system and other working capital needs;

•	a Reseller Software License and Support Agreement pursuant to which RDSI is granted rights as the exclusive provider of the Single SourceTM software system;

•
Voting Agreements with certain shareholders of New Core pursuant to which such shareholders agreed, subject to limited exceptions, to vote all of their shares of New Core common stock for the approval of the Merger Agreement and the merger; and

•
A Shareholder Representative Agreement with all of the shareholders of New Core pursuant to which the shareholders acknowledged and agreed that they would each contribute their respective pro rata portion of the RDSI common shares issued as closing consideration to be held in escrow for twelve months following the effective time of the merger (or, if later, June 30, 2011) to support certain indemnification obligations of New Core under the Merger Agreement.

See “Material Contracts Between RDSI and New Core” beginning on page 61 for more information regarding these agreements.

Representations and Warranties

New Core made a number of representations and warranties to RDSI and NC Merger Corp. in the Merger Agreement regarding aspects of its business, financial condition and structure, as well as other facts pertinent to the merger, including representations and warranties relating to the following subject matters:

•	organization, good standing and qualification to do business;

•	ownership of subsidiaries;

•	capital structure, record and beneficial owners of its common stock, and outstanding options, warrants and other rights, obligations and agreements regarding its common stock;

•
corporate power and authority to enter into the Merger Agreement and the Ancillary Agreements and to consummate the transactions contemplated by the Merger Agreement and the Ancillary Agreements and the enforceability of the Merger Agreement and the Ancillary Agreements;

•
absence of any conflict with, default under, or violation of, the articles of incorporation and bylaws of New Core, certain material contracts or any applicable legal requirements resulting from the execution of the Merger Agreement and the Ancillary Agreements or the completion of the merger;

•	required governmental and regulatory approvals and filings;

•	delivery and accuracy of financial statements;

•
accuracy of information supplied by New Core for inclusion in this information statement/proxy statement and the registration statement to be filed by RDSI in connection with the spin-off and the merger;

•	actions taken by New Core’s board of directors to approve the Merger Agreement and recommend that the New Core shareholders approve and adopt the Merger Agreement and the merger;

•	the vote of New Core shareholders required to approve the Merger Agreement and complete the merger;

•	compliance with applicable legal requirements and possession of, and compliance with, all permits required for the operation of New Core’s business;

•	litigation;

•	the absence of certain changes and events, including any material adverse effect on New Core, since December 31, 2008;

•	environmental matters;

•
intellectual property, including the ownership and enforceability of licenses and software, absence of pending or threatened claims of misappropriation or infringement, protection of trade secrets and confidential information and absence of  encumbrances and security breaches;

•	good and valid title to, or valid leasehold interests in, all material tangible properties and assets used in its business, and the absence of encumbrances;

•	the ownership and sufficiency of all material information technology used in New Core’s business;

•	absence of brokers and finders;

•	taxes, including tax matters relating to the merger qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

•
material contracts, including non-competition agreements, employee benefit plans, the effect of the merger on such material contract, and the absence of violations or defaults under such material contracts;

•	employee benefits and labor relations;

•	insurance; and

•	permitted liens.

RDSI and NC Merger Corp. each made a number of representations and warranties to New Core in the Merger Agreement, including representations and warranties relating to the following subject matters:

•	organization, good standing and qualification to do business of RDSI and NC Merger Corp.;

•
capital structure, record and beneficial ownership of common shares, and outstanding options, warrants and other rights, obligations and agreements regarding the common shares of RDSI and NC Merger Corp.;

•	authorization and validity of the RDSI common shares to be issued in the merger;

•
corporate power and authority of RDSI and NC Merger Corp. to enter into the Merger Agreement and the Ancillary Agreements and to consummate the transactions contemplated by the Merger Agreement and the Ancillary Agreements, and the enforceability of the Merger Agreement and the Ancillary Agreements;

•
absence of any conflict with, default under, or violation of, the articles of incorporation and regulations of RDSI and NC Merger Corp., certain material contracts or any applicable legal requirements resulting from the execution of the Merger Agreement and the Ancillary Agreements or the completion of the merger;

•	the approval of the Merger Agreement and the merger by the boards of directors of Rurban, RDSI and NC Merger Corp.;

•	delivery and accuracy of financial statements of RDSI;

•
accuracy of information supplied by Rurban and RDSI for inclusion in this information statement/proxy statement and the registration statement to be filed by RDSI to register the RDSI common shares under the Exchange Act;

•	compliance with applicable legal requirements and possession of, and compliance with, all permits required for the operation of RDSI’s business;

•	litigation affecting RDSI;

•	the absence of certain changes and events, including any material adverse effect on RDSI, since December 31, 2009;

•
intellectual property of RDSI, including the ownership or licensing of all intellectual property used in or necessary for RDSI’s business, absence of infringement or other violations, and compliance with applicable licenses;

•	good and valid title to, or valid leasehold interests in, all material tangible properties and assets used in RDSI’s business;

•	brokers and finders;

•
material contracts of RDSI, including non-competition agreements, employee benefit plans, the effect of the merger on such material contracts, and the absence of violations or defaults under such material contracts; and

•	labor relations of RDSI.

The foregoing description of the representations and warranties of New Core, RDSI and NC Merger Corp. is included to provide investors with information regarding the terms of the Merger Agreement.  Many of the representations and warranties contained in the Merger Agreement are subject to materiality qualifications, knowledge qualifications and/or information contained in confidential disclosure schedules that the parties have exchanged in connection with signing the Merger Agreement.  Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts at the time they were made or otherwise.

New Core’s Conduct of Business Before Completion of the Merger

Under the Merger Agreement, New Core has agreed that, until the effective time of the merger, or unless RDSI consents in writing, New Core shall conduct its business in the ordinary course, consistent with past practice, and use all reasonable efforts to preserve intact its present business organizations, keep available the services of its current officers and key employees, preserve its relationships with customers, suppliers and others.  New Core has also agreed to use commercially reasonable efforts to continue the development of its Single SourceTM software system, working towards a full-featured system on or before December 31, 2010.  In furtherance of these covenants, New Core has agreed not to take, or propose to take, any of the following actions, without the prior written consent of RDSI, unless otherwise expressly permitted under the Merger Agreement:

•
enter into any new material line of business or incur or commit to any capital expenditures other than capital expenditures incurred or committed to in the ordinary course of business consistent with past practice;

•
(1) declare or pay any dividends on or make other distributions in respect of its capital stock, other than dividends in amounts necessary for shareholders to pay income taxes or cash dividends out of retained earnings not to exceed $50,000 in the aggregate for any fiscal year, (2) split, combine or reclassify its capital stock or issue any other securities or (3) repurchase, redeem or acquire any shares of its capital stock;

•	except for the issuance of shares of New Core stock upon the exercise of certain warrants identified in the Merger Agreement, issue, deliver, sell, pledge or encumber any shares of its capital stock;

•	except to the extent required to comply with its obligations under the Merger Agreement or applicable law, amend its articles of incorporation, bylaws or other governing documents;

•	acquire by merger, consolidation or otherwise any corporation or other business organization, or otherwise acquire any material assets;

•
sell, lease, license or otherwise encumber or dispose of any of its assets, other than (1) the license of software to financial institutions for their own use pursuant to existing contracts, (2) the sale of equipment acquired in the ordinary course of business for resale within six months and (3) the sale of other tangible assets having an aggregate book value of not more than $10,000;

•
(1) make any loans, advances or capital contributions to, or investments in, any other person, other than pursuant to contracts or obligations as in effect as of the date of the Merger Agreement, or (2) create, incur or assume any indebtedness, issuances of debt securities, guarantees or advances not in existence as of the date of the Merger Agreement, other than indebtedness (a) incurred to RDSI, (b) in the ordinary course of business which does not exceed $50,000 in the aggregate or (c) for the acquisition of equipment in the ordinary course of business which was acquired by New Core for resale within six months;

•	take any action that would prevent or impede the merger from qualifying as a reorganization under Section 368(a) of the Internal Revenue Code;

•
except as required by applicable law or by the terms of agreements in effect as of the time of the Merger Agreement, (1) increase the amount of compensation or benefits of any director, officer or employee of New Core, (2) pay any pension, retirement, savings or profit-sharing allowance to any director, officer or employee, (3) enter into any contract with any of its employees regarding employment, compensation or benefits, (4) adopt or amend any employee benefit plans in which any of its employees participates, (5) make any contributions, other than regularly scheduled contributions, to any such employee benefit plans or (6) grant or issue any stock options or other stock-based compensation to any director, officer or employee of New Core;

•	except as required by a governmental entity, make any change in its methods of accounting;

•
(1) change its fiscal year, (2) make or change any tax election to settle any income tax liability or consent to the extension or waiver of any statute of limitations with respect to taxes, (3) file any amended tax return or (4) surrender any right to claim a refund of taxes;

•
enter into any contracts that limit or otherwise restrict New Core or that would, after the effective time of the merger, limit or restrict RDSI or any of its subsidiaries or affiliates, from engaging or competing in any line of business in any geographic area;

•	enter into any contracts that grant to a third party (other than RDSI) any exclusive rights with respect to New Core’s software or other intellectual property; or

•
enter into any contracts for New Core’s services or products with financial institutions having a term of less than three years or which provides pricing lower than the current pricing offered by New Core.

RDSI’s Conduct of Business Before Completion of the Merger

Under the Merger Agreement, RDSI has agreed that, until the effective time of the merger, or unless New Core consents in writing, RDSI shall conduct its business in the ordinary course, consistent with past practice, and use all reasonable efforts to preserve intact its present business organizations, keep available the services of its current officers and key employees, preserve its relationships with customers, suppliers and others.  In furtherance of these covenants, RDSI has agreed not to take, or propose to take, any of the following actions, without the prior written consent of New Core, unless otherwise expressly permitted under the Merger Agreement:

•	permit NC Merger Corp. to engage in any business activity or incur any liabilities or obligations, except as necessary to consummate the transactions contemplated by the Merger Agreement;

•
(1) declare or pay any dividends on or make other distributions in respect of the capital stock of RDSI, (2) split, combine or reclassify the capital stock of RDSI or NC Merger Corp. or issue any other securities of RDSI or NC Merger Corp. or (3) repurchase, redeem or acquire any shares of capital stock of RDSI or NC Merger Corp.;

•	issue, deliver, sell, pledge or encumber any shares of capital stock of RDSI or NC Merger Corp.;

•
except to the extent required in connection with the spin-off or to comply with their obligations under the Merger Agreement or applicable law, amend the articles of incorporation or regulations of RDSI or NC Merger Corp.;

•	take any action that would prevent or impede the merger from qualifying as a reorganization under Section 368(a) of the Internal Revenue Code; or

•
enter into any contracts that would, after the effective time of the merger, bind RDSI or NC Merger Corp. or limit or restrict RDSI or NC Merger Corp. or any of their respective subsidiaries or affiliates from engaging or competing in any line of business in any geographic area.

No Solicitation of Acquisition Proposals

The Merger Agreement contains provisions restricting New Core’s ability to seek an alternative transaction.  Under these provisions, New Core has agreed that, until the earlier of the effective time of the merger or the termination of the Merger Agreement, it will not, and it will use reasonable best efforts to ensure that its officers, directors, employees, agents and representatives will not, directly or indirectly:

•	initiate, solicit, encourage or knowingly facilitate any inquiries or the making of any proposal or offer with respect to, or a transaction to effect, any acquisition proposal;

•
engage in any negotiations or discussions with, or provide any confidential information or data to, any person (other than Rurban, RDSI or NC Merger Corp. or their affiliates or representatives) relating to any acquisition proposal;

•	approve or recommend, or propose publicly to approve or recommend, any acquisition proposal; or

•
approve, recommend, execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or any other agreement with respect to any acquisition proposal.

For purposes of the Merger Agreement, the term “acquisition proposal” means any inquiry, proposal or offer from any person (other than Rurban, RDSI or NC Merger Corp. or any of their subsidiaries), with respect to:

•	a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving New Core;

•	any purchase or sale or other disposition of assets of New Core except as otherwise permitted by the Merger Agreement; or

•
any purchase or sale of, tender or exchange offer for, or similar transaction with respect to, the equity securities of New Core that, if consummated, would result in any person beneficially owning securities representing 20% or more of the total voting power of New Core.

Additional Covenants of New Core and RDSI

Preparation and Filing of Registration Statement.  Pursuant to the Merger Agreement, RDSI agreed to prepare and file with the SEC the registration statement to which this information statement/proxy statement is attached as an exhibit for the purpose of registering the RDSI common shares under the Exchange Act.  New Core agreed to furnish to RDSI all information concerning New Core as is required by the SEC in connection with the preparation of the registration statement.  RDSI and New Core agreed to promptly provide copies, consult with each other and prepare written responses with respect to any written comments received from the SEC with respect to the registration statement and/or the information statement/proxy statement.  RDSI and New Core also agreed to cooperate in preparing and filing with the SEC any amendment or supplement to the registration statement or to this information statement/proxy statement.  Each of RDSI and New Core agreed to use its reasonable efforts to cause the information statement/proxy statement to be mailed to its shareholders promptly after the registration statement becomes effective under the Exchange Act.

Required Vote of New Core Shareholders.  New Core has agreed to use its reasonable efforts to obtain the required vote of the New Core shareholders to approve and adopt the Merger Agreement and the merger in compliance with the FBCA as soon as practicable following the delivery of the information statement/proxy statement to the New Core shareholders by either (1) delivering requests for written consents from the New Core shareholders, together with any required notices, in compliance with the FBCA or (2) calling and holding a meeting of the New Core shareholders and submitting for a vote by the New Core shareholders the approval and adoption of the Merger Agreement and the merger.  New Core’s board of directors has agreed to recommend the approval and adoption of the Merger Agreement and the merger by the New Core shareholders.

Delivery of Financial Information.  Until the effective time of the merger, RDSI and New Core have agreed to deliver to each other certain financial information, including (1) monthly and quarterly unaudited financial statements, consisting of balance sheets and the related statements of income and cash flows, within 15 days following the end of each calendar month or quarter, and (2) annual audited financial statements, consisting of a balance sheet, the related statements of income, stockholders’ equity and cash flows and an unqualified report of an independent registered accounting firm, within 75 days following the end of each fiscal year.

Reasonable Best Efforts.  Subject to the terms of the Merger Agreement, RDSI and New Core have agreed to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with each other in doing or causing to be done, all things necessary, proper or advisable under the Merger Agreement and applicable law to consummate the merger as soon as practicable.

Employee Benefits Matters.  RDSI and New Core have agreed to cooperate with each other in reviewing, evaluating and analyzing RDSI’s benefit plans with a view towards providing appropriate benefit plans for the employees of the combined company following the merger.

Accounting Matters.  New Core has agreed to use reasonable best efforts to cause to be delivered to Rurban, upon Rurban’s request, one or more comfort letters from New Core’s independent public accountants in form and substance reasonably satisfactory to Rurban in connection with the registration statement.

RDSI Board of Directors.  Subject to the requirements of applicable law, RDSI has agreed to take all actions necessary to cause John J. Aranowicz to be appointed or elected as a director of RDSI at the effective time of the merger, to serve for a term ending at the next annual meeting of shareholders of RDSI (or such longer term of the class of directors to which Mr. Aranowicz is appointed or elected if RDSI’s articles of incorporation or regulations provide for a classified board of directors with staggered terms).

NASDAQ Listing.  RDSI has agreed to use its commercially reasonable efforts to cause the RDSI common shares, including the RDSI common shares to be issued in the merger, to be approved for listing on The NASDAQ Stock Market as soon as practicable following the effective time of the merger, subject to RDSI’s satisfaction of the applicable listing requirements of The NASDAQ Stock Market.  There can be no assurance if or when RDSI will be able to satisfy the applicable NASDAQ listing requirements, or that the RDSI common shares will ever be listed for trading on The NASDAQ Stock Market or another stock exchange.

Internal Controls.  New Core has agreed to use its reasonable best efforts to take, or cause to be taken, such actions reasonably requested by RDSI to enable the combined company, following the effective time of the merger, to establish and maintain a system of internal control over financial reporting (as defined under the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparations of financial statements for external purposes in accordance with generally accepted accounting principles.

Conditions to the Completion of the Merger

Conditions to RDSI’s and New Core’s Obligations to Complete the Merger.  The respective obligations of each party to effect the merger are subject to the satisfaction or waiver at or prior to the effective time of each of the following conditions:

•	the Merger Agreement and the merger shall have been approved and adopted by the New Core shareholders;

•
no applicable laws shall have been adopted or enforced by any governmental entity, and no temporary restraining order, injunction or other order issued by a court or other governmental entity shall be in effect, having the effect of making the merger illegal or otherwise prohibiting consummation of the merger;

•	no proceeding initiated by any governmental entity seeking, and which is reasonably likely to result in the granting of, an injunction shall be pending;

•
all consents, approvals, orders or authorizations of, or filings, registrations or notices with, any governmental entity required to consummate the merger shall have been filed, made or obtained and shall be in full force and effect;

•	the registration statement shall be effective under the Exchange Act; and

•	Rurban shall have completed the spin-off of RDSI to its shareholders.

Additional Conditions to New Core’s Obligation to Complete the Merger.  The obligation of New Core to effect the merger is also subject to the satisfaction at or prior to the effective time of the merger of each of the following conditions, any of which may be waived by New Core:

•
the representations and warranties of RDSI set forth in the Merger Agreement shall be true and correct as of the closing date as though made on and as of the closing date (except for those representations and warranties that address matters as of another date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on RDSI, and New Core shall have received a certificate of RDSI executed by an executive officer of RDSI to such effect;

•
RDSI shall have performed or complied in all material respects with all agreements and covenants required to be performed by RDSI under the Merger Agreement at or prior to the closing date, and New Core shall have received a certificate of RDSI executed by an executive officer of RDSI to such effect;

•	no event, circumstance or development that has had or could reasonably be expected to have a material adverse effect on RDSI shall have occurred; and

•	there shall be no continuing, uncured breach by RDSI of any of the Ancillary Agreements.

Additional Conditions to RDSI’s Obligation to Complete the Merger.  The obligation of RDSI to effect the merger is also subject to the satisfaction at or prior to the effective time of the merger of each of the following conditions, any of which may be waived by RDSI:

•
the representations and warranties of New Core set forth in the Merger Agreement shall be true and correct as of the closing date as though made on and as of the closing date (except for those representations and warranties that address matters as of another date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on New Core, and RDSI shall have received a certificate of New Core executed by an executive officer of New Core to such effect;

•
New Core shall have performed or complied in all material respects with all agreements and covenants required to be performed by New Core under the Merger Agreement at or prior to the closing date, and RDSI shall have received a certificate of New Core executed by an executive officer of New Core to such effect;

•
all warrants to purchase shares of New Core common stock shall have been exercised in full in accordance with their terms or otherwise cancelled and terminated, and no such warrants (or any rights of any holders with respect thereto) shall be outstanding;

•	no event, circumstance or development that has had or could reasonably be expected to have a material adverse effect on New Core shall have occurred;

•
New Core shall have entered into contracts for New Core services with at least ten financial institutions and shall have converted at least three financial institution contracts to its Single SourceTM software;

•	there shall be no continuing, uncured breach by New Core of any of the Ancillary Agreements;

•
New Core shall have delivered to RDSI at or prior to the closing date a properly executed statement satisfying applicable tax laws indicating that New Core is not, and has not been, a U.S. real property holding corporation; and

•	the holders of more than 5% of the outstanding shares of New Core common stock shall not have perfected their appraisal rights under the FBCA in connection with the merger proposal.

Termination of the Merger Agreement

Termination by RDSI or New Core.  Either RDSI or New Core, by action of its respective board of directors, may terminate the Merger Agreement and abandon the merger at any time prior to the effective time if:

•	RDSI and New Core agree to terminate the Merger Agreement by mutual written consent;

•
the merger has not been consummated by December 31, 2010, or such later date as the parties may agree by mutual written consent (the “Termination Date”), provided that the failure to consummate the merger by such date was not the result of the failure of the party seeking to terminate the Merger Agreement to fulfill any of its obligations under the Merger Agreement;

•
any governmental entity shall have (1) issued a non-appealable final judgment, order, injunction, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the merger (provided that the party seeking to terminate the Merger Agreement shall have used its reasonable best efforts to have such judgment, order, injunction, decree, ruling or other action vacated or lifted) or (2) failed to issue an order, decree or ruling, or to take any other action, necessary to fulfill any conditions to the merger; or

•
any of the following transactions shall have occurred with respect to RDSI (each, an “RDSI Sale”):  (1) the sale by Rurban of a majority of the voting securities of RDSI other than by Rurban to its subsidiaries or to its shareholders in connection with the spin-off; (2) the sale of all or substantially all of the assets of RDSI; or (3) the merger or consolidation of RDSI with any other person where RDSI is not the resulting or surviving entity, except where Rurban is the holder of at least 80% of the voting securities of the resulting surviving entity.

Termination by RDSI.  RDSI, by action of its board of directors, also may terminate the Merger Agreement and abandon the merger at any time prior to the effective time if:

•
New Core shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement such that the accuracy of New Core’s representations and warranties or the performance of New Core’s obligations under the Merger Agreement are not capable of being satisfied by the Termination Date; or

•
New Core shall have breached any of its obligations under the Ancillary Agreements and such breach has not been cured within 30 days following New Core’s receipt of written notice from RDSI of such breach.

Termination by New Core.  New Core, by action of its board of directors, also may terminate the Merger Agreement and abandon the merger at any time prior to the effective time if:

•
RDSI shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement such that the accuracy of RDSI’s representations and warranties or the performance of RDSI’s obligations under to the Merger Agreement are not capable of being satisfied by the Termination Date; or

•
RDSI shall have breached any of its obligations under the Ancillary Agreements and such breach has not been cured within 30 days following RDSI’s receipt of written notice from New Core of such breach.

Fees and Expenses

General.  The Merger Agreement provides that each party to the Merger Agreement will bear all expenses incurred by it in connection with the Merger Agreement and the merger transactions, including all expenses and fees of such party’s attorneys, accountants and financial advisors.

Termination Fee.  RDSI has agreed to pay New Core a termination fee of $500,000 if the Merger Agreement is terminated by New Core as a result of an RDSI Sale or the failure of Rurban or RDSI to complete the spin-off or to prepare and file with the SEC the registration statement to register under the Exchange Act the RDSI common shares.

Extension, Waiver and Amendment of the Merger Agreement

At any time prior to the effective time of the merger, each party, by action of its board of directors, may (1) extend the time for the performance of any of the obligations or other acts of the other parties, (2) waive any inaccuracies in the representations and warranties of the other parties or (3) waive compliance with any of the agreements or conditions of the other parties.

The Merger Agreement may be amended by action of the boards of directors of the parties at any time before or after approval by New Core shareholders, provided that, after approval by New Core shareholders, no amendment which by law requires further shareholder approval may be made to the Merger Agreement without obtaining such further approval.  All amendments to the Merger Agreement must be in writing and signed by each party.

Governing Law

The Merger Agreement is governed by, and will be construed and enforced in accordance with, the laws of the State of Ohio, except to the extent mandatory provisions of Florida law are applicable, including without limitation, provisions governing the appraisal rights of Florida corporations.

THE NEW CORE SPECIAL MEETING

Date, Time and Place

The New Core special meeting will be held at [  •  ] on [  •  ], 2010 at [  •  ] local time, and at any adjournments or postponements thereof.

Matters for Consideration

The New Core special meeting is being held for the purpose of considering and acting upon:

1. A proposal to approve and adopt the Merger Agreement and the merger provided for by the Merger Agreement, pursuant to which NC Merger Corp. will merge with and into New Core, with New Core surviving the merger as a wholly-owned subsidiary of RDSI; and

2. Such other business and matters or proposals as may properly come before the meeting or any adjournments or postponements thereof.

New Core’s board of directors has unanimously determined that the merger is in the best interests of New Core and its shareholders and has unanimously approved and adopted the Merger Agreement and the merger.  In order to complete the merger, New Core must obtain the approval of the New Core shareholders.  New Core’s board of directors unanimously recommends that the New Core shareholders vote in favor of the proposal to approve and adopt the Merger Agreement and the merger.

Certain directors, officers and shareholders of Rurban, RDSI and New Core have interests in the transactions described in this information statement/proxy statement that are different from, or are in addition to, the interests of other Rurban, RDSI and New Core shareholders.  See “Interests of Certain Persons in the Transactions” beginning on page 58 for more information regarding these interests.

Record Date; Voting Rights; Quorum

New Core’s board of directors has fixed the close of business on [  •  ], 2010 as the record date for determining holders of shares of New Core common stock entitled to notice of, and to vote at, the New Core special meeting.  Only holders of record of New Core common stock on that date will be entitled to notice of, and to vote at, the New Core special meeting.  Shareholders of record may vote their shares of New Core common stock by either:

•	attending the New Core special meeting and voting in person; or

•	completing, signing, dating and returning the enclosed proxy card in the pre-addressed envelope provided.

As of the record date, [  •  ] shares of New Core common stock were issued and outstanding and entitled to vote at the New Core special meeting.  Each share of New Core common stock entitles the holder thereof to one vote on each matter to be considered at the New Core special meeting.

The presence in person or by proxy at the New Core special meeting of the holders of at least a majority of the outstanding shares of New Core common stock entitled to vote will constitute a quorum for the New Core special meeting.  No business may be transacted at the New Core special meeting without a quorum.

Abstentions (properly signed proxies that are marked “abstain”) will be counted as present for purposes of determining whether a quorum exists at the New Core special meeting.

Required Vote

In order for the Merger Agreement and the merger to be approved and adopted, the holders of a majority of the outstanding shares of New Core common stock entitled to vote on the merger must vote for the approval and adoption of the Merger Agreement and the merger.

Because the required vote of New Core shareholders is based upon the number of outstanding shares of New Core common stock entitled to vote at the New Core special meeting, rather than upon the number of shares actually voted, the failure by the holder of any such shares to submit a proxy or vote in person at the New Core special meeting, including abstentions, will have the same effect as a vote against the merger proposal.

Voting by Proxy

New Core shareholders who vote their shares of New Core common stock by signing a proxy and submitting it in time for the New Core special meeting will have their shares voted as indicated on their proxy card.  If a proxy is properly executed but does not contain voting instructions, the proxy will be voted “FOR” the approval of the Merger Agreement and the merger, and in accordance with the discretion of the named proxies on other matters properly brought before the New Core special meeting.  New Core does not presently expect that any matter other than the merger proposal will be brought before the New Core special meeting.

Revocation of Proxies

New Core shareholders of record may revoke their proxy at any time prior to the time it is voted at the New Core special meeting.  If you are a shareholder of record, you may revoke your proxy by:

•	sending a written notice to New Core that is received prior to the New Core special meeting stating that you revoke your proxy;

•	properly completing a new proxy card bearing a later date and properly submitting it so that it is received prior to the New Core special meeting; or

•	attending the New Core special meeting and voting in person.

Simply attending the New Core special meeting, by itself, will not revoke your proxy.

Voting by Directors, Executive Officers and Certain Shareholders of New Core

The officers and directors of New Core, who beneficially owned approximately [  •  ]% of the outstanding shares of New Core common stock as of the record date, have advised New Core’s management that they intend to vote their shares of New Core common stock in favor of the approval of the Merger Agreement and the merger.  In addition, in connection with the execution of the Merger Agreement, RDSI, New Core and certain shareholders of New Core entered into Voting Agreements pursuant to which such shareholders agreed, subject to limited exceptions, to vote all of their shares of New Core common stock for the approval of the Merger Agreement and the merger.  By virtue of their ownership of New Core common stock as of the record date for the special meeting, these shareholders control approximately [  •  ]% of the voting power at the meeting.  Accordingly, the voting power of the shares held by these shareholders is sufficient to adopt the Merger Agreement and approve the merger and, as a result of the Voting Agreements, the adoption of the Merger Agreement and approval of the merger is practically assured.

Appraisal Rights

Under the FBCA, the holders of shares of New Core common stock are entitled to appraisal rights with respect to the merger.  If the merger is completed and a New Core shareholder has complied with the requirements of the FBCA, such shareholder will be entitled to receive payment in cash for the fair value of his or her shares of New Core common stock.  In general, to preserve a shareholder’s appraisal rights, a New Core shareholder who wishes to exercise these rights must:

•
deliver to New Core, before the vote is taken at the New Core special meeting, written notice of such shareholder’s intent to demand payment for such shareholder’s shares if the proposed merger is effectuated; and

•	not vote such shareholder’s shares in favor of the proposed merger.

The text of the FBCA governing appraisal rights is attached to this information statement/proxy statement as Annex E and incorporated herein by reference.  Your failure to comply with the procedures described in Annex E will result in the loss of your appraisal rights. The statutory rules and conditions governing appraisal rights is very complex, and you are urged to read Annex E very carefully.

Solicitation of Proxies

New Core is soliciting proxies for the New Core special meeting and will bear all expenses in connection with the solicitation of proxies.  New Core expects to solicit proxies for the New Core special meeting primarily by mail, but directors, officers and other employees of New Core may also solicit proxies in person or by Internet, telephone or facsimile transmission without receiving any additional compensation.

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTIONS

You should be aware that certain Rurban, RDSI and New Core directors, executive officers and shareholders have certain interests in the transactions described in this information statement/proxy statement that are different from, or are in addition to, the interests of other Rurban, RDSI and New Core shareholders.  All share ownership information is provided as of December 18, 2009.

Ownership of RDSI Common Shares

As of December 18, 2009, an aggregate of 116,393 common shares of Rurban were beneficially owned by the current directors and executive officers of RDSI (including Duane L. Sinn, who will be joining RDSI as its Executive Vice President effective upon completion of the spin-off) as a group.  As a result of the distribution of RDSI common shares to Rurban shareholders in the spin-off (based on the distribution ratio of one RDSI common share for each outstanding Rurban common share), these directors and executive officers would own an aggregate of 116,393 RDSI common shares, which would equal (1) approximately 2.39% of the total number of RDSI common shares expected to be outstanding immediately following the spin-off (but prior to the merger), (2) approximately 2.02% of the total number of RDSI common shares expected to be outstanding immediately following the spin-off and the merger, assuming the issuance of the minimum number of RDSI common shares to New Core shareholders pursuant to the terms of the Merger Agreement, and (3) approximately 1.75% of the total number of RDSI common shares expected to be outstanding immediately following the spin-off and the merger, assuming the issuance of the maximum number of RDSI common to New Core shareholders pursuant to the terms of the Merger Agreement.  See “Ownership of RDSI Common Shares” beginning on page 115 for more information.

As of December 18, 2009, John J. Aranowicz owned 56.84% of the total number of issued and outstanding shares of New Core common stock (as adjusted to reflect the assumed exercise in full of all warrants to purchase shares of New Core common stock outstanding as of such date, which warrants must be exercised in full or cancelled prior to the completion of the merger).  Based on the number of Rurban common shares issued and outstanding as of December 18, 2009, and giving effect to the distribution of RDSI common shares to Rurban shareholders in the spin-off and the issuance of RDSI common shares to New Core shareholders in the merger, Mr. Aranowicz would beneficially own an aggregate of (1) 506,814 RDSI common shares, or approximately 8.81% of the total number of RDSI common shares expected to be outstanding immediately following the spin-off and the merger, assuming the issuance of the minimum number of RDSI common shares to New Core shareholders pursuant to the terms of the Merger Agreement and (2) 1,013,628 RDSI common shares, or approximately 15.25% of the total number of RDSI common shares expected to be outstanding immediately following the spin-off and the merger, assuming the issuance of the maximum number of RDSI common shares to New Core shareholders pursuant to the terms of the Merger Agreement.  See “Ownership of RDSI Common Shares” beginning on page 115 for more information.

Directors of Rurban and RDSI

Each of the seven current members of the RDSI board of directors is expected to continue to serve as a director of RDSI following the spin-off and the merger.  In addition, in accordance with the terms of the Merger Agreement, John J. Aranowicz will be appointed or elected as a director of RDSI at the effective time of the merger.

Three of the current members of the RDSI board of directors – Richard L. Hardgrove, Steven D. VanDemark and Dr. J. Michael Walz - also serve as directors of Rurban and are expected to continue to serve as directors of Rurban following the spin-off and the merger.  Kenneth A. Joyce is expected to continue to serve as a director of RDSI following the spin-off and the merger, but Mr. Joyce will retire/resign as a director of Rurban effective as of March 31, 2010.

The table below summarizes the compensation awarded or paid to, or earned by, each of Messrs. Hardgrove, VanDemark and Walz for their service as directors of Rurban during the fiscal year ended December 31, 2008.  The compensation amounts set forth in the table include fees earned by Messrs. VanDemark and Walz for service as directors of RDSI during the fiscal year ended December 31, 2008.  Mr. Hardgrove was elected as director of RDSI in November of 2009 and, therefore, did not receive any fees for service on the RDSI board of directors in 2008.

Rurban Financial Corp.
Director Compensation Table for 2008 Fiscal Year

(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)
						Change in Pension
						Value and
	Fees Earned or		Stock	Option	Non-Equity Incentive	Nonqualified Deferred Comp.	All Other
	Paid in Cash		Awards	Awards	Plan Comp.	Earnings	Comp.	Total
Name	($)		($)	($) (1)	($)	($)	($) (2)	($)

Richard L. Hardgrove	$31,675	(3)	—	$554	—	—	—	$32,229
Steven D. VanDemark	$47,650	(4)	—	$1,953	—	—	$622	$50,225
J. Michael Walz	$33,525	(5)	—	$1,465	—	—	$1,785	$36,775

(1)
The amounts shown in column (d) reflect the expense recognized for financial statement reporting purposes, for the 2008 fiscal year, with respect to nonqualified stock options granted to each non-employee director.  The amounts are calculated in accordance with SFAS 123R and also include amounts expensed in each fiscal year with respect to awards granted to each non-employee director in prior fiscal years.

As of December 31, 2008, the aggregate number of common shares of Rurban underlying outstanding stock options held by each director was as follows:  Richard L. Hardgrove – 6,000; Steven D. VanDemark – 15,628; and J. Michael Walz – 9,221.

(2)	The amounts shown in column (g) reflect premiums paid by Rurban on the split-dollar bank-owned life insurance policies allocable to the death benefit assigned to each director’s beneficiaries.

(3)
Aggregate fees earned by or paid to Mr. Hardgrove included (a) $20,750 in fees for service on the board of directors and committees of Rurban and (b) $10,925 in fees for service on the board of directors and committees of State Bank.

(4)
Aggregate fees earned by or paid to Mr. VanDemark included (a) $30,350 in fees for service on the board of directors and committees of Rurban, (b) $11,300 in fees for service on the board of directors and committees of State Bank, and (c) $6,000 in fees for service on the board of directors of RDSI.

(5)
Aggregate fees earned by or paid to Mr. Walz included (a) $16,350 in fees for service on the board of directors and committees of Rurban, (b) $11,525 in fees for service on the board of directors and committees of State Bank, (c) $3,500 in fees for service on the board of directors of RDSI, and (d) $2,150 in fees for service on the Investment Committee of Reliance Financial Services, a division of State Bank.

For the 2010 calendar year, each director of RDSI who is not an employee of RDSI (a “non-employee director”) will receive an annual cash retainer in the amount of $10,000, which will be paid in twelve monthly installments of $833.  In addition, each non-employee director will receive an annual cash retainer of $1,000 for each committee of the board of directors on which he serves, except that the member of the Audit Committee designated as the “audit committee financial expert” will receive an annual cash retainer of $3,000.  Each non-employee director will also receive an additional $500 for each board meeting attended and $300 for each committee meeting attended.

RDSI anticipates that its non-employee directors may from time to time be granted nonqualified stock options to purchase RDSI common shares.  Any grant of such stock options would be in the discretion of the compensation committee of the board of directors of RDSI.  At this time, no stock option grants to non-employee directors of RDSI have been authorized or approved by the compensation committee.

Executive Officers of Rurban and RDSI

Kenneth A. Joyce.  In connection with the spin-off and the merger, Kenneth A. Joyce will continue to serve as Chairman and Chief Executive Officer of RDSI, and will temporarily take over the role of President of RDSI.  Mr. Joyce, who also currently serves as Rurban’s President and Chief Executive Officer, will relinquish these positions and assume the role of Executive Vice Chairman of Rurban effective January 1, 2010 through March 31, 2010.  In connection with the spin-off, Rurban and Mr. Joyce will enter into an Amended and Restated Employment Agreement that will govern Mr. Joyce’s transition from Rurban and the compensations and benefits to be provided to Mr. Joyce in connection with the transition.  See “Compensation of Executive Officers — Effect of the Spin-Off and the Merger on Agreements between Rurban and Messrs. Joyce and Sinn” beginning on page 108 for more information.

For a discussion of the proposed compensation to be received by Mr. Joyce from RDSI following the spin-off and the merger, see “Compensation of Executive Officers — Proposed Compensation Arrangements” beginning on page 109.  RDSI has not entered into a written employment agreement with Mr. Joyce at this time.  However, the board of directors of RDSI expects to consider, based on the recommendation of its compensation committee, a written employment agreement and/or a supplemental executive retirement plan agreement for Mr. Joyce prior to the completion of the spin-off and the merger.

Duane L. Sinn.  Effective upon the completion of the spin-off, Duane L. Sinn, currently Rurban’s Chief Financial Officer, will be joining RDSI as its Chief Financial Officer.  In accordance with the terms of the Separation and Distribution Agreement, Mr. Sinn’s existing Change in Control Agreement and SERP Agreement with Rurban will terminate effective as of the completion of the spin-off, and RDSI will enter into a new Change in Control Agreement and a new SERP Agreement with Mr. Sinn containing substantially the same terms as provided under his current agreements with Rurban.  See “Compensation of Executive Officers — Change in Control Agreement Between Rurban and Mr. Sinn” beginning on page 102 and “Compensation of Executive Officers — SERP Agreements Between Rurban and Messrs. Joyce and Sinn” beginning on page 104 for more information.

For a discussion of the proposed compensation to be received by Mr. Sinn from RDSI following the spin-off and the merger, see “Compensation of Executive Officers — Proposed Compensation Arrangements” beginning on page 109.

John J. Aranowicz.  Effective upon the completion of the spin-off and the merger, John J. Aranowicz, New Core’s founder and current Chief Executive Officer, will become an Executive Vice President of RDSI with responsibility for software development and other responsibilities.  In connection with entering into the Merger Agreement, RDSI entered into an Employment Agreement with Mr. Aranowicz pursuant to which Mr. Aranowicz will be employed as an executive officer of RDSI beginning on the effective date of the merger.  Under the employment agreement, Mr. Aranowicz:  (1) will receive an annual base salary of not less than $250,000 and will be eligible to earn an annual incentive bonus payment; (2) will be entitled to severance benefits in the event of his termination without “Cause” or for “Good Reason”;  and (3) will be entitled to receive certain other benefits and to participate in various employee benefit plans provided by RDSI to its actively employed senior executives.  See “Compensation of Executive Officers — Proposed Compensation Arrangements” beginning on page 109 for more information.

In connection with the entering in the Merger Agreement, RDSI also entered into a Supplement Executive Retirement Plan (SERP) Agreement with Mr. Aranowicz to be effective as of the effective date of the merger.  Under the SERP Agreement, if Mr. Aranowicz remains in the continuous employment of RDSI until his “Retirement Date” (the first December 31st after his 65th birthday, unless shortened or extended by RDSI’s board of directors), beginning on the first day of the month following his termination of employment after the Retirement Date, Mr. Aranowicz will receive an annual benefit equal to 20%  of his “Annual Direct Salary” in equal monthly installments of 1/12th of the annual benefit for a period of 180 months.  “Annual Direct Salary” means Mr. Aranowicz’s annualized base salary based on the highest base salary rate in effect for any pay period ending with or within the 36-month period preceding the termination of his employment.  Mr. Aranowicz is also entitled to receive specified retirement benefits under the terms of his SERP Agreement if he dies, becomes permanently disabled or voluntarily terminates his employment with RDSI, in each case after attaining age 55 (provided he has at least five years of service with RDSI, including credit for service with New Core) or if Mr. Aranowicz’s employment with RDSI is terminated following a “Change of Control” of RDSI.  See “Compensation of Executive Officers — Proposed Compensation Arrangements” beginning on page 109 for more information.

Loans from Mr. Aranowicz to New Core

As of April 25, 2009 (the date of the Merger Agreement) and December 18, 2009, New Core owed an aggregate of $2,947,245 and $3,000,000,  respectively, in principal and interest to Mr. Aranowicz in respect of  loans made by Mr. Aranowicz to New Core for the purpose of funding general operating expenses.  In connection with entering into the Merger Agreement, RDSI and New Core entered into a Subordinated Loan Agreement dated as of April 25, 2009, pursuant to which RDSI agreed to make up to $5,000,000 of term loans to New Core, consisting of an initial advance of $3,000,000 and a second advance of $2,000,000.  See “Material Contracts Between RDSI and New Core” beginning on page 61 for more information.  Under the terms of the Subordinated Loan Agreement, so long as no event of default exists, New Core is permitted to repay up to $1,000,000  of the outstanding principal under the loans from Mr. Aranowicz out of the proceeds of the first advance and to repay up to an additional $500,000 of the outstanding principal under the loans from Mr. Aranowicz out of the proceeds of the second advance.   As of December 18, no principal payments had been made by New Core on the loans from Mr. Aranowicz from the proceeds of the first advance.  However, New Core has paid a total of  $240,227 in accrued interest on the loans from Mr. Aranowicz since the date of the Merger Agreement.

MATERIAL CONTRACTS BETWEEN RDSI AND NEW CORE

RDSI, New Core and the shareholders of New Core have entered into certain agreements relating to the merger and various interim and ongoing relationships between RDSI and New Core.  The material terms of these agreements are summarized below.

Voting Agreements

In connection with entering into the Merger Agreement, RDSI, New Core and certain shareholders of New Core entered into Voting Agreements dated as of April 25, 2009.  These New Core shareholders collectively owned approximately [  •  ]% of the outstanding shares of New Core common stock (on a fully-diluted basis, assuming the exercise of all outstanding warrants to purchase shares of New Core common stock) as of December 18, 2009.  The following is a summary of the material terms of the Voting Agreements.

Agreement to Vote.  The New Core shareholders who executed the Voting Agreements agreed that, at any meeting of the shareholders of New Core, however called, and in any action by consent of the shareholders of New Core, they would vote all of their shares of New Core common stock:

•	in favor of the adoption of the Merger Agreement; and

•
against (1) any proposal for any recapitalization, merger, sale of assets or other business combination between New Core and any person or entity other than RDSI or any of its affiliates or subsidiaries, or (2) any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of New Core under the Merger Agreement or that would result in any of the conditions to the obligations of New Core under the Merger Agreement not being fulfilled.

Accredited Investor and Investment Representations.  Each of the New Core shareholders who executed a Voting Agreement represented and warranted to RDSI that the shareholder was an “accredited investor,” as that term is defined in Regulation D promulgated under the Securities Act.  Each such New Core shareholder also made representations and warranties to RDSI with respect to the RDSI common shares to be received by the shareholder in connection with the merger, including, without limitation, that:

•	the shareholder is familiar with the general risks of investment in entities with similar businesses as RDSI;

•
the shareholder is a sophisticated investor who understands the risks involved in an investment in RDSI and is qualified by personal knowledge and experience to evaluate the merits and risks of any investment in RDSI; and

•
the shareholder will acquire the RDSI common shares for the shareholder’s own account, for investment purposes only and not with a present intention of entering into or making any distribution or other sale.

Restrictions on Transfer.  Each of the New Core shareholders who executed a Voting Agreement agreed that, during the term of the Voting Agreement, the shareholder will not take any of the following actions without RDSI’s prior written consent:

•	sell, pledge, transfer (including any transfer by operation of law) or otherwise voluntarily dispose of any shares of New Core common stock (or any interest therein) owned by the shareholder; or

•	take any other voluntary action which would have the effect of removing the shareholder’s power to vote the shares of New Core common stock owned by the shareholder.

These restrictions, however, will not apply to any transfers to:

•	any spouse, sibling, ancestor or descendant (whether natural or adopted) of the shareholder; or

•	any trust for the exclusive benefit of the shareholder and/or any spouse, sibling, ancestor or descendant (whether natural or adopted) of the shareholder.

Market Standoff Agreement.  Each of the New Core shareholders who executed a Voting Agreement agreed that,  if requested by RDSI, the shareholder would not, directly or indirectly, sell, transfer or dispose of any RDSI common shares during the 180-day period following the effective date of any registration statement filed by RDSI under the Securities Act.

Termination.  The Voting Agreements will terminate upon the earlier to occur of (1) the termination of the Merger Agreement, and (2) the expiration of the 180-day market standoff period described above.

Shareholder Representative Agreement

Pursuant to the terms of the Merger Agreement, an aggregate of 25% of the RDSI common shares issued to New Core shareholders as closing consideration will be deposited on the closing date with an escrow agent to be held for 12 months following the effective time of the merger (or, if later, June 30, 2011) to support certain indemnification obligations of New Core under the Merger Agreement.  See “The Merger Agreement — Conversion of New Core Common Stock in the Merger” beginning on page 46 for more information.   In connection with these holdback provisions of the Merger Agreement, RDSI, New Core and all of the shareholders of New Core entered into a Shareholder Representative Agreement dated as of April 25, 2009.

Deposit of Holdback Shares.  Pursuant to the Shareholder Representative Agreement, the New Core shareholders acknowledged and agreed that they would each contribute their respective pro rata portion of the holdback shares to be held in escrow to support the indemnification obligations of New Core under the Merger Agreement.  Any dividends paid in the form of RDSI common shares would also be delivered to the escrow agent to be added to the RDSI common shares held in escrow.  The parties agreed that all holdback shares will be held and disbursed by the escrow agent in accordance with the Merger Agreement and a holdback escrow agreement to be entered into by the parties prior to the effective time of the merger.

Shareholder Representative.  The New Core shareholders irrevocably appointed John J. Aranowicz to serve as the shareholders’ representative with respect to the holdback shares.  The shareholders’ representative is authorized to:

•	execute the holdback escrow agreement on behalf of the New Core shareholders;

•	receive notices and communications on behalf of the New Core shareholders;

•	vote all holdback shares;

•	approve the delivery of RDSI common shares to RDSI in satisfaction of valid indemnification claims asserted by RDSI under the Merger Agreement, and to object to any such deliveries;

•
agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to claims for indemnification asserted by RDSI under the terms and conditions of the Merger Agreement; and

•	take all actions necessary or appropriate in the judgment of the shareholders’ representative for the accomplishment of the foregoing.

Payment of Dividends and Voting.  Except for dividends paid in the form of RDSI common shares (which would be delivered to the escrow agent to be added to the RDSI common shares held in escrow), all cash and non-cash dividends and distributions made with respect to the holdback shares will be delivered to the shareholders’ representative on behalf of the New Core shareholders, and the shareholders’ representative will then distribute to each of the New Core shareholders their pro rata portion of the dividend or distribution.  The New Core shareholders will be entitled to designate, through the shareholders’ representative, how all of the holdback shares will be voted on any matters to come before the shareholders of RDSI.

Release and Distribution.  Upon the termination of the holdback escrow agreement, the escrow agent will release and distribute to the New Core shareholders all holdback shares which were not previously released to RDSI to satisfy indemnification claims asserted by RDSI under the Merger Agreement, and which are not then subject to an active indemnification claim by RDSI.  Each shareholder will be entitled to receive the same percentage of the remaining holdback shares that the shareholder’s shares of New Core common stock bear to the total number of issued and outstanding shares of New Core common stock immediately prior to the effective time of the merger.

Subordinated Loan Agreement

In connection with entering into the Merger Agreement, RDSI and New Core entered into a Subordinated Loan Agreement dated as of April 25, 2009, pursuant to which RDSI agreed to make up to $5,000,000 of term loans to New Core for the purpose of funding the continued development of the Single Source™ software and other working capital needs.  The following is a summary of the material terms and provisions of the Subordinated Loan Agreement.

Initial Advance.  On April 29, 2009, RDSI made an initial advance in the amount of $3,000,000 (less legal fees and expenses of $10,000) to New Core under the terms of the Subordinated Loan Agreement.  In connection with the initial advance, New Core executed and delivered a promissory note in the principal amount of $3,000,000, and New Core and RDSI entered into the Security Agreement described below.

Second Advance.  The Subordinated Loan Agreement provides that a second advance in the amount of $2,000,000 may be made to New Core prior to the spin-off and the merger.  The second advance is subject to the satisfaction of certain conditions, including the following:

•	New Core must not be in default under the terms of the Subordinated Loan Agreement;

•	New Core must have converted its fifth customer to the Single Source™ software;

•
there must not be any litigation, investigation or proceeding before any arbitrator or governmental authority pending or threatened against New Core that questions the enforceability of, or New Core’s authority to enter into, the Subordinated Loan Agreement or any other loan document contemplated by the Subordinated Loan Agreement;

•
all of the representations and warranties made by New Core in the Subordinated Loan Agreement and the other loan documents must be true and correct in all material respects as of the other date of the second advance; and

•
New Core must have executed and delivered to RDSI a promissory note in the amount of the second advance, together with any required consents and any additional document, instrument or information reasonably requested by RDSI in connection with the second advance.

As of December 18, 2009, the conditions to the second advance under the Subordinated Loan Agreement had not yet been satisfied.  In particular, as of December 18, 2009, only one customer had been converted to the Single Source™ software, with a second customer (Rurban’s banking subsidiary, State Bank) scheduled to be converted during the first quarter of 2010.

Interest Rate.  Each advance made under the Subordinated Loan Agreement bears interest from the date of the advance at a rate per annum equal to three percent (3%) plus the then-current One Year FHLBB Advance Rate, which is the interest rate the Federal Home Loan Bank of Cincinnati charges on fixed rate advances with maturity of one year made it its members.  As of December 18, 2009, the interest rate on advances made under the Subordinated Loan Agreement was 3.95% per annum.  The interest rate payable with respect to each advance is adjusted annually on the anniversary date to a rate per annum equal to three percent (3%) plus the then-current One Year FHLBB Advance Rate.

Payment of Interest.  Interest on advances made under the Subordinated Loan Agreement will accrue and will be due and payable on December 31, 2010, unless RDSI and New Core mutually agree to extend this date.  This date is referred to in the Subordinated Loan Agreement as the “Final Spin-Off Date.”  The Subordinated Loan Agreement provides for the payment of accrued interest on advances to be postponed under the following circumstances:

•
In the event that the spin-off of RDSI does not occur by the Final Spin-Off Date (and RDSI has not been sold by Rurban), all accrued but unpaid interest on the advances must be paid in full by New Core at that time, and thereafter accrued interest will be due and payable monthly; and

•
In the event that RDSI is sold by Rurban prior to the Final Spin-Off Date (in which case New Core may terminate the Merger Agreement and receive a $500,000 termination fee from RDSI), all accrued but unpaid interest on the advances must be paid in full by New Core at that time, and thereafter accrued interest will be due and payable monthly.

Any advances that are not paid when due will bear interest at a default rate equal to five percent (5%) plus the interest rate on the advances in effect immediately prior to the default.

Payment of Principal.  Unless sooner due because of an acceleration as a result of an event of default, the principal amount of each advance made under the Subordinated Loan Agreement will be due and payable on the fifth anniversary of the advance date (the “maturity date”).  The Subordinated Loan Agreement provides for the maturity date to be extended under the following circumstances:

•
In the event that the spin-off of RDSI does not occur by the Final Spin-Off Date (and RDSI has not been sold by Rurban), the maturity date will be extended, if necessary, so that the maturity date is not earlier than 36 months after the Final Spin-Off Date; and

•
In the event that RDSI is sold by Rurban prior to the Final Spin-Off Date (in which case New Core may terminate the Merger Agreement and receive a $500,000 termination fee from RDSI), the maturity date will be extended, if necessary, so that the maturity date is not earlier than 36 months after the sale date.

All or part of any advance made under the Subordinated Loan Agreement may be prepaid by New Core at any time without penalty.

Collateral.  In accordance with the terms of the Subordinated Loan Agreement, New Core and RDSI entered into a security agreement, dated as of April 29, 2009 (the “Security Agreement”), pursuant to which New Core granted to RDSI a security interest in all of its tangible and intangible assets and property to secure the payment and performance in full of all of New Core’s obligations with respect to the Subordinated Loan Agreement.  In addition, New Core and RDSI entered into an Escrow Agreement, pursuant to which the Single Source™ software, including the source code and related materials and documentation, was deposited in escrow and held as collateral for the obligations under the Subordinated Loan Agreement.  See “— Three-Party Escrow Services Agreement” beginning on page 68 for additional information regarding the Escrow Agreement.

Use of Loan Proceeds.  Under the terms of the Subordinated Loan Agreement, New Core is permitted to use the proceeds of the advances for one or more of the following purposes:

•	working capital;

•	funding the development of software (i.e., Single Source™ software);

•	repayment of principal and interest on shareholder loans (subject to certain limitations described below); and

•	general corporate purposes.

As of December 18, 2009, a total of $240,227 of the proceeds of the first advance have been used to pay accrued interest on loans made to New Core by John J. Aranowicz.

Conversion to Equity.  All or a portion of the principal and accrued interest on advances made under the Subordinated Loan Agreement may be converted to equity in New Core at any time upon the mutual agreement of RDSI and New Core, or at the option of New Core if the merger is not consummated.  In either case, the valuation for the equity conversion will be based on the same model as the “Computed Valuation of New Core” under the Merger Agreement.  As a condition to any equity conversion, New Core and its shareholders must enter a shareholders’ agreement with RDSI that grants RDSI customary registration, tag along/drag along and financial information rights.

Subordination.  Amounts due and owing to RDSI under the Subordinated Loan Agreement are junior and subordinate to all of New Core’s other indebtedness for borrowed money, except for any indebtedness of New Core to any of its shareholders.  As of December 18, 2009, New Core had no outstanding indebtedness for borrowed money except for amounts owed to RDSI under the Subordinated Loan Agreement and amounts owed under loans from New Core shareholders.

Covenants of New Core.  Until all amounts and obligations are paid in full under the Subordinated Loan Agreement, New Core is required to comply with a number of affirmative covenants, including covenants that require New Core to take the following actions:

•	deliver its annual (audited) and monthly (unaudited) financial statements to RDSI, together with any additional financial or other information reasonably requested by RDSI;

•	deliver an annual officer’s certificate to RDSI stating whether any event of default exists under the Subordinated Loan Agreement;

•	pay, discharge or otherwise satisfy all of its debts and material obligations as they become due;

•	comply with all applicable legal requirements;

•
maintain the Single Source™ software source code and related materials in accordance with the terms of the Escrow Agreement, including promptly updating the source code to properly reflect any enhancements and upgrades to the Single Source™ software;

•	maintain its books and records in compliance with GAAP and applicable legal requirements;

•
permit RDSI to inspect its properties, books and records at any reasonable time, and permit RDSI to discuss the business, operations, properties and financial and other condition of New Core with appropriate officers of New Core and its independent certified public accountants;

•	give prompt notice to RDSI of any of the following:

o	any event of default under the Subordinated Loan Agreement,

o
any default under any other loan or credit agreement or under any other contractual obligation, or any litigation, investigation or proceeding which, if adversely determined, would have a material adverse effect on New Core,

o	any litigation or proceeding brought or threatened against New Core in which the aggregate amount involved is $25,000 or more, or in which injunctive relief is sought, or

o	any change relating to the business, operations, property or financial or other condition of New Core which may have a material adverse effect on New Core;

•	pay and discharge all taxes unless contested in good faith and properly reserved against;

•
indemnify RDSI and its affiliates and their respective officers, directors, agents and employees against any claims or actions relating to or arising out of the Subordinated Loan Agreement and the other loan documents;

•	maintain and preserve its corporate existence and applicable foreign qualifications;

•	perform all of its obligations under the Subordinated Loan Agreement and the other loan documents; and

•	maintain the general character of its business as presently conducted.

Negative Covenants.  Until all amounts and obligations are paid in full under the Subordinated Loan Agreement, New Core is prohibited from taking any of the following actions without the prior written consent of RDSI:

•
incur any debt for borrowed money in excess of $50,000 in any fiscal year, except for (1) debt evidenced by the Subordinated Loan Agreement, (2) debt in existence on April 25, 2009, and (3) debt in an amount not to exceed $150,000 at any time outstanding to fund the acquisition of equipment in the ordinary course of business for resale within six months;

•
create, incur, assume or permit to exist (1) any liens upon or in any of the collateral under the Security Agreement or (2) any agreement with any person or entity other than RDSI which prohibits or restricts the granting of any lien of any kind in favor of RDSI, except as expressly permitted under the Subordinated Loan Agreement;

•
sell or dispose of assets in the aggregate amount in excess of $10,000 on an annual calendar basis, except for the sale of inventory and other assets that are purchased for resale and sold within six months of purchase;

•	make any distributions or dividends to its shareholders in excess of $50,000 in the aggregate in any fiscal year, except for distributions to shareholders to pay S corporation income taxes;

•
make any payments of principal or interest on any loans from New Core shareholders, except that the following payments are permitted so long as no event of default exists under the Subordinated Loan Agreement:

o	regularly scheduled payments of interest,

o	payment of up to $1,000,000 of outstanding principal under loans from John J. Aranowicz out of the proceeds of the first advance, and

o	payment of up to $500,000 of outstanding principal under loans from John J. Aranowicz out of the proceeds of the second advance; or

•	create any subsidiaries or make any other investments in any other person or entity.

Additional Covenants.  Until all amounts and obligations are paid in full under the Subordinated Loan Agreement, New Core is required to comply with the following additional covenants:

•
maintain all of its property of an insurable nature, including all collateral under the Security Agreement, insured at all times against customary risks, and maintain adequate general liability insurance; and

•	not purchase or repurchase the indebtedness of, or assume, guaranty or otherwise become liable, directly or indirectly, for the obligations of any other person or entity.

Events of Default.  The occurrence of any of the following will constitute an event of default under the Subordinated Loan Agreement:

•
New Core fails to pay any principal or interest payable under the notes evidencing the advances made under the Subordinated Loan Agreement, which failure is not cured within 10 days after written notice from RDSI;

•
New Core fails to observe or perform any other terms of the Subordinated Loan Agreement or any other loan document, which failure continues for more than 30 days after the failure first becomes known to any authorized officer of New Core;

•
New Core intentionally makes any materially incorrect or misleading representation, warranty, or certificate to RDSI, or intentionally makes any materially incorrect or misleading representation in any financial statement or other information delivered to RDSI;

•	New Core becomes insolvent or unable to pay its debts as they become due;

•
New Core makes an assignment for the benefit of creditors, consents to the appointment of a custodian, receiver, or trustee for itself or for a substantial part of its assets, or commences or consents to any proceeding under any bankruptcy, reorganization, liquidation, insolvency or similar laws;

•	a custodian, receiver or trustee is appointed for New Core, or for a substantial part of its assets, without New Core’s consent and is not removed within 60 days after the appointment;

•	proceedings are commenced against New Core under any bankruptcy, reorganization, liquidation, or similar laws and remains undismissed for 60 days after commencement;

•
any judgment is entered against New Core, or any attachment, levy or garnishment is issued against any property of New Core, in excess of $25,000, individually or in the aggregate, and which judgment, attachment, levy or garnishment is not discharged, vacated, bonded or stayed within 60 days;

•
New Core defaults under any other agreement, obligation or instrument between RDSI and New Core, including the Merger Agreement and any agreements contemplated by the Merger Agreement, and the default is not cured within any applicable cure period, if any; or

•
The lien on and security interest in the collateral in favor of RDSI pursuant to the Security Agreement ceases to remain a valid lien on and first priority security interest in the collateral as a result of New Core’s action or inaction.

Upon the occurrence of any of these events of default, RDSI may terminate its commitment to make additional advances under the Subordinated Loan Agreement and declare all amounts owing under the Subordinated Loan Agreement and the other loan documents to be immediately due and payable.  In the case of certain events of default involving New Core’s insolvency, bankruptcy or assignment for the benefit of creditors, RDSI’s commitment to make additional advances under the Subordinated Loan Agreement will automatically terminate and all amounts owing under the Subordinated Loan Agreement and the other loan documents will become immediately due and payable.

Reseller Software License and Support Agreement

In connection with entering into the Merger Agreement, RDSI and New Core entered into a Reseller Software License and Support Agreement dated as of April 25, 2009 (the “Reseller Agreement”), pursuant to which RDSI is granted rights with respect to the Single Source™ software.  The material terms of the Reseller Agreement are summarized below.

Exclusive Rights during the Initial Term.  During the initial term of the Reseller Agreement, which runs so long as the Merger Agreement remains in effect, New Core has granted to RDSI the exclusive right to promote, license, distribute and otherwise market, maintain and support the Single Source™ software and related products and services.  During the initial term, RDSI has the exclusive right to license the Single Source™ software to customers, and New Core may not enter into any agreement to license the Single Source™ software to any customer, nor enter into any agreement with any reseller, distributor or any other provider of software or software related services.

Non-Exclusive Rights during the Extended Term.  In the event that the Merger Agreement is terminated prior to the consummation of the merger, RDSI’s right to provide the Single Source™ software under the Reseller Agreement will become non-exclusive for an extended term of five years following the termination of the Merger Agreement.  Upon the expiration of the five-year extended term, the Reseller Agreement would automatically renew for additional five-year periods unless either RDSI or New Core provides notice of non-renewal to the other party not less than 24 months prior to the end of the extended term or then-current renewal term.

Obligations of RDSI.  RDSI has the following obligations relating to the promotion, sale and support of the Single Source™ software under the terms of the Reseller Agreement:

•	to use its best efforts to:

o	promote, solicit and obtain orders for the Single Source™ software,

o	perform its installation, training, warranty, hosting, maintenance and support services for customers in a timely and professional manner, and

o	enter into a minimum of six customer agreements for use of the Single Source™ software prior to December 31, 2010;

•	to maintain facilities staffed with qualified personnel and computer hardware, networking equipment and associated system software necessary to meet its obligations under its customer agreements; and

•	to provide remote customers access to the Single Source™ software in accordance with mutually agreed upon standards and “up-time” commitments.

Obligations of New Core.  New Core has the following obligations relating to the Single Source™ software under the Reseller Agreement:

•	to promote, solicit and obtain orders for the Single Source™ software and cooperate with RDSI in RDSI’s efforts to promote, solicit and obtain orders for the Single Source™ software;

•	to cooperate with reasonable requests of customers for information as part of the obligations of customers to investigate third-party vendors;

•	to provide RDSI with technical materials as RDSI deems appropriate, necessary or helpful for RDSI to install, support and otherwise service the Single Source™ software;

•	to provide RDSI with necessary training to market and provide support for the Single Source™ software;

•	to offer RDSI the fixes, updates, upgrades and localized, translated or new versions of the Single Source™ software that New Core may periodically release;

•
to continually update and incorporate into the enhancements of the Single Source™ software all modifications necessary to cause the Single Source™ software to continue to conform to all regulatory requirements affecting customers from time to time, which enhancements and modifications to be distributed and operational for customers not less than 60 days prior to the effective date of any new regulatory requirement; and

•
to permit RDSI to audit the Single Source™ software at any time after the date of the Reseller Agreement, and again after the delivery of any significant enhancements, to determine whether the Single Source™ software operates in accordance with its documentation.

Under the terms of the Reseller Agreement, New Core retains the right to directly promote and solicit orders from customers for use of the Single Source™ software through RDSI, and New Core is entitled to commissions for any successful promotion or solicitation of orders.

New Core Trademarks.  Pursuant to the terms of the Reseller Agreement, RDSI is granted the non-transferable right and license to use New Core’s trademarks, service marks and logos in connection with the marketing and sale of the Single Source™ software to customers and potential customers.  RDSI’s right and license to use New Core’s trademarks is exclusive during the initial term and non-exclusive during the extended term and any renewal term of the Reseller Agreement.

License and Service Fees.  RDSI is responsible for collecting all fees due from customers of the Single Source™ software.  The license and service fees payable by RDSI to New Core under the terms of the Reseller Agreement are calculated based on the fees collected by RDSI from customers and vary depending upon the type of service provided.

Termination.  Either RDSI or New Core is permitted to terminate the Reseller Agreement in the event the other party:

•	commits any material breach or default under the Reseller Agreement and fails to remedy the breach or default within 30 days after receipt of written notice from the non-breaching party;

•	ceases to carry on business as a going concern;

•	becomes the object of the institution of voluntary proceedings in bankruptcy or liquidation, or a receiver is appointed with respect to a substantial part of its assets; or

•	becomes the object of the institution or involuntary proceedings in bankruptcy or liquidation, which proceeding is not withdrawn or resolved favorably within 60 days following commencement.

In addition, RDSI is permitted to terminate the Reseller Agreement, upon reasonable notice and without penalty, if required by any banking or financial institution regulator with jurisdiction over RDSI or Rurban.

Upon the expiration or termination of the Reseller Agreement, RDSI and any customers with agreements then in effect will be permitted to continue to use the Single Source™ software for the greater of ten years or the remaining terms of the customer agreements.  During this time, RDSI will be permitted to retain the rights to use the Single Source™ software and related documentation and materials for the sole purpose of fulfilling RDSI’s obligations under the existing customer agreements, and both RDSI and New Core will be obligated to continue to provide support and maintenance as provided in the Reseller Agreement.  Upon the expiration or termination of the Reseller Agreement, at the request of New Core, RDSI will assign to New Core all customer agreements under which the customer owns and maintains the computer hardware and licenses the operating system on which the Single Source™ software operates.

Three-Party Escrow Services Agreement

In connection with entering into the Reseller Agreement and the Subordinated Loan Agreement, New Core and RDSI entered into a Three-party Escrow Service Agreement (the “Escrow Agreement”) with Iron Mountain Intellectual Property Management, Inc. (“Iron Mountain”), pursuant to which New Core deposited with Iron Mountain the source code for the Single Source™ software and related materials and documentation to be held in escrow.  Under the terms of the Escrow Agreement, the escrow materials will be release by Iron Mountain to RDSI upon the occurrence of any of the following conditions:

•	New Core’s breach of the Reseller Agreement or any other agreement between New Core and RDSI regulating the use of the Single Source™ software;

•
New Core materially or repeatedly (two or more times) fails to carry out any support or maintenance obligations for all or any portion of the Single Source™ software and does not cure the failure within 10 business days following receipt of notice from RDSI of failure to perform;

•	New Core fails to function as a going concern or ceases to operate in the ordinary course;

•	New Core is subject to voluntary or involuntary bankruptcy;

•	New Core announces its intention to discontinue, or discontinues, providing support or maintenance for all or any portion of the Single Source™ software;

•	RDSI elects to retain its rights under the Reseller Agreement following a rejection of the agreement by New Core in any proceeding under the U.S. Bankruptcy Code;

•
New Core elects not to perform the Reseller Agreement pending any rejection or assumption of the Reseller Agreement under Section 365 of the Bankruptcy Code following commencement of a proceeding by or against New Core;

•	any of the following insolvency events occurs with respect to New Core:

o	New Core makes an assignment for the benefit of creditors, or

o
a petition under any foreign, state or U.S. bankruptcy act, receivership statute, or the like, (1) is filed by New Core or (2) is filed with respect to New Core by a third party, or an application for a receiver is made by anyone with respect to New Core, and such petition or application is not resolved favorably within 60 days; or

•
the occurrence of an event of default under the Subordinated Loan Agreement and written declaration by RDSI that the Security Agreement executed and delivered in connection with the Subordinated Loan Agreement is in default.

Upon the release of the source code for the Single Source™ software and related materials and documentation to RDSI pursuant to the terms of Escrow Agreement, RDSI would have the right to use the materials for the purpose of continuing the benefits afforded to RDSI by the Reseller Agreement and to possess the materials for RDSI’s exercise of its rights under the Subordinated Loan Agreement and the Security Agreement.

The Escrow Agreement may be terminated upon the mutual agreement of RDSI and New Core, or by RDSI, in each case by providing at least 60 days’ prior written notice to Iron Mountain.  RDSI is responsible for paying the fees charged by Iron Mountain for its services provided under the terms of the Escrow Agreement.

RELATIONSHIP BETWEEN RURBAN AND RDSI AFTER THE SPIN-OFF

Following the spin-off, Rurban and RDSI will operate independently, and neither will have any ownership interest in the other.  In connection with the spin-off, Rurban and RDSI are entering into certain agreements, including a Separation and Distribution Agreement and a Tax Sharing Agreement, the terms of which are summarized below, to govern certain of the ongoing relationships between the companies (and certain subsidiaries thereof) after the spin-off and to provide mechanisms for an orderly transition.

The following is a summary of the material terms and provisions of (1) the Separation and Distribution Agreement, which is attached to this information statement/proxy statement as Annex B and incorporated herein by reference, and (2) the Tax Sharing Agreement, which is attached to this information statement/proxy statement as Annex C and incorporated herein by reference.  You are encouraged to read carefully the full text of the Separation and Distribution Agreement and the Tax Sharing Agreement.

Separation and Distribution Agreement

The Separation and Distribution agreement between Rurban and RDSI sets forth the terms of the principal transactions required to effect the proposed distribution of RDSI common shares to the holders of Rurban common shares in the spin-off and certain other terms governing the relationship between Rurban and RDSI in connection with and following the spin-off.

The Recapitalization

Prior to the spin-off, and subject to the satisfaction or waiver of the conditions set forth in the Separation and Distribution Agreement, Rurban and RDSI will take all steps necessary to increase the number of outstanding RDSI common shares so that, immediately prior to the spin-off, RDSI will have an aggregate number of common shares outstanding equal to the aggregate number of Rurban common shares outstanding (excluding treasury shares held by Rurban) immediately prior to the spin-off.  In connection with the increase in the number of outstanding RDSI common shares, the RDSI board of directors and Rurban will adopt and approve amended and restated articles of incorporation and file them with the Ohio Secretary of State, which will increase the number of authorized common shares of RDSI to 12,000,000.  The amended and restated articles of incorporation will also permit RDSI to issue, without shareholder approval, up to 1,500,000 preferred shares, in one or more series, which may give other shareholders dividend, conversion, voting and liquidation rights, among others, which may be superior to the rights of holders of RDSI common shares.  The RDSI board of directors has no present intention of issuing any such preferred shares, but reserves the right to do so in the future.

Separation Covenants

Each of Rurban and RDSI has agreed to take specified actions prior to the spin-off, including the following:

•
prior to the spin-off, all intercompany agreements between Rurban and its subsidiaries (other than RDSI) and RDSI will be terminated, except for those agreements entered into in contemplation of the spin-off and certain continuing business agreements related to services and products that will continue to be provided by Rurban and its subsidiaries (other than RDSI) to RDSI, or by RDSI to Rurban and its subsidiaries (other than RDSI) after the spin-off;

•
Rurban will take all actions necessary to effect the release of RDSI from all liabilities under credit facilities, guaranties, letters of credit and similar financial obligations related to the businesses of Rurban and its subsidiaries (other than RDSI) under which RDSI could have any potential liability following the spin-off; and

•
RDSI will take all actions necessary to effect the release of Rurban and its subsidiaries (other than RDSI) from all liabilities under credit facilities, guaranties, letters of credit and similar financial obligations related to the business of RDSI under which Rurban or any of its subsidiaries (other than RDSI) could have any potential liability following the spin-off.

Conditions to the Completion of the Spin-Off

The Separation and Distribution Agreement provides that the distribution of RDSI common shares to the shareholders of Rurban will occur only if certain conditions are satisfied or waived, including:

•	RDSI shall have filed a registration on Form 10 to register the RDSI common shares under the Exchange Act, and the registration statement shall be effective;

•	RDSI shall have mailed this information statement/proxy statement to the holders of Rurban common shares;

•	Rurban and RDSI shall have taken all actions which are necessary or appropriate under state and foreign securities and “blue sky” laws in connection with the spin-off;

•
Rurban and RDSI shall have obtained any and all material approvals of governmental entities and consents of third parties to permit the valid consummation of the spin-off without any material adverse conditions;

•
the absence of any law, order, injunction, judgment or ruling having the effect of preventing the completion of the spin-off, and the absence of any proceeding initiated by any governmental entity seeking to restrain or enjoin the completion of the spin-off;

•
each condition to the closing of the transactions under the Merger Agreement shall have been fulfilled or waived by the party for whose benefit such condition exists (except for the consummation of the spin-off); and

•
the board of directors of Rurban shall have approved the completion of the spin-off following the recommendation of its special committee based on consideration of the following:  (1) applicable market conditions; (2) the fairness opinion provided by Austin Associates, LLC regarding the merger; (3) the impact of the spin-off on the capital structures and the current and anticipated capital needs of each of Rurban and its subsidiaries (other than RDSI), on the one hand, and RDSI, on the other hand; and (4) such other matters deemed appropriate in the judgment of the special committee of the board of directors of Rurban.

Rurban and RDSI are required to use their commercially reasonable efforts to take all reasonable steps necessary and appropriate to cause these conditions to be satisfied.

Employee Matters

The Separation and Distribution Agreement includes provisions governing the transfer of certain Rurban employees to RDSI in connection with the spin-off, as well as matters relating to the participation by RDSI employees in stock and other benefit plans after the spin-off.

Transferred Employees.  Prior to the completion of the spin-off, Rurban will transfer certain of its employees to RDSI.  All of the transferred employees will be required to resign from all positions as officers or employees of Rurban and its subsidiaries (other than RDSI) effective immediately prior to the spin-off.  RDSI will be liable for all obligations relating to all of the transferred employees arising after the spin-off. RDSI will give each transferred employee credit for years of service with Rurban and its subsidiaries as if they were years of service with RDSI, and RDSI will recognize such service for purposes of satisfying any waiting period, evidence of insurability requirements or the application of any preexisting condition limitation under RDSI welfare plans.

401(k) Savings Plan.  Prior to the completion of the spin-off, Rurban will cause a “spin-off” of the assets and liabilities of the Rurban 401(k) Savings Plan resulting in the division of the plan into two separate, identical component plans and trusts, in accordance with applicable legal requirements, covering (1) all Rurban 401(k) plan participants who are RDSI employees (including any transferred employees) and (2) all other Rurban 401(k) plan participants.  Rurban will cause the RDSI component plan and trust to be transferred to RDSI immediately prior to the completion of the spin-off.

Welfare Plans.  Prior to the completion of the spin-off, Rurban will cause all of Rurban’s employee welfare benefit plans to be divided into separate plans, in accordance with applicable legal requirements, covering (1) all plan participants who are RDSI employees (including any transferred employees) and (2) all other Rurban plan participants.  Rurban will cause the RDSI component plans to be transferred to RDSI immediately prior to the completion of the spin-off.  Following the spin-off, RDSI will pay or cause to be paid all claims for health care benefits by RDSI employees (including any transferred employees) made after the completion of the spin-off.

Stock Option Plan.  Following the completion of the spin-off:  (1) all outstanding stock options and stock appreciation rights granted pursuant to the 1997 Stock Plan to an RDSI employee, including a transferred employee, who is considered to have terminated for purposes of the 1997 Stock Plan will become null and void on the date of termination; (2) each outstanding and unexercisable stock option and unvested share of restricted stock granted pursuant to the 2008 Plan to an RDSI employee, including a transferred employee, who is considered to have terminated for purposes of the 2008 Plan will become null and void on the date of such termination; and (3) all outstanding and exercisable stock options granted pursuant to the 2008 Plan to an RDSI employee, including a transferred employee, who is considered to have terminated for purposes of the 2008 Plan will remain exercisable until the earlier of the expiration of the stock option or 30 days following the date of termination.  Notwithstanding the foregoing, any restricted stock granted to Kenneth A. Joyce on or prior to the completion of the spin-off will be subject to vesting in accordance with the Amended and Restated Employment Agreement to be entered into between Rurban and Mr. Joyce prior to the spin-off.  See “Compensation of Executive Officers — Effect of the Spin-Off and the Merger on Agreements Between Rurban and Messrs. Joyce and Sinn” beginning on page 108.

Bonus Plans.  Rurban and RDSI have agreed that any RDSI employee, including any transferred employee, who was a participant in any Rurban bonus or incentive compensation plan immediately prior to the spin-off will be entitled to receive a payment for the period ending December 31, 2009, prorated based on the actual attainment or achievement of any performance goals established under such plan for the period ending December 31, 2009.  Any such payment will be made at the same time as payment is made to other Rurban employees under such plan.  No RDSI employee (including any transferred employee) will be eligible to participate in any Rurban bonus plan for any period commencing after December 31, 2009.

Employment Agreements.  Effective as of the completion of the spin-off, any employment, change in control or supplemental retirement benefit agreement between Rurban or any of its subsidiaries (other than RDSI) and any transferred employee will terminate, and RDSI will enter into a new agreement with the transferred employee containing substantially the same terms as the terminated agreement.  Notwithstanding the foregoing, Rurban and Kenneth A. Joyce intend to enter into an Amended and Restated Employment Agreement to address the respective rights and obligations of Mr. Joyce and Rurban under the Employment Agreement dated March 1, 2006 and under the Rurban Financial Corp. Amended and Restated Supplemental Retirement Plan Agreement for Kenneth A. Joyce effective as of December 31, 2008.  See “Compensation of Executive Officers —  Effect of the Spin-Off and the Merger on Agreements Between Rurban and Messrs. Joyce and Sinn” beginning on page 108.

Sick Leave, Vacation and Severance Pay.  Rurban and RDSI have agreed that all accrued but unused sick and vacation days for RDSI employees (including any transferred employees) as of the date of the spin-off will be RDSI’s obligation.  RDSI also will be responsible for any liabilities or obligations for severance relating to employees of RDSI whose employment terminates prior to or after the spin-off.

Mutual Release

Rurban and RDSI have each agreed to release the other party from any and all claims and liabilities that it has or may have against the other party which arise out of or relate to events, circumstances or actions taken by the other party occurring or failing to occur or any conditions existing at or prior to the time of the spin-off.  The mutual release also covers each of Rurban’s and RDSI’s respective subsidiaries, directors, officers, agents, advisors and representatives.  The mutual release is subject to specified exceptions set forth in the Separation and Distribution Agreement, which provide that the mutual release does not cover:

•
any rights, liabilities or obligations under or relating to the Separation and Distribution Agreement or any other agreement entered into between the parties in connection with the spin-off, or any continuing business agreement;

•	any liability relating to the sale, lease, provision, or receipt of goods or services, payment for goods, property or services purchased, obtained or used in the ordinary course of business; or

•	any liability the release of which would result in the release of any person other than Rurban, RDSI or their respective subsidiaries.

Indemnification

Under the terms of the Separation and Distribution Agreement, Rurban will indemnify RDSI and its directors, officers, employees, agents, advisors and representatives from and against all losses relating to any of the following:

•
all liabilities of Rurban and its subsidiaries (other than RDSI) arising under the Separation and Distribution Agreement or any other agreement entered into by the parties in connection with the spin-off; and

•	all liabilities of Rurban and its subsidiaries (other than RDSI) to the extent based upon, arising out of or relating to the businesses of Rurban and its subsidiaries (other than RDSI).

Similarly, under the terms of the Separation and Distribution Agreement, RDSI will indemnify Rurban and its subsidiaries and their respective directors, officers, employees, agents, advisors and representatives from any and against all losses relating to any of the following:

•	all liabilities of RDSI and its subsidiaries arising under the Separation and Distribution Agreement or any other agreement entered into by the parties in connection with the spin-off; and

•	all liabilities of RDSI and its subsidiaries to the extent based upon, arising out of or relating to the businesses of RDSI and its subsidiaries.

The indemnification provisions of the Separation and Distribution Agreement will not apply to any indemnification or other claims relating to taxes, which will be covered separately by the Tax Sharing Agreement.

Insurance

Following the spin-off, RDSI will be responsible for obtaining and maintaining its own insurance coverage and will no longer be an insured party under Rurban’s insurance policies, except that RDSI will have the right to assert claims for any liability under shared insurance policies with third party insurers which are “occurrence basis” policies arising out of incidents occurring prior to the time of the spin-off.  RDSI will have similar rights under “claims made” policies arising out of incidents occurring prior to the time of the spin-off, so long as the claim is properly asserted to the insurer prior to the time of the spin-off.

Non-Solicitation of Employees

Under the terms of the Separation and Distribution Agreement, Rurban and RDSI each agree not to solicit, recruit or hire any employee of the other party or its subsidiaries for a period of 12 months following the date of the spin-off or until six months after the employee’s employment with the applicable company terminates, whichever occurs first.

Expenses

All costs and expenses related to the negotiation, preparation, execution and delivery of the Separation and Distribution Agreement and the other agreements entered into between Rurban and RDSI in connection with the spin-off and the consummation of the spin-off will be paid by Rurban.

Amendments; Termination

Any provision of the Separation and Distribution Agreement may be amended before the completion of the spin-off through a written amendment signed by Rurban and RDSI.

The Separation and Distribution Agreement may be terminated, and the spin-off may be abandoned, at any time prior to the date of the spin-off, by and in the sole discretion of Rurban, without the approval of RDSI.  In such event, neither Rurban nor RDSI will have any liability or further obligation to any person with respect to the Separation and Distribution Agreement.

Tax Sharing Agreement

Through the date of the spin-off, the results of operations of RDSI have been and will be included in Rurban’s consolidated U.S. federal tax returns.  As part of the spin-off, Rurban and RDSI will enter into a Tax Sharing Agreement providing, among other things, for the allocation between Rurban and RDSI of federal, state and local tax liabilities relating to RDSI and its subsidiaries.  The Tax Sharing Agreement also will address certain related matters such as the filing of tax returns and the conduct of tax audits and litigation.  In general, RDSI will be responsible, and will reimburse Rurban, for all tax liabilities of RDSI and its subsidiaries for periods ending prior to or after the spin-off.  Each of Rurban and RDSI will be responsible for its own tax liabilities for any taxable period, or portion of a taxable period, that begins after the spin-off.

In addition, the Tax Sharing Agreement will allocate liability for any taxes that may arise in connection with the spin-off.  The Tax Sharing Agreement generally provides that Rurban will be responsible for any such taxes.  However, RDSI will indemnify Rurban for any taxes imposed upon Rurban as a result of the subsequent disqualification of the tax-free status of the distribution of RDSI common shares to Rurban’s shareholders, but only if such disqualification is attributable to RDSI’s breach of (1) a representation made to Vorys, Sater, Seymour and Pease LLP in connection with its tax opinion concerning the spin-off or (2) a representation or covenant in the Tax Sharing Agreement itself.

For example, if the spin-off is deemed to be part of a plan (or series of related transactions) pursuant to which one or more persons acquire directly or indirectly stock representing a 50%-or-greater interest in RDSI, the spin-off will result in substantial taxes for Rurban under Section 355(e) of the Internal Revenue Code.  The merger will be treated as a deemed acquisition by New Core shareholders of up to 31% of RDSI’s common shares.  The process for determining whether a 50%-or-greater change of ownership has occurred under the tax rules is complex and subject to interpretation of the facts and circumstances of a particular case.  If RDSI does not carefully monitor its compliance with these rules, RDSI might inadvertently cause or permit a change of ownership to occur that would trigger tax consequences to Rurban under Section 355(e) of the Internal Revenue Code.  Violation of Section 355(e) of the Internal Revenue Code in this fashion would trigger RDSI’s obligation to indemnify Rurban pursuant to the Tax Sharing Agreement.

Though valid as between the parties thereto, the Tax Sharing Agreement is not binding on the Internal Revenue Service and does not affect the liability of Rurban, RDSI and their respective subsidiaries to the Internal Revenue Service for all federal taxes of the consolidated group relating to periods through the date of the spin-off.

Continuing Business Agreements

In addition to the agreements summarized above, it is anticipated that Rurban and its subsidiaries (other than RDSI) will continue to be parties, from time to time, to agreements and arrangements with RDSI and its subsidiaries in the ordinary course of business, including agreements and arrangements relating to:

•	RDSI’s provision of data processing and/or item processing services to Rurban’s banking subsidiary, State Bank, in the ordinary course of business;

•	State Bank’s status as a clearing bank for the “Image Exchange” product provided by RDSI to client banks for check clearing services; and

•	lending relationships entered into in the ordinary course of business between RDSI and State Bank.

Following the completion of the spin-off and the merger, RDSI will continue to be considered an “affiliate” of State Bank for purposes of Sections 23A and 23B of the Federal Reserve Act and Federal Reserve Board Regulation W, which restrict transactions by insured banks with their affiliates.  RDSI will continue to be considered an “affiliate” of State Bank so long as at least 25% of the common shares of each of RDSI and Rurban are owned by common shareholders.  In general, Sections 23A and 23B and Regulation W:

•
limit the extent to which a bank or its subsidiaries may engage in “covered transactions” with any one affiliate to an amount equal to 10% of the bank’s capital stock and surplus (i.e., tangible capital);

•	limit the extent to which a bank or its subsidiaries may engage in “covered transactions” with all affiliates to 20% of the bank’s capital stock and surplus; and

•	require that that all “covered transactions” be on terms substantially the same, or at least as favorable to the bank or subsidiary, as those provided to non-affiliates.

The term “covered transactions” includes the making of loans, purchase of assets, issuance of a guarantee and similar types of transactions.

RDSI COMMON SHARES

General

RDSI currently is a wholly-owned subsidiary of Rurban, and RDSI common shares do not trade separately from Rurban common shares.  As of December 18, 2009, there were 1,165 RDSI common shares issued and outstanding.

RDSI common shares are not publicly traded and there is no market for RDSI common shares.  Following the spin-off and the merger, RDSI anticipates that its common shares will be traded initially in the over-the-counter securities market and quoted on the Pink Sheets and/or the OTC Bulletin Board.

We cannot assure you that an active trading market will develop or be sustained for RDSI common shares after the spin-off and the merger.  The over-the-counter securities market tends to be highly illiquid, in part because the market price of stock is dependent upon information received or generated by a limited number of broker-dealers that make markets in particular stocks.  There is also a greater chance of market volatility for securities that trade over-the-counter as opposed to a national securities exchange. This volatility is due to a variety of factors, including lower trading volume, absence of consistent administrative supervision of “bid” and “ask” quotations, and market conditions.

Pursuant to the terms of the Merger Agreement, RDSI has agreed to use its commercially reasonable efforts to cause the RDSI common shares to be approved for listing on The NASDAQ Stock Market as soon as practicable following the effective date of the merger, subject to RDSI’s satisfaction of applicable listing requirements.  There can be no assurance if or when RDSI will be able to satisfy the applicable NASDAQ listing requirements, or that the RDSI common shares will ever be listed for trading on The NASDAQ Stock Market or another stock exchange.

For information regarding the RDSI common shares to be issued to Rurban shareholders in connection with the spin-off, see “The Spin-Off” beginning on page 29.  For information regarding the RDSI common shares to be issued to New Core shareholders in connection with the merger, see “The Merger” beginning on page 35 and “The Merger Agreement” beginning on page 46.

Dividends

RDSI currently plans to retain any earnings to finance the growth of its businesses rather than to pay cash dividends on its common shares.  Payments of any cash dividends in the future will depend on RDSI’s financial condition, results of operations and capital requirements, as well as other factors RDSI’s board of directors deems relevant.

NEW CORE COMMON STOCK

General

Shares of New Core common stock are not publicly traded and there is no market for shares of New Core common stock. As of December 18, 2009, there were 76,606,191 shares of New Core common stock issued and outstanding and nine holders or record of New Core common stock.

Warrants

As of December 18, 2009, there were warrants to purchase an aggregate of 8,450,000 shares of New Core common stock issued and outstanding, with an average weighted exercise price of $.022 per share.  These warrants were held of record by seven persons, three of whom also held shares of New Core common stock and four of whom did not hold shares of New Core common stock.  It is a condition to the completion of the merger that all warrants to purchase shares of New Core common stock shall have been exercised in full in accordance with their terms or otherwise cancelled and terminated, and no such warrants (or any rights of any  holders with respect thereto) shall be outstanding.

Dividends

New Core has never declared or paid any dividends with respect to its common shares or securities convertible into its common shares.

SELECTED FINANCIAL INFORMATION OF RDSI

The following table sets forth selected historical financial information of RDSI.  The selected financial information of RDSI for the years ended December 31, 2008 and 2007 has been derived from the RDSI’s financial statements, which were audited by BKD, LLP, an independent registered public accounting firm.  The selected financial information of RDSI for the nine months ended September 30, 2009 has been derived from RDSI’s unaudited financial statements, which include, in management’s opinion, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the results of operations and financial position of RDSI for such period.  Operating results for the nine months ending September 30, 2009 are not necessarily indicative of the operating results that may be expected for the entire year ending December 31, 2009.

The selected financial information of RDSI is not necessarily indicative of RDSI’s past or future performance as an independent company.  This information should be read in conjunction with the financial statements of RDSI and notes thereto and the discussion under “Management’s Discussion and Analysis of Financial Condition and Results of Operations of RDSI” appearing elsewhere in this information statement/proxy statement.

	Year ended December 31,		Nine months ended September 30,
	2008	2007	2009
STATEMENT OF OPERATIONS DATA:
Net sales	$21,677,544	$20,918,769	$15,949,469
Cost of sales	12,512,070	12,375,221	10,271,001
Gross profit	9,165,474	8,543,548	5,678,468
Operating income	4,552,118	4,245,802	2,285,752
Income before income tax expense	4,440,717	3,946,819	2,158,452
Income taxes	1,622,014	1,473,919	774,340
Net income	2,818,703	2,472,900	1,384,112

Dividends to parent	$3,800,000	$300,000	$1,425,000
Basic earnings per common share	0.57	0.49	0.28
Weighted average number of shares outstanding, basic (1)	4,925,694	5,010,987	4,868,800

BALANCE SHEET DATA:
Total assets	$20,916,116	$20,943,504	$23,128,217
Current assets	4,077,170	5,561,755	3,777,726
Current liabilities	3,816,875	2,244,012	2,289,231
Working capital	260,295	3,317,743	1,488,495
Long-term debt	-	1,345,078	3,970,866
Total stockholders’ equity	14,438,163	15,419,460	14,397,275
Book value per share (2)	2.96	3.10	2.96

(1)	The weighted average number of shares outstanding has been computed based on Rurban’s weighted average number of shares outstanding for each respective period.

(2)	The book value per share has been computed based on the number of Rurban common shares outstanding as of the respective dates.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF RDSI

Cautionary Statement Regarding Forward-Looking Information

Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that are provided to assist in the understanding of anticipated future financial performance.  Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance.  Examples of forward-looking statements include: (a) projections of income or expense, earnings per share, the payments or non-payments of dividends, capital structure and other financial items; (b) statements of plans and objectives of RDSI or its management or board of directors, including those relating to products or services; (c) statements of future economic performance; and (d) statements of assumptions underlying such statements.  Words such as “anticipates,” “believes,” “plans,” “intends,” “expects,” “projects,” “estimates,” “should,” “may,” “would be,” “will allow,” “will likely result,” “ will continue,” “will remain,” or other similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying those statements.  Forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties.  Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements.  Risks and uncertainties that could cause actual results to differ materially include, without limitation, changes in the competitive environment, and changes in regulatory or legislative requirements affecting RDSI’s products and services.  Additional detailed information concerning a number of important factors which could cause actual results to differ materially from the forward-looking statements contained in Management’s Discussion and Analysis of Financial Condition and Results of Operations is included under the heading “Risk Factors” beginning on page 20.  Except as may be required by law, RDSI undertakes no obligation to update any forward-looking statement to reflect unanticipated events or circumstances after the date on which the statement is made.

RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2008

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007.  RDSI produced another outstanding year with earnings increasing 14% over the 2007 levels.  These earnings improvements were generated by additional sales of new client banks, additional products sold to existing clients and the attention to cost saving measures that took place on the item processing side of the business as the company gained efficiencies.

Total revenue increased to $21.7 million from $20.9 million in 2007, an increase of 3.6% and another record result.  This increase is mainly the result of organic core data processing growth.  RDSI signed 6 new clients in 2008, increasing its client count to 113 banking organizations as of December 31, 2008.  RDSI provided Data Processing Services to 75 clients and item processing services to 92 clients.

RDSI generated $14.0 million in data processing revenue in 2008 as compared to $13.6 million in 2007, representing a $446,000, or 3.3% increase.  Of this increase, $309,000 was the result of client bank contract termination fees and the remaining increase was the result of new client bank growth and existing client bank product expansion, which was partially offset by lost client bank annuity revenue.

Item processing revenue accounted for $7.6 million of the total $21.7 in 2008 as compared to $7.36 million in 2008.  This $272,000, or 3.7% increase was the result of a $775,000 increase in postage revenue, partially offset by a $503,000 decrease in item processing fees and other miscellaneous item processing revenue.  The $775,000 postage increase in 2008 is the result of RDSI invoicing clients directly for postage use, where clients had been directly invoiced by a mass mailing house in 2007.  This increase in postage is fully offset by an increase in postage expense.  The $722,000 decrease in item processing fees is the direct result of lower item counts as well as price compression as a result of a competitive market-place.  Although processing revenue decreased for this line of business, gross profit increased $900,000 or 75.6% as a result cautious management of the profit centers direct costs, including efficiencies gained as a result of closing three remote processing centers and the result of fully depreciated equipment that remained in production.

Cost of sales in 2008 totaled $9.2 million compared to $8.5 million in 2007.  This $622,000, or 7.3% increase is the direct result of a $687,000 increase in postage expense.  Of this increase, $604,000 is the result of RDSI invoicing clients directly for postage use, as previously discussed.

Total operating expenses increased 316,000, or 7.34% in 2008 to $4.6 million from $4.3 million in 2007.  Of this increase, salaries and employee benefits increased $194,000.  The remaining increase was the result of immaterial increases in different overhead categories.

LIQUIDITY

At December 31, 2008, RDSI had $48,000 in cash and cash equivalents compared to $1.0 million at December 31, 2007.  The primary reason for the this decrease is the result of $7.0 million in cash generated from operating activities, fully offset by $4.1 million in capital expenditures and the issuance of $3.8 million in dividends to RDSI’s parent company, Rurban.  The major components of operating activities for 2008 were depreciation and software amortization, which were $1,283,000 and $1,253,000, respectively.  Approximately $1.0 million of RDSI’s annual software amortization is a result of the company’s core banking software used to process its clients.

In 2008, RDSI used $4.1 million in investing activities.  The entire $4.1 million was attributable to capital expenditures, which includes software purchases.  Of the $4.1 million in capital expenditures, approximately $1.0  million was used to purchase core banking mainframe processing software, which processes client bank data.  The remaining purchases included the purchase of a new mainframe, virtual tape library expansion, servers, storage area network (SAN) upgrades and expansion and miscellaneous technical equipment.

RDSI used $3.9 million in 2008 financing activities.  Of the $3.9 million used in financing activities, $3.8 million was the result of dividends paid to its parent company, Rurban.  The remaining $73,000 in cash used in financing activities was the result of the decrease in the company’s debt.  In 2008, RDSI produced $7.4 million in EBITDA (earnings before interest, taxes, depreciation and amortization).  Due to the cash needs of RDSI and the amount of cash generated by the company, RDSI changed its debt structure from a term debt to a revolving credit structure of financing.  This method of financing allows RDSI to advance and pay down debt as cash is needed.

RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009

Nine Months Ended September 30, 2009 Compared to Nine Months Ended September 30, 2008.  RDSI produced net income of $1,384,000 for the nine months ended September 30, 2009 as compared to $2,104,000 for the nine months ended September 30, 2008, a decrease of $720,000, or 34.2%.  This earnings decline was mainly the result of $360,000 in additional accelerated depreciation and $335,000 in expenses incurred to ramp-up for converting client banks to the Single Source™ system.

Total revenue decreased to $15.9 million for the nine months ended September 30, 2009 from $16.3 million for the same period in 2008, a decrease of 2.0% or $338,000.  This decrease is mainly the result of the loss of 10 client banks in 2008, which generated approximately $1.5 million in annualized revenue as well as an additional client in 2009, which generated approximately $1.6 million in annualized revenue.  This lost client revenue was partially offset with the signing of 12 new client banks, which generate approximately $1.0 million in annualized revenue.

Data processing revenue for the nine months ended September 30, 2009 was $10.8 million as compared to $10.5 million for the nine months ended September 30, 2008, representing a $312,000 or 3.0% increase.  This increase is the result of 12 new client banks from January 1, 2008 through September 30, 2009 and the result of additional product sales to the existing client base during the period.

Item processing revenue for the nine months ended September 30, 2009 was $5.2 million as compared to $5.8 million for the nine months ended September 30, 2008.  This $570,000, or 9.9% decrease was the result of the loss of seven item processing clients, which generated approximately $800,000 in annualized revenue, or approximately $600,000 for the nine months period.

Cost of sales for the nine months ended September 30, 2009 totaled $10.3 million compared to $9.5 million for the nine months ended September 30, 2008.  This $771,000 or 8.1% increase the direct result of $360,000 in additional accelerated depreciation and $335,000 in expenses incurred to ramp-up for converting client banks to the Single Source™ system.

Total operating expenses were virtually unchanged as for the nine month periods ended September 30, 2009 and 2008.  The total decreased slightly, $12,000 or 0.4% to $3.4 million for the nine months ended September 30, 2009.

LIQUIDITY

At September 30, 2009, RDSI had no cash and cash equivalents compared to $48,000 at December 31, 2008.  The primary reason for this decrease is the result of $3.0 million in subordinated debt issued to New Core as the result of the announced strategic partnership and $1.6 million in capital expenditures, offset by $1.9 million in net financing activities and $2.7 million in net operating activities.

For the nine months ended September 30, 2009, RDSI provided $2.6 million from operating activities, as compared to $5.7 million for the nine months ended September 30, 2008.  The major changes in the components of operating activities were net income, which provided $1.4 million for the nine months ended September 30, 2009 compared to $2.1 million for the nine months ended September 30, 2008, deferred income taxes, which used $135,000 for the nine months ended September 30, 2009 compared to providing $472,000 for the nine months ended September 30, 2008.  Accounts payable used $819,000 for the nine months ended September 30, 2009 as compared to providing $95,000 for the nine months ended September 30, 2008.  Prepaid expenses provided $60,000 for the nine months ended September 30, 2009 as compared to providing $581,000 for the nine months ended September 30, 2008.

RDSI’s financing activities provided $1.9 million in financing activities for the nine months ended September 30, 2009.  Of the $1.9 million provided in financing activities, $3.3 million was the result of refinancing revolving credit into long-term debt to finance the subordinated debt to New Core.  This $3.3 million was partially offset by $1.4 million in dividend payments to its parent company, Rurban.

The foregoing discussion and analysis should be read in conjuction with the information regarding RDSI and its financial condition and results of operations contained elsewhere in this information statement/proxy statement, including the discussion under “RDSI’s Business” beginning on page 89 and the financial statements of RDSI and notes thereto beginning on page F-2.

SELECTED FINANCIAL INFORMATION OF NEW CORE

The following table sets forth selected financial information of New Core.  The selected financial information of New Core for the year ended December 31, 2008 has been derived from New Core’s consolidated financial statements, which were audited by Warren, Averett, Kimbrough & Marino, LLC, an independent registered public accounting firm.  The selected financial information of New Core for the nine months ended September 30, 2009 has been derived from New Core’s unaudited financial statements which include, in management’s opinion, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the results of operations and financial position of New Core for such period.  Operating results for the nine months ending September 30, 2009 are not necessarily indicative of the operating results that may be expected for the entire year ending December 31, 2009.

The selected financial information of New Core should be read in conjunction with the consolidated financial statements of New Core and notes thereto and the discussion under “Management’s Discussion and Analysis of Results of Operations and Financial Condition of New Core” appearing elsewhere in this information statement/proxy statement.

The selected financial information of New Core does not include per share information because it is neither meaningful nor applicable due to New Core’s prior limited liability company form of organization.

	Year ended December 31,	Nine months ended September 30,
	2008	2009
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Net sales	$272,827	$180,071
Cost of sales	-	-
Gross profit	272,827	180,071
Operating loss	(1,659,774)	(1,844,086)
Loss before income tax expense	(1,957,656)	(2,184,513)
Income taxes	-	-
Net loss	(1,957,656)	(2,184,513)

Dividends to parent	$-	$-

CONSOLIDATED BALANCE SHEET DATA:
Total assets	$401,653	$1,916,706
Current assets	207,387	1,762,239
Current liabilities	141,841	211,661
Working capital	65,546	1,550,578
Long-term debt	2,477,635	6,000,000
Total equity	(2,217,823)	(4,294,955)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF NEW CORE

Cautionary Statement Regarding Forward-Looking Information

Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that are provided to assist in the understanding of anticipated future financial performance.  Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance.  Examples of forward-looking statements include: (a) projections of income or expense, earnings per share, the payments or non-payments of dividends, capital structure and other financial items; (b) statements of plans and objectives of New Core or its management or board of directors, including those relating to products or services; (c) statements of future economic performance; and (d) statements of assumptions underlying such statements.  Words such as “anticipates,” “believes,” “plans,” “intends,” “expects,” “projects,” “estimates,” “should,” “may,” “would be,” “will allow,” “will likely result,” “ will continue,” “will remain,” or other similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying those statements.  Forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties.  Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements.  Risks and uncertainties that could cause actual results to differ materially include, without limitation, changes in the competitive environment, and changes in regulatory or legislative requirements affecting New Core’s products and services.  Additional detailed information concerning a number of important factors which could cause actual results to differ materially from the forward-looking statements contained in Management’s Discussion and Analysis of Financial Condition and Results of Operations is included under the heading “Risk Factors” beginning on page 20.  Except as may be required by law, New Core undertakes no obligation to update any forward-looking statement to reflect unanticipated events or circumstances after the date on which the statement is made.

RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2008

Year Ended December 31, 2008. New Core ended 2008 with its first bank running in a live production environment. New Core recorded total revenues of $273,000 while recording a net loss of $2.0 million. Of the $273,000 in revenue, $125,000 was the result of hardware sales, $88,000 was the result of installation services, $15,000 was the result of Single SourceTM license fees, while the remainder was the result of miscellaneous revenue. Operating expenses for the year ended December 31, 2008 totaled $1.9 million. These expenses are mainly the result of expense incurred to develop and deliver the Single SourceTM application. New Core’s development staff was on-site with the client bank perfecting the application layer, the user interfaces and user output. New Core also had three installation and support staff to train and support the client bank. To initiate a sales campaign, New Core also maintained a partial sales force and sales management. New Core was considered a development company until September 2007.

LIQUIDITY

At December 31, 2008, New Core cash totaled $25,000 as compared to $267,000 at December 31, 2007.    Of the $241,000 decrease in cash for the period, operating activities accounted for $1.9 million of the reduction, while financing activities provided $1.7 million.  A loan from member provided $973,000 from financing activities, while the proceeds from the issuance of equity units provided $711,000.  As of December 31, 2008, New Core had access to a $1.2 million credit line for additional credit requirements.

RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009

Nine Months Ended September 30, 2009.  For the nine months ended September 30, 2009, New Core recorded a net loss totaling $2.2 million, as the result of $180,000 in total revenue and $2.0 million in total operating expense.  The $180,000 in revenue is the result of revenue earned for the sole client operating in the Single SourceTM environment.  Total expense for the nine months ended September 30, 2009 was again, the continued result of developing the Single SourceTM application to a position ready for introduction into the market.

LIQUIDITY

At September 30, 2009, New Core cash totaled $1.7 million, compared to $25,000 at December 31, 2008.  This change in cash is the result of $3.0 million subordinated debt issued to New Core as a result of the Merger Agreement with RDSI.  The change in cash is also the result of the issuance of $522,000 in related party debt, while being partially offset by $1.9 million of net cash used in operating activities.

The foregoing discussion and analysis should be read in conjuction with the information regarding New Core and its financial condition and results of operations contained elsewhere in this information statement/proxy statement, including the discussion under “New Core’s Business” beginning on page 93 and the financial statements of New Core and notes thereto beginning on page F-18.

SELECTED CONSOLIDATED COMPANY UNAUDITED
PRO FORMA CONDENSED FINANCIAL INFORMATION

The following selected consolidated company unaudited pro forma condensed financial information of RDSI and New Core combine the consolidated financial information of RDSI for the year ended December 31, 2008 and for the nine months ended September 30, 2009, with the consolidated financial information of New Core for the year ended December 31, 2008 and for the nine months ended September 30, 2009, after giving effect to the merger of RDSI and New Core.  This information is derived from and should be read in conjunction with the consolidated financial statements of RDSI and notes thereto, the consolidated financial statements of New Core and notes thereto and the consolidated company unaudited pro forma condensed financial statements and notes thereto contained elsewhere in this information statement/proxy statement.

The selected consolidated company unaudited pro forma condensed financial information is presented for informational purposes only.  This information is based on estimates and assumptions which are preliminary and is not intended to represent or be indicative of the consolidated results of operations or financial condition of RDSI that would have been reported had the spin-off and the merger been completed as of the dates presented and should not be taken as representative of the future consolidated results of operations or financial condition of RDSI.

The selected consolidated company unaudited pro forma condensed financial information has been prepared using the acquisition method of accounting.  This information does not include the realization of any cost savings from operating efficiencies, synergies or other restructuring activities which might result from the merger.

		Year ended December 31,	Nine months ended September 30,
	Notes	2008	2009
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Net sales		$21,950,371	$16,129,540
Cost of sales		13,162,070	10,758,501
Gross profit		8,788,301	5,371,539
Operating income (loss)		2,242,344	(45,334)
Income (loss) before income tax expense		1,833,061	(513,561)
Income taxes		1,401,014	606,590
Net income (loss)		432,047	(1,122,151)

Dividends to parent		$3,800,000	$1,425,000
Basic earnings (loss) per common share		0.08	(0.20)
Diluted earnings (loss) per common share		0.08	(0.20)
Weighted average number of shares outstanding, basic	(1)	5,530,517	5,652,494
Weighted average number of shares outstanding, diluted		5,753,429	5,652,494

CONSOLIDATED BALANCE SHEET DATA:
Total assets	(2)	$31,095,492	$33,850,403
Current assets		4,284,557	5,539,965
Current liabilities		3,958,716	2,451,517
Working capital		325,841	3,088,448
Long-term debt	(3)	2,477,635	6,970,866
Total stockholders’ equity	(4)	19,788,063	19,747,175
Book value per share		3.17	3.10
Period end number of shares outstanding	(5)	6,239,607	6,377,781

Notes:
(1)	Reflects the pro forma RDSI common shares outstanding after the spin-off and the issuance of RDSI common shares to New Core shareholders upon closing of the merger.
(2)
Reflects the value of the Single Source™ software acquired and the goodwill recorded as a result of the merger for both periods.  Reflects the elimination of the $3.0 million in principal and $49,375 in accrued interest outstanding under the subordinated loan agreement between RDSI and New Core for the nine months ended September 30, 2009 only.

(3)	Reflects the elimination of $3.0 million in principal under the subordinated loan agreement between RDSI and New Core as of September 30, 2009 only.
(4)
Reflects the elimination of the New Core equity and recording the value of the RDSI common shares to be issued to New Core shareholders upon closing of the merger, assuming that the fair value of the RDSI common shares equals $3.00.

(5)	Reflects the pro forma effects of common shares to be issued.

CONSOLIDATED COMPANY UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

The following unaudited pro forma consolidated condensed balance sheet as of September 30, 2009 and the unaudited pro forma consolidated condensed statements of income for the year ended December 31, 2008 and for the nine months ended September 30, 2009 are based on the historical financial statements of RDSI and New Core after giving effect to the spin-off and the merger.  The unaudited pro forma consolidated condensed financial information is based on the assumptions, adjustments and eliminations described in the accompanying notes to the unaudited pro forma consolidated condensed financial statements.

The unaudited pro forma consolidated condensed financial statements have been prepared using the acquisition method of accounting, and are presented as if the merger had occurred at the beginning of fiscal 2008 for purposes of the pro forma consolidated statements of income, and on September 30, 2009 for purposes of the pro forma consolidated balance sheet.

The unaudited pro forma consolidated condensed financial statements present the combination of the historical financial statements of RDSI and New Core adjusted to give effect to Rurban’s spin-off of RDSI and the merger of RDSI and New Core.

The unaudited pro forma combined consolidated financial statements were prepared using (1) the audited consolidated financial statements of RDSI for the year ended December 31, 2008, (2) the audited consolidated financial statements of New Core for the year ended December 31, 2008, (3) the unaudited condensed consolidated financial statements of RDSI for the nine months ended September 30, 2009 and (4) the unaudited condensed consolidated financial statements of New Core for the nine months ended September 30, 2009, each of which is included elsewhere in this information statement/proxy statement.

Under the acquisition method of accounting, the purchase price will be allocated to the underlying tangible and intangible assets and liabilities acquired based on their respective fair market values, with any excess purchase price allocated to goodwill.  The pro forma purchase price allocation was based on an estimate of the fair market values of the tangible and intangible assets and liabilities of New Core.  Following the completion of the merger, RDSI expects to complete the appraisal of New Core assets at the level of detail necessary to finalize the required purchase price allocation.  The final purchase price allocation based on these more detailed independent appraisals may be different than that reflected in the pro forma purchase price allocation presented herein, and this difference may be material.

The unaudited pro forma consolidated condensed financial statements do not include the effects of the costs associated with any restructuring or other integration activities resulting from the merger.  The unaudited pro forma consolidated condensed financial statements do not include the realization of any cost savings from operating efficiencies, synergies or other restructuring activities which might result from the merger.  The unaudited pro forma consolidated condensed financial statements should be read in conjunction with the separate historical consolidated financial statements of RDSI and historical financial statements of New Core and accompanying notes that are included elsewhere in this information statement/proxy statement.

      The unaudited pro forma consolidated condensed financial statements are not intended to represent or be indicative of the consolidated results of operations or financial condition of RDSI that would have been reported had the merger been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial condition of RDSI.

UNAUDITED PRO FORMA CONSOLIDATED CONDENSED OPERATING STATEMENT
For the Nine Months Ended September 30, 2009

	RDSI	New Core	Adjustments	Notes	Pro Forma
REVENUE
Related party support and service revenue	$1,183,334	$-	$-		$1,183,334
Support and service revenue	14,766,135	180,071	-		14,946,206

COST OF SALES	10,271,001	-	487,500	(1)	10,758,501

GROSS PROFIT	5,678,468	180,071	(487,500)		5,371,039

OPERATING EXPENSES
Salaries and Employee Benefits	1,480,534	1,249,740	-		2,730,274
Occupancy Costs	429,014	15,137	-		444,151
Equipment	116,027	50,993	-		167,020
Employee Expense	243,984	-	-		243,984
Related party management fee	378,852	-	-		378,852
Other	744,305	708,287	-		1,452,592
Total	3,392,716	2,024,157	-		5,416,873

OPERATING INCOME (LOSS)	2,285,752	(1,844,086)	(487,500)		(45,834)

NONOPERATING INCOME (EXPENSE)
Interest income	71,320	2,905	(49,375)	(2)	24,850
Related party interest expense	(85,020)	-	-		(85,020)
Interest expense	(88,722)	(343,332)	49,375	(2)	(382,679)
Other	(24,878)	-	-		(24,878)
Total	(127,300)	(340,427)	-		(467,727)

INCOME (LOSS) BEFORE INCOME TAX EXPENSE	2,158,452	(2,184,513)	(487,500)		(513,561)

PROVISION FOR INCOME TAX EXPENSE	774,340	-	(165,750)	(3)	608,590

NET INCOME (LOSS)	$1,384,112	$(2,184,513)	$(321,750)		$(1,122,151)

BASIC PER SHARE INFORMATION:
Net Loss Per Share					$(0.20)
Weighted Average Shares Outstanding					5,652,494

DILUTIVE PER SHARE INFORMATION:
Net Loss Per Share					$(0.20)
Weighted Average Shares Outstanding					5,652,494

Notes
(1)	Reflects the amortization of the Single SourceTM software for the nine month period.
(2)	Reflects the elimination of the subordinated debt interest expense.
(3)	Reflects the federal income tax effect of the adjustments.

UNAUDITED PRO FORMA CONSOLIDATED CONDENSED OPERATING STATEMENT
For the Year Ended December 31, 2008

	RDSI	New Core	Adjustments	Notes	Pro Forma
REVENUE
Related party support and service revenue	$1,492,378	$-	$-		$1,492,378
Support and service revenue	20,185,166	272,827	-		20,457,993

COST OF SALES	12,512,070	-	650,000	(1)	13,162,070

GROSS PROFIT	9,165,474	272,827	(650,000)		8,788,301

OPERATING EXPENSES
Salaries and Employee Benefits	2,084,098	1,220,417	-		3,304,515
Occupancy Costs	595,942	32,458	-		628,400
Equipment	145,765	72,448	-		218,213
Employee Expense	370,788	-	-		370,788
Related party management fee	412,799	-	-		412,799
Other	1,003,964	607,278	-		1,611,242
Total	4,613,356	1,932,601	-		6,545,957

OPERATING INCOME (LOSS)	4,552,118	(1,659,774)	(650,000)		2,242,344

NONOPERATING INCOME (EXPENSE)
Interest income	914	1,940	-		2,854
Related party interest expense	(76,201)	-	-		(76,201)
Interest expense	(34,576)	(299,822)	-		(334,398)
Other	(1,538)	-	-		(1,538)
Total	(111,401)	(297,882)	-		(409,283)

INCOME (LOSS) BEFORE INCOME TAX EXPENSE	4,440,717	(1,957,656)	(650,000)		1,833,061

PROVISION FOR INCOME TAX EXPENSE	1,622,014	-	(221,000)	(2)	1,401,014

NET INCOME (LOSS)	$2,818,703	$(1,957,656)	$(429,000)		$432,047

BASIC PER SHARE INFORMATION:
Net Income Per Share					$0.08
Weighted Average Shares Outstanding					5,530,517

DILUTIVE PER SHARE INFORMATION:
Net Income Per Share					$0.08
Weighted Average Shares Outstanding					5,753,429

Notes
(1)	Reflects the amortization of the Single SourceTM software for the twelve month period.
(2)	Reflects the federal income tax effect of the adjustments.

UNAUDITED PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET
As of September 30, 2009

	RDSI	New Core	Adjustments	Notes	Pro Forma

ASSETS
Current assets
Cash and cash equivalents	$-	$1,742,239	-		$1,742,239
Related party trade accounts receivable	128,118	-	-		128,118
Trade accounts receivable	1,637,065	20,000	-		1,657,065
Prepaid expenses and other current assets	2,012,543	-	-		2,012,543
Total current assets	3,777,726	1,762,239	-		5,539,965
Property and equipment, net of accumulated depreciation	3,809,304	51,961	-		3,861,265
Software and software licenses, net of accumulated amortization	5,031,104	102,506	6,500,000	(2)	11,633,610
Subordinated debt receivable	3,000,000	-	(3,000,000)	(1)	-
Goodwill	5,061,708	-	5,354,855	(4)	10,416,563
Intangible assets, net	1,897,928	-	-		1,897,928
Other assets	550,447	-	(49,375)	(1)	501,072
Total assets	$23,128,217	$1,916,706	$8,805,480		$33,850,403

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Trade accounts payable	$-	$26,844	$-		$26,844
Accrued expenses	535,023	73,750	(49,375)	(1)	559,398
Related party short-term borrowings	489,000	-	-		489,000
Short-term borrowings	-	-	-		-
Related party notes payable, current portion	369,404	-	-		369,404
Notes payable, current portion	864,872	-	-		864,872
Other current liabilities	30,932	111,067	-		141,999
Total current liabilities	2,289,231	211,661	(49,375)		2,451,517
Related party long-term debt	2,477,922	6,000,000	(3,000,000)	(1)	5,477,922
Long-term debt	1,492,944	-	-		1,492,944
Deferred income taxes	2,172,916	-	2,210,000	(5)	4,382,916
Other liabilities	297,929	-	-		297,929
Total liabilities	8,730,942	6,211,661	(839,375)		14,103,228

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Preferred stock, no par value; 1,500,000 authorized shares; no shares issued	-	-	-		-
Common stock, no par value; 12,000,000 authorized shares; 6,377,781 shares issued	116,500	76,606	10,773,294	(3)	10,966,400
Additional paid-in capital	5,500,000	-	(5,500,000)	(3)	-
Retained earnings	8,780,775	(4,371,561)	4,371,561	(3)	8,780,775
Total shareholders' equity	14,397,275	(4,294,955)	9,644,855		19,747,175
Total liabilities and shareholders' equity	$23,128,217	$1,916,706	$8,805,480		$33,850,403

NOTES:
(1)	Reflects the elimination of the principal and interest outstanding under the subordinated loan agreement between RDSI and New Core upon completion of the merger.
(2)	Reflects the value of Single Source™ software acquired as a result of the merger.
(3)
Reflects the elimination of New Core equity and recording the value of the RDSI common shares to be issued to New Core shareholders upon the closing of the merger, assuming that the fair value of the RDSI common shares equals $3.00.

(4)
Reflects the goodwill recorded as a result of the merger.  Upon consummation of the merger, RDSI will perform an analysis to determine the portion of goodwill that may be considered an other intangible.

(5)	Reflects the deferred tax liability associated with the software purchase accounting adjustment.

RDSI’S BUSINESS

References to “RDSI” refer to RDSI as it has existed historically and as it is expected to exist after the spin-off (but prior to the merger with New Core), unless the context otherwise requires.

General

RDSI originated in 1964 as a department within The State Bank and Trust Company, Defiance, Ohio, and began providing data processing services for six area community banks.  In 1976, the company became an Ohio corporation under the name Rurbanc, Inc.  In 1981, the company’s name was changed  to Rurbanc Data Services, Inc.  RDSI has been operated as a wholly-owned subsidiary of Rurban since 1986.

In 1998, RDSI began an aggressive marketing initiative as a financial data processing company.  RDSI has since grown to become the largest provider of financial data processing services for the banking industry in the Midwestern states of Ohio and Michigan.  RDSI doubled its client base between 1995 and 2009 and, as of December 18, 2009, processed over one million accounts for 68 client banks.

In September 2006, RDSI acquired Diverse Computer Marketers, Inc., a Michigan corporation, and DCM Indiana, Inc., a related Indiana corporation (collectively, “DCM”).  DCM was merged into RDSI effective December 31, 2007, and now operates as a division of RDSI.  The acquisition of DCM expanded RDSI’s customer base by 45 additional client banks for which RDSI performs item (checks) processing.

RDSI operates primarily under the trade name “RDSI Banking Systems.”

Principal Products and Services

RDSI delivers software systems to the banking industry that provide a broad range of data processing and item processing services in an outsourced environment.  RDSI’s principal products include software programs created by other developers and vendors in the banking industry which it hosts and manages at its data center.  Since 1994, the primary core banking system remarketed by RDSI has been Fiserv’s Premier software.  Fiserv’s suite of banking software applications was the focus of bank client sales for RDSI until May 2009, when Fiserv announced its intention to terminate its license agreements with RDSI.  As discussed under “Summary — Recent Developments” beginning on page 13, RDSI and Fiserv reached an agreement in July 2009 to wind down their licensing relationship.

In April 2009, in connection with entering into the Merger Agreement, New Core and RDSI entered into a Reseller Software License and Support Agreement pursuant to which RDSI was granted rights as the exclusive provider of New Core’s Single SourceTM software system.  Pursuant to this agreement, RDSI has agreed to provide installation, support and customer service and New Core has agreed to continue to develop the Single SourceTM software product.  Following the Fiserv settlement, RDSI has focused its marketing efforts to offer New Core’s Single Source™ software to its current data processing customers.  See “Summary — Recent Developments” beginning on page 13 for additional information regarding RDSI’s efforts related to the conversion of client banks to the Single Source™ software system.

RDSI also sells specialized products from a variety of other vendors, including:  Recovery Solutions for disaster recovery; Intelligent Banking Solutions for collection programs; elan for ATM systems; Bankers Toolbox for compliance; Goldleaf Financial Solutions, Inc. for payment systems; and iPay Technologies for payment systems.  In addition, RDSI offers other technology solutions for banks in the form of network services, item (checks) clearing and technology assessments.

Methods of Distribution

RDSI markets and sells its products primarily through direct sales involving on-site demonstrations and presentations to banks and their selected personnel.  RDSI also maintains a website where prospective clients can learn more about RDSI and its capabilities as part of their due diligence and vendor selection process. The installation of core processing software involves:  pre-conversion preparations approximately eight weeks prior to the installation weekend; the weekend activities for the conversion process; and several weeks of follow-up for trailing issues, assistance to the bank and training.

In addition to performing on-site work, RDSI’s customer service representatives, application specialists, network technicians and internet banking specialists typically stay engaged telephonically to assist client banks and answer questions.  Installations of other ancillary programs also involve on-site time by RDSI staff members to assure a proper installation and an adequate understanding of new software operation by the client bank’s staff.

RDSI’s historical market area has been primarily the Midwestern states of Ohio and Michigan.   In recent years, RDSI has been able to add new clients from several other states, including Missouri, Nebraska, Florida, Illinois, Wisconsin, Arkansas, Nevada, Indiana and Kansas.  RDSI has been able to serve these newer markets from its Defiance, Ohio headquarters, together with dedicated field personnel who have hands-on client relations and sales responsibilities.

Principal Suppliers

RDSI’s principal suppliers include:  New Core, Birmingham, Alabama; Fiserv, Lincoln, Nebraska; Unisys, Blue Bell, Pennsylvania; Fidelity Information Services, Maitland, Florida; Microsoft Licensing, Reno, Nevada; and Ridgeville Telephone Company, Ridgeville Corners, Ohio.  These suppliers provide a variety of computing hardware and software and communications systems for RDSI’s business.

Customers

RDSI does not currently rely on any one customer for a significant percentage of its revenue.  The variety of products and services provided by RDSI allows for a diverse customer base.  RDSI does not believe that revenue loss from any one existing bank client would threaten its viability. However, the loss of a significant number of existing bank clients representing a significant percentage of revenues could have a material adverse effect on RDSI’s results of operations and financial condition.  In 2008 and 2009, one of RDSI’s competitors was particularly aggressive in its efforts to service RDSI’s customers, which resulted in five client banks leaving RDSI.  One of the departing banks had been RDSI’s largest client bank, representing approximately 7.5% of RDSI’s revenues in 2008.

As a result of the July 2009 Fiserv settlement, RDSI anticipates the loss of some banking clients who elect to move their processing business to Fiserv and continue to use the Premier platform.  Because individual bank decisions may be made as late as March 31, 2010, RDSI is currently unable to determine the number of banks that will ultimately choose to leave RDSI.  As of December 18, 2009, 19 client banks (of which three are owned by the same bank holding company) had notified RDSI of their intentions to move their processing away from RDSI.

Regardless of the number of existing clients that remain with RDSI, RDSI believes that the sale of Single Source™ software to new client banks will ultimately expand the roster of banks using RDSI for data processing services.  As of December 18, 2009, New Core had one banking site using the Single Source™ software, a major conversion to the new software scheduled to be completed during the first quarter of 2010 (Rurban’s banking subsidiary, State Bank), and four executed contracts to convert to the new software, and RDSI had 12 letters of intent from customers to convert to the new software, and 49 proposals had been submitted to various banks.  RDSI believes the conversion to New Core’s Single Source™ software  represents the largest launch of a new core banking system in the U.S.

Research and Development

RDSI’s primary research and development efforts include contracting with technical specialists, developing the check imaging and clearing process, testing new software programs and developing sub-applications of existing programs.  Sub-application programs developed by RDSI include a central customer information database, a client bank incentive program, and client and product profitability modeling.  In 2007 and 2008, RDSI invested approximately $0.3 million and $0.1 million, respectively, related to research and development efforts.

Regulation

As a wholly-owned subsidiary of Rurban, a registered bank holding company, RDSI currently is subject to regulation and examination by the Federal Reserve Board.  Following the completion of the spin-off, RDSI will no longer be a subsidiary of Rurban.  However, because RDSI will continue to provide data and item processing and related services to insured depository institutions, it will continue to be subject to regulation and examination by federal and state banking authorities with respect to those services performed by RDSI for or on behalf of its customers.  Under Section 7(c) of the Bank Service Company Act, the appropriate federal banking authorities – the Federal Reserve Board for state member banks, the FDIC for state non-member banks, the Office of the Comptroller of the Currency for national banks, and the Office of Thrift Supervision for thrifts – are authorized to regulate and examine the performance of services by third party service providers, such as RDSI, on behalf of depository institutions to the same extent as if the services were performed by the depository institution itself on its own premises.  Most state banking authorities are granted similar regulatory and examination authority with respect to services provided to or on behalf of depository institutions organized under the laws of such state.

In connection with the offer and sale of its securities, RDSI is subject to the jurisdiction of the SEC and certain state securities authorities.  Upon becoming a publicly-traded company upon consummation of the spin-off and the merger, RDSI will become subject to the registration, reporting and other regulatory requirements of the Securities Act, the Exchange Act and the rules promulgated by the SEC.

Compliance with federal, state and local provisions regulating the discharge of materials into the environment, or otherwise relating to the protection of the environment, has not had, and is not expected to have, a material effect upon RDSI’s capital expenditures, earnings or competitive position.  RDSI believes that the nature of its business operations has little, if any, environmental impact and anticipates no material capital expenditures for environmental control facilities for the foreseeable future.

Competition

The competition in the U.S. banking data processing and software program industries is extensive.  RDSI and its major competitors generally compete with each other for the business of client banks throughout the U.S.  RDSI has historically competed in this industry primarily on the basis of the value and quality of its data processing and item processing services and service level and convenience to its customers.  RDSI competes with several large national companies that develop and sell their own software as an alternative to procuring software from resellers, including Fiserv, Inc., Fidelity National Information Services (FIS), Jack Henry & Associates, Inc., Computer Sciences Corporation (CSC), COCC and Open Solutions Inc.

Some of RDSI’s competitors have significantly greater financial resources than RDSI has.  Competition in the banking data processing and software program industries is expected to continue and become more intense, and there may be new entrants in the markets in which RDSI currently operates and in markets it may enter in the future.  If RDSI is unable to successfully compete, its results of operations, financial condition and growth opportunities could suffer.

RDSI believes that the offering of New Core’s Single SourceTM software system will be the first complete, totally new core processing system to be developed for the banking industry in decades.  RDSI believes that the Single SourceTM system will provide RDSI with a competitive advantage based on several important factors, including better pricing, ease of use, ease of maintenance, ease of training and more inclusivity of applications, all of which should result in improved customer service and lower cost.  RDSI’s pre-merger initiatives with the Single SourceTM product included a large contingent of dedicated RDSI staff working together with the New Core staff to make ready the software program availability and plan for conversions of existing and new bank clients to the Single SourceTM  core processing system.

Intellectual Property

RDSI does not currently own any software or other intellectual property that it believes to be material to its operations.  In the normal course of its business, RDSI licenses specialized software for use on its internal systems and for resale to its client banks.

Employees

As of December 18, 2009, RDSI had a total of 119 employees, or the equivalent of 109 full-time employees.

Properties

RDSI’s principal executive offices are located at 7622 State Route 66 N., Defiance, Ohio.  The following is a listing and brief description of the properties owned or leased by RDSI and used in its business.

1.
RDSI leases office space for its current headquarters located  at 7622 State Route 66 N., Defiance, Ohio.  The current lease runs through 2014, with two 5-year renewal options.  This facility contains RDSI’s management offices, as well as its operational and technical staff.

2.	RDSI leases office space for a disaster recovery facility located at 105 East Holland Street, Archbold, Ohio. This is a month-to-month lease.

3.	RDSI leases office space for a DCM item processing facility located at 3101 Technology Blvd., Suite B, Lansing, Michigan. The current lease expires in 2013.

4.
RDSI leases office space for a temporary project office located at 800 North Clinton, Suite B, Defiance, Ohio.  The current lease expires in 2010, and RDSI anticipates using this space through April 2010.

5.	RDSI leases office space for its former headquarters located at 2010 S. Jefferson Ave., Defiance, Ohio. The current lease expires in 2011. RDSI currently subleases this space to a third party.

Legal Proceedings

There are no pending legal proceedings to which RDSI is a party or to which any of its property is subject, except for routine legal proceedings incidental to its business (none of which are considered by RDSI to be material to its results of operations or financial condition).

NEW CORE’S BUSINESS

General

New Core was originally formed in 2005 as New Core Banking Systems, LLC, a Florida limited liability company, for the purpose of developing and marketing software applications to financial institutions.  An affiliate, Core ASP, LLC, a Florida limited liability company (“Core ASP”), was formed in 2008 for the purpose of contracting with New Core Banking Systems, LLC to offer Single Source™ to customers over a network from a remote data center that Core ASP would house and manage (a business model which is sometimes referred to as an Application Service Provider (ASP), or providing Software as a Service (SaaS)).  In April 2009, New Core Banking Systems, LLC and Core ASP were consolidated and merged into New Core Holdings, Inc.  At the time of the merger with New Core, Core ASP had not yet provided any customer services and had no material assets or operations.

Principal Products and Services

New Core is a software development, sales and support company that designs and provides “mission critical” software solutions to financial institutions.  New Core has developed and built the Single Source™ software application for financial institutions, whereby applications such as general ledger, teller systems, imaging, telephone banking and Internet banking are presented to the end users as a complete, single system.  The Single Source™ application is intended to provide an alternative to reliance on multiple independent software platforms and databases, thereby reducing overall cost and delivering a more holistic system that is easier to use, maintain and enhance.

The Single Source™ software application is built on the Microsoft.NET framework and uses an Oracle® relational database to store financial institutions’ internal data and customer data.  By managing the hardware and Single Source™  in a data center environment as an ASP, New Core is able to offer Single Source™ more efficiently and reduce its customers’ total cost of ownership.  In addition, t New Core is able to more easily offer customers options for adding features and functionality, as well as the ability to control “operations” remotely or allow New Core to run and operate the Single Source™ software at a central site.

Research and Development

New Core’s primary activities have been the development of the core platform of the Single Source™ software.  The Single Source™ software was developed by focusing on the needs and preferences of New Core’s intended customers by consulting veteran bankers.  New Core’s current research and development efforts continue to develop additional application modules to be included as part of Single Source™ software system, with the goal of providing a single system that will manage the entire operations of financial institutions.  New Core has approximately 12 additional application modules that are scheduled to be added to Single Source™ in 2010.

Operations Since Execution of Agreements With RDSI

Since the execution of the Merger Agreement and Reseller Agreement, the operations of New Core have been exclusively focused on the continuing development of Single Source™, including the addition of features and modules intended to make Single Source™ more robust and complete, and RDSI has focused on marketing Single Source™ to potential customers and licensing third party applications to integrate with Single Source™.

Principal Suppliers. New Core has created and owns all of the software code for Single Source™.  However, until New Core extends the functionality of Single Source™  to include a full feature set, RDSI will use third-party software applications to provide certain features, such as payment systems,  image viewing, report writing, courtesy amount recognition, relational database, software languages, operating systems and others from suppliers like Goldleaf Payment Systems, BranchConnect, Oracle, Microsoft, Dell, Sun Microsystems, EMC and VMWare.  Some third party applications to be licensed to customers, such as image capture, include software which will be installed at the customer’s computer system and then interface with Single Source™.  All third party software applications are integrated with Single Source™ in order to provide a more seamless experience for customers.

Customers. During its first four years of operations, New Core’s activities focused primarily on the development of Single Source™ software.  New Core began marketing the Single Source™ software in 2008, and since then has provided presentations to more than 70 financial institutions, as well as to domestic and international industry consultants.  Prior to entering into the Merger Agreement, New Core had executed three contracts with financial institution customers to convert their processing systems to Single Source™.  The first of these financial institutions was converted to Single Source™ in February, 2009, while the other two financial institutions are scheduled for conversion in first quarter  of 2010, one of which is Rurban’s subsidiary, State Bank.  In addition, since the execution of the Merger Agreement and pursuant to the terms of the Reseller Agreement between RDSI and New Core, RDSI has entered into [  •  ] contracts to convert RDSI customers to the Single Source™ software.

Competition.  New Core and RDSI compete primarily with several large national companies that develop and sell their own software to financial institutions for data and item processing and related applications, including Fiserv, Inc., Fidelity National Information Services (FIS), Jack Henry & Associates, Inc., Open Solutions Inc. and Harland Financial Solutions.

Employees

As of December 18, 2009, New Core had a total of [15] full-time employees.

Properties

New Core’s principal executive offices are located at 400 Caldwell Trace, Birmingham, Alabama.  New Core currently leases this office space on a month-to-month basis.  New Core also leases office space at 2037 Miller Road, East Petersburg, Pennsylvania on a month-to-month basis.

Legal Proceedings

There are no pending legal proceedings to which New Core is a party or to which any of its property is subject.

MANAGEMENT OF RDSI AFTER THE SPIN-OFF AND THE MERGER

Board of Directors

As of December 18, 2009, there were seven members of the RDSI board of directors.  The following individuals currently serve as directors of RDSI:

Donald E. DeWitt	John W. Schock
Daniel W. Farrell, Jr.	Steven D. VanDemark
Richard L. Hardgrove	Dr. J. Michael Walz
Kenneth A. Joyce

Each of these individuals is expected to continue to serve as a director of RDSI following the spin-off and the merger.  In addition, in accordance with the terms of the Merger Agreement, John J. Aranowicz will be appointed or elected as a director of RDSI at the effective time of the merger.

Immediately following the merger, former New Core shareholders will own a minimum of 891,650 RDSI common shares, which will represent 15.5% of the aggregate RDSI common shares outstanding immediately following the spin-off and the merger, and may receive up to 891,650 additional RDSI common shares pursuant to the terms of the Merger Agreement.  Even if the New Core shareholders receive the maximum number of RDSI common shares that may be issued under the terms of the Merger Agreement, the New Core shareholders will own less than a majority of the outstanding RDSI common shares.  This means that, without additional votes of other RDSI shareholders, former New Core shareholders in the aggregate generally will not have the ability to approve or block approval of proposals to be voted upon by RDSI shareholders, including as they relate to the election of directors.

The following table gives certain information for each person who is expected to serve as a director of RDSI following the spin-off and the merger.   Unless otherwise indicated, each person has held his principal occupation for more than five years.

Director	Age	Position(s) Held with RDSI and Principal Occupation(s)

John J. Aranowicz	43	Founder, Chief Executive and President of New Core since 2005. Mr. Aranowicz has also been active in several real estate developments.

Donald E. DeWitt	67	Director of RDSI since 1991. Retired Administrator, Pickerington School District.

Daniel W. Farrell, Jr.	64
Director of RDSI since November 2009; President and CEO of TGM, Inc. since 2003; Chairman of Board of ProMedica-Defiance Regional Medical Center since 2003; Chairperson of West Region of ProMedica Health System since 2003; Director of ProMedica Health System since 2003; Director – ProMedica Advocacy since 2003 and Member of Defiance Regional Medical Center Foundation.

Richard L. Hardgrove	71
Director of RDSI since November 2009; (Retired) President and Chief Executive Officer of the Eastern Region of Sky Bank, Salineville, Ohio from 1998 to 2001; Deputy Superintendent of Banks, State of Ohio, from 1996 to 1998; Director of Rurban since 2004 and Director of State Bank since 2004.

Director	Age	Position(s) Held with RDSI and Principal Occupation(s)

Kenneth A. Joyce	62
Chairman, Chief Executive Officer and a Director of RDSI since 1997;  President, Chief Executive Officer and a Director of Rurban since 2002; Director of State Bank since 2002; Director of ProMedica-Defiance Regional Medical Center and ProMedica Physicians Group; Chairman of ProMedica-Defiance Regional Medical Center Finance Committee; Director of United Way (non-profit); Director of Kettenring Country Club.

John W. Schock	64	Director of RDSI since 1997; Chairman and CEO of Financial Management Solutions since 1974.

Steven D. VanDemark	56
Director of RDSI since 1997; General Manager of Defiance Publishing Company, Defiance, Ohio, publisher of The Crescent-News, a daily newspaper, since 1985; Director of Defiance Development and Tourism Bureau; Trustee, Defiance College; Member of the Organization and Marketing Committee, Defiance College; Director of Rurban since 1991 and Chairman of the Board of the Rurban since 1992; Director of State Bank since 1990; Chairman of the Board of State Bank since 1992; Director of RFCBC, a subsidiary of Rurban, since 2004.

J. Michael Walz	66
General Dentist of Defiance Dental Group in Defiance, Ohio since 1968; Director of RDSI since June 2008; Director of Rurban since 1992; Director of State Bank since 1989; Director of RFCBC since 2004;  Member of Investment Committee of Reliance Financial Services (now a division of State Bank) since 2007.

Classified Board of Directors

Upon completion of the spin-off and the merger, it is anticipated that the RDSI board of directors will be comprised of eight directors.  Prior to the completion of the spin-off and the merger, it is anticipated that RDSI’s board of directors and sole shareholder will adopt amended and restated articles of incorporation which will provide for a classified board of directors consisting of two classes with each class of directors elected for staggered terms.  Initially, four directors will be elected to Class I with terms expiring at the annual meeting of shareholders in 2010, and four directors will be elected to Class II with terms expiring at the annual meeting of shareholders in 2011.   It is anticipated that Donald E. DeWitt, Richard L. Hardgrove, Steven D. VanDemark and J. Michael Walz will be elected initially to Class I, and John J. Aranowicz, Daniel W. Farrell, Jr., Kenneth A. Joyce and John W. Shock will be elected initially to Class II.  At each annual meeting following this initial classification and election, the successors to the class of directors whose terms expired at that meeting would be elected for two-year terms.

Committees of the Board of Directors

The board of directors of RDSI has three standing committees to facilitate and assist the board of directors in the execution of its responsibilities.  The standing committees are currently the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee.  The primary purpose of the Audit Committee is to select the independent certified public accountants to conduct the independent audit of the financial statements of RDSI, to review and evaluate the results and scope of the audit and other services provided by RDSI’s independent registered public accounting firm, as well as RDSI’s accounting principles and system of internal accounting controls, and to review and approve any transactions between RDSI and its directors, officers or significant shareholders.  The primary purpose of the Compensation Committee is to make recommendations with respect to salaries, bonuses and other elements of executive compensation.  The primary purpose of the Nominating and Governance Committee is to assist RDSI’s board of directors in fulfilling its responsibility to nominate and approve qualified new members to the board in accordance with RDSI’s amended and restated articles of incorporation and regulations, to develop and recommend to RDSI’s board of directors a set of corporate governance principles, and to oversee the selection and composition of committees of RDSI’s board of directors.

The following table shows the membership of each of the standing committees of the board of directors of RDSI as of December 18, 2009:

Audit Committee	Compensation Committee	Nominating and Governance Committee
Donald E. DeWitt	Daniel W. Farrell, Jr.	Donald E. DeWitt
Richard L. Hardgrove*	Richard L. Hardgrove	Daniel W. Farrell, Jr.
John W. Schock	Steven D. VanDemark	John W. Schock
J. Michael Walz	J. Michael Walz*	Steven D. VanDemark*

*Committee Chairperson

Director Independence

Prior to the completion of the merger and at least annually thereafter, the board of directors of RDSI will review, consider and discuss each director’s relationship, both direct and indirect, with RDSI and its subsidiaries (including New Core), including any relationships of the nature required to be reported pursuant to Item 404 of SEC Regulation S-K, and the compensation and other payments, if any, each director has, both directly and indirectly, received from or made to RDSI and its subsidiaries (including New Core) in order to determine whether such director qualifies as independent under Rule 5605(a)(2) of the Marketplace Rules of the NASDAQ Stock Market, or under the independence standards applicable to RDSI under the rules of any other securities exchange on which RDSI common shares are then listed.

RDSI anticipates that, upon the completion of the spin-off and the merger, the board of directors of RDSI will have at least a majority of independent directors, and that each of the following directors will qualify as independent under NASDAQ Marketplace Rule 5605(a)(2) because these directors have no financial or personal ties, either directly or indirectly, with RDSI or its subsidiaries (including New Core) other than compensation as a director of RDSI and its subsidiaries and the ownership of RDSI common shares:  Donald E. DeWitt, Daniel W. Farrell, Jr., Richard L. Hardgrove, John W. Schock and J. Michael Walz.  Neither Kenneth A. Joyce nor John J. Aranowicz will qualify as independent as a result of their service as executive officers of RDSI and other interests in and transactions with RDSI and New Core, including those relationships and transactions described under the heading “Related Person Transactions” beginning on page 114.

Director Compensation

RDSI anticipates using a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the board of directors of RDSI.  In setting director compensation, RDSI considers the significant amount of time that directors expend in fulfilling their duties to RDSI as well as the skill level required by RDSI of members of the board of directors.

For the 2010 calendar year, each director of RDSI who is not an employee of RDSI (a “non-employee director”) will receive an annual cash retainer in the amount of $10,000, which will be paid in twelve monthly installments of $833 each.  In addition, each non-employee director will also receive an annual cash retainer of $1,000 for each committee of the board of directors on which he serves, except that the member of the Audit Committee designated as the “audit committee financial expert” will receive an annual cash retainer of $3,000.  Each non-employee director will also receive an additional $500 for each board meeting attended and $300 for each committee meeting.

 RDSI anticipates that its non-employee directors may from time to time be granted nonqualified stock options to purchase RDSI common shares.  Any grant of such stock options would be in the discretion of the compensation committee of the board of directors of RDSI.  At this time, no stock option grants to non-employee directors of RDSI have been authorized or approved by the compensation committee.

Directors of RDSI will also be entitled to receive reimbursement for reasonable expenses incurred while serving as directors of RDSI.  Expenses subject to reimbursement include, without limitation, expenses incurred in connection with attending continuing education seminars and programs (including tuition, travel, lodging and meals, as applicable).

Executive Officers

The following table gives certain information for each person who is expected to serve as an executive officer of RDSI following the spin-off and the merger.   Unless otherwise indicated, each person has held his principal occupation for more than five years.

Name	Age	Position(s) Held with the Company and its Subsidiaries and Principal Occupation(s)

Kenneth A. Joyce	62
Mr. Joyce is expected to serve as Chairman, Chief Executive Officer and President of RDSI following the spin-off and the merger.  He has served as Chairman, Chief Executive Officer and a Director of RDSI since 1997;  President, Chief Executive Officer and a Director of Rurban since 2002; Director of State Bank since 2002; Director of ProMedica-Defiance Regional Medical Center and ProMedica Physicians Group; Chairman of ProMedica-Defiance Regional Medical Center Finance Committee; Director of United Way (non-profit); Director of Kettering Country Club.

John J. Aranowicz	43
Mr. Aranowicz is expected to serve as Executive Vice President of RDSI following the spin-off and the merger.  He founded New Core and has served as Chief Executive and President of New Core since 2005.  Mr. Aranowicz has also been active in several real estate developments.

Duane L. Sinn	39
Mr. Sinn is expected to serve as Executive Vice President and Chief Financial Officer of RDSI following the spin-off and the merger.  He has served as Executive Vice President and Chief Financial Officer of Rurban since December 2005; Senior Vice President and Financial Analysis Manager of State Bank from 2004 to December 2005; Senior Vice President and Controller of Rurban from 2000 to 2004.

COMPENSATION OF EXECUTIVE OFFICERS

Historical Compensation Arrangements

The following tables and narrative disclose compensation received by Kenneth A. Joyce, Duane L. Sinn and John J. Aranowicz, the individuals who are expected to be the chief executive officer and the next two most highly compensated executive officers of RDSI following the spin-off and the merger, based on compensation received from Rurban or New Core, as applicable, for the fiscal years indicated.  These officers are sometimes referred to in this information statement/proxy statement as the “named executive officers.”

Summary Compensation Table

Rurban

The following table discloses compensation received from Rurban by Messrs. Joyce and Sinn during the 2008 and 2007 fiscal years.  Mr. Joyce did not receive separate compensation for services rendered in his capacity as Chairman and Chief Executive Officer of RDSI.

Summary Compensation Table for the 2008 and 2007 Fiscal Years

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)
				Stock	Option	Non- Equity Incentive Plan	Change in Pension Value and Nonqualified and Deferred Comp.	All Other
Name and		Salary	Bonus	Awards	Awards	Comp.	Earnings	Comp.		Total
Principal Position	Year	($)	($) (1)	($) (2)	($) (2)	($) (3)	($) (4)	($)		($)

Kenneth A. Joyce
President & Chief Executive Officer of Rurban; Chairman & Chief	2008	$292,594	—	$100,000	$5,697	$58,519	$88,587	$36,739	(5)	$582,136
Executive Officer of RDSI	2007	$272,045	$20,000	—	$5,697	—	$88,587	$35,784	(5)	$422,114

Duane L. Sinn
Executive Vice President & Chief Financial Officer of Rurban	2008	$129,828	—	—	$3,744	$19,470	$3,592	$24,938	(6)	$181,572
	2007	$119,309	$12,000	—	$3,744	—	$3,383	$23,221	(6)	$161,658

(1)
The amounts shown in column (d) reflect discretionary cash bonuses approved by the compensation committee of Rurban’s board of directors on April 16, 2008 in respect of performance during the 2007 fiscal year.

(2)
The amounts shown in column (f) reflect the expense recognized for financial statement reporting purposes, for the 2008 and 2007 fiscal years, with respect to stock options and stock appreciation rights (“SARs”) granted to Messrs. Joyce and Sinn.  The amounts are calculated in accordance with SFAS 123R and include amounts expensed for each fiscal year with respect to awards granted to Messrs. Joyce and Sinn in prior fiscal years.

On July 24, 2008, the compensation committee of Rurban’s board of directors approved an award of 10,000 restricted common shares to Mr. Joyce pursuant to Rurban’s 2008 Stock Incentive Plan (the “2008 Plan”).  The restricted shares are subject to restrictions on transferability and risk of forfeiture until they become fully vested on December 31, 2010.  The 2008 Plan authorizes the grant or award of incentive stock options, nonqualified stock options, SARs and restricted stock. The compensation committee of Rurban’s board of directors is responsible for the administration of the 2008 Plan, including the selection of participants to receive awards and the determination of the type of award granted to each participant, the level of participation of each participant and the other terms and conditions applicable to awards.  No other equity-based awards were made to Messrs. Joyce or Sinn during the 2008 fiscal year.

(3)
The amounts shown in column (g) are bonuses earned by Mr. Joyce and Mr. Sinn under Rurban’s Incentive Compensation Plan.  The Incentive Compensation Plan is a company-wide incentive compensation program which links executive officers’ incentive compensation directly to Rurban’s performance.  All officers and employees of Rurban and its subsidiaries (other than certain employees who receive sales commissions or certain other contractual incentives) were eligible to participate in the Incentive Compensation Plan for the 2008 fiscal year.  In order for Messrs. Joyce and Sinn to qualify for a bonus payout under the Incentive Compensation Plan for the 2008 fiscal year, Rurban  had to meet or exceed certain pre-established net income targets for the year, and each of State Bank and RDSI had to obtain a “Satisfactory” rating or better on regulatory examinations and significant audits.  Bonuses under the Incentive Compensation Plan are calculated based on a percentage of the participant’s base salary for the applicable plan year.  The table below sets forth the bonus payouts (as a percentage of base salary) that Messrs. Joyce and Sinn were eligible to receive for the 2008 fiscal year if Rurban met or exceeded the specified target levels for budgeted net income for Rurban.

Incentive Compensation Plan Bonus Payout Levels for 2008 Fiscal Year

Named Executive Officer	85-95%	95-100%	100-105%	105-110%	110-115%	115-120%	120-125%
Kenneth A. Joyce	10.0%	15.0%	17.5%	20.0%	22.5%	25.0%	27.5%
Duane L. Sinn	7.5%	10.0%	12.5%	15.0%	17.5%	20.0%	22.5%

Messrs. Joyce and Sinn earned bonuses under the Incentive Compensation Plan at the 105-110% Bonus Payout Levels for the 2008 fiscal year, resulting in bonus payouts during the first quarter of 2009 to Messrs. Joyce and Sinn of $58,519 and $19,470, respectively.  Messrs. Joyce and Sinn received no bonuses under the Incentive Compensation Plan for the 2007 fiscal year.

(4)
The amounts shown in column (h) reflect the actuarial increase in the present value of Messrs. Joyce’s and Sinn’s accumulated benefits under their respective Supplemental Executive Retirement Plan Agreements (the “SERP Agreements”) determined using assumptions consistent with those used in Rurban’s financial statements and includes amounts that Messrs. Joyce and Sinn may not currently be entitled to receive because such amounts are not vested.  See “—SERP Agreements Between Rurban and Messrs. Joyce and Sinn” beginning on page 104 for information regarding the payments and benefits provided under the SERP Agreements.

(5)	“All Other Compensation” amounts for Mr. Joyce for the 2008 and 2007 fiscal years reflect:

•
$6,896 and $6,892 contributed to the Rurban 401(k) Savings Plan on behalf of Mr. Joyce for the 2008 and 2007 fiscal years, respectively, to match pre-tax elective deferral contributions (included under “Salary”) made by him to the Rurban 401(k) Savings Plan;

•	$12,150 and $12,150 allocated to the account of Mr. Joyce under the Rurban ESOP for the 2008 and 2007 fiscal years, respectively;

•	$6,401 and $4,463 received by Mr. Joyce from Rurban during the 2008 and 2007 fiscal years, respectively, as an automobile usage allowance;

•	$5,055 and $6,362 of taxable income recognized on split-dollar bank-owned life insurance policies for the 2008 and 2007 fiscal years, respectively;

•	$900 and $600 for the 2008 and 2007 fiscal years, respectively, for Rurban’s contributions to Mr. Joyce’s Health Savings Account;

•
$865 and $845 for the 2008 and 2007 fiscal years, respectively, for tax preparation assistance that was provided due to his personal tax returns being subject for review by the Internal Revenue Service in connection with tax reviews performed on Rurban and its subsidiaries; and

•	$4,471 and $4,471 for the 2008 and 2007 fiscal years, respectively, for country club dues paid for Mr. Joyce by Rurban.

(6)	“All Other Compensation” amounts for Mr. Sinn for the 2008 and 2007 fiscal years reflect:

•
$3,895 and $3,579 contributed to the Rurban 401(k) Savings Plan on behalf of Mr. Sinn for the 2008 and 2007 fiscal years, respectively, to match pre-tax elective deferral contributions (included under “Salary”) made by him to the Rurban 401(k) Savings Plan;

•	$6,504 and $6,504 allocated to the account of Mr. Sinn under the Rurban ESOP for the 2008 and 2007 fiscal years, respectively;

•	$8,658 and $10,584 received by Mr. Sinn from Rurban during the 2008 and 2007 fiscal years, respectively, as an automobile usage allowance;

•	$159 and $156 of taxable income recognized on split-dollar bank-owned life insurance for the 2008 and 2007 fiscal years, respectively;

•
$225 and $48, which represents the premiums paid on Mr. Sinn’s behalf during the 2008 and  2007 fiscal year, respectively, for a group term life insurance policy which has a death benefit equal to 200% of Mr. Sinn’s annual salary less $50,000 (maximum $300,000);

•	$900 and $600 for the 2008 and 2007 fiscal years, respectively, for Rurban’s contributions to Mr. Sinn’s Health Savings Account;

•
$350 and $250 for the 2008 and 2007 fiscal years, respectively, for tax preparation assistance that was provided due to his personal tax returns being subject for review by the Internal Revenue Service in connection with tax reviews performed on Rurban and its subsidiaries; and

•	$4,471 and $1,500 for the 2008 and 2007 fiscal years, respectively, for country club dues paid for Mr. Sinn by Rurban.

New Core

The following table discloses compensation received from New Core by Mr. Aranowicz during the 2008 and 2007 fiscal years.

Summary Compensation Table for the 2008 and 2007 Fiscal Years

Name and Principal Position	Year	Salary ($)(1)	All Other Compensation ($)(2)	Total ($)
John J. Aranowicz President & Chief Executive Officer of New Core	2008	$150,350	$13,861	$164,211
	2007	$85,000	—	$85,000

(1)	“Salary” amounts for Mr. Aranowicz reflect $79,350 and $55,000 received by Mr. Aranowicz in 2008 and 2007, respectively, in fees for consulting services rendered to New Core.

(2)	“All Other Compensation” for Mr. Aranowicz in 2008 reflects the amount received by Mr. Aranowicz as an automobile usage allowance.

Outstanding Equity Awards at Fiscal Year-End

Rurban

The following table provides information regarding the unexercised stock options to acquire Rurban common shares, SARs and restricted stock held by Messrs. Joyce and Sinn as of the end of the 2008 fiscal year.

Outstanding Equity Awards at Fiscal Year-End for 2008

(a)	(b)		(c)		(d)	(e)	(f)		(g)
	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)		Market Value of Shares or Units of Stock that have not Vested ($)

Kenneth A. Joyce	5,250		—		$11.07	11/20/2010
	20,000		—		$13.85	01/21/2014
	20,000	(2)	—		$14.15	03/16/2015
	2,117		3,175	(3)	$11.50	02/14/2017
	2,000	(2)	3,000	(2)(3)	$11.50	02/14/2017
							100,000	(4)	$76,000	(5)

Duane L. Sinn	788		—		$11.07	11/20/2010
	1,250		—		$13.85	01/21/2014
	2,706		4,058	(3)	$11.50	02/14/2017

(1)	Unless otherwise indicated, all amounts reflect Rurban common shares underlying stock options granted pursuant to Rurban’s 1997 Stock Plan.

(2)
An equal number of “tandem” SARs were also awarded under the 1997 Stock Plan in connection with the grant of nonqualified stock options reflected in the table.  Each SAR represents the right to receive, upon exercise, an amount, payable in cash, equal to the excess, if any, of the market value of Rurban’s common shares over the base value of the grant (as set forth in column (d)).

(3)	Stock options (and SARs) have 10-year terms and will vest as follows: one-third (1/3) on February 14, 2010; one-third (1/3) on February 14, 2011; and one-third (1/3) on February 14, 2012.

(4)	Restricted shares awarded pursuant to the 2008 Plan. Restricted shares are subject to restrictions on transferability and risk of forfeiture until they become fully vested on December 31, 2010.

(5)	Market value of restricted shares is computed based on the closing market price of Rurban’s common shares as of the end of the 2008 fiscal year ($7.60).

New Core

Mr. Aranowicz did not hold any unexercised stock options to acquire shares of New Core common stock as of  the end of the 2008 fiscal year.  Mr. Aranowicz held warrants to purchase an aggregate of 1,146,982.25 shares of New Core common stock, with an average weighted exercise price of $.002 per share, as of the end of the 2008 fiscal year.  All of the warrants held by Mr. Aranowicz have subsequently been exercised in full, and Mr. Aranowicz held no warrants to purchase shares of New Core common stock as of December 18, 2009.

Change in Control Agreement Between Rurban and Mr. Sinn

Rurban entered into a Change in Control Agreement on March 1, 2006 with Mr. Sinn.  The Change in Control Agreement was subsequently amended and restated in December 2008 to comply with the requirements of Section 409A of the Internal Revenue Code and the Treasury Regulations promulgated thereunder.

The Change in Control Agreement has a rolling 36-month term, with the initial term of 36 months being extended for an additional 12 months on each anniversary of the effective date of the Change in Control Agreement unless Rurban notifies Mr. Sinn in writing to the contrary at least 90 days before the anniversary date.  Rurban is prohibited from delivering such notice during the “Protection Period” and the Change in Control Agreement will remain in effect throughout any Protection Period.  The Change in Control Agreement defines the “Protection Period” as the period beginning on the first date Rurban’s board of directors learns of an event that would result in a “Change in Control” if completed and ending on the latest of:  (1) the last day of the 12-month period beginning after the Change in Control; (2) 60 days after the date Mr. Sinn learns of an event occurring during the Protection Period which falls within the definition of “Good Reason” and which Rurban or its successor concealed; or (3) 60 days after the conclusion of an unsuccessful attempt to terminate Mr. Sinn for “Cause” (as defined in the Change in Control Agreement).

The Change in Control Agreement will terminate on the earliest to occur of the following events:  (1) Mr. Sinn’s employment is terminated before the beginning of a Protection Period; (2) Mr. Sinn agrees to terminate the Change in Control Agreement; or (3) all payments due to Mr. Sinn under the Change in Control Agreement have been paid.

A “Change in Control” is defined by the Change in Control Agreement as:  (1) any transaction that would be required to be reported in a proxy statement sent to Rurban’s shareholders; (2) a merger or consolidation of Rurban or the purchase of all or substantially all of Rurban’s assets by another person or group, in each case, resulting in less than a majority of the successor entity’s outstanding voting stock being owned immediately after the transaction by the holders of Rurban’s voting stock before the transaction; (3) any person becoming a “beneficial owner” of securities representing 50% or more of the combined voting power of Rurban eligible to vote for the election of the Rurban’s board of directors; (4) any person other than Rurban, Mr. Sinn or the Rurban ESOP becoming the beneficial owner of securities representing 25% or more of the combined voting power of Rurban (disregarding any securities which were not acquired for the purpose of changing or influencing control of Rurban); (5) individuals who constitute Rurban’s board of directors on March 1, 2006 ceasing for any reason to constitute at least a majority of the members of Rurban’s board of directors (unless the new directors were approved by the vote of at least two-thirds of the then incumbent directors); or (6) any other change of control of Rurban similar in effect to any of the foregoing.

Under the Change in Control Agreement, (1) if Mr. Sinn is terminated by Rurban or its successor in connection with a “change in control” of Rurban (other than termination of employment for “Cause” as defined in the Change of Control Agreement) during the Protection Period or (2) if Mr. Sinn terminates employment for “Good Reason” during the Protection Period, Rurban or its successor will:  (1) pay Mr. Sinn a lump sum cash payment equal to two times his “Annual Direct Salary” (i.e., his annualized base salary based on the highest base salary rate in effect for any pay period ending with or within the 36-month period preceding the termination of his employment); (2) provide Mr. Sinn and his family (if he elected family coverage prior to the termination of his employment) with continued health care, life insurance and disability insurance coverage without cost to Mr. Sinn for a period of two years, at the same level and subject to the same terms that were in effect on the first day of the Protection Period; and (3) any other payments or benefits to which Mr. Sinn is entitled under the terms of any other agreement, arrangement, plan or program in which he participates.

If a termination under the circumstances described above in connection with a “change of control” of Rurban had occurred on December 31, 2008, Mr. Sinn would have been entitled to receive a lump sum cash payment of $265,354.  In addition, Mr. Sinn (and his family) would have been entitled to receive continued health care, life insurance and disability insurance coverage for a period of two years following termination, at an annual cost to Rurban of approximately $16,000.

If Rurban or its successor is unable to provide the health care, life insurance and disability insurance coverage described above through an insured arrangement for active employees and with the same tax consequences available to active employees, Rurban or its successor will pay Mr. Sinn an additional amount of cash equal to his cost of procuring equivalent coverage.  The amount of this cash payment will be “grossed up” to ensure that Mr. Sinn receives enough cash to pay the cost of procuring equivalent coverage after payment of all applicable federal, state and local taxes.

If the compensation provided to Mr. Sinn under the Change in Control Agreement would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code, then the amount of compensation payable under the Change in Control Agreement will be reduced to the extent necessary to avoid excise taxes under Section 4999 of the Internal Revenue Code.  Any reduction shall be made in accordance with Section 409A of the Internal Revenue Code and the Treasury Regulations promulgated thereunder.

Under the Change in Control Agreement, if Mr. Sinn’s employment is terminated for “Cause” (as defined in the Change in Control Agreement) or if Mr. Sinn voluntarily terminates his employment without “Good Reason” (as defined in the Change in Control Agreement), the Change in Control Agreement will terminate immediately and Mr. Sinn will not be entitled to any compensation or benefits other than salary accrued through the date his employment terminated and benefits to which he is entitled under the terms of Rurban’s (or any successor entity’s) benefit plans.

If Mr. Sinn dies or becomes permanently disabled during his employment, the Change in Control Agreement will terminate and Rurban will have no further obligations to Mr. Sinn under the Change in Control Agreement.  However, any compensation that becomes payable to Mr. Sinn under the Change in Control Agreement prior to his death or permanent disability will continue to be paid to Mr. Sinn or his designated beneficiary or estate, as appropriate.

The Change in Control Agreement requires that any payment required to be delayed by Section 409A of the Internal Revenue Code shall be delayed for a period of six months following Mr. Sinn’s termination of employment and any payment(s) so delayed will be accumulated and paid in a single lump sum on the first day of the seventh month following Mr. Sinn’s termination.

The Change in Control Agreement does not require Mr. Sinn to mitigate the amount of any compensation payable to him under the Change in Control Agreement by seeking other employment or otherwise.  The compensation payable to Mr. Sinn under the Change in Control Agreement will not be reduced by any other compensation or benefits Mr. Sinn earns or becomes entitled to receive after the termination of his employment with Rurban or its successor and their subsidiaries.

If a change in control occurs and Mr. Sinn receives payments under the Change in Control Agreement, Mr. Sinn will be prohibited from engaging in the following activities for two years following the termination of his employment with Rurban or its successor:  (1) providing financial or executive assistance to any person or entity located within 50 miles of Rurban’s main office in Defiance, Ohio and engaged in the banking or financial services industry or any other activity engaged in by Rurban or its subsidiaries on the date of the change in control; (2) directly or indirectly contacting, soliciting or inducing any of the customers or referral sources of Rurban and its subsidiaries (who were customers or referral sources during Mr. Sinn’s employment) to become a customer or referral source of another company; and (3) directly or indirectly soliciting, inducing or encouraging any of the employees of Rurban or its successor and their subsidiaries (who were employees during Mr. Sinn’s employment) to terminate their employment with Rurban or its successor and their subsidiaries or to seek, obtain or accept employment with another company.

The Change in Control Agreement also prohibits Mr. Sinn from using or disclosing any material confidential information of Rurban or its successor and their subsidiaries to any person other than an employee of Rurban or its successor and their subsidiaries or a person to whom the disclosure is reasonably necessary or appropriate in connection with Mr. Sinn’s duties to Rurban or its successor and their subsidiaries.

In the event of a dispute between Rurban and Mr. Sinn regarding the Change in Control Agreement, the parties will submit the dispute to binding arbitration.  Rurban and its subsidiaries will bear all costs associated with any disputes arising under the Change in Control Agreement, including reasonable accounting and legal fees incurred by Mr. Sinn.

SERP Agreements Between Rurban and Messrs. Joyce and Sinn

Effective March 1, 2006, Rurban entered into SERP Agreements with Messrs. Joyce and Sinn.  The SERP Agreements supersede the Executive Salary Continuation Agreements previously entered into by Rurban and Messrs. Joyce and Sinn. The SERP Agreements were subsequently amended and restated in December 2008 to comply with the requirements of Section 409A of the Internal Revenue Code and the Treasury Regulations promulgated thereunder.

Under the SERP Agreements, if the executive officer remains in the continuous employment of Rurban until the executive officer’s “Retirement Date” (age 65 for Mr. Sinn and age 62 for Mr. Joyce, unless shortened or extended by Rurban’s board of directors), beginning on the first day of the month following the executive officer’s termination of employment after the Retirement Date, the executive officer will receive an annual benefit equal to 20% (for Mr. Sinn) or 25% (for Mr. Joyce) of his “Annual Direct Salary” in equal monthly installments of 1/12th of the annual benefit for a period of 180 months.  “Annual Direct Salary” means the executive officer’s annualized base salary based on the highest base salary rate in effect for any pay period ending with or within the 36-month period preceding the termination of his employment.

If there is a “Change in Control” of Rurban (as defined in the SERP Agreements) and the executive officer is terminated after such Change in Control, the executive officer will receive an annual benefit equal to 20% (for Mr. Sinn) or 25% (for Mr. Joyce) of his Annual Direct Salary calculated as of the date of the Change in Control or the date the executive officer’s employment is terminated, whichever is higher.  The annual benefit will be paid in equal monthly installments of 1/12th of the annual benefit for a period of 180 months beginning on the first day of the month following the executive officer’s termination.  If the compensation provided to an executive officer under his SERP Agreement in connection with a Change in Control would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code, then the relevant portions of any separate Change in Control Agreement between Rurban and the executive officer would apply.  If Rurban and the executive officer are not parties to a separate Change in Control Agreement, the amount of compensation payable under the executive officer’s SERP Agreement will be reduced to the extent necessary to avoid excise taxes under Section 4999 of the Internal Revenue Code.  Any reduction will be made in accordance with Section 409A of the Internal Revenue Code and the Treasury Regulations promulgated thereunder.  “Change in Control” is defined in the SERP Agreements in the same manner as such term is defined in Mr. Sinn’s Change in Control Agreement, discussed above.

If an executive officer voluntarily terminates his employment prior to the executive officer’s Retirement Date, the executive officer’s SERP Agreement will terminate immediately and Rurban will pay the executive officer an early retirement benefit equal to:  (1) 10% (for Mr. Sinn) or 15% (for Mr. Joyce) of the executive officer’s Annual Direct Salary if the executive officer terminates employment between age 55 and 60; (2) 15% (for Mr. Sinn) or 20% (for Mr. Joyce) of the executive officer’s Annual Direct Salary if the executive officer terminates employment between age 60 and 65; or (3) 20% (for Mr. Sinn) or 25% (for Mr. Joyce) of the executive officer’s Annual Direct Salary if the executive officer terminates employment at age 65(for Mr. Sinn) or age 62 (for Mr. Joyce).

The early retirement compensation described above will be paid beginning on the first day of the month following the executive officer’s termination in equal monthly installments of 1/12th of the annual benefit for a period of 180 months.  If the executive officer dies at any time prior to the executive officer’s Retirement Date while employed by Rurban, the executive officer’s death will be treated as a termination prior to Retirement Date and the executive officer’s designated beneficiary or estate will receive an early retirement benefit as described above.  If the executive officer voluntarily terminates his employment prior to age 55 or if the executive officer is discharged for “Cause” (as defined in the SERP Agreements), the executive officer will not be entitled to any compensation under his SERP Agreement.

If an executive officer dies or becomes permanently disabled during his employment, the executive officer’s SERP Agreement will terminate and Rurban will have no further obligations to the executive officer under the SERP Agreement.  However, any compensation that becomes payable to an executive officer under his SERP Agreement prior to the executive officer’s death or permanent disability (i.e., compensation arising from termination on or after Retirement Date, prior to Retirement Date or following a Change in Control) will continue to be paid to the executive officer or the executive officer’s designated beneficiary or estate, as appropriate.

The SERP Agreements require that any payment required to be delayed by Section 409A of the Internal Revenue Code shall be delayed for a period of six months following the executive officer’s termination of employment and any payment(s) so delayed will be accumulated and paid in a single lump sum on the first day of the seventh month following the executive officer’s termination.

The SERP Agreements do not require the executive officers to mitigate the amount of any compensation payable to them under the SERP Agreements by seeking other employment or otherwise.  The compensation payable to the executive officers under the SERP Agreements will not be reduced by any other compensation or benefits the executive officers earn or become entitled to receive after the termination of their employment with Rurban and its subsidiaries.

During the term of the SERP Agreements and for a period of two years thereafter, the executive officers are prohibited from:  (1) providing financial or executive assistance to any person or entity located within 50 miles of Rurban’s main office in Defiance, Ohio and engaged in the banking or financial services industry or any other activity engaged in by Rurban or its subsidiaries at the beginning of the non-competition period; (2) directly or indirectly contacting, soliciting or inducing any of the customers or referral sources of Rurban and its subsidiaries (who were customers or referral sources during the executive officer’s employment with Rurban) to become a customer or referral source of another company; and (3) directly or indirectly contacting, soliciting or inducing any of the employees of Rurban and its subsidiaries (who were employees during the executive officer’s employment) to terminate their employment with Rurban or its subsidiaries or to seek, obtain or accept employment with another company.

The SERP Agreements also prohibit the executive officers from using or disclosing any material confidential information of Rurban and its subsidiaries to any person other than an employee of Rurban or its subsidiaries or a person to whom the disclosure is reasonably necessary or appropriate in connection with the executive officer’s duties to Rurban and its subsidiaries.

In the event of a dispute between Rurban and the executive officer regarding a SERP Agreement, the parties will submit the dispute to binding arbitration.  Rurban and its subsidiaries will bear all costs associated with any disputes arising under the SERP Agreements, including reasonable accounting and legal fees incurred by the executive officer.

Employment Agreement Between Rurban and Mr. Joyce

Rurban entered into an Employment Agreement with Mr. Joyce on March 1, 2006.  The Employment Agreement supersedes the Change in Control Agreement previously entered into by the Company and Mr. Joyce.  The Employment Agreement was subsequently amended in 2008 to comply with the requirements of Section 409A of the Internal Revenue Code and the Treasury Regulations promulgated thereunder.

Under the Employment Agreement, Mr. Joyce is employed as the Chief Executive Officer of Rurban and will perform any duties assigned to him from time to time by Rurban’s board of directors.  Mr. Joyce must devote his full time and attention to Rurban’s business, and he may not engage in any activities which compete with activities of Rurban or its subsidiaries.  Mr. Joyce is also prohibited from serving any company which competes with Rurban or its subsidiaries.

Term.  The term of the Employment Agreement runs from March 1, 2006 to March 1, 2009, but the term will be automatically extended to December 31, 2010 unless either party provides the other party with notice of nonrenewal no later than September 2, 2008.  No notice of nonrenewal was provided by either party by September 2, 2008.  Therefore the term of the Employment Agreement has been extended to December 31, 2010.

Compensation.  During the term of the Employment Agreement, Mr. Joyce will be paid an annual base salary of $299,072 or a higher amount set by Rurban.  Mr. Joyce is also entitled to:  (1) receive bonuses from time to time as Rurban, in its sole discretion, deems appropriate; (2) receive paid vacation time in accordance with policies established by Rurban’s board of directors; (3) participate in any of Rurban’s employee benefit plans (provided that Rurban may not change any of its employee benefits in any way that would adversely affect Mr. Joyce, unless the change would apply to all of Rurban’s executive officers and would not affect Mr. Joyce disproportionately); and (4) receive prompt reimbursement for all reasonable business expenses he incurs in accordance with the policies and procedures established by Rurban’s board of directors.

If Rurban or its successor is unable to provide the health care, life insurance and disability insurance coverage described above through an insured arrangement for active employees and with the same tax consequences available to active employees, Rurban or its successor will pay Mr. Joyce an additional amount of cash equal to his cost of procuring equivalent coverage.  The amount of this cash payment will be “grossed up” to ensure that Mr. Joyce receives enough cash to pay the cost of procuring equivalent coverage after payment of all applicable federal, state and local taxes.

Termination Resulting from Disability or Death.  If Mr. Joyce dies or becomes permanently disabled during his employment, the Employment Agreement will terminate and Rurban will have no further obligations to Mr. Joyce under the Employment Agreement.  However, any compensation that becomes payable to Mr. Joyce under the Employment Agreement prior to his death or permanent disability will continue to be paid to Mr. Joyce or his designated beneficiary or estate, as appropriate.

Termination for “Cause” or Without “Good Reason”.  If Mr. Joyce’s employment is terminated by Rurban’s board of directors for “Cause” or by Mr. Joyce without “Good Reason,” the Employment Agreement (and all of Mr. Joyce’s rights under the Employment Agreement) will terminate automatically.  If Mr. Joyce’s employment is terminated other than for Cause and Rurban subsequently learns that Mr. Joyce actively concealed conduct that would have entitled Rurban to terminate his employment for Cause, Rurban may recover any amounts paid to Mr. Joyce (or his beneficiaries) under the Employment Agreement in connection with the termination of his employment.  “Cause” is defined in the Employment Agreement to include:  (1) the willful failure to substantially perform job duties; (2) willfully engaging in misconduct injurious to Rurban; (3) dishonesty, insubordination or gross negligence in the performance of duties; (4) breach of a fiduciary duty involving personal gain or profit; (5) any violation of any law, rule or regulation governing public companies, banks or bank officers or any regulatory enforcement actions issued by a regulatory authority against the executive; (6) conduct which brings public discredit to Rurban; (7) conviction of, or plea of guilty or nolo contendere to, a felony, crime of falsehood or a crime involving moral turpitude; (8) unlawful discrimination or harassment affecting Rurban’s employees, customers, business associates or contractors; (9) theft or abuse of Rurban’s property; (10) the recommendation of a state or federal bank regulatory authority to remove Mr. Joyce from his position with Rurban; (11) willful failure to follow the good faith lawful instructions of Rurban’s board of directors; (12) material breach by Mr. Joyce of any contract or agreement with Rurban; or (13) unauthorized disclosure of Rurban’s trade secrets or confidential information.

Termination by Rurban Without “Cause” or by Mr. Joyce for “Good Reason”.  If Mr. Joyce’s employment is terminated by Rurban without Cause or by Mr. Joyce with “Good Reason” (and such termination does not occur in connection with a “Change in Control” as defined below), Rurban will:  (1) pay Mr. Joyce an amount equal to two times his “Agreed Compensation” (i.e., the sum of (a) the average of Mr. Joyce’s annual base salary for the five calendar years immediately preceding his termination and (b) the average of Mr. Joyce’s annual bonuses for the five calendar years immediately preceding his termination) in 24 equal monthly installments; (2) provide Mr. Joyce and his family (if he elected family coverage prior to the termination of his employment) with continued health care, life insurance and disability insurance coverage without cost to the executive for a period of one year, at the same level and subject to the same terms that were in effect at any time during the two years prior of his termination; and (3) pay Mr. Joyce any other payments or benefits to which he is entitled under the terms of any other agreement, arrangement, plan or program in which he participates.

“Good Reason” is defined in the Employment Agreement to include:  (1) the assignment of duties and responsibilities inconsistent with Mr. Joyce’s status as Chief Executive Officer; (2) requiring Mr. Joyce to move his office more than 50 miles from the location of Rurban’s principal office in Defiance, Ohio; (3) reducing Mr. Joyce’s annual base salary (except for reductions resulting from a national financial depression or bank emergency and implemented for all of Rurban’s senior management); (4) materially reducing the employee benefits afforded to Mr. Joyce (unless the reduction applies to all of Rurban’s executive officers); (5) Rurban’s attempt to amend or terminate the Employment Agreement without Mr. Joyce’s consent; (6) the failure of any successor of Rurban to assume Rurban’s obligations under the Employment Agreement; and (7) any unsuccessful attempt to terminate Mr. Joyce for Cause.

If a termination of Mr. Joyce’s employment under the circumstances described above had occurred on December 31, 2008, Mr. Joyce would have been entitled to receive an amount equal to $562,766 in 24 equal installments of $23,449.  In addition, Mr. Joyce (and his family) would have been entitled to receive continued health care, life insurance and disability insurance coverage for a period of one year following termination, at an annual cost to Rurban of approximately $16,000.

Termination in Connection With a Change in Control.  If, at any time during the period beginning on the date Rurban’s board of directors first learns of a possible Change in Control and ending one year after the Change in Control, Mr. Joyce’s employment is terminated (1) by Rurban without Cause or (2) by Mr. Joyce for Good Reason, Rurban or its successor will:  (1) pay Mr. Joyce a lump sum cash payment in an amount equal to 2.99 times his Agreed Compensation; (2) provide Mr. Joyce and his family (if he elected family coverage prior to the termination of his employment) with continued health care, life insurance and disability insurance coverage without cost to Mr. Joyce for a period of three years, at the same level and subject to the same terms that were in effect at any time during the two years prior of his termination; and (3) pay Mr. Joyce any other payments or benefits to which he is entitled under the terms of any other agreement, arrangement, plan or program in which he participates.

If Rurban or its successor is unable to provide the health care, life insurance and disability insurance coverage described above through an insured arrangement for active employees and with the same tax consequences available to active employees, Rurban or its successor will pay Mr. Joyce an additional amount of cash equal to his cost of procuring equivalent coverage.  The amount of this cash payment will be “grossed up” to ensure that Mr. Joyce receives enough cash to pay the cost of procuring equivalent coverage after payment of all applicable federal, state and local taxes.

The Employment Agreement defines a “Change in Control” to mean the occurrence of any of the following:  (1) any person or group of persons acquires Rurban stock that, together with Rurban stock previously acquired by the person or group, constitutes more than 50% of the total fair market value or total voting power of all stock of Rurban; (2) any person or group acquires Rurban stock possessing 30% or more of the total voting power of all stock of Rurban within any 12 month period; (3) a majority of the members of Rurban’s board of directors is replaced during any 12 month period by directors whose appointment or election was not endorsed by a majority of the board prior to the appointment or election; or (4) any person or group acquires assets from Rurban having a gross fair market value equal to 40% or more of the total gross fair market value of all assets of Rurban within any 12 month period.  This definition of Change in Control will be interpreted consistent with the definition of “change in control event” under Section 409A of the Internal Revenue Code and the Treasury Regulations promulgated thereunder.

Mr. Joyce will not be entitled to the payments and benefits described above if he acted in concert with any person or group to effect a change in control (other than at the direction of Rurban’s board of directors and in his capacity as an employee of Rurban).  Also, Rurban may not terminate Mr. Joyce’s employment during the period beginning on the date Rurban’s board of directors first learns of a possible change in control and ending on the date the change in control occurs.

If a termination of Mr. Joyce’s employment under the circumstances described above in connection with a “change in control” of Rurban had occurred on December 31, 2008, Mr. Joyce would have been entitled to receive a lump sum cash payment of $841,335.  In addition, Mr. Joyce (and his family) would have been entitled to receive continued health care, life insurance and disability insurance coverage for a period of three years following termination, at an annual cost to Rurban of approximately $16,000.

No Mitigation.  The Employment Agreement does not require Mr. Joyce to mitigate the amount of any compensation payable to him by seeking other employment or otherwise.  The compensation payable to Mr. Joyce under the Employment Agreement will not be reduced by any other compensation or benefits he earns or becomes entitled to receive after the termination of his employment with Rurban or its successor and their subsidiaries.

Employee Benefits.  If Rurban or its successor is unable to provide the health care, life insurance and disability insurance coverage described above through an insured arrangement for active employees and with the same tax consequences available to active employees, Rurban or its successor will pay Mr. Joyce an additional amount of cash equal to the executive officer’s cost of procuring equivalent coverage.  The amount of this cash payment will be “grossed up” to ensure that Mr. Joyce receives enough cash to pay the cost of procuring equivalent coverage after payment of all applicable federal, state and local taxes.

Parachute Payments.  If the compensation provided to Mr. Joyce under his Employment Agreement would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code, then the amount of compensation payable under the Employment Agreement will be reduced to the extent necessary to avoid excise taxes under Section 4999 of the Internal Revenue Code.  Any reduction shall be made in accordance with Section 409A of the Internal Revenue Code and the Treasury Regulations.

Six Month Payment Delay.  The Employment Agreement requires that any payment required to be delayed by Section 409A of the Internal Revenue Code shall be delayed for a period of six months following Mr. Joyce’s termination of employment and any payment(s) so delayed will be accumulated and paid in a single lump sum on the first day of the seventh month following Mr. Joyce’s termination.

Non-Compete.  If Mr. Joyce receives compensation under his Employment Agreement in connection with the termination of his employment, he will be prohibited from engaging in the following activities for two years following the termination of his employment:  (1) providing financial or executive assistance to any person or entity located within 50 miles of Rurban’s main office in Defiance, Ohio and engaged in the banking or financial services industry or any other activity engaged in by Rurban or its subsidiaries on the date of the change in control; (2) directly or indirectly contacting, soliciting or inducing any of the customers or referral sources of Rurban and its subsidiaries (who were customers or referral sources during Mr. Joyce’s employment) to become a customer or referral source of another company; and (3) directly or indirectly soliciting, inducing or encouraging any of the employees of Rurban or its successor and their subsidiaries (who were employees during Mr. Joyce’s employment) to terminate their employment with Rurban or its successor and their subsidiaries or to seek, obtain or accept employment with another company.

The Employment Agreement also prohibits Mr. Joyce from using or disclosing any material confidential information of Rurban or its successor and their subsidiaries to any person other than an employee of Rurban or its successor and their subsidiaries or a person to whom the disclosure is reasonably necessary or appropriate in connection with his duties to Rurban or its successor and their subsidiaries.

Disputes.  In the event of a dispute between Rurban and Mr. Joyce regarding the Employment Agreement, the parties will submit the dispute to binding arbitration.  Rurban and its subsidiaries will bear all costs associated with any disputes arising under the Employment Agreement, including reasonable accounting and legal fees incurred by Mr. Joyce.

Effect of the Spin-Off and the Merger on Agreements Between Rurban and Messrs. Joyce and Sinn

Agreements between Rurban and Mr. Joyce

Rurban and Mr. Joyce intend to enter into an Amended and Restated Employment Agreement prior to the spin-off pursuant to which Rurban and Mr. Joyce will agree to the following terms and conditions relating to Mr. Joyce’s transition from Rurban to RDSI:

•	Mr. Joyce will relinquish his positions as President and Chief Executive Officer of Rurban effective as of January 1, 2010;

•
Mr. Joyce will serve as Executive Vice Chairman of Rurban from January 1, 2010 through March 31, 2010 and, during this period, will continue to receive compensation from Rurban in an amount equal to the base salary currently paid to Mr. Joyce under his Employment Agreement with Rurban;

•	Mr. Joyce will resign/retire as an employee, officer and director of Rurban effective as of the close of business on March 31, 2010;

•
Mr. Joyce will be engaged by Rurban as a consultant from April 1, 2010 through December 31, 2010 and, during this period, will receive compensation from Rurban in amount equal to the base salary currently paid to Mr. Joyce under his Employment Agreement with Rurban;

•	Mr. Joyce will become 100% vested and begin payout under his SERP Agreement with Rurban on or before January 1, 2011; and

•	Mr. Joyce will become 100% vested with respect to all of his outstanding shares of restricted stock of Rurban upon his resignation/retirement on March 31, 2010.
.
Agreements Between Rurban and Mr. Sinn

In accordance with the terms of the Separation and Distribution Agreement, Mr. Sinn’s existing Change in Control Agreement and SERP Agreement with Rurban will terminate effective as of the completion of the spin-off, and RDSI will enter into a new Change in Control Agreement and a new SERP Agreement with Mr. Sinn containing substantially the same terms as provided under his current agreements with Rurban.

Proposed Compensation Arrangements

Compensation Arrangements with Messrs. Joyce and Sinn

The following table sets forth the initial annual base salaries to be paid for fiscal year 2010 to Kenneth A. Joyce, Chairman, Chief Executive Officer and President of RDSI, and to Duane L. Sinn, Executive Vice President and Chief Financial Officer of RDSI.  The compensation amounts do not include any bonus amounts that may be payable under incentive compensation plans, if any, for  officers and/or employees of RDSI, which will be considered by the board of directors of RDSI at a future date.  In addition, the compensation amounts do not include any perquisites or other benefits, such as automobile usage allowances or 401(k) matching contributions, which will be determined by the RDSI board of directors, based on the recommendation of its compensation committee, at a future date.

Name	Position	Estimated Annual Cash Compensation

Kenneth A. Joyce	Chairman, Chief Executive Officer and President	$	[ •	]

Duane L. Sinn	Executive Vice President and Chief Financial Officer	$	[ •	]

In accordance with the terms of the Separation and Distribution Agreement, RDSI will enter into a new Change in Control Agreement and a new SERP Agreement with Mr. Sinn containing substantially the same terms as provided under his current agreements with Rurban.  See “Compensation of Executive Officers — SERP Agreements Between Rurban and Messrs. Joyce and Sinn” beginning on page 104.

RDSI has not entered into a written employment agreement with Mr. Joyce at this time.  However, the board of directors of RDSI expects to consider, based on the recommendation of its compensation committee, a written employment agreement and/or a supplemental executive retirement plan agreement for Mr. Joyce prior to the completion of the spin-off and the merger.

Employment Agreement Between RDSI and Mr. Aranowicz

In connection with entering into the Merger Agreement, RDSI entered into an Employment Agreement with John J. Aranowicz on April 25, 2009 (the “Aranowicz Employment Agreement”).  The Aranowicz Employment Agreement provides for Mr. Aranowicz to be employed as an executive of RDSI beginning on the effective date of the merger.  In the event that the merger is not completed, the Aranowicz Employment Agreement will be null and void.

Under the Aranowicz Employment Agreement, Mr. Aranowicz will perform such duties and hold such positions related to the business of RDSI and its affiliates as may from time to time be reasonably requested of him by RDSI.  Mr. Aranowicz must devote all of his skills and substantially all of his time and attention in furtherance of the business and interests of RDSI and its affiliates, and he may not render any services of a business, commercial or professional nature to any other person or organization without the prior written consent of RDSI, provided that Mr. Aranowicz will be permitted to participate in community, civic, charitable or similar activities and unrelated personal investment activities so long as they do not interfere with his duties to RDSI under the Aranowicz Employment Agreement.

Term.  The term of the Aranowicz Employment Agreement will begin on the effective date of the merger and will continue for an initial term of three years.  At the end of the initial term, the Aranowicz Employment Agreement will be automatically renewed for successive one-year periods unless either party provides the other party with notice of nonrenewal no later than 90 days prior to the end of the initial term or then-current renewal term, as applicable.

Compensation.  During the term of the Aranowicz Employment Agreement, Mr. Aranowicz will be paid an annual base salary of $250,000, which may be increased (but not decreased) on an annual basis.  Mr. Aranowicz will also be eligible to earn an annual incentive bonus payment under the terms of RDSI’s annual incentive plan as in effect from time to time.  The amount of the annual bonus will be determined in the discretion of RDSI, except that, with respect to each of the first two calendar years during the initial term, the annual bonus will be at least $40,000 if RDSI successfully converts at least eight customers to the Single Source™ software pursuant to executed customer contracts during such calendar year.  In addition, Mr. Aranowicz will be entitled to:  (1) receive paid vacation time in accordance with RDSI’s vacation policy for actively employed senior executives; (2) participate in all health and life insurance coverages, disability programs, tax-qualified retirement plans, equity compensation programs, paid holidays, perquisites and other fringe benefits of employment as RDSI may provide from time to time to its actively employed senior executives; (3) receive reimbursement for all reasonable travel, industry, entertainment and other business expenses in accordance with the existing policies and procedures of RDSI pertaining to the reimbursement of such expenses to senior executives; and (4) receive an automobile allowance in accordance with RDSI’s automobile allowance policy for actively employed senior executives, as in effect from time to time.

Termination for “Cause” or Without “Good Reason.”  If Mr. Aranowicz’s employment is terminated by RDSI for “Cause” or by Mr. Aranowicz without “Good Reason,” the Aranowicz Employment Agreement will terminate and Mr. Aranowicz will not be entitled to any further payments or benefits under the Aranowicz Employment Agreement (other than payment of any accrued but unpaid base salary, the value of any accrued but unused vacation, and any unreimbursed business expenses).  If Mr. Aranowicz’s employment is terminated other than for “Cause” and RDSI subsequently learns that Mr. Aranowicz actively concealed conduct that would have entitled RDSI to terminate his employment for “Cause,” RDSI may recover any amounts paid to Mr. Aranowicz (or his beneficiaries) under the Aranowicz Employment Agreement in connection with the termination of his employment.  “Cause” is defined in the Aranowicz Employment Agreement to include:  (1) the willful failure to substantially perform job duties; (2) willfully engaging in misconduct injurious to RDSI or any of its affiliates; (3) dishonesty, insubordination or gross negligence in the performance of duties; (4) breach of a fiduciary duty involving personal profit; (5) any violation of any law, rule or regulation governing public companies or any regulatory enforcement actions issued by a regulatory authority against the executive; (6) conduct which brings public discredit to RDSI or any of its affiliates; (7) conviction of or plea of guilty or nolo contendere to a felony, crime of falsehood or a crime involving moral turpitude, or the actual incarceration of the executive for a period of twenty consecutive days or more; (8) unlawful discrimination or harassment affecting any of the employees, customers, business associates, contractors or visitors of RDSI or any of its affiliates; (9) theft or abuse of the property of RDSI or any of its affiliates or any of their respective customers, employees, contractors, vendors or business associates; (10) the direction or recommendation of a state or federal regulatory authority to remove Mr. Aranowicz from his position(s) with RDSI or any of its affiliates; (11) willful failure to follow the good faith lawful instructions of RDSI’s board of directors; (12) material breach by Mr. Aranowicz of any contract or agreement with RDSI or any of its affiliates; or (13) unauthorized disclosure of the trade secrets or confidential information of RDSI or any of its affiliates, trade partners or vendors.

 Termination by RDSI Without “Cause” or by Mr. Aranowicz for “Good Reason”.  If Mr. Aranowicz’s employment is terminated by RDSI without Cause or by Mr. Aranowicz for “Good Reason” (and the termination does not occur in connection with a “change in control event” as defined below), the Aranowicz Employment Agreement requires RDSI to continue to pay Mr. Aranowicz his base salary in effect on the date of his termination for 24 months following the date of his termination (such payments to be made in 24 equal monthly installments).  “Good Reason” is defined in the Aranowicz Employment Agreement to include:  (1) the permanent or consistent assignment of duties to Mr. Aranowicz that are materially inconsistent in any respect with his position (including his status, office and title), authority, duties or responsibilities as set forth in the Aranowicz Employment Agreement; (2) a material change in the geographic location at which Mr. Aranowicz is required to perform his services under the Aranowicz Employment Agreement; and (3) a material reduction in Mr. Aranowicz’s base salary (other than in connection with the termination of his employment).

Termination in Connection With a Change in Control.  In the event that a “change in control event” (as defined under Section 409A of the Internal Revenue Code and the Treasury Regulations thereunder) of RDSI occurs during the term of the Aranowicz Employment Agreement and, within 12 months following the change in control event Mr. Aranowicz’s employment is terminated by RDSI or its successor without “Cause” or is terminated by Mr. Aranowicz for “Good Reason”, RDSI or its successor will:  (1) pay Mr. Aranowicz a single lump sum payment in an amount equal to two times the total annual base salary paid or payable to Mr. Aranowicz with respect to the most recently completed fiscal year of RDSI; and (2) if Mr. Aranowicz elects COBRA coverage, pay Mr. Aranowicz’s COBRA premium payments consistent with the family health, dental and vision coverage in existence on the date of termination for a period of 18 months following the termination of his employment.

Under Section 409A of the Internal Revenue Code and the Treasury Regulations thereunder, a “change in control event” is defined as:  (1) any person or group acquires ownership of stock of the corporation, that together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the corporation; (2) any person or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition), ownership of stock of the corporation possessing 30% or more of the total voting power of the corporation; (3) the majority of the corporation’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the corporations’ board of directors before the date of appointment or election; or (4) any person or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition), assets from the corporation that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all assets of the corporation immediate before the acquisition.

Parachute Payments.  If the compensation and benefits provided to Mr. Aranowicz under the Aranowicz Employment Agreement, either alone or when combined with other compensation and benefits received by Mr. Aranowicz, would constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code, then the compensation and benefits will be reduced by the minimum extent necessary to avoid the excise taxes described in Section 4999 of the Internal Revenue Code.  Any reduction will be made in accordance with Section 409A of the Internal Revenue Code and the Treasury Regulations thereunder.   In addition, if any portion of the amount payable to Mr. Aranowicz under the Aranowicz Employment Agreement is determined to be non-deductible pursuant to the Treasury Regulations promulgated under Section 280G of the Internal Revenue Code, RDSI will be required only to pay to Mr. Aranowicz the amount determined to be deductible under Section 280G of the Internal Revenue Code.

Other Plans and Programs.  Nothing in the Aranowicz Employment Agreement will prevent or limit Mr. Aranowicz’s continuing or future participation in any incentive, fringe benefit, deferred compensation or other plan or program provided by RDSI and for which Mr. Aranowicz may qualify, nor will anything in the Aranowicz Employment Agreement limit or affect any rights that Mr. Aranowicz may have under any other agreements with RDSI.  Any amounts that are vested benefits or that Mr. Aranowicz is otherwise entitled to receive under any plan or program of RDSI at or after the date of Mr. Aranowicz’s termination of employment will be payable in accordance with such plan or program.

Six Month Payment Delay.  The Aranowicz Employment Agreement requires that any payment required to be delayed by Section 409A of the Internal Revenue Code shall be delayed for a period of six months following Mr. Aranowicz’s termination of employment and any payment so delayed will be accumulated and paid in a single lump sum on the first day of the seventh month following Mr. Aranowicz’s termination.

Non-Compete.  Under the Aranowicz Employment Agreement, Mr. Aranowicz will be prohibited from engaging in the following activities during the term of his employment and for a period of two years following the termination of his employment:  (1) providing financial or executive assistance to any person, firm, corporation or enterprise engaged in data or item processing for the financial services industry or any other activity in which RDSI or any of its affiliates engaged at the commencement of the non-competition period, provided that Mr. Aranowicz will be allowed to participate in senior management and/or on a board of directors of a financial institution which does not have an affiliate that provides data or item processing to unrelated third parties;  (2) directly or indirectly contacting, soliciting or inducing any of the customers or referral sources of RDSI or any of its affiliates (who were customers or referral sources during Mr. Aranowicz’s employment) to become a customer or referral source of another person or entity; and (3) directly or indirectly soliciting, inducing or encouraging any of the employees of RDSI or any of its affiliates (who were employees during Mr. Aranowicz’s employment) to leave the employ of RDSI or any of its affiliates or to seek, obtain or accept employment with another person or entity.

The Aranowicz Employment Agreement also prohibits Mr. Aranowicz from communicating or divulging any secret or confidential information, knowledge or data relating to RDSI or any of its affiliates to anyone other than RDSI or those designated by RDSI, unless the communication of such information, knowledge or data is required pursuant to a compulsory proceeding in which Mr. Aranowicz’s failure to provide such information, knowledge or data would subject him to criminal or civil sanctions.

Pursuant to the Aranowicz Employment Agreement, Mr. Aranowicz has agreed to communicate to RDSI, and to assign to RDSI, all inventions, discoveries and other intellectual property developed or conceived solely by Mr. Aranowicz, or jointly with others, during the term of his employment, which are within the scope of the business of RDSI or any of its affiliates, or which utilized RDSI employees or information.

 Disputes.  In the event of a dispute between RDSI and Mr. Aranowicz regarding the Aranowicz Employment Agreement, the parties will submit the dispute to binding arbitration.  All legal and other fees and expenses incurred by Mr. Aranowicz in connection with seeking in good faith to obtain or enforce any right or benefit provided for in the Aranowicz Employment Agreement will be paid by RDSI, to the extent permitted by law, provided that Mr. Aranowicz is successful in whole or in part as to such claims as the result of litigation, arbitration or settlement.

SERP Agreement Between RDSI and Mr. Aranowicz

In connection with entering into the Merger Agreement, RDSI also entered into a Supplemental Executive Retirement Plan Agreement with John J. Aranowicz on April 25, 2009 (the “Aranowicz SERP Agreement”) to be effective on the effective date of the merger.  Under the Aranowicz SERP Agreement, if Mr. Aranowicz remains in the continuous employment of RDSI until his “Retirement Date” (the first December 31st after his 65th birthday, unless shortened or extended by RDSI’s board of directors), beginning on the first day of the month following his termination of employment after the Retirement Date, Mr. Aranowicz will receive an annual benefit equal to 20% of his “Annual Direct Salary” in equal monthly installments of 1/12th of the annual benefit for a period of 180 months.  “Annual Direct Salary” means Mr. Aranowicz’s annualized base salary based on the highest base salary rate in effect for any pay period ending with or within the 36-month period preceding the termination of his employment.

If there is a “Change of Control” of RDSI (as defined in the Aranowicz SERP Agreement) and Mr. Aranowicz is terminated after such Change of Control, he will receive an annual benefit equal to 20% of his Annual Direct Salary calculated as of the date of the Change of Control or the date his employment is terminated, whichever is higher.  The annual benefit will be paid in equal monthly installments of 1/12th of the annual benefit for a period of 180 months beginning on the first day of the month following Mr. Aranowicz’s termination.  If the compensation provided to Mr. Aranowicz under the Aranowicz SERP Agreement in connection with a Change of Control would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code, then the relevant portions of any change in control agreement and/or employment agreement between RDSI and Mr. Aranowicz would apply.  If RDSI and Mr. Aranowicz are not parties to a change in control agreement and/or employment agreement, the amount of compensation payable under the Aranowicz SERP Agreement will be reduced to the extent necessary to avoid excise taxes under Section 4999 of the Internal Revenue Code.  Any reduction will be made in accordance with Section 409A of the Internal Revenue Code and the Treasury Regulations promulgated thereunder.

A “Change of Control” is defined in the Aranowicz SERP Agreement as:  (1) any transaction that would be required to be reported in a proxy statement sent to RDSI’s shareholders; (2) a merger or consolidation of RDSI or the purchase of all or substantially all of RDSI’s assets by another person or group, in each case, resulting in less than a majority of the successor entity’s outstanding voting stock being owned immediately after the transaction by the holders of RDSI’s voting stock before the transaction; (3) any person becoming a “beneficial owner” of securities representing 50% or more of the combined voting power of RDSI eligible to vote for the election of RDSI’s board of directors; (4) any person other than RDSI or Mr. Aranowicz becoming the beneficial owner of securities representing 25% or more of the combined voting power of the securities of RDSI then outstanding (disregarding any securities which were not acquired for the purpose of changing or influencing control of RDSI); (5) individuals who constitute RDSI’s board of directors on the effective date of the Aranowicz SERP Agreement ceasing for any reason to constitute at least a majority of the members of RDSI’s board of directors (unless the new directors were approved by the vote of at least two-thirds of the then incumbent directors); or (6) any other change of control of RDSI similar in effect to any of the foregoing.

If Mr. Aranowicz voluntarily terminates his employment prior to his Retirement Date, the Aranowicz SERP Agreement will terminate immediately and RDSI will pay Mr. Aranowicz an early retirement benefit provided that, at the time of his termination, Mr. Aranowicz is at least age 55 and has at least five years of service with RDSI (with credit for years of service with New Core).  The early retirement benefit will be equal to:  (1) 10% of Mr. Aranowicz’s Annual Direct Salary if he terminates employment between age 55 and 60; (2) 15% of Mr. Aranowicz’s Annual Direct Salary if he terminates employment between age 60 and 65; or (3) 20% of Mr. Aranowicz’s Annual Direct Salary if he terminates employment at age 65.  The early retirement compensation described above will be paid beginning on the first day of the month following Mr. Aranowicz’s termination in equal monthly installments of 1/12th of the annual benefit for a period of 180 months.

If Mr. Aranowicz dies at any time prior to his Retirement Date while employed by RDSI, and Mr. Aranowicz would have been eligible to receive an early retirement benefit had he terminated employment on the date of death, his death will be treated as a termination prior to his Retirement Date and his designated beneficiary or estate will receive an early retirement benefit as described above.  If Mr. Aranowicz dies at any time after his Retirement Date while employed by RDSI, his death will be treated as a termination on or after his Retirement Date and his designated beneficiary or estate will receive his retirement benefit.  If Mr. Aranowicz dies at any time after his termination of employment but before all of his retirement benefit or early retirement benefit payments have been made, RDSI will continue making such payments to his designated beneficiary or estate.

If Mr. Aranowicz voluntarily terminates his employment prior to age 55 or if he is discharged for “Cause” (as defined in the Aranowicz SERP Agreement), he will not be entitled to any compensation under the Aranowicz SERP Agreement.  If Mr. Aranowicz becomes permanently disabled during his employment and prior to attaining age 55 or without at least five years of service with RDSI (including years of service with New Core), he will not be entitled to any compensation under the Aranowicz SERP Agreement.

The Aranowicz SERP Agreement requires that any payment required to be delayed by Section 409A of the Internal Revenue Code shall be delayed for a period of six months following Mr. Aranowicz’s termination of employment and any payment so delayed will be accumulated and paid in a single lump sum on the first day of the seventh month following Mr. Aranowicz’s termination.

During the period beginning on the effective date of the Aranowicz SERP Agreement and continuing until two years following the termination of Mr. Aranowicz’s employment with RDSI, Mr. Aranowicz will be prohibited from:  (1) providing financial or executive assistance to any person, firm, corporation or enterprise engaged in data or item processing for the financial services industry or any other activity in which RDSI or any of its affiliates engaged at the commencement of the non-competition period, provided that Mr. Aranowicz will be allowed to participate in senior management and/or on a board of directors of a financial institution which does not have an affiliate that provides data or item processing to unrelated third parties;  (2) directly or indirectly contacting, soliciting or inducing any of the customers or referral sources of RDSI or any of its affiliates (who were customers or referral sources during Mr. Aranowicz’s employment) to become a customer or referral source of another person or entity; and (3) directly or indirectly soliciting, inducing or encouraging any of the employees of RDSI or any of its affiliates (who were employees during Mr. Aranowicz’s employment) to leave the employ of RDSI or any of its affiliates or to seek, obtain or accept employment with another person or entity.

The Aranowicz SERP Agreement also prohibits Mr. Aranowicz from using or disclosing any material confidential information of RDSI to any person other than an employee of RDSI or a person to whom the disclosure is reasonably necessary or appropriate in connection with Mr. Aranowicz’s duties to RDSI.

In the event of a dispute between RDSI and Mr. Aranowicz regarding the Aranowicz SERP Agreement, the parties will submit the dispute to binding arbitration.  RDSI will bear all costs associated with any disputes arising under the Aranowicz SERP Agreement, including reasonable accounting and legal fees incurred by Mr. Aranowicz.

Equity Compensation Plan Information

Prior to the completion of the spin-off and the merger, RDSI anticipates adopting a stock incentive plan (the “RDSI Incentive Stock Plan”) pursuant to which directors, officers and employees of RDSI will be eligible for grants of stock options, restricted stock and other equity-based awards.  The purpose of the RDSI Incentive Stock Plan will be to encourage participants to acquire or increase and retain a financial interest in RDSI, to remain in the service of RDSI and to put forth maximum efforts for the success of RDSI, and to enable RDSI to compete effectively for the services of potential directors, officers and employees by furnishing an additional incentive to join and/or remain with RDSI.  The maximum number of shares authorized for issuance for awards under the RDSI Incentive Stock Plan will be [  •  ] RDSI common shares, subject to adjustment in the event of any share dividend, share split, recapitalization, merger, consolidation, combination, spin-off, distribution of assets to shareholders, exchange of shares or other similar corporate change affecting the RDSI common shares.

RELATED PERSON TRANSACTIONS

RDSI is currently a wholly-owned subsidiary of Rurban and will continue to be a wholly-owned subsidiary of Rurban until completion of the spin-off.  There are a number of historic arrangements between RDSI, on the one hand, and Rurban and its subsidiaries (other than RDSI), on the other hand, relating to their status as members of the Rurban corporate group.  In connection with the spin-off, Rurban and RDSI are entering into certain agreements, including a Separation and Distribution Agreement and a Tax Sharing Agreement, to govern certain of the ongoing relationships between the companies and their respective subsidiaries after the spin-off.  See “Relationship Between Rurban and RDSI After the Spin-Off” beginning on page on page 70.  Pursuant to the terms of the Separation and Distribution Agreement, all intercompany agreements between Rurban and its subsidiaries (other than RDSI), on the one hand, and RDSI, on the other hand, will be terminated prior to the spin-off, except for certain “continuing business agreements” between the companies.  See “Relationship Between Rurban and RDSI After the Spin-Off — Continuing Business Agreements” beginning on page on page 74.

For a description of certain benefits to be received by the anticipated directors and named executive officers of RDSI following the spin-off and the merger, see “Interests of Certain Persons in the Transactions”  beginning on page 58.

For a description of certain employment agreements, supplemental executive retirement plan agreements and change in control agreements entered into with the anticipated named executive officers of RDSI following the spin-off and the merger, see “Compensation of Executive Officers — Proposed Compensation Arrangements” beginning on page 109.

In connection with the spin-off, Rurban and Mr. Joyce will enter into an Amended and Restated Employment Agreement that will govern Mr. Joyce’s continued service as a director and executive officer of Rurban through March 31, 2010 and as a consultant to Rurban through the end of 2010 and the compensation and benefits to be provided to Mr. Joyce in connection with the transition.  See “Compensation of Executive Officers — Effect of the Spin-Off and the Merger on Agreements between Rurban and Messrs. Joyce and Sinn” beginning on page 108.

The nominating and governance committee of RDSI’s board of directors will be responsible for reviewing and approving all related person transactions pursuant to its written charter and/or policies to be adopted by the nominating and governance committee in connection with the completion of the spin-off.

OWNERSHIP OF RDSI COMMON SHARES

Prior to completion of the spin-off, all of the outstanding RDSI common shares will be owned by Rurban.  The table below sets forth the estimated beneficial ownership of RDSI common shares immediately after completion of the spin-off and the merger by the following:

•	each of the named executive officers;

•	each of RDSI’s proposed directors;

•	all of the proposed directors and executive officers of RDSI as a group; and

•	each person or entity that is expected to beneficially own more than 5% of the outstanding RDSI common shares immediately following completion of the spin-off and the merger.

The table below is derived from information relating to the beneficial ownership of shares of New Core common stock and Rurban common shares.  As of December 18, 2009, 85,056,191 shares of New Core common stock were issued and outstanding (as adjusted to reflect the assumed issuance of 8,450,000 shares of New Core common stock upon the exercise in full of all warrants to purchase shares of New Core common stock outstanding as of such date, which warrants must be exercised in full or cancelled prior to the completion of the merger).  As of December 18, 2009, 4,861,779 Rurban common shares were issued and outstanding.  The percentage of beneficial ownership set forth below is based upon the estimated RDSI common shares to be outstanding after giving effect to (1) the distribution of an estimated 4,861,779 RDSI common shares in the spin-off (based on the distribution ratio of one RDSI common share for each outstanding Rurban common share),  (2) the issuance of an estimated 891,650 RDSI common shares in the merger (representing the minimum number of RDSI common shares that may be issued in the merger), and (3) the issuance of an estimated 1,783,300 RDSI common shares in the merger, representing the maximum number of RDSI common shares that may be issued in the merger).  Except as otherwise indicated, each person or entity named in the table is expected to have sole voting and investment power with respect to all RDSI common shares shown as beneficially owned.

	(a)		(b)		(c)

	Shares to be Beneficially Owned After the Spin-Off		Shares to be Beneficially Owned After the Spin- Off and the Merger (Assuming Issuance of Minimum Number of RDSI Common Shares in the Merger)		Shares to be Beneficially Owned After the Spin- Off and the Merger (Assuming Issuance of Maximum Number of RDSI Common Shares in the Merger)
Name	Number	Percent	Number	Percent	Number	Percent
Kenneth A. Joyce (1)	38,110	*	38,110	*	38,110	*
Duane L. Sinn (2)	7,908	*	7,908	*	7,908	*
John J. Aranowicz	-	-	506,814	8.81%	1,013,628	15.25%
Donald E. DeWitt	905	*	905	*	905	*
Daniel W. Farrell, Jr.	16,583	*	16,583	*	16,583	*
Richard L. Hardgrove	3,000	*	3,000	*	3,000	*
John W. Schock	-	-	-	-	-	-
Steven D. VanDemark (3)	13,869	*	13,869	*	13,869	*
J. Michael Walz (4)	36,018	*	36,018	*	36,018	*
All directors and executive officers as a group (9 persons)	116,393	2.39%	623,207	10.83%	1,130,021	17.01%

*  Reflects ownership of less than 1% of the outstanding RDSI common shares.

(1)
Includes 150 RDSI common shares held in the name of Mr. Joyce’s son, as to which Mr. Joyce has sole voting power, and 9,594 RDSI common shares held for the account of Mr. Joyce in the Rurban ESOP.  Does not include 588 RDSI common shares held in an IRA in the name of Mr. Joyce's wife, as to which she has sole voting power.

(2)	Includes 6,427 RDSI common shares held for the account of Mr. Sinn in the Rurban ESOP.

(3)
Includes 4,390 RDSI common shares held jointly by Mr. VanDemark and his wife, as to which Mr. VanDemark exercises shared voting and investment power, and 4,132 RDSI common shares held in the names of Mr. VanDemark’s children for which Mr. VanDemark is custodian.

(4)	Includes 891 RDSI common shares held by Dr. Walz and his wife, as to which Dr. Walz exercises shared voting and investment power.

DESCRIPTION OF RDSI CAPITAL STOCK AND COMPARISON OF RIGHTS OF
HOLDERS OF RDSI COMMON SHARES AND NEW CORE COMMON STOCK

Upon completion of the merger, the holders of shares of New Core common stock will become holders of RDSI common shares, and the rights of former holders of shares of New Core common stock will be governed by RDSI’s amended and restated articles of incorporation and regulations and by Ohio law.  The rights of holders of shares of New Core common stock are currently governed by New Core’s articles of incorporation and bylaws and by Florida law.

Set forth below is a description of the material terms of RDSI’s capital stock and shares of New Core common stock, including a summary of the material differences and similarities between RDSI’s amended and restated articles of incorporation and regulations and New Core’s articles of incorporation and bylaws, and the relevant provisions of Ohio and Florida law.  This description is not intended to be a complete statement of the differences affecting the rights of the holders of shares of New Core common stock, but rather describes the more significant differences and certain important similarities.  This description is qualified in its entirety by reference to RDSI’s amended and restated articles of incorporation and regulations, New Core’s articles of incorporation and bylaws, and the relevant provisions of Ohio and Florida law.  RDSI’s amended and restated articles of incorporation and regulations are attached to this information statement/proxy statement as Annex F and Annex G, respectively, and incorporated herein by reference.

Authorized Shares

RDSI Common Shares.  RDSI’s amended and restated articles of incorporation authorize RDSI to issue 12,000,000 common shares, without par value.  As of December 18, 2009, there were 1,165 RDSI common shares outstanding, all of which were owned by Rurban.  Following consummation of the spin-off and the merger, it is anticipated that approximately 4,861,779 RDSI common shares will be outstanding.  RDSI’s authorized common shares will be available for issuance without further action by the shareholders of RDSI unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which RDSI’s securities may be listed or traded.

RDSI Preferred Shares.  RDSI’s amended and restated articles of incorporation authorize RDSI to issue 1,500,000 preferred shares, without par value.  As of December 18, 2009, there were no preferred shares outstanding.  Following consummation of the spin-off and the merger, there will be no preferred shares outstanding.  RDSI’s amended and restated articles of incorporation provide that the RDSI board of directors has the authority, without further vote or action by the RDSI shareholders, to issue preferred shares, in one or more series, which may give other shareholders rights which may be superior to the rights of holders of RDSI common shares.  With respect to any series of preferred shares, RDSI’s board of directors will be authorized to fix or determine:

•	the designation and authorized number of shares;

•
dividend or distribution rights, which may be cumulative or noncumulative, at a specified rate, amount or proportion, with or without further participation rights, and in preference to, junior to or on a parity with dividend or distribution rights of shares of any other class;

•	liquidation rights, preferences and price;

•	redemption rights and price;

•	sinking fund requirements, which may require RDSI to provide a sinking fund out earnings or otherwise for the purchase or redemption of the shares or for dividends or distributions on the shares;

•	conversion rights;

•	restrictions on the issuance of shares;

•	rights of alteration of express terms; and

•	such other rights, preferences and limitations as may lawfully be determined by RDSI’s board of directors and not inconsistent with RDSI’s amended and restated articles of incorporation.

RDSI’s amended and restated articles of incorporation provide that, except as may otherwise be required by Ohio law, all voting power of RDSI will be vested exclusively in the holders of RDSI common shares.  Except as otherwise required by law, the holders of RDSI preferred shares will not be entitled to vote at meetings of shareholders of RDSI or to receive notices of such meetings. The RDSI board of directors has no present intention of issuing any preferred shares, but reserves the right to do so in the future

New Core Common Stock.  The New Core articles of incorporation authorize 100,000,000 shares of common stock, without par value.  As of December 18, 2009, there were 76,606,191 New Core shares of common stock outstanding owned by nine stockholders.  As of December 18, 2009, there were warrants to purchase an aggregate of 8,450,000 shares of New Core common stock issued and outstanding.

Voting Rights

Each RDSI common share entitles the holder thereof to one vote for the election of directors and for all other matters submitted to the shareholders of RDSI for their consideration.  RDSI’s amended and restated articles of incorporation provide that shareholders do not have the right to vote cumulatively in the election of directors.

Each share of New Core common stock entitles the holder thereof to one vote for the election of directors and all other matters submitted to the stockholders of New Core for their consideration.  New Core’s articles of incorporation do not provide the New Core stockholders the right to vote cumulatively in the election of directors.  New Core’s bylaws provide that directors shall be elected by a plurality of the votes cast by the shares entitled to vote at a meeting at which a quorum is present.

Preemptive Rights

Neither holders of RDSI common shares nor holders of shares of New Core common stock have preemptive rights.

Liquidation Rights

Each RDSI common share entitles the holder thereof to share ratably in RDSI’s net assets legally available for distribution to shareholders in the event of RDSI’s liquidation, dissolution or winding up, after payment in full of all amounts required to be paid to creditors or provision for such payment.

Each share of New Core common stock entitles the holder thereof to share ratably in New Core’s net assets legally available for distribution to stockholders in the event of New Core’s liquidation, after payment in full of all amounts required to be paid to claimants as required under Florida law.

Subscription, Conversion and Redemption rights; Shares Non-Assessable

Neither holders of RDSI common shares nor holders of shares of New Core common stock have subscription or conversion rights, and there are no mandatory redemption provisions applicable to the RDSI common shares or the shares of New Core common stock.  The RDSI common shares to be issued in exchange for shares of New Core common stock in the merger, when issued in accordance with the terms of the Merger Agreement, will be validly issued, fully paid and non-assessable.

Payment of Dividends

RDSI can pay dividends on its outstanding common shares in accordance with the terms of the OGCL.  The OGCL generally provides that the board of directors may declare and pay dividends to shareholders, provided that the dividend does not exceed the combination of the corporation’s surplus (which is defined generally as the excess of the corporation’s assets plus stated capital over its liabilities) and an amount of such surplus, as determined by the application of certain financial accounting standards.  Further, the dividend shall not be paid if it is in violation of the rights of the holders of shares of any other class.  In addition, no dividend may be paid when a corporation is insolvent or there is reasonable ground to believe that by payment of the dividend, the corporation would be rendered insolvent.

The holders of shares of New Core common stock are entitled to receive dividends as the New Core board of directors may declare out of funds legally available for such payment.  Dividends may be paid in cash or property, including shares of common stock of New Core.  Florida law generally provides that no dividend may be made if, after giving its effect, a corporation would not be able to pay its debts as they become due in the usual course of business or the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the dividend, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

Board of Directors

General.  RDSI’s amended and restated articles of incorporation provide for a classified board of directors consisting of not less than six directors, with the directors divided into two classes and elected for two-year terms.  As of December 18, 2009, the RDSI board of directors was comprised of seven directors.  Upon completion of the spin-off and the merger, it is anticipated that the RDSI board of directors will be comprised of eight directors.

New Core’s bylaws provide that New Core shall have not less than one nor more than 15 directors.  As of December 18, 2009, the New Core board of directors was comprised of three directors.

Nomination.  RDSI’s amended and restated regulations provides that shareholder nominations for election to the RDSI board of directors at an annual meeting of shareholders must be made in writing and must be delivered or mailed to the Secretary of RDSI on or before the later of the February 1st immediately preceding the annual meeting or the 60th day prior to the first anniversary of the most recent annual meeting of shareholders held for the election of directors.  However, if the annual meeting for the election of directors is not held before the 31st day following such anniversary, then the written notice must be received by the Secretary within a reasonable time prior to the date of such annual meeting.  In the case of the election of directors at a special meeting of shareholders, RDSI’s amended and restated regulations provides that the written notice must be received by the Secretary no later than the seventh day following the day on which the notice of the special meeting was mailed to shareholders.  The written notification of a proposed nominee must contain the following information:

•	the name, age, business or residence address of the proposed nominee;

•	the principal occupation or employment of the proposed nominee; and

•	the total number of RDSI common shares owned beneficially and/or of record by the proposed nominee, and the length of time any such shares have been so owned.

New Core’s bylaws have no provisions dealing with shareholder nominations for election to the New Core board of directors.

Removal.  RDSI’s amended and restated regulations provides that a director may be removed from office only by the vote of the holders of shares entitling them to exercise not less than 80% of the voting power of RDSI.  Under the OGCL, the directors may remove any director from office (1) if by order of court the director has been found to be of unsound mind or if the director is adjudicated a bankrupt or (2) if, within 60 days, or within any other period of time as is prescribed in the articles or the regulations, from the date of the director’s election, the director does not qualify by accepting in writing the director’s election to the office or by acting at a meeting of the directors, and by acquiring the qualifications specified in the articles or regulations, or if, for such period as is prescribed in the articles or the regulations, the director ceases to hold the required qualifications.

New Core’s bylaws provide that a director may be removed by the stockholders with or without cause at any meeting of the stockholders called expressly for that purpose, but such removal shall be without prejudice to the contract rights, if any, of the person removed.

Vacancies.  Under the OGCL, unless a corporation’s articles of incorporation or regulations otherwise provide, the remaining directors of a corporation may fill any vacancy on the board by the affirmative vote of a majority of the remaining directors.  RDSI’s amended and restated regulations provides that vacancies and newly created directorships resulting from an increase in the authorized number of directors may be filled by the affirmative vote of two-thirds of the whole authorized number of directors, by the affirmative vote of the holders of at least four-fifths of the outstanding voting power of RDSI at a meeting of shareholders called for that purpose, or in any other manner provided by law.

New Core’s bylaws provide that any vacancy occurring in the board of directors, including any vacancy created by reason of an increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum of the board of directors, or by the stockholders.

Special Meetings

Pursuant to RDSI’s amended and restated regulations, special meetings of shareholders may be called only by the following:  the chairman of the board; the chief executive officer; the president or, in case of the president’s absence, death, or disability, the vice president authorized to exercise the authority of the president; a majority of the directors acting with or without a meeting; or the holders of at least 25% of all RDSI shares outstanding and entitled to vote.

New Core’s bylaws provide that special meetings of the stockholders may be called by the president or the board of directors and shall be called by the president or the secretary if the holders of not less than 10% or more of all the votes entitled to be cast on any issue proposed to be considered at such special meetings sign, date and deliver to the secretary one or more written demands for a special meeting, describing the purpose(s) for which it is to be held.

Amendments to Charter Documents; RDSI’s Supermajority Voting Requirement; Approval of Mergers; Consolidations or Sales of Assets

RDSI’s amended and restated articles of incorporation provide that, notwithstanding any provision of the OGCL requiring for any purpose the vote, consent, waiver or release of holders of shares entitling them to exercise two-thirds or any other proportion of the voting power of the corporation, such action, unless otherwise provided by statute, may be taken by the vote, consent, waiver or release of the holders of shares entitling them to exercise a majority of the voting power of the corporation.

However, RDSI’s amended and restated articles of incorporation provide that, unless two-thirds of the whole authorized number of directors of RDSI recommends the approval of the following matters, such matters require the affirmative vote of the holders of shares entitling them to exercise at least 80% of RDSI’s voting power:

•	a proposed amendment to the amended and restated articles of incorporation;

•	proposed new regulations, or an alteration, amendment or repeal of the existing amended and restated regulations;

•	an agreement providing for the merger or consolidation of the corporation with or into one or more other corporations;

•	a proposed combination or majority share acquisition involving the issuance of shares of the corporation and requiring shareholder approval;

•	a proposal to sell, lease or exchange all or substantially all of the property and assets of the corporation;

•	a proposed dissolution of the corporation; or

•	a proposal to fix or create the number of directors by action of the shareholders of the corporation.

Florida law provides that, unless the articles of incorporation, Florida law or the board of directors require differently, an amendment to the articles of incorporation of New Core must be approved by (1) a majority of the votes entitled to be cast on the amendment by any voting group with respect to which the amendment would create appraisal rights and (2) a majority of votes cast by every other voting group entitled to vote on the amendment, when a quorum is present.  New Core’s articles of incorporation have no provision regarding stockholder approval of amendments to the articles of incorporation.  New Core’s bylaws provide that the bylaws may be altered, amended or repealed and new bylaws may be adopted by the board of directors; provided that any bylaw or amendment thereto as adopted by the board of directors may be altered, amended or repealed by a vote of the stockholders entitled to vote thereon, or a new bylaw in lieu thereof may be adopted by the stockholders, and the stockholders may prescribe in any bylaw made by them that such bylaw shall not be altered, amended or repealed by the board of directors.

Florida law provides that, unless the articles of incorporation, Florida law or the board of directors require a greater vote, a plan of merger or share exchange shall be approved by each class entitled to vote on the plan by a majority of all the votes entitled to be cast on the plan by that class.  Florida law also provides that unless the articles of incorporation, Florida law or the board of directors require a greater vote, the sale, lease, exchange or other disposition of all or substantially all of the property of a Florida corporation, otherwise and in the usual regular course of business, must be approved by a majority of all the votes entitled to be cast on the transaction.  New Core’s articles of incorporation have no provisions regarding stockholder approval of a plan of merger, share exchange or the sale, lease, exchange or other disposition of all or substantially all of the property of New Core.

Shareholder Vote Required to Approve Business Combinations with Principal Shareholders

RDSI’s amended and restated articles of incorporation require the affirmative vote of the holders of shares entitling them to exercise at least 80% of the voting power of RDSI and the affirmative vote of at least two-thirds of the outstanding shares not held by a “Controlling Person” to approve certain “Business Combinations.”  A “Controlling Person” is any person who beneficially owns shares entitling the person to exercise 20% or more of the voting power of RDSI in the election of directors.  A “Business Combination is defined to include:

•	any merger or consolidation of RDSI with or into a Controlling Person or an affiliate or associate of a Controlling Person;

•	any sale, lease, exchange, transfer or other disposition of all or a substantial part of the assets of RDSI to a Controlling Person or an affiliate or associate of a Controlling Person;

•	any merger into RDSI or a subsidiary of RDSI of a Controlling Person or an affiliate or associate of a Controlling Person;

•
any sale, lease, exchange, transfer or other disposition of all or any part of the assets of a Controlling Person or an affiliate or associate of a Controlling Person to RDSI or a subsidiary of RDSI, excluding certain insignificant sales or dispositions;

•
any reclassification of the common shares of RDSI, or any recapitalization involving the common shares of RDSI consummated within five years after the Controlling Person becomes a Controlling Person; and

•	any agreement, contract or other arrangement providing for any of the above transactions.

The shareholder vote requirements described above do not apply, however, if (1) the Business Combination will result in an involuntary sale, redemption, cancellation or other termination of ownership of all common shares of RDSI owned by shareholders who do not vote in favor of, or consent in writing to, the “Business Combination” and (2) the consideration to be received by such shareholders is at least equal to the “Minimum Price Per Share,” as defined in RDSI’s amended and restated articles of incorporation.

Florida law provides that, in addition to any other affirmative vote required by Florida law, an affiliated transaction involving New Core shall be approved by the affirmative vote of the holders of two-thirds of the voting shares of New Core, other than shares beneficially owned by an interested shareholder.  This shareholder voting requirement, however, does not apply to New Core because it has not had more than 300 shareholders of record at any time during its existence.

Indemnification and Personal Liability of Directors and Officers

RDSI’s amended and restated articles of incorporation and regulations provide for the indemnification of each director and officer of RDSI, to the fullest extent permitted by Ohio law, against all expenses and liabilities reasonably incurred by or imposed on him or her in connection with any proceeding or threatened proceeding in which he or they may become involved by reason of his or her being or having been a director or officer.

New Core’s bylaws provide that, to the fullest extent permitted by Florida law, New Core shall be entitled but not obligated to indemnify each of its directors and officers against liabilities and expenses actually and reasonably incurred in connection with any proceeding in which he or she became involved by reason of the fact that he or she was a director or officer of New Core.

Neither RDSI nor New Core has any additional indemnification agreements with its officers or directors.

Anti-Takeover Effects

As described above, RDSI’s amended and restated articles of incorporation and regulations include provisions which could have the effect of discouraging transactions that might lead to a change in control of RDSI where such transactions are not deemed by RDSI’s board of directors to be in the best interests of RDSI and its shareholders.  For example, RDSI’s amended and restated articles of incorporation and regulations:  (1) establish a classified board of directors; (2) permit RDSI’s board of directors to issue preferred shares in one or more series without further authorization of the RDSI shareholders; (3) require shareholders to provide advance written notice of shareholder nominations for election of directors; (4) require a supermajority vote for the removal of directors; and (5) require a supermajority vote for the approval of certain business combinations.

The Ohio Revised Code also contains provisions which could have the effect of impeding or delaying an acquisition of control of RDSI that RDSI’s board of directors has not approved.  Set forth below is a description of certain provisions of the Ohio Revised Code.  This description is intended as a summary only and is qualified in its entirety by reference to the applicable provisions of the Ohio Revised Code.

Ohio control share acquisition statute.  The Ohio Revised Code provides in Section 1701.831 that specified notice and informational filings and special shareholder meetings and voting procedures must occur before consummation of a proposed “control share acquisition.”  A control share acquisition is defined as any acquisition of an issuer’s shares that, when added to all other shares of the issuer in respect of which the acquirer may exercise or direct the exercise of voting power, would entitle the acquirer to exercise or direct the voting power of the issuer in the election of directors within any of the following ranges:

•	one-fifth or more, but less than one-third, of the voting power;

•	one-third or more, but less than the majority, of the voting power; or

•	a majority or more of the voting power.

Assuming compliance with the notice and information filing requirements, the proposed control share acquisition may take place only if, at a duly convened special meeting of the shareholders, the acquisition is approved by both a majority of the voting power of the issuer represented at the meeting and a majority of the voting power remaining after excluding the combined voting power of the intended acquirer and the directors and officers of the issuer.  The control share acquisition statute does not apply to a corporation whose articles of incorporation or regulations so provide.  RDSI has not opted out of the application of the control share acquisition statute.

Ohio merger moratorium statute.  Chapter 1704 of the Ohio Revised Code prohibits specified business combinations and transactions between an “issuing public corporation” and an “interested shareholder” for at least three years after the interested shareholder attains 10% or more of the ownership of such corporation, unless the board of directors of the issuing public corporation approves the transaction before the interested shareholder attains the 10% or more ownership.  An interested shareholder is a person who owns 10% or more of the shares of the corporation.  An issuing public corporation is defined as an Ohio corporation with 50 or more shareholders that has its principal place of business, principal executive offices, or substantial assets within the State of Ohio, and as to which no close corporation agreement exists.  Examples of transactions regulated by the merger moratorium provisions include mergers, consolidations, voluntary dissolutions, the disposition of assets and the transfer of shares.  After the three-year period, a moratorium transaction may take place, provided that certain conditions are satisfied, including that:

•	the board of directors of the issuing public corporation approves the transaction;

•
the transaction is approved by the holders of shares of the issuing public corporation with at least two-thirds of the voting power of the corporation (or a different proportion as set forth in the articles of incorporation), including at least a majority of the outstanding shares after excluding shares controlled by the interested shareholder; or

•
the business combination results in shareholders of the issuing public corporation, other than the interested shareholder, receiving a fair price plus interest for their shares, as determined in accordance with the statute.

Although the merger moratorium provisions may apply, a corporation may elect not to be covered by the merger moratorium provisions, or subsequently elect to be covered, with an appropriate amendment to its articles of incorporation.  RDSI has not opted out of the Ohio merger moratorium statute.

Ohio tender offer provisions.  Ohio law also provides that an offeror may not make a tender offer or request an invitation for tenders that would result in the offeror beneficially owning more than 10% of any class of the subject company’s securities unless such offeror files with the Ohio Division of Securities certain information and provides such information to the subject company and the offerees within Ohio.  The Ohio Division of Securities may suspend the tender offer or request if it determines that the information provided to the subject company and the offerees does not provide full disclosure of all material information concerning the transaction.

Dissenters’ rights.  Under Ohio law, shareholders of an Ohio corporation have the right to dissent from certain corporate actions and receive the fair cash value for their shares if they follow certain procedures.  A shareholder of an Ohio corporation is entitled to relief as a dissenting shareholder with respect to (a) certain amendments to the corporation’s articles of incorporation, (b) a lease, sale, exchange, transfer or other disposition of all or substantially all of the assets of the corporation, if not made in the usual and regular course of its business, (c) a merger or consolidation into a surviving or new entity (provided, in the case of a merger into an Ohio corporation, only those shareholders of the surviving corporation who are entitled to vote on the adoption of the agreement of merger are entitled to dissenters’ rights and only as to the shares so entitling them to vote), (d) a combination or majority share acquisition involving the corporation (provided that only the shareholders of the acquiring corporation who are entitled to vote on such transaction are entitled to dissenters’ rights, and only as to the shares so entitling them to vote) and (e) a conversion of the corporation under Ohio law.

Florida control share acquisition act.  The Florida control share acquisition act does not apply to New Core because New Core does not have 100 or more shareholders.

Florida shareholder appraisal rights.  Under Florida law, a shareholder of a Florida corporation is entitled to appraisal rights and to obtain the fair value of that shareholder’s shares if certain procedures are followed under Florida law, in the event of (a) a conversion of the corporation under Florida law if shareholder approval is required for the conversion and the shareholder is entitled to vote on the conversion, or a merger to which such corporation is a party if shareholder approval is required for the merger under Florida law and the shareholder is entitled to vote on the merger, (b) a share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the exchange, except that appraisal rights shall not be available to any shareholder with respect to any class or series of shares of the corporation that is not exchanged, (c) a disposition of assets under Florida law if the shareholder is entitled to vote on the disposition, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale, (d) an amendment to the articles of incorporation with respect to the class or series of shares which reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created, and (e) any other amendment to the articles of incorporation, merger, share exchange, or disposition of assets to the extent provided by the articles of incorporation, bylaws or a resolution of the board of directors, except that no bylaw or board resolution providing for appraisal rights may be amended or otherwise altered except by shareholder approval.  See “Appraisal Rights” beginning on page 124 for information concerning New Core shareholders’ appraisal rights in connection with the merger and the procedures to be followed to exercise them.

Transfer Agent and Registrar

The transfer agent and registrar for RDSI common shares is Registrar and Transfer Company:

Registrar and Transfer Company
10 Commerce Drive
Cranford, NJ  07016
(800) 368-5948

APPRAISAL RIGHTS

Under the FBCA, the holders of shares of New Core common stock are entitled to appraisal rights with respect to the merger.  If the merger is completed, all holders of New Core common stock who have complied with the applicable statutory requirements will be entitled to receive payment in cash for the fair value of their shares of New Core common stock.  Under the FBCA, fair value generally means the value of the shares determined immediately before the approval of the merger proposal, using customary and current valuation concepts and techniques generally employed for similar businesses engaged in similar transactions, excluding any appreciation or depreciation in anticipation of the merger, unless such exclusion would be inequitable.

Shareholders who wish to elect to exercise appraisal rights must comply with all of the procedures set forth in Sections 607.1301 through 607.1333 of the FBCA to preserve those rights.  These procedures are complicated and must be followed completely.  Failure to fully comply with these procedures will result in the loss of your appraisal rights.  If you are a shareholder of New Core and wish to exercise your appraisal rights, you are strongly urged to consult a legal advisor before attempting to exercise your appraisal rights.

      The following information is only a summary of the procedures to be followed in exercising appraisal rights.  This summary is qualified in its entirety to the full text of Sections 607.1301 through 607.1333 of the FBCA, which is attached to this information statement/proxy statement as Annex E and incorporated herein by reference.

General Requirements

A shareholder who wishes to assert appraisal rights:

•
must deliver to New Core, before the vote is taken at the special meeting of shareholders of New Core to approve and adopt the Merger Agreement and the merger, written notice of such shareholder’s intent to demand payment for such shareholder’s shares if the proposed merger is effectuated; and

•	must not vote such shareholder’s shares in favor of the proposed merger.

A shareholder who does not satisfy these requirements is not entitled to payment for such shareholder’s shares.

If you are a New Core shareholder, you should address the written notice to:

John J. Aranowicz
President
New Core Holdings, Inc
720 Gooseneck Drive
Lititz, PA 17543

New Core must receive your written notice before the merger proposal is voted on or you will lose your appraisal rights.  The written demand should be signed by, or accompanied by a written consent from, the shareholder of record.

Appraisal Notice and Shareholder Form

New Core will deliver a written appraisal notice to all shareholders who satisfied the requirements for asserting appraisal rights no later than 10 days after the date on which the merger was approved.  The appraisal notice will be accompanied by a form that specifies the date on which the merger was approved and provides for the shareholder to state:

•	the shareholder’s name and address;

•	the number of shares as to which the shareholder asserts appraisal rights;

•	that the shareholder did not vote for approval of the merger;

•	whether the shareholder accepts New Core’s estimate of the fair value of the shares; and

•	if the shareholder does not accept such estimate, the shareholder’s estimated fair value of the shares and a demand for payment of the shareholder’s estimated fair value plus interest.

The appraisal notice will state:

•	where the form must be sent and where, and by what date, the certificates for shares of New Core common stock must be deposited;

•
a date by which New Core must receive the form, which date may not be fewer than 40 nor more than 60 days after the appraisal notice was sent, and that the shareholder shall have waived the right to demand payment with respect to the shares unless the form is received by New Core by such date;

•	New Core’s estimate of the fair value of the shares, together with an offer to pay such estimate of fair value;

•
that, if requested in writing, New Core will provide to each requesting shareholder the number of shareholders who return the forms by the specified date and the total number of shares owned by such shareholders; and

•	the date by which a shareholder’s notice to withdraw must be received by New Core, which date must be within 20 days after the deadline for returning the form to New Core.

The appraisal notice sent by New Core will be accompanied by financial statements of New Core, consisting of a balance sheet as of the end of the fiscal year ending not more than 15 months prior to the date of the appraisal notice, an income statement for that year, a cash flow statement for that year and the latest available interim financial statements, if any.

Perfection of Appraisal Rights

A shareholder who wishes to exercise appraisal rights must execute the form received from New Core and timely deposit the shareholder’s certificates for shares of New Core common stock in accordance with the terms of the notice.  A shareholder who does not timely execute and return the form and deposit the shareholder’s certificates will not be entitled to payment under the FBCA.

Right to Withdraw

A shareholder who has perfected his or her appraisal rights may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by sending a written notice to that effect to New Core by the date set forth in the appraisal notice.  A shareholder who fails to timely withdraw from the appraisal process may not later withdraw without New Core’s written consent.

 Acceptance of Offer

If a shareholder states on the form that the shareholder accepts New Core’s offer to pay the estimated fair value for the shares, New Core will make payment to the shareholder within 90 days after receipt of the shareholder’s form.  Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares.

Rejection of Offer

A shareholder who is dissatisfied with New Core’s offer must notify New Core on the form of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest.  A shareholder who fails to timely notify New Core in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest waives the right to demand payment under the FBCA and shall be entitled only to the payment offered by New Core.

Court Action

If a shareholder’s demand for payment remains unsettled, New Core will commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest.  If New Core does not commence the proceeding within the 60-day period, any shareholder who has made a demand for payment may commence the proceeding in New Core’s name.  The proceeding will be commenced in the appropriate court of the county in which New Core’s principal office is located.

All shareholders, whether or not residents of Florida, whose demands remain unsettled will be made parties to the proceeding as in an action against their shares.  Each shareholder will be entitled to judgment for the amount which the court finds to be the fair value of such shareholder’s shares, plus interest to the date of judgment.  New Core will pay each such shareholder the amount found to be due within 10 days after final determination of the proceedings.  Upon payment of the judgment, the shareholder shall cease to have any interest in the shares.

The court could determine that the fair value of the shares is more than, the same as, or less than the applicable merger consideration.  In other words, if a New Core shareholder demands appraisal rights, such shareholder could receive less consideration than such shareholder would have received under the Merger Agreement.

Court Costs

The court in an appraisal proceeding will determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court.  The court will assess the costs against New Core, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith.  The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable.

INDEMNIFICATION OF RDSI DIRECTORS AND OFFICERS

Ohio Revised Code

RDSI is incorporated under the laws of the State of Ohio.  Division (E) of Section 1701.13 of the Ohio Revised Code addresses indemnification by an Ohio corporation and provides as follows:

(E)(1)  A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful.  The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

(2)  A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

(a)  Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

(b)  Any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Revised Code.

(3)  To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the action, suit, or proceeding.

(4)  Any indemnification under division (E)(1) or (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in division (E)(1) or (2) of this section.  Such determination shall be made as follows:

(a)  By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened with the action, suit, or proceeding referred to in division (E)(1) or (2) of this section;

(b)    If the quorum described in division (E)(4)(a) of this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;

(c)    By the shareholders;

(d)   By the court of common pleas or the court in which the action, suit, or proceeding referred to in division (E)(1) or (2) of this section was brought.

Any determination made by the disinterested directors under division (E)(4)(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and, within 10 days after receipt of such notification, such person shall have the right to petition the court of common pleas or the court in which such action or suit was brought to review the reasonableness of such determination.

(5)(a)  Unless at the time of a director’s act or omission that is the subject of an action, suit, or proceeding referred to in division (E)(1) or (2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in division (E)(1) or (2) of this section is pursuant to section 1701.95 of the Revised Code, expenses, including attorney’s fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees to do both of the following:

(i)    Repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;

(ii)  Reasonably cooperate with the corporation concerning the action, suit, or proceeding.

(b)  Expenses, including attorney’s fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay such amount, if it ultimately is determined that he is not entitled to be indemnified by the corporation.

(6)   The indemnification authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under the articles, the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

(7)  A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.  Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

(8)  The authority of a corporation to indemnify persons pursuant to division (E)(1) or (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5), (6), and (7) of this section.  Divisions (E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5), (6), or (7).

(9)  As used in division (E) of this section, “corporation” includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as he would if he had served the new or surviving corporation in the same capacity.

Amended and Restated Regulations

Article Five of the Amended and Restated Regulations of RDSI governs indemnification by RDSI and provides as follows:

Section 5.01. Indemnification.  The corporation shall indemnify each person who was or is a party or is threatened to be made a party to, or is or was involved or is threatened to be involved (as a deponent, witness or otherwise) in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, arbitrative, administrative or investigative (including, without limitation, any threatened, pending or completed action, suit or proceeding by or in the right of the corporation) (hereinafter a “Proceeding”), by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager or agent of another corporation (domestic or foreign, non profit or for profit), limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (hereinafter an “Indemnitee”), against all expenses (including, without limitation, attorneys’ fees, filing fees, court reporters’ fees, expert witnesses’ fees and transcript costs) (hereinafter “Expenses”), judgments, fines, excise taxes assessed with respect to an employee benefit plan, penalties and amounts paid in settlement (such judgments, fines, excise taxes, penalties and amounts paid in settlement are hereinafter referred to as  “Liabilities”) actually and reasonably incurred by the Indemnitee in connection with any Proceeding, unless and only to the extent that it is determined, as provided in Section 5.04, that any such indemnification should be denied or limited.  Notwithstanding the foregoing, except as to claims to enforce rights conferred on an Indemnitee by this Article Five that may be brought, initiated or otherwise asserted by the Indemnitee pursuant to Section 5.07, the corporation shall not be required by this Section 5.01 to indemnify an Indemnitee in connection with any claim (including, without limitation, any original claim, counterclaim, cross-claim or third-party claim) in a Proceeding, which claim is brought, initiated or otherwise asserted by the Indemnitee, unless the bringing, initiation or assertion of the claim in the Proceeding by the Indemnitee was authorized or ratified by the Board of Directors of the corporation.

Section 5.02.  Court-Approved Indemnification.  Anything contained in Section 5.01 to the contrary notwithstanding, the corporation shall not indemnify an Indemnitee (A) in such Indemnitee’s capacity as a director or officer of the corporation in respect of any claim, issue or matter asserted in a Proceeding by or in the right of the corporation as to which the Indemnitee shall have been adjudged to be liable to the corporation for an act or omission undertaken by such Indemnitee in such capacity with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation or (B)  in any Proceeding by or in the right of the corporation in which the only liability is asserted pursuant to Section 1701.95 of the Ohio Revised Code against the Indemnitee,  unless and only to the extent that the court of common pleas in the county in Ohio in which the principal office of the corporation is located or the court in which a Proceeding is brought (each, a “Designated Court”) shall determine, upon application of either the Indemnitee or the corporation, that, despite the adjudication or assertion of such liability, and in view of all the circumstances of the case, the Indemnitee is fairly and reasonably entitled to such indemnity as the Designated Court shall deem proper.  In the event of any such determination by the Designated Court, the corporation shall timely pay any indemnification determined by the Designated Court to be proper as contemplated by this Section 5.02.

Section 5.03.  Indemnification for Expenses When Successful on the Merits or Otherwise.

(A)           Anything contained in this Article Five to the contrary notwithstanding, to the extent that an Indemnitee has been successful on the merits or otherwise in defense of any Proceeding or in defense of any claim, issue or matter asserted therein, the Indemnitee shall be promptly indemnified by the corporation against all Expenses actually and reasonably incurred by the Indemnitee in connection therewith.

(B)           Without limiting the generality of the foregoing,  an Indemnitee  claiming indemnification under Section 5.03 shall be deemed to have been successful on the merits or otherwise in defense of any Proceeding or in defense of any claim, issue or matter asserted therein, if such Proceeding shall be terminated as to such Indemnitee, with or without prejudice, without the entry of a judgment or order against the Indemnitee, without a conviction of the Indemnitee, without the imposition of a fine or penalty upon the Indemnitee, and without the Indemnitee’s payment or agreement to pay any other Liability (whether or not any such termination is based upon a judicial or other determination of lack of merit of the claims made against the Indemnitee or otherwise results in a vindication of the Indemnitee).

Section 5.04.  Determination.

(A)           Any indemnification covered by Section 5.01 and that is not precluded by Section 5.02 shall be timely paid by the corporation unless and only to the extent that a determination is made that such indemnification shall be denied or limited because (i) the Indemnitee did not act in good faith and in a manner which the Indemnitee reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal Proceeding,  the Indemnitee had reasonable cause to believe that such Indemnitee’s conduct was unlawful, or (ii) the Indemnitee did not actually or reasonably incur an Expense or Liability to be indemnified.

(B)           Any indemnification covered by Section 5.03 shall be timely paid by the corporation unless and only to the extent that a determination is made that such indemnification shall be denied or limited because the Indemnitee did not actually or reasonably incur the Expense to be indemnified.

(C)           Each determination required or permitted by this Section 5.04 may be made only by a Designated Court.

Section 5.05. Presumptions.  Upon making any request for indemnification under this Article Five, the Indemnitee shall be presumed to be entitled to indemnification under this Article Five, and the corporation shall have the burden of proof in the making of any determination contrary to such presumption by clear and convincing evidence.  Without limiting the generality of the foregoing, for purposes of this Article Five, it shall be presumed that (A) the Indemnitee acted in good faith and in a manner which the Indemnitee reasonably believed to be in or not opposed to the best interests of the corporation, (B) with respect to any criminal Proceeding, the Indemnitee had no reasonable cause to believe that such Indemnitee’s conduct was unlawful and (C) each Liability and Expense for which indemnification is claimed was actually and reasonably incurred by the Indemnitee.  The termination of any Proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, rebut any such presumption.

Section 5.06.  Advances for Expenses.  The Expenses incurred by an Indemnitee in defending a Proceeding shall be paid by the corporation in advance of the final disposition of such Proceeding at the request of the Indemnitee within thirty days after the receipt by the corporation of a written statement or statements from the Indemnitee requesting such advance or advances from time to time.  Such statement or statements shall reasonably evidence the Expenses incurred by the Indemnitee in connection with the defense of the Proceeding and shall include or be accompanied by a written undertaking by or on behalf of such Indemnitee to repay such amount if it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the corporation in respect of such Expense.

Section 5.07.  Right of Indemnitee to Bring Suit.  If (A) a claim for indemnification under this Article Five is not paid in full by the corporation within sixty days after a written claim has been received by the corporation or (B) a claim for advancement of Expenses under Section 5.06 is not paid in full by the corporation within thirty days after a written claim has been received by the corporation, the Indemnitee may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the Indemnitee shall be entitled to be indemnified for all the Expenses actually and reasonably incurred by the Indemnitee in prosecuting such claim in enforcing the Indemnitee’s rights under this Article Five.

Section 5.08.  Article Five Not Exclusive.  The indemnification provided by this Article Five shall not be exclusive of, and shall be in addition to, any other rights to which any person seeking indemnification may be entitled under the articles, the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, trustee, partner, member or manager and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 5.09.  Insurance.  The corporation may purchase and maintain insurance, or furnish similar protection, including but not limited to trust funds, letters of credit, or self-insurance, for or on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, partner, member, manager or agent of another corporation (domestic or foreign, nonprofit or for profit), limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the obligation or the power to indemnify such person against such liability under the provisions of this Article Five.  Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

Section 5.10.  Venue; Jurisdiction.

(A)           Any action, suit or proceeding to determine a right to indemnification under this Article Five may be maintained by an Indemnitee claiming such indemnification or by the corporation only in a Designated Court.  Each of the corporation and, by claiming or accepting such indemnification, any such Indemnitee consents to the exercise of jurisdiction by a Designated Court in any such action, suit or proceeding.

(B)           Any action, suit or proceeding to determine (i) the obligation of an Indemnitee under this Article Five to repay any Expenses previously advanced by the corporation or (ii) the obligation of the corporation under this Article Five to advance any Expenses may be maintained by the corporation or by such Indemnitee only in a Designated Court.  Each of the corporation and, by claiming or accepting such  advancements, any such Indemnitee consents to the exercise of jurisdiction by a Designated Court in any such action, suit or proceeding.

Insurance

RDSI also maintains directors and officers liability insurance policies to insure such individuals against certain liabilities which might be incurred by them in such capacities.

EXPERTS

The financial statements of RDSI as of December 31, 2008 and 2007 and for each of the years then ended included in this information statement/proxy statement have been so included in reliance on the report of BKD, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of New Core as of December 31, 2008 and for the year then ended included in this information statement/proxy statement have been so included in reliance on the report of Warren, Averett, Kimbrough & Marino, LLC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

OTHER MATTERS

As of the date of this information statement/proxy statement, New Core’s board of directors is not aware of any matters that will presented for consideration at the New Core special meeting of shareholders other than as described in this information statement/proxy statement. If any other matters properly come before the special meeting or any adjournments or postponements of the special meeting and are voted upon by the New Core shareholders, the enclosed proxy will confer discretionary authority on the individuals named as a proxy to vote the shares represented by the proxy as to any other matters.  The individuals named as proxies intend to vote in accordance with the recommendation of the management of New Core.

FUTURE SHAREHOLDER PROPOSALS

Assuming consummation of the spin-off and the merger, the deadline for submission in writing to the secretary of RDSI of all shareholder proposals to be considered for inclusion in RDSI’s proxy statement for RDSI’s next annual meeting of shareholders will be disclosed by RDSI in a Form 10-Q or other SEC filing to be filed after the merger.

Assuming consummation of the spin-off and the merger, for any proposal that is not submitted for inclusion in RDSI’s proxy statement for RDSI’s next annual meeting of shareholders, but is instead sought to be presented directly at such annual meeting, RDSI’s management will be able to vote proxies in its discretion if it does not receive notice of the proposal within a reasonable time before RDSI begins to mail its proxy materials.  Notices of intention to present proposals at RDSI’s next annual meeting of shareholders should be addressed to Corporate Secretary, Rurbanc Data Systems, Inc., 7622 State Route 66 North, Defiance, Ohio, 43512.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

RDSI has filed a registration statement on Form 10 with the SEC to register under the Exchange Act the RDSI common shares.  This information statement/proxy statement does not contain all of the information set forth in the registration statement or the exhibits and schedules to the registration statement.  For further information with respect to RDSI and the RDSI common shares, you are encouraged to review the registration statement on Form 10 and the exhibits and schedules to the registration statement.

You may inspect a copy of the registration statement on Form 10 without charge at the SEC’s Public Reference Room located at 100 F Street, NE, Washington, D.C. 20549 on official business days during the hours 10 a.m. to 3 p.m.  Copies of all or any part of the registration statement may be obtained from the SEC upon payment of the prescribed fees.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

After the spin-off, RDSI will be required to comply with the reporting requirements of the Exchange Act and to file with the SEC reports, proxy statements and other information as required by the Exchange Act.  All future materials that RDSI files with the SEC may be obtained through the SEC’s public reference room or the SEC’s Web site.  RDSI’s website address is www.rdsiweb.com.  The content of RDSI’s website is not a part of this information statement/proxy statement prospectus and should not be relied upon with respect to the transactions described herein.

NEITHER RURBAN, RDSI NOR NEW CORE HAS AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ABOUT THE SPIN-OFF OR THE MERGER OR ABOUT SUCH COMPANIES THAT DIFFERS FROM OR ADDS TO THE INFORMATION IN THIS INFORMATION STATEMENT/PROXY STATEMENT.  THEREFORE, IF ANYONE DOES GIVE YOU DIFFERENT OR ADDITIONAL INFORMATION, YOU SHOULD NOT RELY ON IT.

THE INFORMATION CONTAINED IN THIS INFORMATION STATEMENT/PROXY STATEMENT SPEAKS ONLY AS OF ITS DATE UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.  YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS INFORMATION STATEMENT/PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THIS DATE, AND NEITHER THE MAILING OF THIS INFORMATION STATEMENT/PROXY STATEMENT TO SHAREHOLDERS NOR THE DISTRIBUTION OF RDSI COMMON SHARES IN THE SPIN-OFF OR THE ISSUANCE OF RDSI COMMON SHARES IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

INDEX TO HISTORICAL FINANCIAL STATEMENTS OF RDSI AND NEW CORE

Rurbanc Data Services, Inc.
Page
Report of Independent Registered Public Accounting Firm	F-2
Balance Sheets as of December 31, 2008 and 2007 (audited) and September 30, 2009 (unaudited)	F-3
Statements of Income for the years ended December 31, 2008 and 2007 (audited) and the nine months ended September 30, 2009 and 2008 (unaudited)	F-4
Statements of Changes in Shareholders’ Equity for the years ended December 31, 2008 and 2007 (audited) and the nine months ended September 30, 2009 (unaudited)	F-5
Statements of Cash Flows for the years ended December 31, 2008 and 2007 (audited) and the nine months ended September 30, 2009 and 2008 (unaudited)	F-6
Notes to Financial Statements	F-7

New Core Holdings, Inc.

Report of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors and Stockholders
Rurbanc Data Services, Inc.
Defiance, Ohio

We have audited the accompanying balance sheet of Rurbanc Data Services, Inc. as of December 31, 2008 and 2007, and the related statements of income, stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2008. The Company's management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing auditing procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. Our audits also included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Rurbanc Data Services, Inc. as of December 31, 2008 and 2007, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

/s/ BKD, LLP

Cincinnati, Ohio
December 31, 2009

Rurbanc Data Services, Inc.
Balance Sheets

			(Unaudited)
	December 31, 2008	December 31, 2007	September 30, 2009
ASSETS
Current assets
Related party cash and cash equivalents	$47,570	$1,030,245	$-
Related party trade accounts receivable	126,819	118,921	128,118
Trade accounts receivable	1,830,118	2,284,461	1,637,065
Prepaid expenses and other current assets	2,072,663	2,128,128	2,012,543
Total current assets	4,077,170	5,561,755	3,777,726
Property and equipment, net of accumulated depreciation	3,784,350	3,833,574	3,809,304
Software and software licenses, net of accumulated amortization	5,509,573	3,918,750	5,031,104
Subordinated debt receivable	-	-	3,000,000
Goodwill	5,061,708	5,061,708	5,061,708
Intangible assets, net	2,075,822	2,322,755	1,897,928
Other assets	407,493	244,962	550,447
Total assets	$20,916,116	$20,943,504	$23,128,217

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Trade accounts payable	$818,993	$553,352	$-
Accrued expenses	612,882	578,160	535,023
Related party short-term borrowings	1,385,000	-	489,000
Short-term borrowings	1,000,000	-	-
Related party notes payable, current portion	-	676,211	369,404
Notes payable, current portion	-	436,289	864,872
Other current liabilities	-	-	30,932
Total current liabilities	3,816,875	2,244,012	2,289,231
Related party long-term debt	-	858,910	2,477,922
Long-term debt	-	486,168	1,492,944
Deferred income taxes	2,307,971	1,705,309	2,172,916
Other liabilities	353,107	229,645	297,929
Total liabilities	6,477,953	5,524,044	8,730,942

COMMITMENTS AND CONTINGENCIES	-	-	-

STOCKHOLDERS' EQUITY
Common stock, no par value; authorized
3,000 shares; 1,165 shares issued	116,500	116,500	116,500
Additional paid-in capital	5,500,000	5,500,000	5,500,000
Retained earnings	8,821,663	9,802,960	8,780,775
Total stockholders' equity	14,438,163	15,419,460	14,397,275
Total liabilities and stockholders' equity	$20,916,116	$20,943,504	$23,128,217

See notes to financial statements

Rurbanc Data Services Inc.
Statements of Income

			(Unaudited)
	Twelve Months Ended		Nine Months Ended
	December 31, 2008	December 31, 2007	September 30, 2009	September 30, 2008
REVENUE
Related party support and service revenue	$1,492,378	$1,421,518	$1,183,334	$1,125,492
Support and service revenue	20,185,166	19,497,251	14,766,135	15,161,331

COST OF SALES	12,512,070	12,375,221	10,271,001	9,500,425

GROSS PROFIT	9,165,474	8,543,548	5,678,468	6,786,398

OPERATING EXPENSES
Salaries and Employee Benefits	2,084,098	1,890,589	1,480,534	1,521,668
Occupancy Costs	595,942	573,648	429,014	444,323
Equipment	145,765	139,239	116,027	112,238
Employee Expense	370,788	360,728	243,984	269,120
Related party management fee	412,799	366,026	378,852	291,470
Other	1,003,964	967,516	744,305	766,381
Total	4,613,356	4,297,746	3,392,716	3,405,200

OPERATING INCOME	4,552,118	4,245,802	2,285,752	3,381,198

NONOPERATING INCOME (EXPENSE)
Interest income	914	1,402	71,320	726
Related party interest expense	(76,201)	(140,224)	(85,020)	69,139)
Interest expense	(34,576)	(129,193)	(88,722)	(29,083)
Other	(1,538)	(30,968)	(24,878)	(5,080)
Total	(111,401)	(298,983)	(127,300)	(102,576)

INCOME BEFORE INCOME TAX EXPENSE	4,440,717	3,946,819	2,158,452	3,278,622

PROVISION FOR INCOME TAX EXPENSE	1,622,014	1,473,919	774,340	1,174,135

NET INCOME	$2,818,703	$2,472,900	$1,384,112	$2,104,487

BASIC PER SHARE INFORMATION:
Net Income Per Share	$2,419.49	$2,122.66	$1,188.08	$1,806.43

Weighted Average Shares Outstanding	1,165	1,165	1,165	1,165

See notes to financial statements

Rurbanc Data Services Inc.
Statements of Changes in Shareholders’ Equity

	Common Stock	Additional Paid- In Capital	Retained Earnings	Total

Balance, December 31, 2006	$116,500	$5,500,000	$7,630,060	$13,246,560

Net Income			2,472,900	2,472,900
Dividends to parent			(300,000)	(300,000)

Balance, December 31, 2007	$116,500	$5,500,000	$9,802,960	$15,419,460

Net Income			2,818,703	2,818,703
Dividends to parent			(3,800,000)	(3,800,000)

Balance, December 31, 2008	$116,500	$5,500,000	$8,821,663	$14,438,163

Net Income			1,384,112	1,384,112
Dividends to parent			(1,425,000)	(1,425,000)

Balance, September 30, 2009 (Unaudited)	$116,500	$5,500,000	$8,780,775	$14,397,275
See notes to financial statements

Rurbanc Data Services, Inc.
Statements Of Cash Flows

	Years Ended December 31,		Nine Months Ended September 30,
	2008	2007	2009	2008
			(Unaudited)
OPERATING ACTIVITIES:
Net Income	$2,818,703	$2,472,900	$1,384,112	$2,104,487
Adjustments to reconcile net income to net cash from operations:
Depreciation	1,283,339	1,377,898	947,049	921,539
Loss on disposal of property and equipment	1,538	30,968	24,878	5,080
Amortization of intangible assets	246,933	260,934	177,894	185,199
Software amortization	1,252,537	1,459,861	1,065,444	962,728
Deferred income taxes	602,662	66,385	(135,055)	471,846
Deferred compensation	122,758	29,730	(54,474)	52,986

Changes in operating assets and liabilities, which provided (used) cash:
Related party accounts receivable	(7,898)	(22,786)	(1,299)	(6,358)
Accounts receivable	454,343	534	193,053	437,999
Prepaid expenses, and other current assets	55,465	(1,208,070)	60,120	581,448
Other assets	(162,531)	(77,872)	(142,954)	(130,446)
Accounts payable	265,641	476,641	(818,993)	94,985
Accrued expenses	34,722	278,210	(77,859)	(19,296)
Other liabilities	704	162,894	30,228	-

Net cash provided by operating activities	6,968,916	5,308,227	2,652,144	5,662,197

Investing Activities
Advances of subordinated debt receivable	-	-	(3,000,000)	-
Capital expenditures	(4,079,013)	(2,242,702)	(1,583,856)	(3,115,878)
Payment for acquisitions, net of cash acquired	-	(266,559)	-	-

Net cash used in investing activities	(4,079,013)	(2,509,261)	(4,583,856)	(3,115,878)

Financing Activities:
Related party net proceeds from (payments on) revolving credit facility	1,385,000	-	(896,000)	1,034,209
Net proceeds from (payments on) revolving credit facility	1,000,000	(200,000)	(1,000,000)	-
Dividends paid	3,800,000)	300,000)	(1,425,000)	(1,350,000)
Related party repayment of long-term debt	(1,535,121)	(1,000,169)	(152,674)	(1,535,121)
Repayment of long-term debt	(922,457)	(1,466,750)	(342,184)	(922,457)
Related party proceeds from note payable	-	-	3,000,000	-
Proceeds from note payable	-	-	2,700,000	-

Net cash provided by (used in) financing activities	(3,872,578)	(2,966,919)	1,884,142	(2,773,369)

Increase (Decrease) in Cash and Cash Equivalents	(982,675)	(167,953)	(47,570)	(227,050)

Cash and Cash Equivalents, Beginning of Period	1,030,245	1,198,198	47,570	1,030,245

Cash and Cash Equivalents, End of Period	$47,570	$1,030,245	$-	$803,195

Supplemental Cash Flow Information
Cash paid for interest	$110,850	$274,960	$176,842	$99,222
Cash paid for taxes	$1,182,496	$1,599,718	$539,596	$359,650

See notes to financial statements

Rurbanc Data Services, Inc.
Notes to Financial Statements

NOTE 1:  NATURE OF BUSINESS

Rurbanc Data Services, Inc (the “Company” or “RDSI”), provides data and item processing services to community banks in Arkansas, Florida, Illinois, Indiana, Kansas, Michigan, Missouri, Nebraska, Nevada, Ohio and Wisconsin. In addition to core processing, the Company’s banking solutions include check imaging, cash management, branch and merchant capture, Internet banking, secure Web hosting, e-messaging, teller and platform services, ATM and debit card service and support, payments solutions, network services, and compliance software products.

NOTE 2: SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation: The accompanying audited financial statements have been prepared in accordance with generally accepted accounting principles. The financial statements reflect all adjustments that are, in the opinion of management, necessary to fairly present the financial position, results of operations and cash flows of the Company.

Unaudited Interim Financial Information: The financial information as of September 30, 2009 and for the nine-month periods ending September 30, 2009 and 2008 is unaudited, but includes all adjustments, consisting only of normal and recurring adjustments, that management considers necessary for a fair statement of its combined results of operations, financial position and cash flows. Results for the nine-month period ended September 30, 2009 are not necessarily indicative of the results to be expected for the full year 2009 or any other future period.

Use of Estimates in the Preparation of Financial Statements: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition: The Company generates revenue through the sale of data and item processing services, network services, equipment, and other service products. The Company enters into data and item processing contracts with its bank customers primarily of three to seven years in length. Revenues are recognized as services are provided on these contracts. Each contract contains a liquidated damages clause which allows the Company to collect a percentage of the remaining contract as liquidated damages if the bank deconverts prior to end of the contract term. Revenues from liquidated damages are recognized in the year received and reported as a component of operating revenues in the financial statements.

Marketing Costs: Marketing costs are expensed as incurred. Advertising costs expensed for the years ended December 31, 2008 and 2007 were $160,989 and $150,679, respectively and for the nine months ended September 30, 2009 and 2008 (unaudited) were $125,824 and $130,216, respectively.

Cash and Cash Equivalents: Cash and cash equivalents consist of highly liquid investments with original maturities of 90 days or less.

Trade Accounts Receivable: Trade accounts receivable consists primarily of amounts due from bank customers for data and item processing services and are stated at invoice amounts. Management monitors the financial condition of all clients and anticipates no losses; therefore, an allowance for doubtful accounts has not been recorded at December 31, 2008 and 2007.

Property and Equipment: Property and equipment are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. The estimated useful lives are generally 10-39 years for premises that the Company owns and three to seven years for furniture and equipment. Leasehold improvements are amortized over the terms of their respective leases or the estimated useful lives of the improvements, whichever is shorter.

Amortization: Software costs, including licenses, are amortized using the straight-line method over three to ten years or the life of the licenses.

Goodwill and Other Intangible Assets: Goodwill arising from business combinations represents the value attributable to unidentifiable intangible elements in the business acquired. The Company’s goodwill relates to value inherent in the processing service business and the value is dependent upon the Company’s ability to provide quality, cost-effective services in a competitive market place. As such, goodwill value is supported ultimately by revenue that is generated by the volume of business transacted. A decline in earnings as a result of a lack of growth or the inability to deliver cost-effective services over sustained periods can lead to impairment of goodwill that could adversely impact earnings in future periods. Goodwill is subject to ongoing periodic impairment tests and is evaluated using a two step impairment approach. Step 1 compares the fair value of the reporting unit (the Company is deemed to be comprised of a single reporting unit for financial reporting purpose) with its carrying value, including goodwill. If the fair value of the reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired; however, if the carrying amount of the reporting unit exceeds its fair value, an additional procedure (step 2) must be performed. Step 2 compares the implied fair value of the reporting unit’s goodwill with the carrying amount of the goodwill. An impairment loss is recorded to the extent that the carrying amount of the goodwill exceeds its fair value. For other intangible assets, an impairment analysis is performed whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The carrying amount of an intangible asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. An impairment loss is recognized if the carrying amount of the asset is not recoverable and its carrying value exceeds its fair value. The estimates associated with goodwill and other intangible asset impairment tests are considered critical due to the judgments required in determining fair value amounts, including projected future cash flows.

Earnings Per Share: Earnings per share (EPS) have been computed based on the weighted average number of shares outstanding during each year. RDSI has been a wholly owned subsidiary of Rurban Financial Corporation.

Income Taxes: Deferred income tax assets and liabilities are recognized for temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), on January 1, 2007. The adoption of FIN 48 had no effect on the financial statements as there were no unrecognized tax benefits at the time of adoption or during 2007 or 2008. Interest or penalties related to unrecognized tax benefits will be recorded in income tax expense.

Management Fee Allocation: RDSI’s costs and expenses include allocations from Rurban Financial Corp for centralized legal, accounting, human resources, and other Rurban Financial Corp corporate services and infrastructure costs. These allocations have been determined on the basis that RDSI and Rurban Financial Corp consider to be reasonable reflections of the utilization of services provided to, or the benefits received by, us as wholly-owned subsidiaries of Rurban Financial Corp. The basis for allocation included specifically identifying those elements that were not applicable to our operations and the remaining costs were allocated on the basis of time spent by Rurban Financial Corp. Allocated costs totaled $412,799 and $366,025 in each of the years ended December 31, 2008 and 2007, respectively, and $378,852 (unaudited) and $291,470 (unaudited) for the nine month periods ended September 30, 2009 and 2008, respectively.

Concentration of Credit Risk: The Company maintains cash balances at a financial institution in excess of the insurance limits provided by the Federal Deposit Insurance Corporation. Management monitors the financial condition of the bank and in their opinion risk of loss is mitigated.

Critical Vendor: The Company utilizes the Fiserv/ITI software banking application to process its client bank’s data. This vendor is a major vendor of RDSI at the balance sheet dates.

Fair Value Measurement: The Company adopted Statement of Financial Accounting (SFAS) No. 157, Fair Value Measurements (SFAS 157) effective January 1, 2008. SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The adoption of SFAS 157 did not have a material impact on the financial statements or results of operations of the Company. In accordance with Financial Accounting Standards Board Staff Position (FSP) No. 157-2, Effective Date of FASB Statement No. 157,the Company will delay application of SFAS 157 for nonfinancial assets and nonfinancial liabilities such as goodwill, other intangibles, real estate owned, and repossessed assets until January 1, 2009. SFAS 157 applies to all assets and liabilities that are measured and reported on a fair value basis.

The fair values of subordinated debt receivable and long-term debt were calculated by discounting expected cash flows, which method involves significant judgments by management and uncertainties. Because no market exists for these financial instruments and because management does not intend to sell these financial instruments, the Company does not know whether the fair values represent values at which the respective financial instruments could be sold individually or in the aggregate. The carrying amounts for related party cash and cash equivalents, trade accounts receivable (including related party), trade accounts payable and short-term borrowings (including related party) are a reasonable estimate of their fair values. The following table indicates the carrying amount and fair value of subordinated debt receivable and long-term debt as of September 30, 2009, December 31, 2008 and December 31, 2007.

	September 30, 2009		December 31, 2008		December 31, 2007
	Carrying	Fair	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value	Amount	Value

Financial assets
Subordinated debt receivable	$3,000,000	$2,978,000	$-	$-	$-	$-

Financial liabilities
Long-term debt (including current portion)	$2,357,816	$2,333,000	$-	$-	$922,457	$940,000
Related party long-term debt (including current portion)	$2,847,326	$2,770,000	$-	$-	$1,535,121	$1,525,000

Recent Accounting Pronouncements: In June of 2009, the FASB issued FASB Statement 168, FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles. Statement 168 establishes the FASB Accounting Standards Codification (Codification) as the single source of authoritative U.S. generally accepted accounting principles (U.S. GAAP) recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants. Statement 168 and the Codification are effective for financial statements issued for interim and annual periods ending after September 15, 2009. When effective, the Codification will supersede all existing non-SEC accounting and reporting standards. All other non-grandfathered non-SEC accounting literature not included in the Codification will become nonauthoritative. Following Statement 168, the FASB will not issue new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force Abstracts. Instead, the FASB will issue Accounting Standards Updates, which will serve only to: (a) update the Codification; (b) provide background information about the guidance; and (c) provide the bases for conclusions on the change(s) in the Codification. Adoption of this Statement is not expected to have a material effect on the Company’s financial position or results of operations.

In May of 2009 the FASB issued Statement 165, Subsequent Events. Statement 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. Specifically, Statement 165 provides:

•
The period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements;

•	The circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements; and

•	The disclosure that an entity should make about events or transactions that occurred after the balance sheet date.

Statement 165 is effective for interim or annual financial periods ending after June 15, 2009, and shall be applied prospectively. Adoption of statement 165 has not had a material effect on the Company’s financial position or results of operations.

On April 9, 2009, the FASB finalized three FASB Staff Positions (“FSPs”) regarding the accounting treatment for investments including mortgage-backed securities. These FSPs changed the method for determining if an Other-Than-Temporary Impairment (“OTTI”) exists and the amount of OTTI to be recorded through an entity’s income statement. The changes brought about by the FSPs provide greater clarity and reflect a more accurate representation of the credit and noncredit components of an OTTI event. The three FSPs are as follows:

•
FSP “SFAS 157-4 Determining Fair Value When the Volume and Level of Activity for the Assets or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly” addresses the criteria to be used in the determination of an active market in determining whether observable transactions are Level 1 or Level 2 under the framework established by SFAS 157, “Fair Value Measurements.” The FSP reiterates that fair value is based on the notion of exit price in an orderly transaction between willing market participants at the valuation date.

•
FSP “SFAS 115-2 and SFAS 124-2, Recognition and Presentation of Other-than-Temporary Impairments” provides additional guidance designed to create greater clarity and consistency in accounting for and presenting impairment losses on debt securities.

•	FSP “SFAS 107-1 and APB 28-1, Interim Disclosures about Fair Value of Financial Instruments” enhances consistency in financial reporting by increasing the frequency of fair value disclosures.

These staff positions are effective for financial statements issued for periods ending after June 15, 2009, with early application possible for the quarter ended March 31, 2009. The Company elected not to adopt any of the above positions early. Adoption of these staff positions has not had a material effect on the Company’s financial position or results of operations.

On December 4, 2007, the FASB amended SFAS No. 141 (revised 2007), “Business Combinations.” SFAS No. 141R establishes requirements and principles for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed and any non-controlling interest in the acquiree. SFAS No. 141R will apply to business combinations for which the acquisition date is on or after the beginning of the first reporting period for the fiscal year beginning on or after December 15, 2008. Earlier adoption is prohibited. Accordingly, a calendar year-end company is required to record and disclose business combinations following existing GAAP until January 1, 2009. Management has adopted SFAS 141R effective January 1, 2009.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements (FAS 157). FAS 157 enhances existing guidance for measuring assets and liabilities using fair value. Prior to the issuance of FAS 157, guidance for applying fair value was incorporated in several accounting pronouncements. FAS 157 provides a single definition of fair value, together with a framework for measuring it, and requires additional disclosure about the use of fair value to measure assets and liabilities. FAS 157 also emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and sets out a fair value hierarchy with the highest priority being quoted prices in active markets. Under FAS 157, fair value measurements are disclosed by level within that hierarchy. While FAS 157 does not add any new fair value measurements, it does change current practice. Changes to practice include: (1) a requirement for an entity to include its own credit standing in the measurement of its liabilities; (2) a modification of the transaction price presumption; (3) a prohibition on the use of block discounts when valuing large blocks of securities for broker-dealers and investment companies; and (4) a requirement to adjust the value of restricted stock for the effect of the restriction even if the restriction lapses within one year. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company adopted FAS 157 effective for the first quarter of 2008.

NOTE 3: PREMISES AND EQUIPMENT

Major classifications of premises and equipment stated at cost, were as follows:

	December 31,		September 30,
	2008	2007	2009
			(Unaudited)

Building and improvements	$638,294	$657,712	$667,272
Equipment	7,678,141	8,532,708	8,210,946
	8,316,435	9,190,420	8,878,218

Less accumulated depreciation	(4,532,085)	(5,356,846)	(5,068,914)

Net Premises and equipment	$3,784,350	$3,833,574	$3,809,304

Depreciation expense for the years ended December 31, 2008 and 2007 amounted to $1,283,339 and $1,377,898, respectively and $947,049 and $921,539 for the nine months ended September 30, 2009 and 2008 (unaudited), respectively.

Leases

RDSI Banking Systems has several non-cancellable operating leases for business use that expire over the next ten years. These leases generally contain renewal options for periods of five years and require lessee to pay all executory costs such as taxes, maintenance and insurance. Aggregate rental expense for these leases was $395,247 and $366,001 for the years ended December 31, 2008 and 2007 and $268,979 and $292,660 for the nine months ended September 30, 2009 and 2008 (unaudited), respectively.

Future minimum lease payments under operating leases are:

2009	$346,629
2010	328,055
2011	311,992
2012	220,692
2013	201,128
Thereafter	135,000

Total minimum lease payments	$1,543,496

Total future minimum sublease rents receivable	$133,000

Additionally, the Company has entered into an operating lease with an individual effective October 1, 2008 for various office space.  Total monthly rent expense under this agreement is $700.  The lease will remain in effect until either party terminates following a sixty day grace period.

NOTE 4:  GOODWILL

The changes in the carrying amount of goodwill are as follows:

	December 31,		September 30,
	2008	2007	2009
			(Unaudited)
Balance as of January 1	$5,061,708	$4,795,149	$5,061,708
Goodwill acquired during the year	-	266,559	-
Balance as of December 31	$5,061,708	$5,061,708	$5,061,708

Goodwill impairment is tested on the last day of the last quarter of each calendar year. As discussed in Note 1, the goodwill impairment test is performed in two steps. If the fair market value of the stock is greater than the calculated book value of the stock, the goodwill is deemed not to be impaired and no further testing is required. If the fair market value is less than the calculated book value, four additional steps of determining fair value of additional assets can be taken to determine impairment. Step one indicated the fair market value of the Company stock was in excess of the book value and no further testing was required. Based on the results of our tests for impairment, the Company concluded that no impairment of goodwill existed on December 31, 2008 and 2007.

Due to continued volatility in the industry and decreasing market capitalization, management has determined it is necessary to perform an interim goodwill impairment test during the third quarter of 2009. Based on the results of our tests for impairment, the Company concluded that no impairment of goodwill existed on September 30, 2009.

NOTE 5: OTHER INTANGIBLE ASSETS

In September 2006, RDSI purchased Diverse Computer Marketers, Inc. All of the goodwill and intangible assets on RDSI’s Balance Sheet for the periods disclosed are the result of this acquisition. See Note 9 for details of this business acquisition.

Other Intangible Assets

The carrying basis and accumulated amortization of recognized intangible assets were as follows:

	December 31,				September 30,
	2008		2007		2009
					(Unaudited)
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Customer relationship intangible	$2,389,000	$(371,623)	$2,389,000	$(212,356)	$2,389,000	$(491,072)
Trademark intangible	180,000	(140,000)	180,000	(80,000)	180,000	(180,000)
Non-compete intangible	83,000	(64,555)	83,000	(36,889)	83,000	(83,000)
Data processing intangibles	2,652,000	(576,178)	2,652,000	(329,245)	2,652,000	(754,072)
Purchased software	11,172,252	(5,662,679)	9,928,769	(6,010,019)	11,837,040	(6,805,936)
Total	$13,824,252	$(6,238,857)	$12,580,769	$(6,339,264)	$14,489,040	$(7,560,008)

Amortization expense for intangible assets for the years ended December 31, 2008 and 2007 were $246,933 and $260,934, respectively and for the nine months ended September 2009 and 2008 (unaudited) were $177,894 and $185,200, respectively. Amortization expense for purchased software for the years ended December 31, 2008 and 2007 were $1,252,537 and $1,459,861, respectively and for the nine months ended September 30, 2009 and 2008 (unaudited) were $1,065,444 and $962,728, respectively. Estimated amortization expense for each of the following five years is:

	2009	2010	2011	2012	2013

Customer relationship intangible	$159,267	$159,267	$159,267	$159,267	$159,267
Trademark intangible	40,000	-	-	-	-
Non-compete intangible	18,444	-	-	-	-
Data Processing intangibles	217,711	159,267	159,267	159,267	159,267
Purchased software	1,956,355	2,961,716	763,611	-	-
Total	$2,174,066	$3,120,983	$922,878	$159,267	$159,267

Customer relationship, trademark and non-compete intangible assets have estimated useful lives of 15, 3, and 3 years, respectively.

The Company has effectively cancelled its contract with Fiserv/ITI, effective December 31, 2010. Under SFAS No. 144 the company has revised its estimate related to the amortization of the purchased software noted above. The software was being amortized over a period of 10 years, whereby the Company had approximately eight years remaining. However, based on accounting guidance noted above, the Company has revised the software’s estimated useful life and will amortize the remaining balance through March of 2011. The result of the accelerated amortization is an additional $761,000 and $1,868,000 of amortization expense in 2009 and 2010, respectively.

NOTE 6: DEBT

Long-term debt	December 31,		September 30,
	2008	2007	2009
			(Unaudited)
Note payable to a bank, due in monthly installments of $41,042, including interest, at a variable rate equal to the five year Treasury Index (4.90% at December 31, 2007) plus 2.85%, due on August 23, 2011, collateralized by all equipment and receivables of RDSI	$-	$922,457	$-

Note payable to a bank, due in monthly installments of $82,871, including interest, at a fixed rate of 6.50%, due on April 21, 2012, collateralized by all equipment and receivables of RDSI	-	-	2,357,816

Related Party Note payable, due in monthly installments of $43,479 with a bullet payment of $1,903,631 at a fixed rate of 5.675%, due on April 21, 2012, collateralized by all equipment and receivables of RDSI	-		2,847,326

Related Party Note payable, due in monthly installments of $63,562 including interest, at a fixed rate of 7.04%, due on February 28, 2011, collateralized by all equipment and receivables of RDSI	-	1,535,121	-

Total	-	2,457,578	5,205,142
Less current portion	-	1,112,500	1,234,276
Long-term portion	$-	$1,345,078	$3,970,866

Aggregate annual maturities of long-term debt at September 30, 2009 are:

DEBT
(Unaudited)
2009 - October through December	$298,667
2010	1,253,881
2011	1,335,485
2012	2,317,109
2013	-
Total	$5,205,142

Short-term Borrowings

At September 30, 2009, the Company has a revolving line of credit that is payable upon the Lender's demand, due to a Related Party. Interest is charged at the prime rate (3.25% at September 30, 2009) plus 0.5%. The line of credit has a 4.00% floor. The line is collateralized by all equipment, and receivables of RDSI. This line of credit had a $489,000 balance at September 30, 2009 (unaudited).

At December 31, 2008, the Company had two revolving lines of credit, one payable to a Related Party and the other payable to a bank, that are both payable upon the Lender's demand. Interest is charged at the prime rate (3.25% at December 31, 2008) plus 0.5% on both lines. Both lines were collateralized by all equipment and receivables of RDSI. The aggregate outstanding balance on the lines of credit was $2,385,000 as of December 31, 2008. Of the $2,385,000 balance at December 31, 2008, $1,385,000 was due to a Related Party.

At December 31, 2007, the Company had a revolving line of credit payable to a bank, payable upon the Lender's demand. Interest is charged at the prime rate (7.25% at December 31, 2007) plus 0.5%. The line was collateralized by all business assets of RDSI. The line of credit had no balance at December 31, 2007.

The Company is required to comply with certain covenants under the terms of its borrowing agreements. These provisions require the submission of certain certifications, prohibit certain transactions and requires the Company to meet certain financial covenants, including the maintenance of minimum tangible net worth, maximum leverage ratio, and minimum debt service coverage. The Company was in compliance with all financial covenants at December 31, 2008 and at September 30, 2009 (unaudited).

NOTE 7: INCOME TAXES

The provision for income taxes includes these components:

	For The Year Ended December 31,		For The Nine Months Ended September 30,
	2008	2007	2009	2008
			(Unaudited)
Taxes currently payable	$1,019,352	$1,407,534	$909,395	$702,289
Deferred provision (benefit)	602,662	66,385	(135,055)	471,846

Income tax expense	$1,622,014	$1,473,919	$774,340	$1,174,135

A reconciliation of income tax expense at the statutory rate to the Company's actual income tax expense is shown below:

	For The Year Ended December 31,		For The Nine Months Ended September 30,
	2008	2007	2009	2008
			(Unaudited)
Computed at the statutory rate (34%)	$1,567,644	$1,409,918	$733,874	$1,114,731
State Income Tax	112,200	132,000	39,600	59,400
Decrease resulting from
Research and Development Credit	(19,661)	(19,661)	-	-
Other	(38,169)	(48,338)	866	4

Actual tax expense	$1,622,014	$1,473,919	$774,340	$1,174,135

The tax effects of temporary differences to deferred taxes shown on the balance sheets are:

	At December 31,		At September 30,	At September 30,
	2008	2007	2009	2008
			(Unaudited)	(Unaudited)
Deferred tax liabilities
Depreciation	$1,358,710	$632,720	$1,286,622	$1,167,535
Purchase accounting adjustments	705,779	789,737	642,811	726,769
Prepaids	243,482	282,852	243,483	282,851
Net deferred tax liability	$2,307,971	$1,705,309	$2,172,916	$2,177,155

The Company had no deferred tax assets as of balance sheet dates presented.

The Company files a consolidated federal income tax return with its parent company, Rurban Financial Corp. Tax expense is allocated to the Company based on a separate return method that allocated current and deferred taxes to members of the Rurban Financial Corp group by applying the provisions of FASB Statement 109 to each member as if it were a separate taxpayer. The Company pays its share of the current consolidated federal tax liability to Rurban Financial Corp on an annual basis.

The Company currently files state and local tax returns in various jurisdictions in which it does business. Primarily all state and local tax returns filed by the Company are filed on a separate return basis rather than a consolidated basis.

With few exceptions, the Company is no longer subject to U.S. federal, state and local examinations by tax authorities for years before 2006.

The Company adopted the provisions of the Financial Accounting Standards Board (FASB) Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109, on January 1, 2007. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. As a result of the implementation of FIN 48, the Company did not become aware of any liability for uncertain tax positions that it believes should be recognized in the financial statements.

NOTE 8: EMPLOYEE BENEFITS

DEFINED CONTRIBUTION PLAN

Through the parent Company, Rurban Financial Corp, the Company sponsors a qualified savings plan (“Plan”) under section 401(k) of the Internal Revenue Code. The plan covers substantially all employees. Employees contributing up to 6% of their compensation receive a Company match of 50% of the employee’s contribution. Employee contributions are vested immediately and the Company’s matching contributions are fully vested after three years of employment. Effective January 1, 2009, the Company amended its plan to state that employees contributing up to 4% would receive a 100% Company match and all contributions would be vested immediately. Employer contributions charged to expense for 2008 and 2007 $104,289 and $95,003, respectively and $128,804 and $83,156 for the nine months ended September 30, 2009 and 2008 (unaudited), respectively.

EMPLOYEE STOCK OWNERSHIP PLAN

The Company has a noncontributory employee stock ownership plan ("ESOP") covering substantially all employees of the Company, sponsored through the parent Company, Rurban Financial Corp. Voluntary contributions are made by the Company to the plan. Each eligible employee is vested based upon years of service, including prior years of service. The Company's contributions to the account of each employee become fully vested after three years of service.

Dividends on the Parent's allocated shares are recorded as dividends and charged to the Parent's retained earnings. Compensation expense is recorded equal to the fair market value of the stock when contributions, which are determined annually by the Board of Directors of the Parent Company, are made to the ESOP. Allocated shares in the ESOP for 2008 and 2007 were 24,901 and 14,685, respectively of the Parent Company. There have been no shares legally allocated in the ESOP for the nine months ended September 30, 2009.

ESOP expense for the years ended December 31, 2008 and 2007 was $225,707 and $224,427, respectively and for the nine months ended September 30, 2009 and 2008 (unaudited) was $154,147 and $200,402, respectively.

DEFERRED COMPENSATION ARRANGEMENTS

Also, the Company, through the parent Company, Rurban Financial Corp, has deferred compensation agreements with certain active officers. The agreements provide monthly payments for up to 15 years that equal 15% to 25% of average compensation prior to retirement or death. Such charges reflect the straight-line accrual period until full eligibility of the present value of benefits due each participant on the full eligibility date, using a 6% discount factor. Total liabilities under the plan are $352,403 and $229,645 as of December 31, 2008 and 2007, respectively and $297,929 as of September 30, 2009 (unaudited) and included in other liabilities in the balance sheet. The charges to expense for the current agreements were $122,758 and $29,730 for 2008 and 2007, respectively and $(54,474) and $52,986 for the nine months ended September 30, 2009 and 2008 (unaudited), respectively.

NOTE 9: BUSINESS ACQUISITIONS

On September 2, 2006, RDSI completed its acquisition of Diverse Computer Marketers, Inc., a Michigan corporation, and a related Indiana corporation, DCM Indiana, Inc. Rurban subsequently merged DCM Indiana, Inc. into Diverse Computer Marketers, Inc. (“DCM”). DCM now operates as a separate subsidiary of RDSI. As a result of this acquisition, the company will have an opportunity to grow its item processing business.

Under the terms of the Stock Purchase Agreement, RDSI acquired all the outstanding stock of the DCM Companies from their shareholders for an aggregate purchase price of $5.0 million. An additional $250,000 was payable to the shareholders contingent upon the continuation of profitable growth over the first year of combined operations. The final payment of $266,559 was made in 2007. The entire purchase price was paid in cash. The results of DCM’s operations have been included in Rurban’s statement of income from the date of acquisition.

The following tables summarize the estimated fair values of the net assets acquired and the computation of the purchase price and goodwill related to the acquisitions.

Assets
Cash	$118,137
Accounts receivable	419,151
Premises and equipment	207,644
Goodwill	4,795,144
Other intangibles	2,652,000
Other assets	158,241
Total Assets	8,350,317

Liabilities
Accounts payable	1,188,289
Borrowings	1,284,427
Other liabilities	886,510
Total Liabilities	3,359,226

Net assets acquired	$4,991,091

The significant assets acquired include the customer related intangible of $2,389,000, the Trademark of $180,000 and the non-compete agreements of $83,000, which have useful lives of 180, 36 and 36 months, respectively, and will be amortized using the straight-line method. The $4.8 million of goodwill was assigned entirely to the data processing unit and is not expected to be deductible for tax purposes. This analysis is based upon and initial third party opinion and is subject to change for up to twelve months.

Under terms of the Stock Purchase Agreement, and immediately prior to the closing, the disaster recovery services portion of the DCM business was spun-off. As DCM records did not include separate financial information for the disaster recovery services, historical financial information for the purchased portion of the business is not available. Therefore, pro forma information that discloses the results of operation as though the business combination had been completed at the beginning of the period is not included.

NOTE 10: CONTINGENCIES

There are various contingent liabilities that are not reflected in the financial statements, including claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material effect on the Company’s financial condition or results of operations.

NOTE 11: STRATEGIC PARTNERSHIP

On April 27, 2009, the Company announced a strategic partnership with New Core Holdings, Inc. d/b/a New Core Banking Systems, headquartered in Birmingham, AL (“New Core”). As part of this partnership, the Company and New Core Banking Systems entered into a Reseller Software License and Support Agreement pursuant to which RDSI was granted rights as the exclusive provider of New Core’s Single Source™ software. The Company and New Core also entered into an Agreement and Plan of Merger pursuant to which New Core would be merged with a newly-created subsidiary of the Company and become a wholly-owned subsidiary of the Company. A prerequisite of this merger would be the spin-off of the Company from Rurban, resulting in the Company becoming a separate independent public company. This would be followed immediately by the merger of the Company and New Core. In the merger, the New Core shareholders would receive between 15.5% and 26.8% of the aggregate common shares of the Company outstanding immediately following the merger. On October 22, 2009, Rurban announced that its board of directors had approved proceeding with the appropriate filings with the SEC in connection with the contemplated spin-off of RDSI. The Company anticipates that the spin-off would be completed in the first quarter of 2010, subject to the satisfaction of a number of conditions including final approval by Rurban’s board of directors of the spin-off and its terms.

On July 28, 2009, the Company reached an agreement with Information Technology, Inc. and Fiserv Solutions, Inc. (collectively, “Fiserv”) to wind down their licensing relationship. After December 31, 2010, Fiserv will no longer license its Premier suite of products to the Company and the Company will exclusively market New Core Banking Systems’ Single SourceTM. The Company’s customers which presently rely on the Premier platform have the opportunity to continue their processing with RDSI and convert to Single SourceTM, or to move their processing to Fiserv and continue to use Premier. RDSI and Fiserv have agreed to cooperate in transitioning RDSI clients to their choice of core software prior to December 31, 2010.

NOTE 12: SUBSEQUENT EVENTS – Subsequent Events

Subsequent events have been evaluated through December 31, 2009, which is the date the financial statements were issued.

INDEPENDENT AUDITORS’ REPORT

September 15, 2009

Board of Directors
New Core Banking Systems, LLC and Affiliate
Lititz, Pennsylvania

We have audited the accompanying consolidated balance sheet of New Core Banking Systems, LLC and Affiliate as of December 31, 2008, and the related consolidated statements of operations, members' deficit and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of New Core Banking Systems, LLC and Affiliate as of December 31, 2008, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/  Warren, Averett, Kimbrough & Marino, LLC

Birmingham, Alabama

NEW CORE BANKING SYSTEMS, LLC AND AFFILIATE
CONSOLIDATED BALANCE SHEET
DECEMBER 31, 2008

ASSETS

Cash	$25,895
Accounts receivable	181,492
Property and equipment, net	54,802
Capitalized software development costs, net	139,464

$401,653

LIABILITIES AND MEMBERS' DEFICIT

Liabilities
Accounts payable	$49,460
Deferred revenue	92,381
Due to related parties	2,477,635

2,619,476

Members' Deficit	(2,217,823)

$401,653

See notes to consolidated financial statements.

NEW CORE BANKING SYSTEMS, LLC AND AFFILIATE
CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2008

Revenues	$272,827

Operating Expenses
Salaries and related benefits	838,673
Occupancy expenses	32,458
Member consulting fees	381,744
Legal and professional fees	139,430
General and administrative	467,848
Depreciation and amortization	72,448

1,932,601

Loss from Operations	(1,659,774)

Other Income (Expenses)
Interest income	1,940
Interest expense	(299,822)

(297,882)

Net Loss	$(1,957,656)

See notes to consolidated financial statements.

NEW CORE BANKING SYSTEMS, LLC AND AFFILIATE
CONSOLIDATED STATEMENT OF MEMBERS' DEFICIT
FOR THE YEAR ENDED DECEMBER 31, 2008

	Members'	Equity
	Capital	Subscriptions	Total

Balance at December 31, 2007	$(483,590)	$(468,631)	$(952,221)

Capital contributions	711,176	130,878	842,054

Distributions	(150,000)	-	(150,000)

Net loss	(1,957,656)	-	(1,957,656)

Balance at December 31, 2008	$(1,880,070)	$(337,753)	$(2,217,823)

See notes to consolidated financial statements.

NEW CORE BANKING SYSTEMS, LLC AND AFFILIATE
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2008

Cash Flows from Operating Activities
Net loss	$(1,957,656)

Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	72,448
Change in accounts receivable	(89,134)
Change in accounts payable	15,983
Change in deferred revenue	92,381

Net Cash Used by Operating Activities	(1,865,978)

Cash Flows from Investing Activities
Purchases of equipment	(40,118)

Net Cash Used by Investing Activities	(40,118)

Cash Flows from Financing Activities
Loan from member	973,355
Receipt of receivables from equity subscriptions	130,878
Payout of former member	(150,000)
Proceeds from issuance of equity units	711,176

Net Cash Provided by Financing Activities	1,665,409

Net Decrease in Cash	(240,687)

Cash - beginning of year	266,582

Cash - end of year	$25,895

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for:
Interest	$167,967

See notes to consolidated financial statements.

NEW CORE BANKING SYSTEMS, LLC AND AFFILIATE
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations
New Core Banking Systems, LLC and Affiliate, Core ASP, LLC (collectively, the Company), are technology companies organized to operate as a software research and development company and a software service company, respectively.  The Company’s main office is located in Birmingham, Alabama and operates predominantly in the banking computer software industry within the United States.  The Company was classified as research and development until September 2007, at which time it became operational, yet still in the development stage.  In late 2007, the Company commenced pursuing contracts for systems that were still under development.

Principles of Consolidation
The accompanying consolidated financial statements include the accounts of New Core Banking Systems, LLC and its affiliate, Core ASP, LLC, which are variable interest entities subject to consolidation.  All significant intercompany transactions have been eliminated in the consolidated financial statements.

Use of Estimates
The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the reporting date and revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Cash
The Company maintains its cash in bank deposit accounts that, at times, may exceed federally insured limits.  However, management anticipates no losses from such deposits.

Accounts Receivable
Accounts receivable are stated at the estimated net realizable value, which represents the amounts billed to the customers. Accounts receivable are classified as past due based on contractual terms. The Company pursues collections until the probability of collection is remote, at which point any remaining balance would be charged to operations. There was no allowance for doubtful accounts recorded at December 31, 2008.

Property and Equipment
Property and equipment is stated at cost less accumulated depreciation and includes expenditures which substantially increase the useful lives of existing property and equipment.  Maintenance, repairs and minor renovations are charged to operations as incurred.  When property and equipment is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from their respective accounts, and any gain or loss on the disposition is credited or charged to operations.

The Company provides for depreciation of property and equipment using the straight-line method designed to amortize costs over estimated useful lives of five years.

Capitalized Software Development Costs
Software development costs incurred subsequent to establishing technological feasibility through general release of the software products are capitalized.  Capitalized costs are amortized on a straight-line basis over the estimated economic lives of the related products, generally five years.  Amortization expense was $49,278 for the year ended December 31, 2008, and is included in depreciation and amortization in the accompanying statement of operations.

Revenue Recognition
The Company enters into contracts to sell hardware and computer software, to install computer software and to provide ongoing support.

The Company licenses software and provides related services, including consulting, support and education.  The Company recognizes license fee revenue when a noncancelable contingency-free license agreement has been signed, the product has been delivered, fees from the arrangement are fixed or determinable and collection is probable.  Revenue on all software license transactions in which there are undelivered elements other than postcontract customer support is deferred and recognized when such elements are delivered.

NEW CORE BANKING SYSTEMS, LLC AND AFFILIATE
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008

Typically, the Company’s licenses do not include significant postdelivery obligations to be fulfilled by the Company, and payments are due within a 12-month period from the date of delivery.  In instances where software license contracts include payment terms in excess of 12 months from the date of delivery, revenue is recognized as payments are received, and all other conditions for revenue recognition have been met.

Revenue from agreements for supporting services and providing periodic upgrades to licensed software is recorded as deferred revenue and is recognized ratably over the support service period.  Revenue from implementation services is recorded as deferred revenue and is recognized upon final system acceptance.  Revenue from hardware sales is recognized upon shipment.

Advertising
Advertising costs are expensed as incurred.  Advertising costs totaled $15,968 for the year ended December 31, 2008.

Shipping and Handling Revenue and Costs

Amounts billed to customers in sales transactions related to shipping and handling are classified as revenues.  Shipping and handling costs are a component of cost of sales.

Income Taxes
The Company operates as limited liability companies (LLCs).  The LLCs are treated as partnerships for federal income tax purposes, and any taxes are considered liabilities of the individual members.

Collection of Taxes on Behalf of Third Parties
The Company collects various taxes from customers and remits these amounts to applicable taxing authorities.  The Company’s accounting policy is to exclude these taxes from revenues and cost of sales.

Recently Issued Accounting Standards
In February 2008, the Financial Accounting Standards Board (FASB) issued FASB Staff Position No. FAS 157-2, Effective Date of FASB Statement No. 157 (FSP FAS 157-2), that delays the effective date of FASB Statement No. 157’s fair value measurement requirements for nonfinancial assets and liabilities that are not required or permitted to be measured at fair value on a recurring basis.  Fair value measurements identified in FSP FAS 157-2 will be effective for fiscal years beginning on or after November 15, 2008.  The Company does not expect the adoption of FSP FAS 157-2 to have a material impact on its consolidated financial statements.

In February 2007, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 159, The Fair Value Option for Financial Assets and Financial Liabilities.  SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value and establishes the presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities.  The guidance in SFAS No. 159 is effective for calendar 2008, and the adoption of SFAS No. 159 had no impact on the consolidated financial statements.

In June 2006, the FASB released Financial Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement No. 109.  FIN 48 clarifies the accounting for uncertainty in income taxes recognized in financial statements.  FIN 48 requires entities to determine whether it is ‘more likely than not’ that a tax position will be sustained upon examination by the appropriate taxing authorities before any part of the benefit can be recorded in the financial statements.  It also provides guidance on the recognition, measurement and classification of income tax uncertainties, along with any related interest and penalties.  FIN 48 may also require significant additional disclosures.

On December 30, 2008, the FASB issued FASB Staff Position (FSP) FIN 48-3, Effective Date of FASB Interpretation No. 48 for Certain Nonpublic Enterprises.  As deferred by the guidance in FSP FIN 48-3, the Company is not required to implement the provisions of FIN 48 until fiscal years beginning after December 15, 2008.  As such, the Company has not implemented those provisions in the 2008 consolidated financial statements.  The Company does not expect the adoption of FIN 48 to have a material impact on its consolidated financial statements.

NEW CORE BANKING SYSTEMS, LLC AND AFFILIATE
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008

The Company follows the guidance in SFAS No. 5, Accounting for Contingencies, when determining whether a specific tax position warrants the recognition or disclosure of a loss contingency.  Disclosure is not required of a loss contingency involving an unasserted claim or assessment when there has been no manifestation by a potential claimant of an awareness of a possible claim or assessment unless it is considered probable that a claim will be asserted, and there is a reasonable possibility that the outcome will be unfavorable.  As of December 31, 2008, the Company has no uncertain tax positions that qualify for either recognition or disclosure in the consolidated financial statements.

NOTE B - PROPERTY AND EQUIPMENT

At December 31, property and equipment consists of the following:

Computer and equipment	$86,367
Less accumulated depreciation	31,565

$54,802

Depreciation expense charged to operations totaled $23,170 for the year ended December 31, 2008.

NOTE C - DUE TO RELATED PARTIES

Due to related parties at December 31, 2008, consists of a 12-percent demand note, with a maturity date of December 31, 2009, in the amount of $2,477,635, including accrued interest in the amount of $131,855.

NOTE D - RELATED PARTY TRANSACTIONS

The Company paid consulting fees to certain members for services rendered during the normal course of business. Consulting fees paid to members during 2008 totaled $375,244.

At December 31, 2008, the Company owed a member $2,477,635 for loan advances to the Company.  Interest expense of $299,822 was incurred on this obligation during 2008.

The Company paid rent for the building it occupies on a month-to-month basis to BW Leasing, Inc., totaling $4,000 for the year ended December 31, 2008 (Note E).

NOTE E - OPERATING LEASES

The Company entered into an operating lease for office space for a period of one year effective June 4, 2008.  Total rent expense for the year ended December 31, 2008, was $3,293.  Future minimum lease payments under noncancelable operating leases for 2009 are $2,522.

The Company also maintains a month-to-month operating lease for additional space occupied.  Lease payments under this agreement for 2008 totaled $4,000.  The Company has no future obligations under the lease.

NEW CORE BANKING SYSTEMS, LLC AND AFFILIATE
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008

NOTE F - GENERAL AND ADMINISTRATIVE EXPENSES

The major components of general and administrative expenses at December 31, 2008, are as follows:

Installation	$221,751
Sales personnel expenses	179,144
Travel and entertainment	30,718
Software	15,707
Marketing	10,399
Supplies	4,843
Other	5,286

$467,848

NOTE G - CONCENTRATIONS

During 2008, revenues from two customers approximated $213,000 or 84 percent of total revenues.

NOTE H - MERGER OF THE BUSINESS

On April 25, 2009, the Company’s successor, New Core Holdings, Inc., entered into an Agreement and Plan of Merger (the Merger Agreement) with Rurbanc Data Services, Inc. d/b/a RDSI Banking Systems (RDSI).  The Merger Agreement contemplates the merger of NC Merger Corp., a newly-formed subsidiary of RDSI, into New Core Holdings, Inc. with New Core Holdings, Inc. becoming a wholly-owned subsidiary of RDSI.  Subject to the satisfaction of the conditions set forth in the Merger Agreement, it is contemplated that the merger will be completed on or about January 1, 2010.

ACCOUNTANTS' COMPILATION REPORT

November 24, 2009

Board of Directors
New Core Holdings, Inc.
Lititz, Pennsylvania

We have compiled the accompanying balance sheet of New Core Holdings, Inc. as of September 30, 2009, and the related statements of operations, accumulated deficit and cash flows for the nine-month period then ended, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants.

A compilation is limited to presenting in the form of financial statements information that is the representation of management.  We have not audited or reviewed the accompanying financial statements and, accordingly, do not express an opinion or any other form of assurance on them.

/s/   Warren, Averett, Kimbrough & Marino LLC

Birmingham, Alabama

NEW CORE HOLDINGS, INC.
BALANCE SHEET
SEPTEMBER 30, 2009

ASSETS

Cash	$1,742,239
Accounts receivable	20,000
Property and equipment, net	51,961
Capitalized software development costs, net	102,506

$1,916,706

LIABILITIES AND SHAREHOLDERS' DEFICIT

Liabilities
Accounts payable	$26,844
Accrued interest	73,750
Deferred revenue	111,067
Due to related parties	6,000,000

6,211,661

Shareholders' Deficit
Common stock - par value $.001 per share,
100,000,000 shares authorized, 76,606,191 shares
issued and outstanding	76,606
Equity subscriptions	(6,394)
Accumulated deficit	(4,365,167)

(4,294,955)

$1,916,706

See notes to financial statements.

NEW CORE HOLDINGS, INC.
STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009

Revenues	$180,071

Operating Expenses
Salaries and related benefits	1,113,344
Occupancy expense	15,137
Members/shareholder consulting fees	136,396
Legal and professional fees	189,239
General and administrative	519,048
Depreciation and amortization	50,993

2,024,157

Loss from Operations	(1,844,086)

Other Income (Expenses)
Interest income	2,905
Interest expense	(343,332)

(340,427)

Net Loss	$(2,184,513)

See notes to financial statements.

NEW CORE HOLDINGS, INC.
STATEMENT OF ACCUMULATED DEFICIT
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009

	Common	Accumulated	Equity	Total
	Stock	Deficit	Subscriptions

Balance at December 31, 2008	$-	$(1,880,070)	$(337,753)	$(2,217,823)

Cancellation of equity
subscriptions	-	(224,998)	224,998	-

Capital contributions	-	1,020	106,361	107,381

Issuance of common stock	76,606	(76,606)	-	-

Net loss	-	(2,184,513)	-	(2,184,513)

Balance at September 30, 2009	$76,606	$(4,365,167)	$(6,394)	$(4,294,955)

See notes to financial statements.

NEW CORE HOLDINGS, INC.
STATEMENT OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009

Cash Flows from Operating Activities
Net loss	$(2,184,513)

Adjustments to reconcile net loss to net cash used by
operating activities:
Depreciation and amortization	50,993
Change in accounts receivable	161,492
Change in accounts payable	(22,616)
Change in accrued interest	73,750
Change in deferred revenue	18,686

282,305

Net Cash Used by Operating Activities	(1,902,208)

Cash Flows from Investing Activities
Purchases of equipment	(11,194)

Net Cash Used by Investing Activities	(11,194)

Cash Flows from Financing Activities
Proceeds from issuance of related party debt	3,522,365
Receipt of receivables from equity subscriptions	106,361
Proceeds from issuance of equity units	1,020

Net Cash Provided by Financing Activities	3,629,746

Net Increase in Cash	1,716,344

Cash - beginning of year	25,895

Cash - end of year	$1,742,239

SUPPLEMENTAL DISCLOSURE OF CASH
FLOW INFORMATION
Cash paid during the year for interest	$269,582

SUPPLEMENTAL SCHEDULE OF NONCASH
INVESTING AND FINANCING ACTIVITIES
Cancellation of equity subscriptions	$224,998

See notes to financial statements.

NEW CORE HOLDINGS, INC.
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2009

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations
New Core Holdings, Inc. is a technology company that is organized to operate as a software research and development company and a software service company. New Core Holdings, Inc.’s main office is located in Lititz, Pennsylvania and operates predominantly in the banking computer software industry within the United States. New Core Holdings, Inc. was initially formed as two separate operating companies, New Core Banking Systems, LLC and Core ASP, LLC, which merged into newly formed New Core Holdings, Inc. (a Florida S corporation) as of April 21, 2009, collectively hereafter referred to as the Company. The Company was classified as research and development until September 2007, at which time it became operational, yet still in the development stage. In late 2007, the Company commenced pursuing contracts for systems that were still under development.

Principles of Reorganization
The accompanying financial statements include the accounts of New Core Holdings, Inc., New Core Banking Systems, LLC and Core ASP, LLC. All significant intercompany transactions have been eliminated in the financial statements.

Use of Estimates
The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the reporting date and revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash
The Company maintains its cash in bank deposit accounts that, at times, may exceed federally insured limits. However, management anticipates no losses from such deposits.

Accounts Receivable
Accounts receivable are stated at the estimated net realizable value, which represents the amounts billed to the customers. Accounts receivable are classified as past due based on contractual terms. The Company pursues collections until the probability of collection is remote, at which point any remaining balance would be charged to operations. There was no allowance for doubtful accounts recorded at September 30, 2009.

Property and Equipment
Property and equipment is stated at cost less accumulated depreciation and includes expenditures which substantially increase the useful lives of existing property and equipment. Maintenance, repairs and minor renovations are charged to operations as incurred. When property and equipment is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from their respective accounts, and any gain or loss on the disposition is credited or charged to operations.

The Company provides for depreciation of property and equipment using the straight-line method designed to amortize costs over estimated useful lives of five years.

Capitalized Software Development Costs
Software development costs incurred subsequent to establishing technological feasibility through general release of the software products are capitalized. Capitalized costs are amortized on a straight-line basis over the estimated economic lives of the related products, generally five years. Amortization expense is included in depreciation and amortization in the accompanying statement of operations.

Revenue Recognition
The Company enters into contracts to sell hardware and computer software, to install computer software and to provide ongoing support.

NEW CORE HOLDINGS, INC.
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2009

The Company licenses software and provides related services, including consulting, support and education. The Company recognizes license fee revenue when a noncancelable contingency-free license agreement has been signed, the product has been delivered, fees from the arrangement are fixed or determinable and collection is probable. Revenue on all software license transactions in which there are undelivered elements other than postcontract customer support is deferred and recognized when such elements are delivered.

Typically, the Company’s licenses do not include significant postdelivery obligations to be fulfilled by the Company, and payments are due within a 12-month period from the date of delivery. In instances where software license contracts include payment terms in excess of 12 months from the date of delivery, revenue is recognized as payments are received, and all other conditions for revenue recognition have been met.

Revenue from agreements for supporting services and providing periodic upgrades to licensed software is recorded as deferred revenue and is recognized ratably over the support service period. Revenue from implementation services is recorded as deferred revenue and is recognized upon final system acceptance. Revenue from hardware sales is recognized upon shipment.

Advertising
Advertising costs are expensed as incurred and are included in other expense in general and administrative expenses. Advertising costs totaled $3,776 for the nine months ended September 30, 2009.

Shipping and Handling Revenue and Costs

Amounts billed to customers in sales transactions related to shipping and handling are classified as revenues. Shipping and handling costs are a component of cost of sales.

Income Taxes
The Company operated as limited liability companies (LLCs) prior to the merger on April 21, 2009. Subsequent to the merger, the Company operates as an S corporation. The LLCs are treated as partnerships for federal income tax purposes. The LLCs and the S corporation do not pay or provide for income taxes, and any income-based taxes are considered liabilities of the individual members/shareholders.

Collection of Taxes on Behalf of Third Parties
The Company collects various taxes from customers and remits these amounts to applicable taxing authorities. The Company’s accounting policy is to exclude these taxes from revenues and cost of sales.

Recently Issued Accounting Standards
In 2009, the accounting standards were codified to consolidate the numerous and diversified types of existing authoritative pronouncements. References to specific pronouncements refer to precodification literature; however, the requirements of each standard remain unchanged in the codification.

In February 2008, the Financial Accounting Standards Board (FASB) issued FASB Staff Position No. FAS 157-2, Effective Date of FASB Statement No. 157 (FSP FAS 157-2), that delays the effective date of FASB Statement No. 157’s fair value measurement requirements for nonfinancial assets and liabilities that are not required or permitted to be measured at fair value on a recurring basis. Certain fair value measurements identified in FSP FAS 157-2 will be effective for fiscal years beginning on or after November 15, 2008. The Company does not expect the adoption of this provision to have a material impact on its financial statements.

In June 2006, the FASB released Financial Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement No. 109. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in financial statements. FIN 48 requires entities to determine whether it is ‘more likely than not’ that a tax position will be sustained upon examination by the appropriate taxing authorities before any part of the benefit can be recorded in the financial statements. It also provides guidance on the recognition, measurement and classification of income tax uncertainties, along with any related interest and penalties. FIN 48 may also require significant additional disclosures.

NEW CORE HOLDINGS, INC.
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2009

On December 30, 2008, the FASB issued FASB Staff Position (FSP) FIN 48-3, Effective Date of FASB Interpretation No. 48 for Certain Nonpublic Enterprises. As deferred by the guidance in FSP FIN 48-3, the Company was not required to implement the provisions of FIN 48 until fiscal years beginning after December 15, 2008. The Company adopted FIN 48 as of January 1, 2009. The Company concluded that no required adjustment to its financial statements exists as a result of FIN 48.

The Company follows the guidance in Statement of Financial Accounting Standards (SFAS) No. 5, Accounting for Contingencies, when determining whether a specific tax position warrants the recognition or disclosure of a loss contingency. Disclosure is not required of a loss contingency involving an unasserted claim or assessment when there has been no manifestation by a potential claimant of an awareness of a possible claim or assessment unless it is considered probable that a claim will be asserted, and there is a reasonable possibility that the outcome will be unfavorable. As of September 30, 2009, the Company has no uncertain tax positions that qualify for either recognition or disclosure in the financial statements.

NOTE B - PROPERTY AND EQUIPMENT

At September 30, 2009, property and equipment consists of the following:

Computer and equipment	$97,561
Less accumulated depreciation	45,600

$51,961

Depreciation expense charged to operations totaled $14,035 for the nine months ended September 30, 2009.

NOTE C - CAPITALIZED SOFTWARE DEVELOPMENT COSTS

At September 30, 2009, capitalized software development costs consist of the following:

Capitalized software development costs	$246,390
Less accumulated amortization	143,884

$102,506

Amortization expense charged to operations totaled $36,958 for the nine months ended September 30, 2009.

NOTE D - DUE TO RELATED PARTIES

Due to related parties at September 30, 2009, consist of a 12-percent note with a maturity date of December 31, 2009, in the amount of $3,000,000 and a 3.5-percent note with a maturity date of April 30, 2010, in the amount of $3,000,000.

NOTE E - SHAREHOLDERS' DEFICIT

At September 30, 2009, shareholders' deficit of the Company consisted of the following:

Common Stock - 100,000,000 shares authorized with a par value of $.001 per share and 76,606,191 shares issued and outstanding at September 30, 2009. Voting rights equal to one vote per share.

NEW CORE HOLDINGS, INC.
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2009

Equity Subscriptions - Represents amounts owed by shareholders for equity interests subscribed and warrants issued but unfunded as of September 30, 2009. All regular equity units subscribed at December 31, 2008, were cancelled during 2009. Remaining warrants issued but unfunded at September 30, 2009, totaled $6,394 and represented 1,360,514 of equity units.

Accumulated Deficit - Represents the accumulated net deficit of the Company increased by contributions of the shareholders and decreased by dividends paid to shareholders.

NOTE F - RELATED PARTY TRANSACTIONS

The Company paid consulting fees to certain members/shareholders for services rendered during the normal course of business. Consulting fees paid to members/shareholders for the nine months ended September 30, 2009, totaled $136,396.

At September 30, 2009, the Company owed related parties $6,000,000 for loan advances to the Company (Note D). Interest expense of $342,998 was incurred on these obligations for the nine months ended September 30, 2009.
The Company paid rent for the building it occupies on a month-to-month basis to a related business totaling $6,659 for the nine months ended September 30, 2009 (Note G).

NOTE G - OPERATING LEASES

The Company entered into an operating lease for office space effective June 4, 2008, which expired on June 30, 2009, with provisions allowing for month-to-month rental thereafter. Total rent expense for the nine months ended September 30, 2009, was $3,258. The Company has no future obligations under the lease.

The Company also maintains a month-to-month operating lease for additional space occupied. Lease payments under this agreement for the nine months ended September 30, 2009, totaled $6,659 (Note F). The Company has no future obligations under the lease.

NOTE H - GENERAL AND ADMINISTRATIVE EXPENSES

The major components of general and administrative expenses for the nine months ended September 30, 2009, are as follows:

Installation cost	$199,605
Sales personnel expenses	93,365
Hardware cost	82,649
Education	68,118
Software	37,784
Travel and meals	28,173
Office expense	4,374
Advertising	3,776
Other	1,204

$519,048

NOTE I - CONCENTRATIONS

During 2009, all revenues were from two customers.

NEW CORE HOLDINGS, INC.
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2009

NOTE J - PROPOSED MERGER OF THE BUSINESS

On April 25, 2009, the Company entered into an Agreement and Plan of Merger (the Merger Agreement) with Rurbanc Data Services, Inc. d/b/a RDSI Banking Systems (RDSI). The Merger Agreement contemplates the merger of NC Merger Corp., a newly-formed subsidiary of RDSI, into the Company with the Company becoming a wholly-owned subsidiary of RDSI. Subject to the satisfaction of the conditions set forth in the Merger Agreement, it is contemplated that the merger will be completed in January 2010.

Annex A

*
The following is a conformed copy of the Agreement and Plan of Merger, dated as of April 25, 2009, by and among Rurbanc Data Services, Inc., NC Merger Corp. and New Core Holdings, Inc., giving effect to the modifications set forth in the First Amendment to Agreement and Plan of Merger, dated as of December 29, 2009.

AGREEMENT AND PLAN OF MERGER

among

RURBANC DATA SERVICES, INC.

and

NC MERGER CORP.

and

NEW CORE HOLDINGS, INC.

TABLE OF CONTENTS

A-i

ARTICLE VII
ADDITIONAL AGREEMENTS

7.1	Preparation of Registration Statement and Information Statement/Proxy Statement; Required New Core Vote	32
7.2	Access to Information	33
7.3	Delivery of Information	33
7.4	Reasonable Best Efforts	34
7.5	Acquisition Proposals	34
7.6	Employee Benefits Matters	35
7.7	Public Announcements	35
7.8	Listing of Shares of RDSI Common Stock	35
7.9	Takeover Statutes	35
7.10	Accounting Matters	36
7.11	Advice of Changes	36
7.12	RDSI Board of Directors	36
7.13	Internal Controls	36
7.14	Preparation of Final S Corporation Tax Return	36

ARTICLE VIII
CONDITIONS PRECEDENT

8.1	Conditions to Each Party’s Obligation to Effect the Merger	37
8.2	Additional Conditions to Obligations of New Core	37
8.3	Additional Conditions to Obligations of RDSI	38

ARTICLE IX
INDEMNIFICATION

9.1	Survival of Representations and Warranties	39
9.2	Indemnification and Payment of Damages by New Core and RDSI	39
9.3	Holdback Shares	40
9.4	Escrow Agreement	42

ARTICLE X
TERMINATION AND AMENDMENT

10.1	Termination	42
10.2	Effect of Termination	43
10.3	Amendment	44
10.4	Extension; Waiver	44

ARTICLE XI
GENERAL PROVISIONS

11.1	Expenses	44
11.2	Notices	44
11.3	Interpretation	45
11.4	Counterparts	45
11.5	Entire Agreement; No Third Party Beneficiaries	45
11.6	Governing Law	46
11.7	Severability	46
11.8	Assignment	46
11.9	Submission to Jurisdiction; Waivers	46
11.10	Specific Enforcement	46
11.11	Definitions	46
11.12	Disclosure Schedule	52

A-ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is made and entered into as of April 25, 2009, by and among RURBANC DATA SERVICES, INC., an Ohio corporation (“RDSI”); NC Merger Corp., an Ohio corporation (“Merger Corp.”); and NEW CORE HOLDINGS, INC., a Florida corporation (“New Core”).

WITNESSETH :

WHEREAS, the Boards of Directors of RDSI, Merger Corp. and New Core deem it advisable and in the best interests of each corporation and its respective shareholders that RDSI, Merger Corp. and New Core enter into a merger transaction in order to advance the long-term strategic business interests of the parties;

WHEREAS, the Boards of Directors of RDSI, Merger Corp. and New Core have determined to consummate such merger transaction by means of the business combination transaction provided for herein in which, subject to the terms and conditions set forth herein, Merger Corp. will merge with and into New Core (the “Merger”), with New Core being the surviving corporation in the Merger (the “Surviving Company”) and becoming a wholly-owned subsidiary of RDSI (the Surviving Company AND RDSI after the Effective Time are hereinafter sometimes referred to collectively as the “Combined Company”);

WHEREAS, this Agreement and the Merger have been adopted and approved by Rurban Financial Corp., an Ohio corporation and sole shareholder of RDSI (“Rurban”);

WHEREAS, the parties to this Agreement intend that the Merger constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement constitute a “plan of reorganization” within the meaning of Treasury Regulations sections 1.368-2(g) and 1.368-3(a);

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger; and

WHEREAS, capitalized terms used in this Agreement will have the respective meanings set forth in Section 11.11 or in the Sections of this Agreement set forth opposite such terms in Section 11.11;

NOW, THEREFORE, in consideration of the covenants, agreements and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I
THE MERGER

1.1          The Merger.

(a)           Upon the terms and subject to the satisfaction or express waiver of the conditions of this Agreement, at the Effective Time (as defined in Section 1.2(b)), Merger Corp. shall merge with and into New Core.  New Core shall be the surviving corporation in the Merger and shall continue its corporate existence under the laws of the State of Florida.  Upon consummation of the Merger, the separate corporate existence of Merger Corp. shall terminate.

(b)           Notwithstanding anything herein to the contrary, RDSI may at any time prior to the Effective Time change the method of effecting the Merger (including, without limitation, the provisions of this Article I), if and to the extent RDSI deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the amount or kind of consideration to which the holders of New Core Common Stock are entitled in accordance with the terms and subject to the conditions of this Agreement, (ii) adversely affect the treatment of the Merger as a reorganization described in Section 368(a) of the Code, or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement.  New Core, if requested by RDSI, shall enter into one or more amendments to this Agreement in order to effect any such change.

1.2          Closing; Effective Time.

(a)           The closing of the Merger (the “Closing”) shall take place within three (3) Business Days after the satisfaction or express waiver (subject to Applicable Laws) of the conditions set forth in Article VIII (excluding conditions that, by their nature, cannot be satisfied until the Closing Date (as defined below)), unless this Agreement has been theretofore terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto (the actual time and date of the Closing being referred to herein as the “Closing Date”).  The Closing shall be held at the offices of Vorys, Sater, Seymour and Pease LLP, 52 East Gay Street, Columbus, Ohio 43215, unless another place is agreed to in writing by the parties hereto.

(b)           The Merger shall become effective upon the latest to occur of the following: (i) the filing of a certificate of merger with the Secretary of State of the State of Ohio (the “Ohio Secretary”) in accordance with the Ohio General Corporation Law (Chapter 1701 of the Ohio Revised Code) (the “OGCL”); (b) the filing of articles of merger with the Department of State of the State of Florida in accordance with the Florida Business Corporation Act (Chapter 607 of the Florida Statutes) (the “FBCA”); or (c) such later date and time as may be agreed to by RDSI, Merger Corp. and New Core and so provided in the certificate of merger and articles of merger filed as set forth above (the time the Merger becomes effective being referred to as the “Effective Time”).

1.3          Effects of the Merger.  At and after the Effective Time, the Merger shall have the effects set forth in the OGCL and the FBCA.  At the Effective Time:

(a)           The articles of incorporation of New Core, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Company until amended in accordance with the FBCA;

(b)           The bylaws of New Core, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Company until amended in accordance with the FBCA;

(c)           Each individual serving as a director of Merger Corp. immediately prior to the Effective Time shall become a director of the Surviving Company and shall serve as such until his or her successor is duly elected and qualified in the manner provided for in the Surviving Company’s articles of incorporation and bylaws or as otherwise provided by Applicable Laws or until his or her earlier death, resignation or removal in the manner provided in the Surviving Company’s articles of incorporation or bylaws or as otherwise provided by the FBCA; and

(d)           Each individual serving as an officer of Merger Corp. immediately prior to the Effective Time shall be an officer of the Surviving Company holding the same office as held with Merger Corp. immediately prior to the Effective Time.

1.4          Conversion of New Core Common Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of RDSI, Merger Corp., New Core or the holders of any capital stock of RDSI, Merger Corp. or New Core:

(a)           Each share of New Core Common Stock issued and outstanding immediately prior to the Effective Time, other than shares of New Core Common Stock held in New Core’s treasury, shall automatically be converted into the right to receive the Closing Consideration and the Earn-Out Consideration, as calculated pursuant to Article II and Article III, respectively (collectively, the “Merger Consideration”).

(b)           All shares of New Core Common Stock converted into the right to receive the Closing Consideration and the Earn-Out Consideration pursuant to this Agreement shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate or book-entry credit previously evidencing any such shares of New Core Common Stock (a “Certificate”) shall thereafter evidence only the right to receive (i) the number of whole shares of RDSI Common Stock and (ii) cash in lieu of fractional shares of RDSI Common Stock into which the shares of New Core Common Stock formerly evidenced by such Certificate have been converted pursuant to this Agreement, without any interest thereon.

(c)           All shares of New Core Common Stock held in New Core’s treasury shall be canceled and shall cease to exist and no shares of RDSI Common Stock or other consideration shall be delivered in exchange therefor.

1.5          Merger Corp. Common Stock.  At and after the Effective Time, each common share of Merger Corp. issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter evidence one share of common stock of the Surviving Company.

1.6          RDSI Common Stock.  At and after the Effective Time, each common share of RDSI issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding and unaffected by the Merger.

1.7          Tax Consequences.  For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code.  The parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations sections 1.368-2(g) and 1.368-3(a).

ARTICLE II
CLOSING CONSIDERATION

2.1          Calculation of Closing Consideration.  The aggregate consideration to be issued upon the Closing of the Merger (the “Closing Consideration”) to the holders of all (100%) of the issued and outstanding shares of New Core Common Stock outstanding immediately prior to the Effective Time (the “New Core Holders”) shall be comprised of the Initial Shares (defined below) and Additional RDSI Shares (defined below).  The Closing Consideration shall be the number of shares of RDSI Common Stock which would equal the sum of:

(a)           the number of shares of RDSI Common Stock equal to the product of the total number of shares of RDSI Common Stock issued and outstanding immediately prior to the Effective Time multiplied by one thousand eight hundred thirty-four ten thousandths (0.1834) (the “Initial Shares”), plus

(b)           an additional number of shares of RDSI Common Stock (“Additional RDSI Shares”) if the Computed Valuation of New Core (as defined in Section 2.2(a) below) as of the Valuation Date is greater than fifteen and one-half percent (15.5%) of the sum of such Computed Valuation of New Core and the RDSI Computed Valuation (as defined in Section 2.2(b) below) as of the Valuation Date (the “Aggregate Post-Merger Value”).  The aggregate number of Additional RDSI Shares shall equal the number derived from the following equations A and B:

A.	RDSI Computed Valuation	=	Per Share
	Number of RDSI Shares Outstanding		Computed
	Immediately Prior to Effective Time		Value

B.	Computed Valuation of New Core	–	Initial Shares	=	Additional
	Per Share Computed Value				RDSI Shares

2.2          Computed Valuation of New Core and RDSI.

(a)           For purposes of this Agreement, the following definitions shall apply:

(i)           “Computed Valuation of New Core” shall mean Six Million Five Hundred Thousand Dollars ($6,500,000) plus the average of (A) one and one half (1.5) times the New Core Computed Revenue and (B) Twelve (12) times the New Core Computed Net Income for the Converted Contracts in place on the Valuation Date.

(ii)          “Converted Contract” shall mean a New Core Contract under which the financial institution has converted to, or installed, the New Core Software, and is fully operational, evidenced by a certificate executed by the financial institution to the effect that the New Core Software has been successfully integrated into such financial institution’s products and services and is operating, subject to one or more issues identified by the financial institution on such certificate which, in the aggregate, does not affect the overall functionality of the system.  The date of execution by the financial institution of the certificate evidencing the Converted Contract shall be the effective date of the Converted Contract (the “Converted Contract Date”).

(iii)         “Initial Monthly Subscription Fee” shall mean the amount set forth (usually in Schedule B to New Core Contracts) in the Converted Contract as the amount payable by the financial institution per month for the initial twelve (12) months of service by New Core or RDSI.  Any adjustments, discounts, premiums, and other negotiated variances to the Initial Monthly Subscription Fee will be calculated over the full term  of the contract, and the adjustment shall be applied to the Initial Monthly Subscription Fee. [For example, a three month initial discount would be applied against the entire initial term of a three year contract and the New Core Computed Revenue adjusted by one-third of the total adjustment.]  The Initial Monthly Subscription Fee shall include the amount payable by the financial institution per month for disaster recovery services, whether included in the fee(s) set forth in Schedule B to the Converted Contract, identified and billed separately in the Converted Contract, or billed in an amendment or addendum to the Converted Contract.  The Initial Monthly Subscription Fee shall not include any one-time installation fees, hardware sales and/or installation, special one-time fees, and pass-through billings such as communications expense.  The Initial Monthly Subscription Fee shall not be reduced by sales commissions or one-time third party fees that are paid directly by the financial institution or paid by off-setting one-time billings to the financial institution.

(iv)        “New Core Computed Revenue” shall be the sum of the following calculations (A + B + C) of assumed revenues by category of service for the period for which such calculation is made for each bank having a Converted Contract based upon such financial institution’s assets as of the December 31 immediately prior to the Converted Contract Date (“Bank Assets”):

A.
For In-House Processing, which is defined as a processing configuration where the New Core Software is being licensed and processed (run) on hardware owned or leased by the subject bank on the bank’s property,  the following calculation for all Converted Contracts with a Converted Contract Date during such period:  (I) aggregate Bank Assets times (II) the Initial Monthly Subscription Fee times (III) Twelve One Millionths (.000012) (“In-House Processing Revenues”); Plus

B.
For ASP Processing, which is defined as a processing configuration where the New Core Software is processed (run) on hardware owned or leased by New Core or RDSI at a site remote from the bank but the software is operated and controlled by the bank with hardware maintenance the responsibility of New Core or RDSI,  the following calculation for all Converted Contracts with a Converted Contract Date during such period:  (I) aggregate Bank Assets times (II) the Initial Monthly Subscription Fee times (III) Twelve One Millionths (.000012) (“ASP Processing Revenues”); Plus

C.
For Out-Sourced Processing, which is defined as a processing configuration where the New Core software is processed (run) on hardware owned or leased by New Core or RDSI and operations and hardware maintenance is the responsibility of New Core or RDSI, the following calculation for all Converted Contracts with a Converted Contract Date during such period:  (I) aggregate Bank Assets times (II) the Initial Monthly Subscription Fee times (III) Twelve One Millionths (.000012) (“Out-Sourced Processing Revenues”).

(v)          “New Core Computed Net Income” shall mean the sum of the following calculations (A + B + C + D) of assumed net income by category of service for the period for which such calculation is made:

A.	In-House Processing Revenues times three hundred and sixty-three thousandths (.363) (“In-House Processing Net Income”); Plus

B.	ASP Processing Revenues times two hundred and sixty-one thousandths (.261) (“ASP Net Income”); Plus

C.	Out-Sourced Processing Revenues times two hundred and thirteen thousandths (.213) (“Out-Sourced Processing Net Income”); Plus

D.
Revenues generated by products, including, without limitation, disaster recovery services, sold by New Core (other than In-House Processing, ASP Processing or Out-Sourced Processing) for the period for which such calculation is made times one hundred thirty-two thousandths (.132) (“Other Products Net Income”).

(vi)        “Valuation Date” shall mean the last date of that calendar month which is closest to the Effective Time and at least twenty (20) days prior to the Effective Time.

(vii)       “RDSI Computed Valuation” shall mean the average of the four (4) following calculations all computed in accordance with GAAP:

A.	Twelve (12) times the net income (after-tax) of RDSI (“Net Income”) for the twelve (12) months ending on the Valuation Date;

B.	Six (6) times the EBITDA (earnings before interest, taxes, depreciation and amortization) of RDSI for the twelve (12) months ending on the Valuation Date;

C.	One and one-half (1.5) times the gross revenues of RDSI for the twelve (12) months ending on the Valuation Date; and

D.
An amount equal to: (x) the Net Cash Flow (defined below) of RDSI for the twelve (12) months ending on the Valuation Date divided by twelve one hundredths (.12); plus (y) the total shareholders’ equity of RDSI on the Valuation Date; minus (z) the goodwill of RDSI on the Valuation Date.  “Net Cash Flow” shall be computed using the amounts determined for the twelve months ending on the Valuation Date (except for capital expenditures) and shall be equal to: (a) Net Income; plus (b) interest used for the EBITDA computation in (ii) above times sixty-six one hundredths (.66); plus (c) depreciation expense on fixed assets; plus (d) amortization expense on any software or intangible assets; minus (e) the average annual capital expenditures of RDSI for the twenty four (24) months ending on the Valuation Date.

2.3          Payment of Closing Consideration; Holdback Shares.

(a)           Each New Core Holder shall be entitled to receive in exchange and substitution for such holder’s shares of New Core Common Stock the same percentage of the Initial Shares and the Additional RDSI Shares that such holder’s shares of New Core Common Stock bear to the total number of issued and outstanding shares of New Core Common Stock immediately prior to the Effective Time.

(b)           Notwithstanding anything to the contrary contained herein, RDSI shall withhold from the Initial Shares and the Additional Shares to be delivered to the New Core Holders pursuant to this Article II and shall deliver to the Holdback Agent a number of shares of RDSI Stock equal to twenty-five percent (25%) of the Closing Consideration (the “Holdback Shares”), which Holdback Shares shall be retained by the Holdback Agent, in the Holdback Fund in accordance with Section 9.3 hereof, and the Closing Consideration to which each New Core Holder is entitled to receive pursuant to Section 2.3(a) shall be reduced accordingly.

2.4          No Fractional Shares.  Notwithstanding anything to the contrary contained in this Article II, no fractional share of RDSI Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued as part of the Closing Consideration.  Each New Core Holder who would otherwise be entitled to receive a fractional share of RDSI Common Stock as part of the Closing Consideration shall receive instead an amount in cash equal to the product of (a) the fractional RDSI Common Stock interest to which such holder would otherwise be entitled, multiplied by (b) the Per Share Computed Value.

2.5          Share Certificates in Merger.

(a)           Within three business days after the Effective Time, RDSI shall mail to each New Core Holder of record a form letter of transmittal and instructions for use in effecting the surrender for exchange of the Certificates evidencing the shares of New Core Common Stock cancelled and extinguished as a result of the Merger.  Upon surrender of a Certificate for cancellation, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate evidencing the shares of RDSI Common Stock and the cash to which the holder is entitled in accordance with the provisions of this Agreement, and the Certificate so surrendered shall thereafter be cancelled forthwith.

(b)           In the event that any New Core Holder of shares of New Core Common Stock cancelled and extinguished in accordance with this Agreement is unable to deliver the Certificate which evidences such shares of the holder, RDSI, in the absence of actual notice that any shares theretofore evidenced by any such Certificate have been acquired by a bona fide purchaser, shall deliver to such holder the amount to which such holder is entitled in accordance with any provisions of this Agreement upon the presentation of all of the following:

(i)	Evidence to the reasonable satisfaction of RDSI that any such Certificate has been lost, wrongfully taken or destroyed;

(ii)	Such security or indemnity as may be reasonably requested by RDSI to indemnify and hold RDSI harmless; and

(iii)
Evidence to the reasonable satisfaction of RDSI that such person is the owner of the shares theretofore represented by each Certificate claimed by him to be lost, wrongfully taken or destroyed and that he is the person who would be entitled to present each such Certificate for exchange pursuant to this Agreement.

(c)           In the event that the issuance of shares of RDSI Common Stock or payment of cash in lieu of fractional shares in accordance with this Agreement is to be made to a person other than the person in whose name the Certificate surrendered is registered, the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and the person requesting such issuance or payment shall pay any transfer or other taxes required by reason of the issuance or payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of RDSI that such tax has been paid or is not applicable.  Until surrendered in accordance with the provisions of this Section 2.5, each Certificate shall represent for all purposes the right to receive the Closing Consideration and cash in lieu of fractional shares as determined pursuant to this Agreement.

(d)           No dividends or other distributions declared with respect to shares of RDSI Common Stock and payable to the New Core Holders of record thereof after the Effective Time shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate.  Subject to the effect, if any, of applicable law, after the subsequent surrender and exchange of a Certificate, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of RDSI Common Stock represented by such Certificate.

2.6          Compliance with Section 2.5.  No shares of RDSI Common Stock or payment in lieu of fractional shares shall be delivered by RDSI to any New Core Holder of common shares in accordance with this Agreement until any such holder shall have complied with Section 2.5 of this Agreement.

2.7          Payment in Satisfaction of Rights.  All payments made upon the surrender of Certificates pursuant to this Article II shall be deemed to have been made in full satisfaction of all rights pertaining to the shares evidenced by such Certificates.

2.8          No Further Registration of Transfer.  After the Effective Time, there shall be no further registration of transfer of shares of New Core Common Stock on the stock transfer books of New Core.  In the event that, after the Effective Time, Certificates evidencing such shares are presented for transfer, they shall be cancelled and exchanged as provided in this Article II.

2.9          Dissenting Shares.

(a)           Notwithstanding anything in this Agreement to the contrary, the shares of New Core Common Stock which are outstanding immediately before the Effective Time and which are held by shareholders who shall not have voted such shares in favor of this Agreement, who shall have delivered to New Core a written notice of intent to demand payment of such shares in the manner provided in Sections 607.1301 through 607.1333 (collectively, the “Appraisal Statute”) and who shall have otherwise complied fully with all of the requirements of the Appraisal Statute shall not be converted into or be exchangeable for the right to receive the consideration provided in this Agreement; provided, however, that (a) each of such shares (herein referred to as the “Dissenting Shares”) shall nevertheless be cancelled and extinguished in accordance with this Agreement; (b) the holder of Dissenting Shares, upon full compliance with the requirements of the Appraisal Statute, shall be entitled to payment of the fair value of such shares in accordance with the provisions of the Appraisal Statute; and (c) in the event (i) any holder of Dissenting Shares shall subsequently withdraw such holder’s demand for appraisal of such shares in accordance with the provisions of the Appraisal Statute, or (ii) any holder of Dissenting Shares fails to perfect his or her appraisal rights by not fully complying with the provisions of the Appraisal Statute, such holder shall forfeit the right to appraisal of such shares and such shares shall thereupon be deemed to have been converted into and to have become exchangeable for the right to receive the consideration provided in this Agreement.

(b)           New Core shall give RDSI (i) prompt notice of any written demands for appraisal of any shares of New Core Common Stock made under the Appraisal Statute, any withdrawals or attempted withdrawals of such demands and any other instruments delivered pursuant to the Appraisal Statute and received by New Core relating to Dissenting Shares and (ii) the opportunity to participate in all negotiations and proceedings with respect to the exercise of appraisal rights.  New Core shall not, except with the prior written consent of RDSI, voluntarily make any payment with respect to any demands for payment for shares of New Core Common Stock under the Appraisal Statute or offer to settle or settle any such demands.

ARTICLE III
EARN-OUT CONSIDERATION

3.1          Earn-Out Consideration.

(a)           In addition to the Closing Consideration, each New Core Holder shall have the right to receive Initial Earn-Out Consideration, Adjusted Earn-Out Consideration and Final Earn-Out Consideration all as defined and determined in accordance with this Article III and collectively referred to in this Agreement as the “Earn-Out Consideration.”

(b)           If the Computed Valuation of New Core as of the Valuation Date is less than .1834 times the RDSI Computed Valuation on the Valuation Date, then the Earn-Out Consideration shall be reduced.  The reduction shall equal the number of shares of RDSI Common Stock (“Reduction Shares”) derived from the following equation:

(RDSI Computed Valuation times .1834) minus Computed Valuation of New Core
Per Share Computed Value

= Reduction Shares

The number of Reduction Shares shall first reduce the Initial Earn-Out Consideration and then shall, in turn, reduce the Adjusted Earn-Out Consideration and the Final Earn-Out Consideration until all of the Reduction Shares have been applied.

(c)           In no event, however, and notwithstanding any provision of this Agreement to the contrary, shall the aggregate number of shares of RDSI Common Stock issued as Additional RDSI Shares, Initial Earn-Out Consideration, Adjusted Earn-Out Consideration and Final Earn-Out Consideration exceed the aggregate number of Shares of RDSI Common Stock issued as Initial Shares.

3.2          Initial Earn-Out Consideration.

The “Initial Earn-Out Period” shall be the period beginning on the Effective Time and ending on December 31, 2010, if the Effective Time precedes December 31, 2010. If the Effective Time is on or after December 31, 2010, no Initial Earn-Out Consideration shall be issued.

The aggregate Initial Earn-Out Consideration to be issued to all New Core Holders shall equal the number of shares of RDSI Common Stock derived from the following calculation:

(a)           New Core Computed Revenue for the Initial Earn-Out Period times One and One half (1.5), Plus

(b)           New Core Computed Net Income for the Initial Earn-Out Period times Twelve (12); Divided By

(c)           Two (2); Divided By

(d)           The Per Share Computed Value;

provided, however, that the number of shares of RDSI Common Stock derived from the foregoing calculation shall be reduced by the number of Converted Contract Revision Shares. Each New Core Holder shall be entitled to receive the same proportion of such Initial Earn-Out Consideration as the New Core Holder received of the Initial Shares.  The Initial Earn-Out Consideration shall be issued by RDSI not later than March 31, 2011.

3.3          Adjusted Earn-Out Consideration.

The “Adjusted Earn-Out Period” shall be the period beginning on the later of the Effective Time or January 1, 2011 and ending on December 31, 2011.

The aggregate Adjusted Earn-Out Consideration to be issued to all New Core Holders shall equal the number of shares of RDSI Common Stock derived from the following calculation:

(a)           New Core Computed Revenue for the Adjusted Earn-Out Period times One and One half (1.5), Plus

(b)           New Core Computed Net Income for the Adjusted Earn-Out Period times Twelve (12); Divided By

(c)           Four (4); Divided By

(d)           The Per Share Computed Value;

provided, however, that the number of shares of RDSI Common Stock derived from the foregoing calculation shall be reduced by the number of Converted Contract Revision Shares.  Each New Core Holder shall be entitled to receive the same proportion of such Adjusted Earn-Out Consideration as the New Core Holder received of the Initial Shares.  The Adjusted Earn-Out Consideration shall be issued by RDSI not later than March 31, 2012.

3.4          Final Earn-Out Consideration.

The Final Earn-Out Consideration shall be payable to the New Core Holders in connection with New Core Contracts executed between New Core or RDSI and a financial institution before December 31, 2011 and that become Converted Contracts between January 1, 2012 and December 31, 2012 (“Final Converted Contracts”).

The aggregate Final Earn-Out Consideration to be issued to all New Core Holders shall equal the number of shares of RDSI Common Stock derived from the following calculation:

(a)           New Core Computed Revenue for Final Converted Contracts during the period January 1, 2012 until December 31, 2012 times One and One half (1.5), Plus

(b)           New Core Computed Net Income for Final Converted Contracts during the period January 1, 2012 until December 31, 2012 times Twelve (12); Divided By

(c)           Four (4); Divided By

(d)           The Per Share Computed Value;

provided, however, that the number of shares of RDSI Common Stock derived from the foregoing calculation shall be reduced by the number of Converted Contract Revision Shares.  Each New Core Holder shall be entitled to receive the same proportion of such Final Earn-Out Consideration as the New Core Holder received of the Initial Shares.  The Final Earn-Out Consideration shall be issued by RDSI not later than March 31, 2013.

3.5          No Fractional Shares.  Notwithstanding anything to the contrary contained in this Article III, no fractional share of RDSI Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued as part of the Earn-Out Consideration.  Each New Core Holder who would otherwise be entitled to receive a fractional share of RDSI Common Stock as part of the Earn-Out Consideration shall receive instead an amount in cash equal to the product of (a) the fractional RDSI Common Stock interest to which such holder would otherwise be entitled, multiplied by (b) the average closing price of a share of RDSI Common Stock for the twenty (20) most recent trading days that RDSI Common Stock has traded immediately preceding the issuance of the applicable Earn-Out Consideration.

3.6          Shares Reserved.  Following the Effective Time, the Combined Company shall take all corporate action necessary to reserve for issuance a sufficient number of shares of RDSI Common Stock for delivery of the Earn-Out Consideration pursuant to the terms set forth in this Article III.

3.7          Computation.  All calculations necessary for the computation of amounts in accordance with Articles II and III of this Agreement shall be made by Plante & Moran or the then current external or internal accounting firm of RDSI (the “Accountants”).  The Accountants shall have unrestricted access to the books and records of RDSI, New Core and the Combined Company in order to confirm such calculations.  The decision of the Accountants shall be final and binding on the parties.  In the event that the Accountants designated by this Section 3.7 are unwilling or unable to act, the Accountants shall be selected by RDSI.  All expenses and fees of the Accountants shall be paid by RDSI for calculation of the RDSI Computed Valuation and by New Core for the calculation of the Computed Valuation of New Core and the Earn Out Consideration, and any other expenses shall be paid by the party whose calculations are being made.

3.8          Converted Contract Revision Shares.  The term “Converted Contract Revision Shares” shall mean the number of shares of RDSI Common Stock equal to the difference between (a) the number of shares of RDSI Common Stock issued as and for the Closing Consideration or a prior Earn-Out Consideration which included in its calculation of New Core Computed Revenue and New Core Computed Net Income a Converted Contract that, during the Initial Earn-Out Period, Adjusted Earn-Out Period or Final Earn-Out Consideration, as applicable, has been rescinded or terminated, or for which New Core has made a refund of fees or a discount has been granted to the financial institution (each, a “Revised Contract”) and (b) the number of shares of RDSI Common Stock that would have been issued as and for such Closing Consideration or prior Earn-Out Consideration if recalculated to reflect the decrease in New Core Computed Revenue and New Core Net Income resulting from all such Revised Contracts.  Discounts and refunds shall be calculated over the contract term.

3.9          Anti-Dilution Adjustments.  In the event RDSI changes (or establishes a record date for changing) the number of shares of RDSI Common Stock issued and outstanding after the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, split up, combination, exchange of shares, readjustment or similar transaction with respect to the outstanding shares of RDSI Common Stock (excluding the issuance of up to 15% of the outstanding shares of RDSI Common Stock to employees of RDSI pursuant to stock options, restricted stock or other stock incentive awards) and the record date therefor shall be prior to the issuance of any Merger Consideration pursuant to Article II or this Article III, then the number of shares of RDSI Common Stock to be issued as any Merger  Consideration shall be proportionately adjusted.  The provisions of this Section 3.9 shall not apply to the issuance of shares of RDSI Common Stock for full consideration or to the issuance of shares of RDSI Common Stock in connection with any employee benefit plan of RDSI.

ARTICLE IV
CERTAIN PRE-MERGER TRANSACTIONS

4.1          Ancillary Agreements.  Contemporaneously with the execution of this Agreement (or within thirty (30) days thereafter in the case of the Holdback Escrow Agreement), RDSI and New Core have executed and delivered (or caused the execution and delivery of) the following agreements (collectively, the “Ancillary Agreements”):  (a) the Subordinated Loan Agreements; (b) the Reseller Software License and Support Agreement; (c) the Escrow Agreement; (d) the Voting Agreements; and (e) the Holdback Escrow Agreement.

4.2          Spin-Off.  The Closing of the Merger shall be subject to and conditioned upon the prior distribution of not less than 80% of the outstanding shares of RDSI Common Stock owned by Rurban to the then-existing shareholders of Rurban (the “Spin-Off”).  The decision to effect the Spin-Off and the terms thereof shall be at the sole discretion of the Board of Directors of Rurban, and except as expressly provided in Section 10.2, RDSI shall have no obligation or liability to New Core or its shareholders under the terms of this Agreement if the Spin-Off is not completed for any reason.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

5.1          Representations and Warranties of New Core.  Except as set forth in the New Core Disclosure Schedule delivered by New Core to RDSI prior to the execution of this Agreement (the “New Core Disclosure Schedule”), New Core represents and warrants to RDSI as provided below.  For purposes of this Section 5.1, New Core shall mean New Core Holdings, Inc. and all of its predecessor companies and businesses, including, without limitation, New Core Banking Systems, LLC and Core ASP, LLC.

(a)           Organization, Standing and Power; Subsidiaries.

(i)          New Core is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as it will be conducted through the Effective Time, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on New Core.  The copies of the articles of incorporation and bylaws of New Core which were previously furnished or made available to RDSI are true, complete and correct copies of such documents as in effect on the date of this Agreement.

(ii)         Except as set forth on Section 5.1(a) of the New Core Disclosure Schedule, New Core does not have any Subsidiaries and does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

(b)           Capital Structure.

(i)           The authorized capital stock of New Core consists of one hundred million (100,000,000) shares of New Core Common Stock.  As of the date of this Agreement, seventy-six million six hundred six thousand one hundred ninety-one (76,606,191) shares of New Core Common Stock were issued and outstanding and no shares of New Core Common Stock were held as treasury shares.  Section 5.1(b) of the New Core Disclosure Schedule sets forth a complete and correct list as of the date of this Agreement of all record and beneficial holders of shares of New Core Common Stock and the number of shares held by each such holder.  All issued and outstanding shares of capital stock of New Core are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock of New Core is entitled to preemptive rights.  Except as set forth in Section 5.1(b) of the New Core Disclosure Schedule, there are outstanding as of the date hereof no options, warrants or other rights to acquire capital stock from New Core.

(ii)         No bonds, debentures, notes or other indebtedness of New Core having the right to vote on any matters on which shareholders of New Core may vote (“New Core Voting Debt”) are issued or outstanding.

(iii)        Except as set forth in Section 5.1(b) of the New Core Disclosure Schedule, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which New Core is a party or by which it is bound obligating New Core to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of New Core or obligating New Core to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.  As of the date of this Agreement, there are no outstanding obligations of New Core to repurchase, redeem or otherwise acquire any shares of capital stock of New Core.

(iv)        Other than the Ancillary Agreements or as set forth in Section 5.1(b) of the New Core Disclosure Schedule, as of the date of this Agreement, there are no shareholder, buy-sell or close corporation agreements, voting trusts or other Contracts to which New Core is a party or by which it is bound relating to the voting or transfer of shares of capital stock of New Core.

(c)           Authority; No Conflicts.

(i)          New Core has all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Ancillary Agreements by New Core and the consummation by New Core of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of New Core.  This Agreement and the Ancillary Agreements have been duly executed and delivered by New Core and, assuming the due authorization and valid execution and delivery of this Agreement and the Ancillary Agreements by RDSI, constitute valid and binding agreements of New Core, enforceable against New Core in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar Applicable Laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(ii)         The execution and delivery of this Agreement and the Ancillary Agreements by New Core does not, and the consummation by New Core of the Merger and the other transactions contemplated hereby and thereby will not, conflict with, or result in any breach or violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of or result by its terms in the termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of any pledge, claim, lien, charge, encumbrance or security interest of any kind or nature whatsoever (collectively, a “Lien”), “put” or “call” right or other encumbrance on, or the loss of, any assets (any such conflict, breach, violation, default, right of termination, amendment, cancellation or acceleration, loss or creation, a “Violation”) pursuant to:  (A) any provision of the articles of incorporation or bylaws of New Core or (B) except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on New Core or, to the Knowledge of New Core, the Combined Company following the Merger, subject to obtaining or making the New Core Necessary Consents (as defined in paragraph (iii) below), (I) any loan or credit agreement, note, instrument, mortgage, bond, indenture, lease, benefit plan or other contract, agreement or obligation (a “Contract”) to which New Core is a party or by which it or any of its properties or assets is bound, or (II) any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to New Core or its properties or assets.

(iii)        No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a “Governmental Entity”) or any other Person is required by or with respect to New Core in connection with the execution and delivery of this Agreement and the Ancillary Agreements by New Core or the consummation by New Core of the Merger and the other transactions contemplated hereby and thereby, except for those required under or in relation to (A) the Required New Core Vote, (B) the FBCA with respect to the filing of articles of merger with the Florida Department of State in connection with the Merger, and (C) the consents, notices and/or filings set forth in Section 5.1(c)(iii) of the New Core Disclosure Schedule.  Consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to any of the foregoing clauses (A) through (C) are hereinafter referred to as “New Core Necessary Consents.”

(d)           Financial Statements.

(i)          New Core has delivered to RDSI (A) unaudited financial statements for the fiscal years ended December 31, 2007 and 2008, consisting of balance sheets and the related statements of income and stockholders’ equity and cash flows for the fiscal years ended on such dates, including the footnotes thereto, and (B) unaudited financial statements for the interim period ended March 31, 2009, consisting of a balance sheet and the related statement of income (collectively, the “New Core Financial Statements”).  The New Core Financial Statements fairly present, in all material respects, the financial position and results of operations and cash flows of New Core as of the respective dates or for the respective periods set forth therein, all in conformity with generally accepted accounting principles (“GAAP”) consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of unaudited interim financial statements, to normal and recurring year-end adjustments that have not been and are not expected to be material in amount.

(ii)         Except as set forth in Section 5.1(d)(ii) of the New Core Disclosure Schedule, since December 31, 2008, New Core has not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of New Core or in the footnotes thereto prepared in conformity with GAAP, other than liabilities incurred in the ordinary course of business which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on New Core.

 (e)           Information Supplied.

(i)          None of the information supplied or to be supplied by New Core for inclusion or incorporation by reference in (A) the Registration Statement (as defined in Section 7.1(a)) will, at the time the Registration Statement is filed with the Securities and Exchange Commission (the “SEC”), at any time it is amended or supplemented or at the time it becomes effective under the Exchange Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (B) the Information Statement/Proxy Statement (as defined in Section 7.1(a)) will, on the date it is first mailed to New Core shareholders or at the time of the New Core Shareholders Meeting (as defined in Section 7.1(b)) or New Core Written Consents (as defined in Section 7.1(b)), as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading].

(ii)         Notwithstanding the foregoing provisions of this Section 5.1(e), no representation or warranty is made by New Core with respect to statements made or incorporated by reference in the Registration Statement or the Information Statement/Proxy Statement based on information supplied by RDSI for inclusion or incorporation by reference therein, or based on information which is not included or incorporated by reference in such documents but which should have been disclosed therein pursuant to Section 5.2(e).

(f)           Board Approval; Vote Required.

(i)          The Board of Directors of New Core, by resolutions duly adopted by unanimous vote at a meeting duly called and held, or by action by unanimous written consent, and not subsequently rescinded or modified in any way, has duly (A) determined that this Agreement and the Merger are advisable and in the best interests of New Core and its shareholders, (B) approved this Agreement and the Merger, (C) resolved to recommend that the shareholders of New Core approve and adopt this Agreement and the Merger and directed that this Agreement and the Merger be submitted for consideration by New Core’s shareholders for approval and adoption and (D) taken all other action necessary to render any and all limitations on business combinations contained in the FBCA and the provisions of New Core’s articles of incorporation inapplicable to the transactions contemplated hereby.  To the Knowledge of New Core, except for the limitations on business combinations contained in the FBCA (which have been rendered inapplicable), no state takeover statute is applicable or purports to be applicable to the Merger or the other transactions contemplated hereby.

(ii)         The affirmative vote of the holders of a majority of the outstanding shares of New Core Common Stock (the “Required New Core Vote”) to approve and adopt this Agreement and the Merger is the only vote of the holders of any class or series of New Core capital stock necessary to approve or adopt this Agreement and the Merger and the other transactions contemplated hereby.

(g)           [Reserved.]

(h)           Litigation; Compliance with Laws.

(i)          There is no suit, action, proceeding or regulatory investigation pending or, to the Knowledge of New Core, threatened, against or affecting New Core or any property or asset of New Core, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against New Core.

(ii)         Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on New Core, New Core holds all permits, licenses, franchises, variances, exemptions, orders and approvals of all Governmental Entities which are necessary for the operation of the business of New Core (the “New Core Permits”), and no suspension or cancellation of any of the New Core Permits is pending or, to the Knowledge of New Core, threatened.  New Core is in compliance with the terms of the New Core Permits, except where the failure so to comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on New Core.  New Core is not in violation of, and New Core has not received any notices of violations with respect to, any Applicable Laws, except for violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on New Core.

(i)           Absence of Certain Changes or Events.  Except as set forth in Section 5.1(i) of the New Core Disclosure Schedule, since December 31, 2008, New Core has conducted its business only in the ordinary course, consistent with past practice and there has not been any event, change, circumstance or development which, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect on New Core.  Except as set forth in Section 5.1(i) of the New Core Disclosure Schedule, since December 31, 2008 through the date of this Agreement, New Core has not taken any action that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 6.1.

(j)           Environmental Matters.  Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on New Core, (i) the operations of New Core have been and are in compliance with all applicable Environmental Laws (as defined below) and with all New Core Permits required by applicable Environmental Laws, (ii) there are no pending or, to the Knowledge of New Core, threatened, actions, suits, claims, investigations or other proceedings (collectively, “Actions”) under or pursuant to Environmental Laws against New Core or involving any real property currently owned or, to the Knowledge of New Core, formerly owned, or currently or formerly operated or leased, by New Core and (iii) to the Knowledge of New Core, New Core is not subject to any Environmental Liabilities (as defined below), and no facts, circumstances or conditions relating to, arising from, associated with or attributable to any real property currently or formerly owned, operated or leased by New Core or operations thereon would reasonably be expected to result in Environmental Liabilities for New Core.

As used in this Agreement, “Environmental Laws” means any and all federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decisions, injunctions, orders, decrees, requirements of any Governmental Entity, any and all common law requirements, rules and bases of liability regulating or imposing liability or legally binding standards of conduct concerning pollution, Hazardous Materials (as defined below) or protection of human health, safety or the environment, as in effect on or prior to the Closing Date and includes the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Clean Air Act, 33 U.S.C. Section 2601 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq. and the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq., as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes.  As used in this Agreement, “Environmental Liabilities” with respect to any Person means any and all liabilities of or relating to such Person or any of its Subsidiaries (including any entity which is a predecessor of such Person or any of such Subsidiaries and for which such Person has liability by law or contract), whether vested or unvested, contingent or fixed, which (i) arise under or relate to matters covered or regulated by, or for which liability is imposed under, Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date.  As used in this Agreement, “Hazardous Materials” means any hazardous or toxic substances, materials or wastes, defined, listed, classified or regulated as such in or under any Environmental Laws and which includes petroleum, petroleum products, friable asbestos, urea formaldehyde and polychlorinated biphenyls.

(k)          Intellectual Property.

(i)           Section 5.1(k)(i) of the New Core Disclosure Schedule lists all of the following (collectively, the “New Core Intellectual Property”):  (A) all Intellectual Property which is material to New Core’s operations or necessary for the conduct of New Core’s business, separately listing which is owned by New Core and which is not owned by New Core; and (B) all Intellectual Property, other than Consumer Software, which is material to any product, service, technology or process currently offered, licensed or sold by New Core and all Intellectual Property currently under development by New Core.

(ii)          Section 5.1(k)(ii) of the New Core Disclosure Schedule lists all licenses, sublicenses, agreements or instruments involving the New Core Intellectual Property which are material to New Core’s business (each, a “License”), including (A) all licenses by New Core to any Person of any Intellectual Property; (B) all licenses by any other Person to New Core of any Intellectual Property (excluding Consumer Software); and (C) all escrow agreements, current or terminated, relating to the deposit of the source code for the New Core Software and the names of all parties who have rights to access and/or modify the source code for the New Core Software or who have rights that may mature into rights to access and/or modify the source code for the New Core Software.  Each License regarding New Core Software identified on Section 5.1(k)(ii) of the New Core Disclosure Schedule is a valid and binding agreement in full force and effect and enforceable in accordance with its terms.  Each License regarding Ancillary Software identified on Section 5.1(k)(ii) of the New Core Disclosure Schedule is, to the Knowledge of New Core, a valid and binding agreement, in full force and effect and enforceable in accordance with its terms.  With respect to each License, to the Knowledge of New Core, there is no default (or event that with the giving of notice or passage of time would constitute a default) by New Core, or any default (or event that with the giving of notice or passage of time would constitute a default) by the other party thereto.  There are no pending or, to the Knowledge of New Core, threatened claims with respect to any License.  True and complete copies of all Licenses have been provided to RDSI.

(iii)        Except as otherwise identified on the New Core Disclosure Schedule, the New Core Software is original, and New Core has good and valid title to the New Core Software free and clear of any Liens.  New Core possesses by written License the rights to the Ancillary Software necessary for the conduct of New Core’s business and the performance of its obligations.  New Core has good and valid title to, or otherwise possesses the rights to use by written License, all of the New Core Intellectual Property that is material to New Core’s business.  Except for (A) Liens listed on the New Core Disclosure Schedule, (B) Intellectual Property owned by third parties disclosed in on the New Core Disclosure Schedule and (C) Licenses or other agreements with customers disclosed on the New Core Disclosure Schedule, no Person other than RDSI has any right or interest of any kind or nature in or with respect to any Intellectual Property owned or exclusively controlled by New Core, or any portion thereof, or any rights to sell, license, lease, transfer or use or otherwise exploit Intellectual Property owned or exclusively controlled by New Core, or any portion thereof.  New Core is the owner of all of the New Core Intellectual Property created by its officers or employees.  All independent contractors of New Core who have created New Core Intellectual Property have executed a written agreement pursuant to which all rights, title and ownership in and to such New Core Intellectual Property have been assigned to New Core.  Listed in Section 5.1(k)(iii) of the New Core Disclosure Schedule are the names of all of the individuals and entities which contributed to, authored or co-authored any portion of the New Core Software or selected, coordinated or arranged any of its components.

(iv)          New Core has not received written notice that it has, nor, to the Knowledge of New Core, has New Core infringed upon, misappropriated or misused, any Intellectual Property or proprietary information of another Person or is currently so infringing.  There are no pending or, to the Knowledge of New Core, threatened claims or proceedings contesting or challenging any of the New Core Intellectual Property, or New Core’s use of any of the New Core Intellectual Property.  Except as set forth in Section 5.1(k)(iv) of the New Core Disclosure Schedule, to the Knowledge of New Core, no Person is infringing upon, misappropriating, or otherwise violating New Core’s rights to any of the New Core Intellectual Property.

(v)           Section 5.1(k)(v) of the New Core Disclosure Schedule contains a true and complete list of all of the material software or proprietary information included, embedded or incorporated in or developed for inclusion in the New Core Software, New Core’s products or in websites of New Core, or used in the delivery of services or otherwise by New Core.  New Core owns or has valid licenses to all Software used in its operations.  Except as identified in Section 5.1(k)(v) of the New Core Disclosure Schedule, no freeware, open source or public library software, including any version of any software licensed pursuant to any GNU public license or any similar license, is, in whole or in part, embodied or incorporated in the New Core Software.  Except as set forth on the New Core Disclosure Schedule, no Intellectual Property owned by another Person has been incorporated into the New Core Software absent a License for such use.  The New Core Software contains no “viruses,” which, for the purposes of this Agreement, means any computer code intentionally designed to disrupt, disable or harm in any manner the operation of any software or hardware, but does not include any New Core intended functionality which limit a customer’s use of software to the scope of the customer’s license.  To New Core’s Knowledge, the Ancillary Software contains no “viruses.”

(vi)          New Core has taken commercially reasonable measures to protect the proprietary nature of the New Core Intellectual Property and to maintain in confidence all Trade Secrets and other confidential Intellectual Property and information owned or used by New Core in connection with New Core’s business.  To the Knowledge of New Core, no material Trade Secret or other material confidential Intellectual Property or information of New Core owned or used in connection with New Core’s business has been disclosed to any third party, other than pursuant to a written non-disclosure or confidentiality agreement or other written agreement which protects New Core’s proprietary interests in and to such Trade Secrets or confidential Intellectual Property. Section 5.1(k)(vi) of the New Core Disclosure Schedule lists all such written non-disclosure or confidentiality agreements or other written agreements pursuant to which any such disclosure was made.

(vii)         (A) New Core has not filed any application to register any Copyrights with the U.S. Copyright Office, nor any application to register any Trademark, Service Mark, or Patents with the United States Patent and Trademark Office (“PTO”) or any other Copyright, trademark or Patent office; (B) none of New Core’s Trademarks has been or is now involved in any opposition, claim of infringement, dilution, unfair competition or cancellation proceeding and, to the Knowledge of New Core,  no such action is threatened with respect to any of such Trademarks; and (C) to the Knowledge of New Core, none of New Core’s Trademarks infringes or has been alleged to infringe any trade name, trademark or service mark of any other Person and, to the Knowledge of New Core, none of New Core’s Trademarks is being infringed or has been infringed by any third party.

(viii)        Except as set forth on Section 5.1(k)(viii) of the New Core Disclosure Schedule, the New Core Intellectual Property is free and clear of any and all Liens, except Permitted Liens.

(ix)           New Core uses commercially reasonable practices to ensure the physical and electronic protection of the New Core Intellectual Property and its Information Technology from unauthorized disclosure, use or modification.  Other than as set forth on Section 5.1(k)(ix) of the New Core Disclosure Schedule, there has been no breach of security involving any website or database of New Core or, to the Knowledge of New Core, of any customer of New Core.  All data which has been collected, stored, maintained or otherwise used by New Core has been collected, stored, maintained and used in accordance with all Applicable Laws, rules and regulations.  New Core has not been notified of noncompliance with any Applicable Law, or any pertinent guidelines or industry standards pertaining to information security.

(l)           Title to Assets.  New Core has good and valid title to all of the assets owned by it and valid leasehold interests in all of the real and personal property leased by it, free and clear of all Liens except Permitted Liens.  No condemnation, eminent domain or similar proceeding affecting all or any material portion of any such real property is pending or, to the Knowledge of New Core, threatened.  Except as disclosed under Section 5.1(k), none of New Core’s assets is subject to any sublease, sublicense or other agreement granting to any other Person any right to the use or enjoyment of such assets.  Other than those of New Core’s assets which are leased or licensed by New Core from other Persons, there are no assets which are owned by any third party.  All of the assets and properties owned or leased by New Core (i) are, in the aggregate, sufficient and adequate to carry on the business of New Core as currently conducted; (ii) are, in the aggregate, in all material respects in a good state of maintenance, repair and operating condition as required for the operation and use thereof in the ordinary course of business; and (iii) comply (as to assets and properties owned by New Core) in all respects with Applicable Laws and comply with the terms and conditions of all leases and other Contracts to which New Core is a party relating to any such property, except where the failure to be in such compliance has not had, and would not reasonably be expected to have, a Material Adverse Effect on New Core.

(m)         Information Technology.  Except as disclosed on Section 5.1(m) of the New Core Disclosure Schedule:

(i)            New Core has made available to RDSI a complete and correct list of all material Information Technology owned or used by New Core in the conduct of  New Core’s business and all material and currently in force Contracts or arrangements (including amendments and modifications thereto) relating to the maintenance and support, security, disaster recovery management and utilization (including facilities management, escrow agreements relating to the deposit of software source codes and computer bureau services agreements) of the Information Technology owned or used by New Core in the conduct of its business.

(ii)           All Information Technology currently used in connection with New Core’s business is either owned by, or leased or licensed to, New Core and New Core has all rights therein necessary to operate its business.  During the past three (3) years, no notice of a material defect has been sent or received by New Core in respect of any license or lease under which New Core receives or accesses Information Technology.

(iii)           The Information Technology owned or used by New Core in the conduct of its business has the capacity, speed and performance necessary to fulfill its obligations under its existing Contracts.

(iv)          New Core has not been notified in writing of any breach of any of the Contracts or arrangements referred to in Section 5.1(m)(i) and, to the Knowledge of New Core, New Core is not in breach of any of such Contracts or arrangements.

(v)           New Core has access to and the right to modify the source code for all of the New Core Software.  For the avoidance of doubt, New Core does not have access to, nor the right to modify, the source code for all of the software owned by third parties which is material to New Core’s business, including without limitation, the Ancillary Software or Consumer Software.

(vi)          Except as set forth in Section 5.1(m)(vi) of the New Core Disclosure Schedule, none of the records, systems, controls, and/or data used by New Core to conduct its business is recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process whether computerized or not) which are not under the exclusive ownership and control of New Core.

(n)          Brokers or Finders.  No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of New Core.

(o)          [Reserved.]

(p)          Taxes.

(i)            New Core has timely filed or has caused to be timely filed all Tax Returns required to be filed by it, and all such Tax Returns (including information provided therewith or with respect thereto) are true, complete and correct.  New Core has fully and timely paid or caused to be paid all Taxes owed by New Core (whether or not shown on any Tax Return), except for Taxes which do not exceed Twenty-Five Thousand Dollars ($25,000) in the aggregate.  As to all taxable periods (or portions thereof) which end on or prior to the Closing Date for which no Tax Returns are yet due, the liability of New Core for Taxes with respect to such periods (or portions thereof) does not exceed the amount accrued for such liability on the most recent New Core Financial Statements (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income), as adjusted for operations and transactions in the ordinary course of business through the Closing Date in accordance with past practice and custom of New Core.  New Core has not requested any extension of time within which to file any Tax Returns which have not since been filed, and there are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from New Core for any taxable period.

(ii)           No deficiencies for any Taxes have been proposed, asserted or assessed in writing against New Core that are not adequately reserved for.

(iii)          New Core has not taken any action, and New Core has no reason to believe that any fact, agreement, plan or other circumstance exists, that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

(iv)          New Core is not a party to any Tax sharing or Tax indemnity or similar agreement, contract or arrangement.

(v)           Within the past five years, New Core has not been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code.

(vi)          New Core is not obligated to make any payments, nor is a party to any Contract that could obligate it to make any payments, that would not be deductible by reason of Section 162(m) or Section 280G of the Code.

(vii)         New Core has not agreed to make, and is not required to make, any adjustment under Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting methods or otherwise, and to the Knowledge of New Core, no governmental authority has proposed any such adjustment or change in accounting method.

(viii)        No audit or other proceeding by any governmental authority is pending or, to the Knowledge of New Core, threatened with respect to any Taxes due from or with respect to New Core, no governmental authority has given written notice of any intention to assert any deficiency or claim for additional Taxes against New Core, no claim in writing has been made by any governmental authority in a jurisdiction where New Core does not file Tax Returns that it is or may be subject to taxation by that jurisdiction, and all deficiencies for Taxes asserted or assessed in writing against New Core have been fully and timely paid, settled or properly accrued in accordance with GAAP applied on a basis consistent with that of preceding taxable periods.

(ix)           New Core (A) has not been a member of an affiliated group within the meaning of Section 1504(a) of the Code (or any similar group defined under a similar provision of state, local, or foreign law), and (B) does not have any liability for Taxes of any person under Treasury Regulation § 1.1502-6 or similar provision of state, local, or foreign law, as a transferee or successor, by contract, or otherwise.

(x)           New Core has withheld (or will withhold) from its employees, independent contractors, creditors, stockholders and third parties and timely paid to the appropriate governmental authority proper and accurate amounts for all periods ending on or before the Closing Date in compliance with all Tax withholding and remitting provisions of applicable laws and has complied with all Tax information reporting provisions of all applicable laws.

(xi)           Shares of New Core Common Stock are not U.S. real property interests within the meaning of Section 897(c) of the Code.

(xii)          New Core shall validly elect S corporation status within the meaning of Sections 1361 and 1362 of the Code within twenty (20) days from the date of this Agreement.

(q)          Certain Contracts.  Section 5.1(q) of the New Core Disclosure Schedule sets forth a complete and correct list of all Contracts to which New Core is a party or by which it or any of its properties or assets is bound and which are material to New Core’s business.  Except as set forth in Section 5.1(q) of the New Core Disclosure Schedule, as of the date hereof, New Core is not a party to or bound by (i) any non-competition agreement or any other Contract that limits or otherwise restricts New Core or any of its affiliates or any successor thereto, or that would, after the Effective Time, to the Knowledge of New Core, limit or restrict the Combined Company or any of its Subsidiaries or any of their respective affiliates or any successor thereto, from engaging or competing in any line of business in any geographic area or (ii) any employee benefit plan, employee contract or any other material Contract, pursuant to which any benefits will arise or be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.  All material Contracts of New Core are valid and binding on New Core and in full force and effect except to the extent they have previously expired in accordance with their terms.  New Core has no Knowledge of, and has received no notice of, any violation or default under (nor to New Core’s Knowledge does there exist any condition which with the passage of time or the giving of notice would cause such a violation or default under) the provisions of any Contract of New Core.

(r)           Employee Benefits.

(i)            Section 5.1(r) of the New Core Disclosure Schedule contains a complete and correct list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans; employment, retention, change in control and severance agreements; and all similar practices, policies and arrangements in which any employee or former employee, consultant or former consultant, or director or former director of New Core participates or contributes, or to which any such employees, consultants or directors (or former employees, consultants or directors) of New Core are a party or under which New Core has any present or future liability (the “New Core Plans”).  With respect to each New Core Plan, New Core has made available to RDSI a true, correct and complete copy of the following, to the extent applicable: (A) all plan documents, trust agreements, and insurance contracts and other funding vehicles; (B) the three most recent Annual Reports (Form 5500 Series) and accompanying schedules and exhibits, if any; (C) the current summary plan description and any material modifications thereto, if any (in each case, whether or not required to be furnished under ERISA); (D) the three most recent annual financial reports, if any; (E) the three most recent actuarial reports, if any; (F) the most recent determination letter from the IRS, if any; and (G) the annual compliance testing under Sections 401(a) through 416 of the Code for the three most recently completed plan years, if any.

(ii)           With respect to each New Core Plan, New Core has complied with, and is now in compliance with, all provisions of ERISA, the Code and all other Applicable Laws and regulations applicable to such New Core Plans and each New Core Plan has been administered in accordance with its terms, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on New Core.  Each New Core Plan that is required by ERISA to be funded is fully funded in accordance with reasonable actuarial assumptions, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on New Core.

(iii)          New Core has no liability under or obligation to any Multiemployer Plan.

(s)          Labor Relations.  As of the date of this Agreement, (i) New Core is not a party to any collective bargaining agreement, (ii) no labor organization or group of employees of New Core has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of New Core, threatened to be brought or filed, with the National Labor Relations Board or any other domestic or foreign labor relations tribunal or authority and (iii) there are no organizing activities, strikes, work stoppages, slowdowns, lockouts, arbitrations or grievances, or other labor disputes pending or, to the Knowledge of New Core, threatened against or involving New Core.

(t)           Insurance.  Section 5.1(t) of the New Core Disclosure Schedule lists all of the insurance policies, binders or bonds maintained by New Core and a description of all claims filed by New Core against the insurers of New Core since January 1, 2006.  All such insurance policies are in full force and effect, New Core is not in material default thereunder and all claims thereunder have been filed in due and timely fashion.

(u)          Liens.  No Liens exist on any assets of New Core, except for the following Liens (“Permitted Liens”):  (i) Liens expressly set forth in the notes to the New Core Financial Statements as of December 31, 2008, (ii) Liens consisting of zoning or planning restrictions, easements, permits or other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or impair the use of, such property by New Core, (iii) Liens for current taxes, assessments or governmental charges or levies on property not yet due and payable and (iv) Liens granted to RDSI pursuant to the Ancillary Agreements.

(v)          Disclosure.  The representations and warranties contained in this Section 5.1 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.1 not misleading.

5.2          Representations and Warranties of RDSI.  Except as set forth in the RDSI Disclosure Schedule delivered by RDSI to New Core prior to the execution of this Agreement (the “RDSI Disclosure Schedule”), each of RDSI and Merger Corp. represents and warrants to New Core as follows:

(a)          Organization, Standing and Power.  Each of RDSI and Merger Corp. is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio.  RDSI is a direct wholly-owned subsidiary of Rurban, and Merger Corp. is a direct wholly-owned subsidiary of RDSI.  Each of RDSI and Merger Corp. has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as it will be conducted through the Effective Time, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on RDSI.  The copies of the articles of incorporation and regulations of RDSI and Merger Corp. which were previously furnished or made available to New Core are true, complete and correct copies of such documents as in effect on the date of this Agreement.

(b)          Capital Structure.

(i)            The authorized capital stock of RDSI consists solely of 3,000 common shares, without par value (the “RDSI Common Stock”).  As of the date of this Agreement, 1,165 shares of RDSI Common Stock were issued and outstanding and no other shares of capital stock of RDSI were issued and outstanding and no shares of RDSI Common Stock were held as treasury shares.  As of the date of this Agreement, all issued and outstanding shares of RDSI Common Stock are owned of record and beneficially by Rurban.  All issued and outstanding shares of capital stock of RDSI are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock of RDSI is entitled to preemptive rights.

(ii)           The authorized capital stock of Merger Corp. consists solely of 1,500 common shares, without par value.  As of the date of this Agreement, 100 common shares of Merger Corp. were issued and outstanding and no other shares of capital stock of Merger Corp. were issued or outstanding.  As of the date of this Agreement, all issued and outstanding common shares of Merger Corp. are owned of record and beneficially by RDSI.  All issued and outstanding shares of capital stock of Merger Corp. are duly authorized, validly issued, fully paid and nonassessable.

(iii)          The shares of RDSI Common Stock to be issued as and for the Merger Consideration in exchange for shares of New Core Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and will not be subject to any preemptive rights.

(iv)          Except as provided under the terms of this Agreement, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which RDSI or Merger Corp. is a party or is bound obligating RDSI or Merger Corp. to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of RDSI or Merger Corp. or obligating RDSI or Merger Corp. to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.  As of the date of this Agreement, there are no outstanding obligations of RDSI or Merger Corp. to repurchase, redeem or otherwise acquire any shares of capital stock of RDSI or Merger Corp.

(c)          Authority; No Conflicts.

(i)            RDSI has all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Ancillary Agreements by RDSI and the consummation by RDSI of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of RDSI.  Rurban, as the sole shareholder of RDSI, has duly approved and adopted this Agreement and the Merger and has duly approved the transactions contemplated hereby.  This Agreement and the Ancillary Agreements have been duly executed and delivered by RDSI and constitute valid and binding agreements of RDSI, enforceable against RDSI in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar Applicable Laws relating to or affecting creditors generally and by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(ii)           Merger Corp. has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by Merger Corp. and the consummation by Merger Corp. of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Merger Corp.  This Agreement has been duly executed and delivered by Merger Corp. and constitutes the valid and binding agreement of Merger Corp., enforceable against Merger Corp. in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar Applicable Laws relating to or affecting creditors generally and by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(iii)          The execution and delivery by RDSI and Merger Corp. of this Agreement and the Ancillary Agreements do not, and the consummation by RDSI and Merger Corp. of the Merger and the other transactions contemplated hereby and thereby will not, result in a Violation pursuant to: (A) any provision of the articles of incorporation or regulations of RDSI or Merger Corp., (B) except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on RDSI or, to the Knowledge of RDSI, the Combined Company following the Merger, subject to obtaining or making the RDSI Necessary Consents (as defined in paragraph (v) below), (I) any Contract to which RDSI or Merger Corp. is a party or by which any of their respective properties or assets are bound, or (II) any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to RDSI or Merger Corp. or any of their respective properties or assets.

(iv)          No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required by or with respect to RDSI or Merger Corp. in connection with the execution and delivery of this Agreement and the Ancillary Agreements by RDSI and Merger Corp. or the consummation by RDSI and Merger Corp. of the Merger and the other transactions contemplated hereby and thereby, except for those required under or in relation to (A) state securities or “blue sky” laws, (B) the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (C) the OGCL with respect to the filing of the certificate of merger with the Ohio Secretary, (D) the rules and regulations of The NASDAQ Stock Market, (E) the further action of the Board of Directors of Rurban, in its sole discretion, to authorize and approve the Spin-Off, and (F) the consents and/or approvals set forth in Section 5.2(c)(iv) of the RDSI Disclosure Schedule.  Consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to any of the foregoing clauses (A) through (F) are hereinafter referred to as the “RDSI Necessary Consents.”

(v)           The Board of Directors of Rurban, by resolutions duly adopted by a unanimous vote of those in attendance at a meeting duly called and held, a quorum being present, has duly determined that this Agreement is advisable and in the best interests of Rurban and its shareholders and approved this Agreement and the transactions contemplated hereby.  The Board of Directors of RDSI, by resolutions duly adopted by a unanimous vote at a meeting duly called and held, or by action by unanimous written consent, has duly determined that this Agreement is advisable and in the best interests of RDSI and its shareholder and approved this Agreement and the transactions contemplated hereby.  The Board of Directors of Merger Corp., by resolutions duly adopted by a unanimous vote at a meeting duly called and held, or by action by unanimous written consent, has duly determined that this Agreement is advisable and in the best interests of Merger Corp. and its shareholder and approved this Agreement and the transactions contemplated hereby.

(d)          Financial Statements.

(i)           RDSI has delivered to New Core (A) unaudited financial statements of RDSI for each of the fiscal years ended December 31, 2007 and 2008, consisting of balance sheets and the related statements of income and shareholders’ equity and cash flows for the fiscal years ended on such date, including the footnotes thereto, and (B) unaudited financial statements of RDSI for the interim period ended March 31, 2009, consisting of a balance sheet and the related statement of income (collectively, the “RDSI Financial Statements”).  The RDSI Financial Statements fairly present, in all material respects, the financial position and results of operations and cash flows of RDSI as of the respective dates or for the respective periods set forth therein, all in conformity with generally accepted accounting principles (“GAAP”) consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of unaudited interim financial statements, to normal and recurring year-end adjustments that have not been and are not expected to be material in amount.

(ii)           Except as disclosed in the RDSI Financial Statements or in Section 5.2(d)(ii) of the RDSI Disclosure Schedule, since December 31, 2008, RDSI has not incurred any liabilities that are of a nature that would be required to be disclosed on a statement of assets and liabilities of RDSI or in the footnotes thereto prepared in conformity with GAAP, other than liabilities incurred in the ordinary course of business or that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on RDSI.

(e)          Information Supplied.

(i)           None of the information supplied or to be supplied by Rurban or RDSI for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Exchange Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (B) the Information Statement/Proxy Statement will, on the date it is first mailed to New Core shareholders or at the time of the New Core Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(ii)           Notwithstanding the foregoing provisions of this Section 5.2(e), no representation or warranty is made by RDSI with respect to statements made or incorporated by reference in the Registration Statement or the Information Statement/Proxy Statement based on information supplied by New Core for inclusion or incorporation by reference therein, or based on information which is not included or incorporated by reference in such documents but which should have been disclosed pursuant to Section 5.1(e).

(f)           Litigation; Compliance with Laws.

(i)            Except as set forth in the RDSI Financial Statements, there is no suit, action, proceeding or regulatory investigation pending or, to the Knowledge of RDSI, threatened, against or affecting any of RDSI or any of its properties or assets which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on RDSI, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against RDSI which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on RDSI.

(ii)           Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on RDSI, RDSI holds all permits, licenses, franchises, variances, exemptions, orders and approvals of all Governmental Entities which are necessary for the operation of RDSI (the “RDSI Permits”), and no suspension or cancellation of any of the RDSI Permits is pending or, to the Knowledge of RDSI, threatened, except for suspensions or cancellations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on RDSI.  RDSI is in compliance with the terms of the RDSI Permits[, except where the failure so to comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on RDSI.  RDSI is not in violation of, and RDSI has not received any notices of violations with respect to, any Applicable Laws, except for violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on RDSI.

(g)          Absence of Certain Changes or Events.  Except as set forth in the RDSI Financial Statements or in Section 5.2(g) of the RDSI Disclosure Schedule, since December 31, 2008, RDSI has conducted its business only in the ordinary course, consistent with past practice.  Since December 31, 2008, there has not been any event, change, circumstance or development which, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect on RDSI.  Since December 31, 2008 through the date of this Agreement, RDSI has not taken any action that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 6.2.

(h)          RDSI Intellectual Property.  Except as set forth in the RDSI Financial Statements and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on RDSI: (i) RDSI owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of RDSI’s business as currently conducted; (ii) to the Knowledge of RDSI, the use of any Intellectual Property by RDSI does not infringe on or otherwise violate the rights of any Person; (iii) the use of Intellectual Property by or on behalf of RDSI is in accordance with any applicable license pursuant to which RDSI acquired the right to use any Intellectual Property; (iv) to the Knowledge of RDSI, no Person is challenging, infringing on or otherwise violating any right of RDSI with respect to any Intellectual Property owned by and/or licensed to RDSI; and (v) RDSI does not have any Knowledge of any pending claim, order or proceeding with respect to any use of Intellectual Property by RDSI and, to the Knowledge of RDSI, no Intellectual Property owned and/or licensed by RDSI is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property.

(i)           Title to Properties.  RDSI has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, except where the failure to have such good and valid title, or valid leasehold interest, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on RDSI.

(j)           Brokers or Finders.  No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Rurban, RDSI or Merger Corp., except Austin Associates LLC (the “RDSI Financial Advisor”), and any other agent, broker, investment bank, financial advisor or other firm or Person engaged by Rurban and/or RDSI in connection with the Spin-Off, whose fees and expenses in each case will be paid by Rurban and/or RDSI in accordance with their agreement with such firm.

(k)          Certain Contracts.  As of the date hereof, RDSI is not a party to or bound by (i) any non-competition agreement or any other Contract that will be binding on RDSI following the Effective Time  that limits or otherwise restricts RDSI or any successor, or that would, after the Effective Time, to the Knowledge of RDSI, limit or restrict the Combined Company or any successor, from engaging or competing in any line of business in any geographic area, which agreements or other Contracts, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Combined Company, after giving effect to the Merger or (ii) any employee benefit plan, employee contract or any other material Contract that will be binding on RDSI following the Effective Time, pursuant to which any benefits will arise or be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.  All material Contracts of RDSI are valid and binding on RDSI, as applicable, and in full force and effect except to the extent they have previously expired in accordance with their terms or if the failure to be valid, binding and in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on RDSI.  RDSI has no Knowledge of, and has received no notice of, any violation or default under (nor to its Knowledge does there exist any condition which with the passage of time or the giving of notice would cause such a violation or default under) the provisions of any Contract of RDSI, except for violations or defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on RDSI.

(m)         Labor Relations.  As of the date of this Agreement, (i) RDSI is not a party to any collective bargaining agreement, (ii) no labor organization or group of employees of RDSI has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of RDSI, threatened to be brought or filed, with the National Labor Relations Board or any other domestic or foreign labor relations tribunal or authority and (iii) there are no organizing activities, strikes, work stoppages, slowdowns, lockouts, arbitrations or grievances, or other labor disputes pending or, to the Knowledge of RDSI, threatened against or involving RDSI.

(n)          Disclosure.  The representations and warranties contained in this Section 5.2 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.2 not misleading.

ARTICLE VI
COVENANTS RELATING TO CONDUCT OF BUSINESS

6.1          Covenants of New Core.  During the period from the date of this Agreement and continuing until the Effective Time, New Core agrees that (except as required or otherwise expressly contemplated or permitted by this Agreement or Section 6.1 of the New Core Disclosure Schedule or as required by a Governmental Entity or to the extent that RDSI shall otherwise consent in writing):

(a)          Ordinary Course.

(i)            New Core shall carry on its business in the ordinary course, in substantially the same manner as heretofore conducted, and shall use all reasonable efforts to preserve intact its present business organizations, keep available the services of its current officers and other key employees and preserve its relationships with customers, suppliers and others having business dealings with New Core.

(ii)           Other than in connection with investments permitted by Section 6.1(g), New Core shall not (A) enter into any new material line of business or (B) incur or commit to any capital expenditures or any obligations or liabilities in connection with any capital expenditures other than capital expenditures and obligations or liabilities in connection therewith incurred or committed to in the ordinary course of business consistent with past practice.

(iii)          New Core shall use commercially reasonable efforts to continue the development of the New Core Software working towards a full-featured system on or before December 31, 2010 with features and benefits comparable to those offered by major software vendors in New Core’s industry.

(b)          Dividends; Changes in Share Capital.  New Core shall not (i) declare or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of its capital stock except for (A) cash dividends in amounts necessary for New Core’s shareholders to pay income Taxes on their allocable shares of the Company’s taxable income for taxable periods (or portions thereof) beginning on or after the date of this Agreement and ending on or prior to the Effective Time and (B) additional cash dividends out of retained earnings which do not exceed, in the aggregate, Fifty Thousand Dollars ($50,000) for any fiscal year; (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock; or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

(c)          Issuance of Securities.  Except for the issuance of shares of New Core Common Stock upon the exercise of the warrants (and in the amounts) set forth in Section 5.1(b) of the New Core Disclosure Schedule, New Core shall not issue, deliver, sell, pledge or otherwise encumber, or authorize or propose the issuance, delivery, sale, pledge or encumbrance of, any shares of its capital stock of any class or any securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such shares, or enter into any commitment, arrangement, undertaking or agreement with respect to any of the foregoing.

(d)          Governing Documents.  Except to the extent required to comply with its obligations hereunder or with Applicable Laws, New Core shall not amend or propose to amend its articles of incorporation, bylaws or other governing documents.

(e)          No Acquisitions.  New Core shall not acquire or agree to acquire by merger or consolidation, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability entity, joint venture, association or other business organization or division thereof or otherwise acquire or agree to acquire any material assets (excluding the acquisition of assets used in the operations of the business of New Core and in the ordinary course consistent with past practice, which assets do not constitute a business unit, division or all or substantially all of the assets of the transferor).

(f)           No Dispositions.  New Core shall not sell, lease, license or otherwise encumber or subject to any Lien or otherwise dispose of, or agree to sell, lease, license or otherwise encumber or subject to any Lien or otherwise dispose of, any of its assets other than (i) the license of Software to financial institutions for their own use (and not for re-license to others) pursuant to New Core Contracts, (ii) the sale of equipment in the ordinary course of business which was acquired by New Core for resale within six months, and (iii) the sale of other tangible assets which, in the aggregate, have a book value of not more than Ten Thousand Dollars ($10,000).

(g)          Investments; Indebtedness.  New Core shall not (i) make any loans, advances or capital contributions to, or investments in, any other Person, other than pursuant to any contract or other legal obligation of New Core as in effect at the date of this Agreement, or (ii) create, incur, assume or suffer to exist any indebtedness, issuances of debt securities, guarantees, loans or advances not in existence as of the date of this Agreement other than indebtedness incurred (A) to RDSI pursuant to the Subordinated Loan Agreements, (B) in the ordinary course of business which does not exceed Fifty Thousand Dollars ($50,000) in the aggregate, and (C) for the acquisition of equipment in the ordinary course of business which was acquired by New Core for resale within six (6) months.

(h)          Tax-Free Qualification.  New Core shall not take any action (including any action otherwise permitted by this Section 6.1) that would prevent or impede the Merger from qualifying as a reorganization under Section 368(a)(1)(A) and 368(a)(2)(E) of the Code, and New Core agrees to take such action as may be reasonably required, if such action may be reasonably taken, to reverse the impact of past actions which would adversely impact the ability of the Merger to be characterized as a tax-free reorganization under Section 368(a) (1)(A) and 368(a)(2)(E) of the Code.

(i)           Compensation.  Except as required by Applicable Laws or by the terms of any agreement currently in effect between New Core and any director, officer or employee thereof and set forth in Section 5.1(r) of the New Core Disclosure Schedule, New Core shall not (i) increase the amount of compensation or employee benefits of any director, officer or employee of New Core, (ii) pay any pension, retirement, savings or profit-sharing allowance to any director, officer or employee that is not required by any existing plan or agreement, (iii) enter into any Contract with any of its employees regarding his or her employment, compensation or benefits, (iv) adopt or amend or make any commitment to adopt or amend any New Core Plan, (v) make any contribution, other than regularly scheduled contributions, to any New Core Plan, or (vi) grant or issue, or commit to grant or issue, any stock options or other stock-based compensation to any director, officer or employee of New Core.

(j)           Accounting Methods; Income Tax Elections; Tax Returns.  Except as required by a Governmental Entity or as required to comply with GAAP, New Core shall not make any change in its methods of accounting.  New Core shall not (i) change its fiscal year, (ii) make or change any Tax election or settle or compromise any income Tax liability or consent to the extension or waiver of any statute of limitations with respect to Taxes, (iii) file any amended Tax Return, (iv) surrender any right to claim a refund of Taxes, (v) consent to any extension or waiver of the limitation period applicable to any tax claim or assessment relating to New Core, or (vi) take any other action similar to the foregoing relating to the filing of any Tax Return or the payment of any Tax, or offer or agree to do any of the foregoing or surrender its rights to do any of the foregoing.  New Core shall (A) prepare and file or cause to be prepared and filed in a timely manner consistent with past practice all Tax Returns that are required to be filed (with extensions) on or before the Closing Date, and (B) pay any Tax shown, or required to be shown, on any such Tax Return.

(k)          Certain Contracts and Arrangements.  New Core shall not enter into any Contracts or arrangements that limit or otherwise restrict New Core or any successor thereto, or that would, after the Effective Time, limit or restrict the Combined Company or any of its subsidiaries or affiliates, from engaging or competing in any line of business in any geographic area.

(l)           Exclusive Rights.  New Core shall not enter into any Contracts or arrangements the effect of which would be to grant to a third party (other than RDSI) any exclusive rights with respect to the New Core Software or any other Intellectual Property.

(m)         Contract Pricing.  Except with the approval of RDSI, New Core shall not enter into any New Core Contract which has a contract term of less than three (3) years or which provides pricing lower than the current pricing offered by New Core as set forth on Section 6.1(m) of the New Core Disclosure Schedule.

(n)          Compliance with Ancillary Agreements.  New Core shall comply in all respects with all of its obligations under the Ancillary Agreements.

(o)          No Related Actions.  New Core will not enter into any agreement or commitment to take any of the actions set forth in this Section 6.1.

6.2          Covenants of RDSI and Merger Corp..  During the period from the date of this Agreement and continuing until the Effective Time, RDSI and Merger Corp. agree that (except as required or otherwise expressly contemplated or permitted by this Agreement or Section 6.2 of the RDSI Disclosure Schedule or as required by a Governmental Entity or to the extent that New Core shall otherwise consent in writing):

(a)          Ordinary Course.  RDSI shall carry on its business in the ordinary course, in substantially the same manner as heretofore conducted, and shall use all reasonable efforts to preserve intact its present business organizations, keep available the services of its current officers and other key employees and preserve its relationships with customers, suppliers and others having business dealings with RDSI.  Merger Corp. shall not engage in any business activity or incur any liabilities or obligations except as necessary to consummate the transactions contemplated by this Agreement.

(b)          Dividends; Changes in Share Capital.  RDSI shall not, and shall not propose to, declare or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of its capital stock between the Valuation Date and the Effective Time.  Except in connection with the Spin-Off, neither RDSI nor Merger Corp. will prior to the Effective Time, (i) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities of RDSI or Merger Corp., in respect of, in lieu of or in substitution for, shares of its capital stock or (ii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

(c)          Issuance of Securities.  Except in connection with the Spin-Off, prior to the Effective Time, neither RDSI nor Merger Corp. shall issue, deliver, sell, pledge or otherwise encumber, or authorize or propose the issuance, delivery, sale, pledge or encumbrance of, any shares of RDSI Common Stock or any shares of capital stock of Merger Corp., or any securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such shares, or enter into any commitment, arrangement, undertaking or agreement with respect to any of the foregoing.

(d)          Governing Documents.  Except to the extent required in connection with the Spin-Off or to comply with its obligations hereunder or with Applicable Laws, neither RDSI nor Merger Corp. shall amend or propose to amend its articles of incorporation or regulations.

(e)          Tax-Free Qualification.  Neither RDSI nor Merger Corp. shall, and each of RDSI and Merger Corp. shall use its reasonable best efforts not to permit any of its affiliates or Subsidiaries to, take any action (including any action otherwise permitted by this Section 6.2) that would prevent or impede the Merger from being characterized as a tax-free reorganization under Section 368(a)(1)(A) and 368(a)(2)(E) of the Code.

(f)           Certain Contracts and Arrangements.  Neither RDSI nor Merger Corp. shall enter into any Contracts or arrangements that will bind RDSI, Merger Corp. or any of their respective successors after the Effective Time and that limit or otherwise restrict RDSI, Merger Corp. or any of their respective successors, or that would, after the Effective Time, limit or restrict the Combined Company or any of its Subsidiaries or any of their respective affiliates or any successor thereto, from engaging or competing in any line of business in any geographic area, which agreements or arrangements, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Combined Company and its Subsidiaries following the Merger.

(g)          No Related Actions.  Neither RDSI nor Merger Corp. will enter into any agreement or commitment to take any of the actions set forth in this Section 6.2.

6.3          Control of Other Party’s Business.  Nothing contained in this Agreement shall give RDSI or Merger Corp., directly or indirectly, the right to control or direct New Core’s operations prior to the Effective Time.  Nothing contained in this Agreement shall give New Core, directly or indirectly, the right to control or direct the operations of RDSI or Merger Corp. prior to the Effective Time.  Prior to the Effective Time, each of RDSI, Merger Corp. and New Core shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective businesses and operations.

ARTICLE VII
ADDITIONAL AGREEMENTS

7.1          Preparation of Registration Statement and Information Statement/Proxy Statement; Required New Core Vote.

(a)           Subject to the prior approval of the Board of Directors of Rurban, RDSI shall prepare and file with the SEC a registration statement to register the RDSI Common Stock under the Exchange Act (including all amendments and supplements thereto, the “Registration Statement”), and shall use its reasonable efforts to cause the Registration Statement to become effective under the Exchange Act.  The Registration Statement shall include as an exhibit thereto the joint information statement/proxy statement to be delivered to Rurban shareholders in connection with the Spin-Off and to New Core shareholders in connection with the Merger (including all amendments and supplements thereto, the “Information Statement/Proxy Statement”).  New Core shall furnish to RDSI all information concerning New Core as is required by the SEC in connection with the preparation of the Information Statement/Proxy Statement and the Registration Statement.  The parties shall promptly provide copies, consult with each other and prepare written responses with respect to any written comments received from the SEC with respect to the Information Statement/Proxy Statement and the Registration Statement, and advise one another of any oral comments received from the SEC with respect to the Information Statement/Proxy Statement and the Registration Statement.  The parties shall cooperate in preparing and filing with the SEC any necessary amendment or supplement to the Information Statement/Proxy Statement or the Registration Statement.  Each of RDSI and New Core will use its reasonable efforts to cause the Information Statement/Proxy Statement to be mailed to its shareholders promptly after the Registration Statement becomes effective under the Exchange Act.  The Information Statement/Proxy Statement and the Registration Statement shall comply as to form in all material respects with the applicable rules and regulations promulgated by the SEC.

(b)          New Core shall use its reasonable efforts to obtain the Required New Core Vote to approve and adopt this Agreement and the Merger in compliance with the FBCA as soon as practicable following the delivery of the Information Statement/Proxy Statement to the New Core shareholders in accordance with Section 7.1(a) by either (i) delivering requests for written consents from the New Core shareholders in compliance with the FBCA (the “New Core Written Consents”) and by delivering any and all notices to the New Core shareholders, and taking any and all other actions, required under the FBCA in connection with the solicitation of such New Core Written Consents, or (ii) by duly calling and holding a meeting of the New Core shareholders (the “New Core Shareholders Meeting”) and submitting for a vote by the New Core shareholders the approval and adoption of this Agreement and the Merger.

(c)           If, at any time after the mailing of the definitive Information Statement/Proxy Statement, any event should occur that results in the Information Statement/Proxy Statement or the Registration Statement containing an untrue statement of a material fact or omitting to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading, or that otherwise should be described in an amendment or supplement to the Information Statement/Proxy Statement or the Registration Statement, the parties shall promptly notify the other parties of the occurrence of such event and then promptly prepare, file and clear with the SEC such amendment or supplement and, if required, each of Rurban and New Core shall mail to its shareholders each such amendment or supplement.

(d)          RDSI and New Core expect that the shares of RDSI Common Stock to be issued to New Core shareholders in the Merger will be issued in reliance upon exemptions from registration under the federal securities laws and under the securities laws of various states.  RDSI shall, at RDSI’s sole cost and expense, use its reasonable efforts to take or cause to be taken all such actions as may be necessary or appropriate for the issuance of the shares of RDSI Common Stock to qualify for such exemptions from registration, including, without limitation, preparing and filing any required forms, notices or other documents with the SEC and/or applicable state securities authorities.  New Core shall cooperate with RDSI in connection with any such filings and shall use its reasonable efforts to take any actions reasonably requested by RDSI in connection with RDSI’s reliance on the exemptions from registration as contemplated by this Section 7.1(d).

(e)          Notwithstanding anything herein to the contrary, if RDSI determines at any time following approval by the Board of Directors of Rurban to proceed with the Spin-Off (or to proceed with appropriate securities law filings related to the Spin-Off and/or the Merger) that registration under the Securities Act of the issuance of the shares of RDSI Common Stock in the Merger is necessary or appropriate, whether because of the unavailability of exemptions from registration thereunder or otherwise, RDSI shall prepare and file with the SEC a registration statement under the Securities Act and use its reasonable efforts to have such registration declared effective under the Securities Act promptly after such filing and to keep such registration statement effective so long as is necessary to consummate the transactions contemplated by this Agreement.  New Core shall furnish to RDSI all information concerning New Core as is required by the SEC in connection with the preparation of such registration statement and shall cooperate with RDSI in connection with the filing of any such registration statement, including any amendment or supplement thereto and any responses to comments received from the SEC with respect thereto.

7.2          Access to Information.  Upon reasonable notice, each of RDSI and New Core shall afford to the officers, employees, accountants, counsel, financial advisors and other representatives of the other reasonable access during normal business hours, during the period prior to the Effective Time, to all its books, records, properties, plants and personnel and, during such period, such party shall furnish promptly to the other party all information concerning it and its business, properties and personnel as such other party may reasonably request including, without limitation, information regarding such party’s sales pipeline, software and hardware installation and development issues, product development priorities, litigation and regulatory issues; provided, however, that either party may restrict the foregoing access to the extent that (i) any Applicable Laws or Contract requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information or (ii) the information is subject to confidentiality obligations to a third party.  The parties will hold any such information obtained pursuant to this Section 7.2 in confidence in accordance with, and will otherwise be subject to, the provisions of the Confidentiality Agreement dated November 5, 2008 between RDSI and New Core (as it may be amended or supplemented, the “Confidentiality Agreement”).  Any investigation by either New Core or RDSI shall not affect the representations and warranties contained herein or the conditions to the respective obligations of the parties to consummate the Merger.

7.3          Delivery of Information.  During the period prior to the Effective Time:

(a)          As soon as available, but in any event on or before September 1, 2009, New Core shall deliver to RDSI the audited financial statements of New Core for the fiscal year ended December 31, 2008, consisting of a balance sheet and the related statements of income, stockholders’ equity and cash flows for such fiscal year, together with the unqualified report of New Core’s independent registered accounting firm with respect thereto.

(b)          New Core shall deliver to RDSI, within fifteen (15) calendar days following the end of each calendar month or quarter, as applicable, the monthly and quarterly unaudited financial statements of New Core, consisting of balance sheets and the related statements of income and cash flows for such periods.  New Core shall deliver to RDSI, within seventy-five (75) calendar days following the end of each fiscal year, beginning with fiscal year 2009, the audited financial statements of New Core, consisting of a balance sheet and the related statements of income, stockholders’ equity and cash flows for such fiscal year, together with the unqualified report of New Core’s independent registered accounting firm with respect thereto.

(c)          RDSI shall deliver to New Core, within fifteen (15) calendar days following the end of each calendar month or quarter, as applicable, the monthly and quarterly unaudited financial statements of RDSI, consisting of balance sheets and the related statements of income and cash flows for such periods.  RDSI shall deliver to New Core, within seventy-five (75) calendar days following the end of each fiscal year, the audited financial statements of RDSI, consisting of a balance sheet and the related statements of income, stockholders’ equity and cash flows for such fiscal year, together with the unqualified report of RDSI’s independent registered accounting firm with respect thereto.

(d)          The parties will hold any financial statements or other information obtained pursuant to this Section 7.3 in confidence in accordance with, and will otherwise be subject to, the provisions of the Confidentiality Agreement.

7.4          Reasonable Best Efforts.  Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing or causing to be done, all things necessary, proper or advisable under this Agreement and Applicable Laws to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, including (i) taking all reasonable actions to cause the conditions set forth in Article VIII to be satisfied as promptly as reasonably practicable; (ii) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions and filings and to obtain as promptly as practicable all New Core Necessary Consents and RDSI Necessary Consents and all other consents, waivers, licenses, orders, registrations, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement (collectively, the “Required Approvals”) and (iii) taking all reasonable steps as may be necessary to obtain all Required Approvals.  Notwithstanding the foregoing, nothing in this Section 7.4 shall require Rurban to effect the Spin-Off except as, and pursuant to such terms, determined by the Rurban Board of Directors in its sole discretion.

7.5          Acquisition Proposals.

(a)          Without limiting New Core’s other obligations under this Agreement (including under Article VI hereof), New Core agrees that from and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Article X, it shall not, and it shall use its reasonable best efforts to cause its officers, directors, employees, agents and representatives (including any financial advisor, attorney or accountant retained by it) not to, directly or indirectly, (i) initiate, solicit, encourage or knowingly facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer with respect to, or a transaction to effect, any New Core Acquisition Proposal (as defined below), (ii) have any discussions with or provide any confidential information or data to any Person relating to any New Core Acquisition Proposal, or engage in any negotiations concerning any New Core Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement any New Core Acquisition Proposal, (iii) approve or recommend, or propose publicly to approve or recommend, any New Core Acquisition Proposal or (iv) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement related to any New Core Acquisition Proposal.

(b)          For purposes of this Agreement, “New Core Acquisition Proposal” means any inquiry, proposal or offer from any Person with respect to (A) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving New Core, (B) any purchase or sale or other disposition of assets (including stock of its Subsidiaries) of New Core except as permitted under Section 6.1(f) of this Agreement, or (C) any purchase or sale of, or tender or exchange offer for, or similar transaction with respect to, the equity securities of New Core that, if consummated, would result in any Person (or the shareholders of such Person) beneficially owning securities representing 20% or more of the total voting power of New Core (or of the surviving parent entity in such transaction), including in the case of each of clauses (A) through (C), any single or multi-step transaction or series of related transactions (other than a proposal or offer made by RDSI, Merger Corp., Rurban or a Subsidiary thereof).

7.6          Employee Benefits Matters.  Prior to the Effective Time, or as soon as reasonably practicable thereafter, RDSI and New Core shall cooperate in reviewing, evaluating and analyzing the benefit plans of RDSI with a view towards providing appropriate benefit plans for the employees of the Combined Company.  It is the intention of RDSI and New Core, to the extent permitted by Applicable Laws, to develop new benefit plans prior to the Effective Time or as soon as reasonably practicable after the Effective Time which, among other things, (i) treat similarly situated employees on a substantially equivalent basis, taking into account all relevant factors, including duties, geographic location, tenure, qualifications and abilities and (ii) do not discriminate between employees of the Combined Company who were covered by RDSI’s employee benefit plans, on the one hand, and those covered by New Core Plans, on the other, at the Effective Time.  Nothing in this Section 7.6 shall be interpreted as preventing the Combined Company from amending, modifying or terminating any RDSI employee benefit plan or any New Core Plan or other contract, arrangement, commitment or understanding, in accordance with its terms and Applicable Laws.

7.7          Public Announcements.  RDSI, Merger Corp. and New Core (and each of their respective affiliates and Subsidiaries) shall consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, and use all reasonable efforts to agree on any press release or public statement with respect to this Agreement and the transactions contemplated hereby, including the Merger, and shall not issue any press release or make any public statement prior to such consultation and (to the extent practicable) agreement, except as may be required by Applicable Laws or any listing agreement with The NASDAQ Stock Market or any other applicable national securities exchange.

7.8          Listing of Shares of RDSI Common Stock.  RDSI shall, at its sole cost and expense, use commercially reasonable efforts to cause the shares of RDSI Common Stock, including the shares of RDSI Common Stock to be issued in the Merger, to be approved for listing on The NASDAQ Stock Market as soon as practicable following the Effective Time, subject to RDSI’s satisfaction of the applicable listing requirements of The NASDAQ Stock Market.

7.9          Takeover Statutes.  If any “fair price”, “moratorium”, “control share acquisition” or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, each of RDSI, Merger Corp. and New Core and their respective Boards of Directors shall use all reasonable efforts to grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

7.10        Accounting Matters.  New Core shall use reasonable best efforts to cause to be delivered to Rurban, upon Rurban’s request, one or more letters from New Core’s independent public accountants in form and substance reasonably satisfactory to Rurban and reasonably customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

7.11        Advice of Changes.  Each of RDSI and New Core shall as promptly as reasonably practicable after becoming aware thereof advise the others of (a) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (b) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (c) any change or event (i) having, or which would, individually or in the aggregate, reasonably be expected to have, in the case of New Core, a Material Adverse Effect on New Core and, in the case of RDSI, a Material Adverse Effect on RDSI, or (ii) which has resulted, or which, insofar as can reasonably be foreseen, would result, in any of the conditions set forth in Article VIII not being satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

7.12        RDSI Board of Directors.  RDSI shall, subject to the requirements of Applicable Laws, take all actions necessary to cause John Aranowicz to be appointed or elected as a director of RDSI at the Effective Time to serve for a term ending at the next annual meeting of shareholders of RDSI (or such longer term of the class of directors to which Mr. Aranowicz is appointed or elected, if the RDSI articles of incorporation or regulations provide for a classified board of directors with staggered terms).

7.13        Internal Controls.  New Core will use its reasonable best efforts to take, or cause to be taken, such actions reasonably requested by RDSI to enable the Combined Company, following the Effective Time, to have established and to maintain a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparations of financial statements for external purposes in accordance with GAAP.

7.14        Preparation of Final S Corporation Tax Returns.  After the Closing Date and within the time period required by applicable law, the Shareholders’ Representative shall cause to be prepared, at the cost and expense of the shareholders of New Core, the final S corporation Tax Returns for New Core and all other documents related to such Tax Returns required by applicable law.  The Shareholders’ Representative shall provide a copy of such Tax Returns and other documents to RDSI for its review and approval at least 30 days prior to the date such Tax Returns and other documents are required to be filed with the applicable governmental entity.  Upon such approval, RDSI and the Shareholders’ Representative shall cause New Core thereafter to file such Tax Returns and other documents as required by applicable law.  The Holdback Escrow Agreement described in Section 9.4 will require the Shareholders’ Representative to satisfy its obligations as set forth in this Section 7.14.

ARTICLE VIII
CONDITIONS PRECEDENT

8.1          Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of RDSI and New Core to effect the Merger are subject to the satisfaction or waiver prior to the Effective Time of the following conditions:

(a)           Shareholder Approval.  New Core shall have obtained the Required New Core Vote.

(b)          No Injunctions or Restraints, Illegality.  No Applicable Laws shall have been adopted, promulgated or enforced by any Governmental Entity, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction (an “Injunction”) shall be in effect, having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(c)          No Pending Governmental Actions.  No proceeding initiated by any Governmental Entity seeking, and which is reasonably likely to result in the granting of, an Injunction shall be pending.

(d)          Governmental and Regulatory Approvals.  All consents, approvals, orders or authorizations of, actions of, filings and registrations with and notices to any Governmental Entity required of New Core, RDSI, Merger Corp., Rurban or any of their Subsidiaries to consummate the Merger and the other transactions contemplated hereby, the failure of which to be obtained or taken would reasonably be expected to have a Material Adverse Effect on the Combined Company after giving effect to the Merger shall have been obtained and shall be in full force and effect.

(e)          [Intentionally Omitted.]

(f)           Effectiveness of the Registration Statement.  (i) The Registration Statement shall have become effective under the Exchange Act, and (ii) any registration statement filed with the SEC pursuant to Section 7.1(e) shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of such registration statement shall then be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC.

(g)          Pre-Merger Transactions.  The Spin-Off shall have been completed on such terms as the Board of Directors of Rurban shall have determined in its sole discretion.

8.2          Additional Conditions to Obligations of New Core.  The obligation of New Core to effect the Merger is subject to the satisfaction or waiver by New Core prior to the Effective Time of the following additional conditions:

(a)          Representations and Warranties.  Each of the representations and warranties of RDSI set forth in this Agreement shall be true and correct (without giving effect to any qualification or limitation as to materiality or Material Adverse Effect set forth therein), in each case as of the date of this Agreement and (except to the extent that such representations and warranties speak solely as of another date) as of the Closing Date as though made on and as of the Closing Date, except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on RDSI, and New Core shall have received a certificate of RDSI executed by an executive officer of RDSI to such effect.

(b)          Performance of Obligations of RDSI.  RDSI shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date, and New Core shall have received a certificate of RDSI executed by an executive officer of RDSI to such effect.

(c)          No Material Adverse Effect on RDSI.  From the date of this Agreement, there shall not have occurred any event, circumstance or development that has had or could reasonably be expected to have a Material Adverse Effect on RDSI.

(d)          No Breach of Ancillary Agreements by RDSI.  There shall be no continuing, uncured breach by RDSI of any of the Ancillary Agreements.

8.3         Additional Conditions to Obligations of RDSI.  The obligation of RDSI to effect the Merger is subject to the satisfaction or waiver by RDSI prior to the Effective Time of the following additional conditions:

(a)           Representations and Warranties.  Each of the representations and warranties of New Core set forth in this Agreement shall be true and correct (without giving effect to any qualification or limitation as to materiality or Material Adverse Effect set forth therein), in each case as of the date of this Agreement and (except to the extent that such representations and warranties speak solely as of another date) as of the Closing Date as though made on and as of the Closing Date, except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on New Core, and RDSI shall have received a certificate of New Core executed by an executive officer of New Core to such effect.

(b)          Performance of Obligations of New Core.  New Core shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date, and RDSI shall have received a certificate of New Core executed by an executive officer of New Core to such effect.

(c)          Exercise or Cancellation of Warrants.  All warrants to purchase New Core Common Stock shall have been exercised in full in accordance with their terms or otherwise cancelled and terminated, and no such warrants (or any rights of any holders with respect thereto) shall be outstanding.

(d)          No Material Adverse Effect on New Core.  From the date of this Agreement, there shall not have occurred any event, circumstance or development that has had or could reasonably be expected to have a Material Adverse Effect on New Core.

(e)          New Core Contracts.  New Core shall have entered into New Core Contracts with at least ten (10) financial institutions and shall have at least three (3) Converted Contracts.

(f)           No Breach of Ancillary Agreements by New Core.  There shall be no continuing, uncured breach by New Core of any of the Ancillary Agreements.

(g)          FIRPTA Certificate.  New Core shall have delivered to RDSI at or prior to the Closing Date a properly executed statement of New Core satisfying the requirements of Treasury Regulations Section 1.1445-2(c)(3) in a form reasonably acceptable to RDSI, stating that New Core is not, and has not been during the applicable period specified in Section 897(c)(1)(a) of the Code, a United States real property holding corporation, as defined in Section 897(c)(2) of the Code.

(h)           Appraisal Rights.  The holders of not more than five percent (5%) of the outstanding shares of New Core Common Stock shall have perfected their appraisal rights under the Appraisal Statute in connection with the transactions contemplated by this Agreement.

ARTICLE IX
INDEMNIFICATION

9.1          Survival of Representations and Warranties.  All representations, warranties, covenants and agreements of New Core, RDSI and Merger Corp. set forth in this Agreement, and the remedies with respect thereto, shall survive the Effective Time; provided, however, (a) that any claim for indemnification relating to the breach by New Core of any of its representations and warranties contained in this Agreement may be made by RDSI only if RDSI shall notify New Core or, if after the Effective Time, the Shareholders’ Representative, on or before the later of (i) June 30, 2011 and (ii) the expiration of the twelve (12) months after the Effective Time (such date, the “Survival Period”), and (b) that any claim for indemnification relating to the breach by RDSI or Merger Corp. of any of their respective representations contained in this Agreement may be made by New Core (or the Shareholders' Representative after the Effective Time) only if New Core (or the Shareholders' Representative after the Effective Time) shall notify RDSI and Merger Corp. on or before the expiration of the Survival Period.

9.2           Indemnification and Payment of Damages by New Core and RDSI.

(a)           New Core will indemnify and hold harmless RDSI, Merger Corp., the Surviving Corporation and their respective successors and assigns (collectively, the “RDSI Indemnified Persons”) for, and will pay to the RDSI Indemnified Persons, the amount of any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys’ fees) or Tax, whether or not involving a third-party claim (collectively, “Damages”), proximately caused by:

(i)        any breach of any representation or warranty made by New Core in this Agreement or in any other instrument, certificate or document delivered by New Core pursuant to this Agreement; or

(ii)        any breach by New Core of any covenant or obligation of New Core in this Agreement or in any other instrument, certificate or document delivered by New Core pursuant to this Agreement.

No claims upon the Holdback Fund may be asserted under this Article IX, unless and until such claims, either individually or in the aggregate, exceed Two Hundred Thousand Dollars ($200,000) ("Threshold Amount"); provided however, if such Threshold Amount is exceeded, New Core may be subject to liability for the entirety of any such claim or claims up to the maximum limits set forth below.

The remedies provided in this Section 9.2(a)  will not be exclusive of or limit any other remedies that may be available to RDSI Indemnified Persons.  The liability of New Core under this Section 9.2(a) shall be limited to:  (i) prior to the Effective Time (including if the Merger is not consummated), the amount of Twenty-Five Million Dollars ($25,000,000), and (ii) on and after the Effective Time, the total amount of the Holdback Shares, provided, however, that nothing in this Agreement shall limit the liability in amount or otherwise with respect to any claim of fraud or intentional breach of this Agreement.

                (b)          RDSI will indemnify and hold harmless New Core, the Surviving Corporation, the Shareholders’ Representative on behalf and for the benefit of the New Core Holders (with respect to claims made hereunder subsequent to the Effective Time) and their respective successors and assigns (collectively, the “New Core Indemnified Persons”) for, and will pay to the New Core Indemnified Persons, the amount of any Damages, proximately caused by:

(i)        any breach of any representation or warranty made by RDSI or Merger Corp. in this Agreement or in any other instrument, certificate or document delivered by RDSI or Merger Corp. pursuant to this Agreement; or

(ii)        any breach by RDSI or Merger Corp. of any covenant or obligation of RDSI or Merger Corp. in this Agreement or in any other instrument, certificate or document delivered by RDSI or Merger Corp. pursuant to this Agreement.

No claims against RDSI or Merger Corp. may be asserted under this Article IX, unless and until such claims, either individually or in the aggregate, exceed the Threshold Amount; provided however, if such Threshold Amount is exceeded, RDSI or Merger Corp. may be subject to liability for the entirety of any such claim or claims up to the maximum limits set forth below.

The remedies provided in this Section 9.2(b) will not be exclusive of or limit any other remedies that may be available to the New Core Indemnified Persons, including but not limited to the payments provided in Section 10.2(b).  The liability of RDSI or Merger Corp. under this Section 9.2(b) shall be limited to:  (i) prior to the Effective Time (including if the Merger is not consummated), the amount of Twenty-Five Million Dollars ($25,000,000), and (ii) on and after the Effective Time, the amount of One Million Dollars ($1,000,000) of the Holdback Shares, provided, however, that nothing in this Agreement shall limit the liability in amount or otherwise with respect to any claim of fraud or intentional breach of this Agreement.

9.3         Holdback Shares.

(a)           Definitions.

(i)        “Additional Holdback Shares” means any dividends paid in shares of RDSI Common Stock declared with respect to the Holdback Shares.

(ii)        “Holdback Fund” means the Holdback Shares and any Additional Holdback Shares relating thereto, held by RDSI and governed by the terms set forth herein.

(iii)        “Officer’s Certificate” refers to a certificate signed by any officer of RDSI with respect to the indemnification obligations of New Core containing the information described in Section 9.3(g).

(b)          Holdback Shares.  The Holdback Shares shall be registered in the name of the Shareholders’ Representative and shall be delivered to and held by the Holdback Agent in accordance with the terms set forth herein and the terms of the Holdback Escrow Agreement (as defined in Section 9.4).  In the event RDSI issues any Additional Holdback Shares, such shares will be issued in the name of the Shareholders’ Representative and delivered to and held by the Holdback Agent in the Holdback Fund in the same manner as the Holdback Shares.

(c)          Payment of Dividends; Voting.  Except for Additional Holdback Shares, which shall be treated the same as Holdback Shares and held by the Holdback Agent in the Holdback Fund, any cash dividends, dividends payable in securities or other distributions of any kind made in respect of the Holdback Shares or any Additional Holdback Shares will be delivered to the Shareholders’ Representative on behalf of the New Core Holders. The New Core Holders shall be entitled to designate, through the Shareholders’ Representative, how all shares of RDSI Common Stock in the Holdback Fund will be voted on any matters to come before the shareholders of RDSI.

(d)          Assignability.  No Holdback Shares or Additional Holdback Shares or any beneficial interest therein may be pledged, sold, assigned or transferred, including by operation of law, by any New Core Shareholder or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of any such shareholder, prior to the delivery to such New Core Holder of his pro rata portion of the Holdback Fund by the Holdback Representative as provided herein.

(f)          Distribution of Holdback Shares.  Within ten (10) Business Days following the expiration of the Survival Period (the “Release Date”), the Holdback Agent shall release from the Holdback Fund the Holdback Shares and Additional Holdback Shares, less (i) the number of shares of RDSI Common Stock delivered to RDSI in accordance with Section 9.3(h) and (i) hereof in satisfaction of claims for Damages, and (ii) the number of shares RDSI Common Stock with a value (as determined pursuant to Section 9.3(g)) equal to the amount of Damages set forth in any Officer’s Certificate with respect to any pending but unresolved claims for Damages.  Any shares of RDSI Common Stock held in the Holdback Fund as a result of clause (i) shall be released to the Shareholders’ Representative or RDSI (as appropriate) promptly upon resolution of each specific claim for Damages in accordance with Sections 9.3(h) and (i) hereof.  Shares of RDSI Common Stock released from the Holdback Fund pursuant to this Section 9.3(f) shall be released to the Shareholders’ Representative for distribution to the New Core Holders.  Each New Core Holder shall be entitled to receive the same percentage of such shares that such holder’s shares of New Core Common Stock bear to the total number of issued and outstanding shares of New Core Common Stock immediately prior to the Effective Time.  In lieu of any fraction of a share of RDSI Common Stock to which a New Core Holder would otherwise be entitled, such holder will receive from RDSI an amount of cash equal to the product of such fraction multiplied by the Average Closing Price (as defined below) and such fraction of a share shall be returned to and/or cancelled by RDSI.

(g)          Claims Upon Holdback Fund.  If RDSI (on behalf of an RDSI Indemnified Person) asserts a claim upon the Holdback Fund by delivering to the Holdback Agent and the Shareholders’ Representative on or before the expiration of the Survival Period an Officer’s Certificate stating that, with respect to the indemnification obligations of New Core set forth in Section 9.2, Damages exist or are expected to exist and specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid, or properly accrued or arose, or is reasonably expected to be paid, accrue or arise, and the nature of the misrepresentation, breach of warranty, covenant or claim to which such item is related, the Holdback Agent shall retain in the Holdback Fund, subject to the provisions of Sections 9.3(h) and (i), shares of RDSI Common Stock held in the Holdback Fund having a value equal to such Damages.  For the purpose of compensating an RDSI Indemnified Person for its Damages pursuant to this Agreement, the shares of Common Stock in the Holdback Fund shall be valued at the average of (a) the average closing price of a share of RDSI Common Stock over the twenty (20) trading days immediately preceding the date of the release of the shares in payment of a claim hereunder (the “Average Closing Price”).

(h)          Objection to Claims. Unless the Shareholders’ Representative shall notify the Holdback Agent and RDSI in writing within fifteen (15) days of delivery of an Officer’s Certificate that the Shareholders’ Representative objects to any claim or claims for Damages set forth therein, which notice shall include a reasonable explanation of the basis for such objection, upon the expiration of such fifteen (15) day period the Holdback Agent shall deliver to RDSI for cancellation a number of shares of Common Stock held in the Holdback Fund with a value equal to the Damages claimed in such Officer’s Certificate.  If the Shareholders’ Representative shall timely notify the Holdback Agent and RDSI in writing that it objects to any claim or claims for Damages made in an Officer’s Certificate, RDSI shall have fifteen (15) days from receipt of such notice to respond in a written statement to the objection of the Shareholders’ Representative.  If after such fifteen (15) day period there remains a dispute as to any claims set forth in such Officer’s Certificate, the Shareholders’ Representative and RDSI shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to each of such claims.  If the Shareholders’ Representative and RDSI should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties.  The Holdback Agent shall be entitled to rely on any such memorandum and distribute shares of RDSI Common Stock from the Holdback Fund in accordance with the terms thereof.

(i)          Resolution of Conflicts and Arbitration.  If no agreement can be reached after good faith negotiation between the parties pursuant to Sections 9.3(g) or (h), either RDSI or the Shareholders’ Representative may, by written notice to the other, demand arbitration of the matter unless the amount of the Damages is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by one arbitrator.  RDSI and the Shareholders’ Representative shall agree on the arbitrator, provided that if RDSI and the Shareholders’ Representative cannot agree on such arbitrator, either RDSI or Shareholders’ Representative can request that Judicial Arbitration and Mediation Services select the arbitrator.  The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a court of competent law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator shall be written, shall be in accordance with applicable law and with this Agreement, and shall be supported by written findings of fact and conclusion of law which shall set forth the basis for the decision of the arbitrator. The decision of the arbitrator as to the validity and amount of any claim in such Officer’s Certificate shall be binding and conclusive on all parties, and notwithstanding anything in to the contrary in this Section 9.3, the Holdback Agent shall be entitled to act in accordance with such decision and distribute shares of RDSI Common Stock from the Holdback Fund in accordance with the terms thereof.  Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. Any such arbitration shall be held in Toledo, Ohio under the commercial rules then in effect of the American Arbitration Association.

9.4        Escrow Agreement.  Prior to the Effective Time, RDSI, New Core and each of the shareholders and warrantholders of New Core shall enter into an escrow agreement (the “Holdback Escrow Agreement”) with a third-party escrow agent mutually agreed upon by RDSI and New Core (the “Holdback Agent”), which Holdback Escrow Agreement shall provide for the Holdback Agent to serve as Holdback Agent as set forth herein and shall contain terms and conditions consistent with the provisions of Section 9.3.

ARTICLE X
TERMINATION AND AMENDMENT

10.1        Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, pursuant to the following:

(a)           by mutual written consent of RDSI and New Core;

(b)          by either RDSI or New Core if the Effective Time shall not have occurred on or before December 31, 2010, or such later date as the parties may agree by mutual written agreement (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any party whose failure to fulfill in any material respect any obligation under this Agreement (including such party’s obligations set forth in Section 7.4) has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

(c)          by either RDSI or New Core if any Governmental Entity (i) shall have issued an order, decree or ruling or taken any other action (which such party shall have used its reasonable best efforts to resist, resolve or lift, as applicable, in accordance with Section 7.4) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable or (ii) shall have failed to issue an order, decree or ruling, or to take any other action, necessary to fulfill any conditions set forth in subsections 8.1(d) and (e), and the failure to issue such order, decree, ruling or take such action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 10.1(c) shall not be available to any party whose failure to comply with Section 7.4 has been the cause of, or resulted in, such action or inaction;

(d)          by RDSI, if New Core shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, such that the conditions set forth in Section 8.3(a) or Section 8.3(b) are not capable of being satisfied on or before the Termination Date;

(e)          by New Core, if RDSI shall have breached or failed to perform any of their respective representations, warranties, covenants or other agreements contained in this Agreement, such that the conditions set forth in Section 8.2(a) or Section 8.2(b) are not capable of being satisfied on or before the Termination Date;

(f)           by RDSI if New Core shall have breached any of its obligations under the Ancillary Agreements and such breach has not been cured within thirty (30) days following New Core’s receipt of written notice from RDSI of such breach;

(g)          by New Core if RDSI shall have breached any of its obligations under the Ancillary Agreements and such breach has not been cured within thirty (30) days following RDSI’s receipt of written notice from New Core of such breach; or

(h)          by New Core or RDSI, if any of the following transactions shall have occurred with respect to RDSI (any such transaction being referred to herein as an “RDSI Sale”):  (a) the sale by Rurban of a majority of the voting securities of RDSI other than by Rurban to its Subsidiaries and other than to Rurban’s shareholders in connection with the Spin-Off; (b) the sale of all or substantially all of the assets of RDSI; or (c) the merger or consolidation of RDSI with any other Person where RDSI is not the resulting or surviving entity of such merger or consolidation, except where Rurban is the holder of at least 80% of the voting securities of the resulting or surviving entity.

10.2        Effect of Termination.

(a)          In the event of termination of this Agreement by either RDSI or New Core as provided in Section 10.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of New Core or RDSI or their respective officers or directors under this Agreement, except that (i) the provisions of Sections 6.3 and 7.7, this Section 10.2 and Articles IX and XI shall survive such termination, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither New Core nor RDSI shall be relieved or released from any liability for any breach of this Agreement giving rise to such termination.

(b)          If this Agreement is terminated by New Core pursuant to Section 10.1(b) as a result of the failure of Rurban or RDSI to complete the Spin-Off, or to prepare and file the Registration Statement as prescribed in Article VII (unless such failure is proximately caused by New Core’s failure to provide the required information in connection therewith) on or before the Termination Date, or pursuant to Section 10.1(h) as a result of an RDSI Sale, RDSI shall pay to New Core in immediately available funds the sum of $500,000 within ten (10) days following such termination.  It is the intent of the parties that the Threshold Amount referenced in Section 9.2 above shall have no application or affect upon this Section 10.2(b).

10.3        Amendment.  This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with this Agreement and the Merger by the shareholders of New Core, but, after any such approval, no amendment shall be made which by law requires further approval by such shareholders without such further approval.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

10.4        Extension; Waiver.  At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of other parties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions of other parties contained herein or in any document delivered pursuant hereto.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE XI
GENERAL PROVISIONS

11.1        Expenses.  Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including all expenses and fees of such party’s attorneys, accountants and financial advisors.

11.2        Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) upon confirmation of receipt if delivered by telecopy or telefacsimile, (c) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (d) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	if to RDSI to:

Rurbanc Data Systems, Inc.
7622 State Route 66 N
Defiance, Ohio 43512
Fax: (419) 782-6393
Attention:         Kenneth A. Joyce
Chief Executive Officer

with a copy to:

Vorys, Sater, Seymour and Pease LLP
52 East Gay Street
Columbus, Ohio 43215
Fax: (614) 464-6350
Attention:  Charles S. DeRousie

(b)	if to New Core to:

New Core Holdings, Inc.
720 Gooseneck Drive
Lititz, Pennsylvania  17543
Fax: (888) 838-9034
Attention:         John Aranowicz
President

with a copy to:

Chapman, Chapman, & Chapman, P.A.
1920 Golf Street
Sarasota, Florida 34236
Fax: (941) 366-1601

11.3        Interpretation.  When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

11.4        Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that the parties need not sign the same counterpart.

11.5        Entire Agreement; No Third Party Beneficiaries.

(a)          This Agreement, the Confidentiality Agreement, the Ancillary Agreements and the exhibits and schedules hereto and thereto and the other agreements and instruments of the parties delivered in connection herewith and therewith constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

(b)         This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

11.6        Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without giving effect to choice of law principles thereof (except to the extent mandatory provisions of Florida law are applicable, including without limitation, provisions governing the appraisal rights of shareholders of Florida corporations).

11.7        Severability.  If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

11.8        Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void.

11.9        Submission to Jurisdiction; Waivers.  Each of New Core and RDSI irrevocably agrees that any legal action or proceeding with respect to this Agreement, the transactions contemplated hereby, any provision hereof, the breach, performance, validity or invalidity hereof or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or permitted assigns may be brought and determined in any federal or state court located in the State of Ohio, and each of New Core and RDSI hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts.  Each of New Core and RDSI hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, the transactions contemplated hereby, any provision hereof or the breach, performance, enforcement, validity or invalidity hereof, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by Applicable Laws, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

11.10      Specific Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms.  It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

11.11      Definitions.  As used in this Agreement:

(a)           “affiliate” means (except as specifically otherwise defined), as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person.  As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

(b)           “Ancillary Software” means, collectively, collectively, other than the New Core Software and Consumer Software, all software used in New Core’s business or offered or licensed to New Core customers and as further described in Section 11.11(u) of the New Core Disclosure Schedule, and all remedies against infringements and rights to protection of interests therein under the laws of all jurisdictions.

(c)           “Applicable Laws” means all applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered, by any Governmental Entity.

(d)          “beneficial ownership” or “beneficially own” (except as specifically otherwise defined) shall have the meaning under Section 13(d) of the Exchange Act and the rules and regulations thereunder.

(e)          “Board of Directors” means the Board of Directors of any specified Person and any committees thereof.

(f)          “Business Day” means a day other than a Saturday, a Sunday or a day on which banks are required or authorized to close in the City of New York.

(g)          “Consumer Software” means readily available consumer oriented software which is generally sold at a retail price of less than $500.

(h)          “Copyrights” means, collectively, all domestic and foreign copyright interests in any original work of authorship, whether registered or unregistered, including but not limited to all copyright registrations or foreign equivalents, all applications for registration or foreign equivalents, all moral rights, all common-law rights, and all rights to register and obtain renewals and extensions of copyright registrations, together with all other copyright interests accruing by reason of international copyright conventions.

(i)          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(j)          “Escrow Agreement” means the Escrow Agreement, dated as of the date hereof, between RDSI and New Core.

(k)          “Information Technology” means, collectively, all computer hardware, software, networks, microprocessors, firmware and communications equipment used by New Core in the operation of New Core’s business and all information technology related services received by RDSI from third parties.

(l)           [Intentionally Omitted.]

(m)         “Intellectual Property” means, collectively, all Copyrights, Know-How, Inventions, Patents, Trademarks and Trade Secrets and intellectual property rights similar to any of the foregoing, including but not limited to all documentation and media constituting, describing or relating to all of the above wherever created throughout the world, and the right to sue for past, present, or future infringement and to collect and retain all damages and profits related to the foregoing

(n)        “Inventions” means, collectively, and whether or not patentable, all novel devices, processes, compositions of matter, methods, techniques, observations, discoveries, apparatuses, machines, designs, expressions, theories and ideas; and all scientific, engineering, mechanical, electrical, financial, marketing or practical knowledge or experience; and all enhancements and improvements thereto.

(o)        “Know-How” means, collectively, whether or not patentable and whether or not secret, all processes, methods, techniques, and observations; and all scientific, engineering, mechanical, electrical, financial, marketing or practical knowledge or experience.

(p)        “Known” or “Knowledge” means, with respect to a party hereto, knowledge of a particular fact or other matter by any officer or director of that party.  An officer or director will be deemed to have “knowledge” of a particular fact or other matter if such officer or director is actually aware of such fact or other matter or a prudent individual would be reasonably expected to discover or otherwise become aware of such fact or other matter in the exercise of his duties as an officer or director.

(q)        “Material Adverse Effect” means, with respect to any entity or business (or group of entities or businesses taken as a whole), any event, change, circumstance or development that is materially adverse to (i) the ability of such entity or business (or group of entities or businesses taken as a whole) to consummate the transactions contemplated by this Agreement or (ii) the business, financial condition or results of operations of such entity or business (or, if with respect thereto, of such group of entities or businesses taken as a whole), other than, with respect to this clause (ii), any (1) change in the stock price of such entity or business, in and of itself, or (2) event, change, circumstance or development (A) resulting from any action taken in connection with the transactions contemplated hereby pursuant to the terms of this Agreement, (B) relating to the economy or financial markets in general, (C) relating in general to the industries in which such entity or business operates and not specifically relating to such entity or business or (D) relating to any action or omission of RDSI, New Core or any Subsidiary of any of them taken with the express prior written consent of the parties hereto.

(r)           A “Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

(s)        “NASDAQ” means The NASDAQ Stock Market, Inc.

(t)        “New Core Contract” means a contract for New Core services (In-House Processing, ASP Processing, Out-Sourced Processing, and other developed products) executed between New Core or RDSI and a financial institution.

(u)        “New Core Software” means, collectively, any and all computer programs, in both source-code and object-code forms, which are contained in, contribute to, or are a part of the New Core software program named “Single Source” and as further described in Schedule A of the Resellers Software License and Support Agreement; all associated technical information, records, data, files, input materials, reports, forms, processes and algorithms embodied therein and all works derivative therefrom, as well as all current, previous, enhanced and developmental versions and any variations thereof, and together with lists of all programming tools, necessary compilers and all programmer and design documentation, all machine readable databases and compilations developed or maintained by or on behalf of New Core in connection with the foregoing, including any and all data and collections of data by or on behalf of New Core; all software and all content (and all rights regarding same) contained on New Core owned or controlled Internet site(s), and all rights and remedies against past and future infringements relating to any and all of the foregoing and rights to protection of interests therein under the laws of all jurisdictions.

(v)        “Patents” means, collectively, all domestic and foreign patents (including certificates of invention and other patent equivalents), provisional applications, patent applications and patents issuing therefrom as well as any division, continuation or continuation in part, reissue, extension, reexamination, certification, revival or renewal of any patent, all inventions and subject matter related to such patents, in any and all forms.

(w)        “Person” means an individual, corporation, limited liability entity, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act), including any Governmental Entity.

(x)        “Reseller Software License and Support Agreement” means the Reseller Software License and Support Agreement, dated as of the date hereof, between RDSI and New Core.

(y)        “Shareholders’ Representative” means John Aranowicz, or such other person appointed from time to time pursuant to the Holdback Escrow Agreement by delivery to RDSI of a written appointment of a successor or replacement Shareholders’ Representative.

(z)        “Software” means, collectively, the New Core Software and the Ancillary Software.

 (aa)      “Subsidiary” when used with respect to any Person means any corporation or other organization, whether incorporated or unincorporated, at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

(bb)      “Subordinated Loan Agreements” means, collectively, the Subordinated Loan Agreement and Security Agreement, each dated as of the date hereof, between RDSI and New Core, and the Subordinated Promissory Note(s) executed and delivered by New Core to RDSI under the terms of the Subordinated Loan Agreement].

(cc)       “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) shall mean (i) any federal, state, local, foreign and other net income, gross income, receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, transfer, stamp, or environmental tax, or any other tax, customs, duty, levy, tariff, fee  or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any governmental authority; (ii) any liability for payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group; (iii) any liability for the payment of any amounts as a result of being party to a tax sharing arrangement or as a result of any express or implied obligation to indemnify any Person with respect to the payment of amounts of the type described in clause (i) or clause (ii), and (iv) any transferee liability in respect of any items described in clauses (i), (ii), and (iii) above.

(dd)      “Tax Returns” means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements required to be supplied to a governmental authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

(ee)        “Trademarks” means, collectively, all domestic and foreign trademarks, trade dress, service marks, trade names, icons, logos, slogans, and any other indicia of source or sponsorship of goods and services, designs and logotypes related to the above, in any and all forms, all trademark registrations and applications for registration related to such trademarks (including, but not limited to intent to use applications), and all goodwill related to the foregoing.

(ff)        “Trade Secrets” means, collectively, any formula, design, device or compilation, or other information which is used or held for use by a business, which gives the holder thereof an advantage or opportunity for advantage over competitors which do not have or use the same, and which is not generally known by the public.  Trade Secrets can include, by way of example, formulas, algorithms, market surveys, market research studies, information contained on drawings and other documents, and information relating to research, development or testing.

(gg)        “Treasury Regulations” means those regulations promulgated under the Code, as currently in effect, and as modified and clarified by amendment or successor regulation.

(hh)        “Voting Agreements” means the Voting and Standstill/Stand Off Agreement, dated as of the date hereof, among RDSI, New Core and certain shareholders of New Core.

Each of the following terms is defined in the Section of this Agreement or the agreement set forth opposite such term:

TERM	SECTION

Accountants	3.7
Actions	5.1(j)
Additional RDSI Shares	2.1(b)
Adjusted Earn-Out Consideration	3.3
Adjusted Earn-Out Period	3.3
Aggregate Post-Merger Value	2.1(b)
Additional Holdback Shares	9.3(a)(i)
Agreement	Preamble
Ancillary Agreements	4.1
Appraisal Statute	2.9(a)
ASP Net Income	2.2(a)
ASP Processing Revenues	2.2(a)
Average Closing Price	9.3(g)
Bank Assets	2.2(a)
Certificate	1.4(b)
Closing	1.2(a)
Closing Consideration	2.1
Closing Date	1.2(a)
Code	Recitals
Combined Company	Recitals
Combined Company Employees	7.6(a)
Computed Valuation of New Core	2.2(a)
Confidentiality Agreement	7.2
Contract	5.1(c)(ii)
Converted Contract	2.2(a)
Converted Contract Date	2.2(a)
Converted Contract Revision Shares	3.8
Damages	9.2
DOJ	7.4(b)
Earn-Out Consideration	3.1

TERM	SECTION

Effective Time	1.2(b)
Environmental Laws	5.1(j)
Environmental Liabilities	5.1(j)
Exchange Act	5.2(c)(iii)
Exchange Agent	3.1
Exchange Fund	3.1
Exchange Ratio	1.4(a)
Expenses	7.7
Final Converted Contracts	3.4
Final Earn-Out Consideration	3.4
FBCA	1.2(b)
FTC	7.4(b)
GAAP	5.1(d)(i)
Governmental Entity	5.1(c)(iii)
Hazardous Materials	5.1(j)
Holdback Agent	9.4
Holdback Escrow Agreement	9.4
Holdback Fund	9.3(a)(ii)
Holdback Shares	2.3(b)
Indemnified Persons	9.2
Information Statement/Proxy Statement	7.1(a)
In-House Processing Net Income	2.2(a)
In-House Processing Revenues	2.2(a)
Initial Earn-Out Consideration	3.2
Initial Earn-Out Period	3.2
Initial Monthly Subscription Fee	2.2(a)
Injunction	8.1(b)
Intellectual Property	5.1(k)
IRS	7.17
Liens	5.1(c)(ii)
Merger	Recitals
Merger Corp.	Preamble
Net Income	2.2(a)(vii)
New Combined Company Plans	7.6(b)
New Core	Preamble
New Core Acquisition Proposal	7.5(b)
New Core Common Stock	1.4(a)
New Core Computed Net Income	2.2(a)
New Core Computed Revenue	2.2(a)
New Core Disclosure Schedule	5.1
New Core Holders	2.1
New Core Necessary Consents	5.1(c)(iii)
New Core Permits	5.1(h)(ii)
New Core Plans	5.1(r)(i)
New Core Shareholders Meeting	7.1(b)
New Core Written Consents	7.1(b)
Officers’ Certificate	9.3(a)(iii)
OGCL	1.2(b)
Ohio Secretary	1.2(b)

TERM	SECTION

Other Products Net Income	2.2(a)
Out-Sourced Net Income	2.2(a)
Out-Sourced Processing Revenues	2.2(a)
Permitted Liens	5.1(u)
PTO	5.1(k)(vii)
RDSI	Preamble
RDSI Common Stock	5.2(b)(i)
RDSI Computed Valuation	2.2(a)
RDSI Disclosure Schedule	5.2
RDSI Financial Advisor	5.2(j)
RDSI Financial Statements	5.2(d)(ii)
RDSI Necessary Consents	5.2(c)(iv)
RDSI Permits	5.2(f)(ii)
Registration Statement	7.1(a)
Release Date	9.3(f)
Revised Contract	3.8
Rurban	Preamble
Required Approvals	7.4(a)
Required New Core Vote	5.1(f)
SEC	5.1(e)(i)
Securities Act	3.3
Survival Period	9.1
Termination Date	10.1(b)
Valuation Date	2.2(a)
Violation	5.1(c)(ii)

11.12        Disclosure Schedule.  The mere inclusion of an item in the relevant Disclosure Schedule as an exception to a representation, warranty or covenant shall not be deemed an admission by a party that such item represents a material exception or material fact, event or circumstance or that such item has had or would have a Material Adverse Effect with respect to RDSI, New Core or any Subsidiary of the foregoing.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized.

RURBANC DATA SERVICES, INC.

By:	/s/ Kenneth A. Joyce
Kenneth A. Joyce
Chief Executive Officer

NEW CORE HOLDINGS, INC.

By:	/s/ John J. Aranowicz
Name:	John J. Aranowicz
Title:	President and CEO

NC MERGER CORP.

By:	/s/ Kenneth A. Joyce
Kenneth A. Joyce
President

Annex B
SEPARATION AND DISTRIBUTION AGREEMENT

This Separation and Distribution Agreement (this “Agreement”) is entered into as of December 11, 2009, by and between Rurban Financial Corp., an Ohio corporation (“Rurban”), and Rurbanc Data Services, Inc., an Ohio corporation and a wholly-owned subsidiary of Rurban (“RDSI” and, together with Rurban, the “Parties” and each, a “Party”).

WITNESSETH

WHEREAS, RDSI and NC Merger Corp., an Ohio corporation and a wholly-owned subsidiary of RDSI (“Merger Corp.”), have entered into an Agreement and Plan of Merger dated as of April 25, 2009 (the “Merger Agreement”), with New Core Holdings, Inc., a Florida corporation (“New Core”), pursuant to which Merger Corp. will merge with and into New Core, with New Core being the surviving corporation and becoming a wholly-owned subsidiary of RDSI, in accordance with the terms and subject to the conditions set forth therein (the “Merger”);

WHEREAS, it is a condition to the Merger that, prior to the Effective Time (as defined in the Merger Agreement), Rurban distribute to the holders of Rurban Common Shares (other than Rurban Common Shares held in the treasury of Rurban), as provided for herein, all of the outstanding RDSI Common Shares in a spin-off (the “Distribution”);

WHEREAS, it is expected that, as a result of the Distribution, each of Rurban and RDSI as an independent stand-alone company will (a) be better able to allocate financial and operational resources to its own business and focus on executing its own strategic plan; (b) have greater strategic and financial flexibility to support future growth opportunities; (c) have increased access to financial and capital markets because such markets should be better able to evaluate each of Rurban and RDSI more effectively as separate companies; and (d) be able to develop equity incentive programs for management and other professionals that are tailored to its own business and are tied to the market performance of its respective common shares;

WHEREAS, in connection with the Distribution, Rurban and RDSI have agreed to enter into this Agreement to set forth the terms and conditions of the Distribution and certain agreements that will govern certain matters relating to the relationship of Rurban, RDSI and their respective Subsidiaries following the Distribution;

WHEREAS, this Agreement has been approved by the Board of Directors of Rurban in accordance with the recommendation of the special committee of the Board of Directors of Rurban;

WHEREAS, this Agreement has been approved by the Board of Directors of RDSI in accordance with the recommendation of the special committee of the Board of Directors of RDSI;

WHEREAS, it is the intention of the Parties that the Distribution qualify as a spin-off under Section 355 of the Internal Revenue Code of 1986, as amended (the “Code”), and that the Merger qualify as a reorganization under Section 368 of the Code; and

WHEREAS, capitalized terms used in this Agreement shall have the respective meanings set forth in Section 8.12 or in the Sections of this Agreement set forth opposite such terms in Section 8.12.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I
ACTIONS PRIOR TO THE DISTRIBUTION

Section 1.01.       RDSI Recapitalization.  Prior to the Distribution Time and subject to the satisfaction or waiver of the conditions set forth in Section 2.03, the Parties shall take all steps necessary so that, immediately prior to the Distribution Time, the number of RDSI Common Shares outstanding and held by Rurban shall equal the number of Distribution Shares.

Section 1.02.       Termination of Intercompany Agreements.  Prior to the Distribution Time, the Parties shall terminate any and all Related Party Agreements other than (a) the Transaction Agreements, (b) any Trade Payables and (c) the Continuing Business Agreements.  No such terminated agreement shall be of any further force or effect after the Distribution Date, and all parties shall be released from all obligations thereunder.

Section 1.03.       Financial Obligations.

(a)           RDSI shall, at its expense, take or cause to be taken all actions, and enter into (or cause its Subsidiaries to enter into) such agreements and arrangements, as shall be necessary to effect the release of and substitution for Rurban and each Rurban Subsidiary, as of the Distribution Time, from all primary, secondary, contingent, joint, several and other Liabilities, if any, in respect of RDSI Financial Obligations to the extent related to RDSI, any RDSI Subsidiary or the RDSI Business (it being understood that all such Liabilities in respect of RDSI Financial Obligations are RDSI Liabilities).

(b)           Rurban shall, at its expense, take or cause to be taken all actions, and enter into (or cause its Subsidiaries to enter into) such agreements and arrangements, as shall be necessary to effect the release of and substitution for RDSI and each RDSI Subsidiary, as of the Distribution Time, from all primary, secondary, contingent, joint, several and other Liabilities, if any, in respect of Rurban Financial Obligations to the extent related to Rurban, any Rurban Subsidiary or the Rurban Business (it being understood that all such Liabilities in respect of Rurban Financial Obligations are Rurban Liabilities).

(c)           The parties’ obligations under this Section 1.03 shall continue to be applicable to all RDSI Financial Obligations and Rurban Financial Obligations identified at any time by RDSI or Rurban, whether before or after the Distribution Time.

Section 1.04.       Amended Articles of Incorporation and Amended Regulations.  Prior to the consummation of the transactions contemplated by Section 1.01 and subject to the satisfaction or waiver of the conditions set forth in Section 2.03, (a) the RDSI Board of Directors and Rurban shall adopt and approve the Amended Articles of Incorporation and the Amended Regulations in accordance with the provisions of Chapter 1701 of the Ohio Revised Code, and (b) RDSI shall cause the Amended Articles of Incorporation to be filed with the Ohio Secretary of State.

Section 1.05.       Resignations.  Rurban shall cause all of its employees and directors and all of the employees and directors of each Rurban Subsidiary to resign, effective not later than the Distribution Time, from all boards of directors or similar governing bodies of RDSI or any RDSI Subsidiary on which they serve, and from all positions as officers of RDSI or any RDSI Subsidiary, except as otherwise specified on Schedule 1.05.   RDSI shall cause all of its employees and directors and all of the employees and directors of each RDSI Subsidiary to resign, effective not later than the Distribution Time, from all boards of directors or similar governing bodies of Rurban or any Rurban Subsidiary on which they serve, and from all positions as officers of Rurban or any Rurban Subsidiary in which they serve, except as otherwise specified on Schedule 1.05.

Section 1.06.       Governmental Approvals and Consents.  To the extent that the Distribution or other transactions contemplated by this Agreement require any approvals from or notices to any Governmental Entity or the Consent of any other Person, the Parties shall use their commercially reasonable efforts to obtain any such approvals or Consents or provide any such notices prior to the Distribution Date.

Section 1.07.       Securities Law Matters.  RDSI shall prepare and file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form 10 (the “Registration Statement”) to register the RDSI Common Shares under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Rurban and RDSI shall prepare and mail, on or after the effective date of the Registration Statement and prior to the Distribution Time, to the holders of Rurban Common Shares an information statement (the “Information Statement”) containing such information concerning Rurban, RDSI, New Core, the Merger, the Distribution and such other matters as Rurban and RDSI shall reasonably determine are necessary and as may be required by applicable Law.  Rurban and RDSI shall take or cause to be taken all such actions as may be necessary or appropriate under the securities or “blue sky” Laws of any applicable states in connection with the Distribution.

Section 1.08.       Cooperation Prior to the Distribution.  Prior to the Distribution Time, the Parties shall use their commercially reasonable efforts to take all reasonable steps necessary and appropriate to cause the conditions set forth in Section 2.03 of this Agreement to be satisfied and to effect the Distribution on the Distribution Date.

ARTICLE II
THE DISTRIBUTION

Section 2.01.       The Distribution.  Subject to Section 2.03, Rurban’s Board of Directors, in accordance with applicable Law, shall establish the Record Date and the Distribution Date and any appropriate procedures in connection with the Distribution, including authorizing Rurban to effect the Distribution immediately prior to the Effective Time.  Subject to the terms and conditions of this Agreement, prior to the Distribution Date, Rurban shall deliver to the Distribution Agent for the benefit of each record holder of Rurban Common Shares (other than Rurban Common Shares held in the treasury of Rurban) as of the Record Date, all of the Distribution Shares (which shall represent all of the outstanding RDSI Common Shares), and Rurban shall instruct the Distribution Agent to make book-entry credits on the Distribution Date or as soon thereafter as practicable in the name of each record holder of Rurban Common Shares (other than Rurban Common Shares held in the treasury of Rurban) as of the Record Date for a number of RDSI Common Shares equal to the aggregate number of Rurban Common Shares so held by such holder of record as of the Record Date (other than Rurban Common Shares held in the treasury of Rurban).  The Distribution will be deemed to be effective as of the Distribution Time upon written authorization from Rurban to the Distribution Agent to proceed as set forth in this Section 2.01.

Section 2.02.       The Distribution Agent.  Prior to the Distribution Date, Rurban shall enter into an agreement with the Distribution Agent, which shall be on terms that are satisfactory to RDSI, providing for, among other things, the transactions described in this Article II (the “Distribution Agent Agreement”).

Section 2.03.       Conditions to the Distribution.   The respective obligations of Rurban and RDSI to consummate the Distribution and the other transactions contemplated by this Agreement is subject to the satisfaction of the following conditions:

(a)           Filing and Effectiveness of Registration Statement.  The Registration Statement shall have been filed with the SEC and shall be effective.

(b)           Dissemination of Information to Rurban Shareholders.  Prior to the Distribution Date, the Parties shall have mailed the Information Statement to the holders of Rurban Common Shares.

(c)           Compliance with State and Foreign Securities and Blue Sky Laws. Rurban and RDSI shall have taken all such action as may be necessary or appropriate under state and foreign securities and “blue sky” Laws in connection with the Distribution.

(d)           Governmental Approvals and Consents.  Rurban and/or RDSI, as applicable, shall have obtained all material approvals of Governmental Entities and consents of other Persons required to permit the valid consummation of the Distribution without any conditions being imposed that would reasonably be expected to have a material adverse effect on the business, assets, financial condition or results of operations of Rurban or RDSI.

(e)           No Actions or Legal Restrictions. No Actions shall have been instituted or threatened by or before any Governmental Entity to restrain, enjoin, or otherwise prevent the Distribution or the other transactions contemplated by this Agreement, and no Law, order, injunction, judgment, ruling, or decree shall have been adopted or issued by any Governmental Entity of competent jurisdiction restraining the Distribution or such other transactions.

(f)           No Notice Provided Regarding a Change in Representations Underlying the Tax Opinion Regarding the Distribution.  Rurban shall have received an opinion of Vorys, Sater, Seymour and Pease LLP, tax counsel to Rurban, to the effect that the Distribution will qualify as a spin-off under Sections 355 and 368(a)(1)(D) of the Code (the “Tax Opinion”).  The Tax Opinion will be provided in the Information Statement/Proxy Statement provided to New Core and Rurban shareholders and filed with the Securities and Exchange Commission.  Continued reliance on the Tax Opinion at the time of the Distribution is subject to the condition that neither Rurban nor RDSI has provided notice to tax counsel prior to the Distribution that any of their representations in their certificate letter provided to tax counsel have changed.

(g)           Fulfillment of Obligations Under the Merger Agreement.  Each of RDSI and New Core shall have irrevocably confirmed to each other that each of the conditions in Article VIII of the Merger Agreement to such party’s obligations to effect the Merger (other than the condition set forth in Section 8.1(g) of the Merger Agreement regarding the consummation of the Distribution) has been fulfilled or shall be fulfilled at the Effective Time or is or has been waived by such party, as the case may be.

(h)           Opinion of Financial Advisor to the Board of Directors of Rurban.  The Board of Directors of Rurban shall have received the opinion of Austin Associates, LLC, the financial advisor to the Board of Directors of Rurban, to the effect that, as of the date of such opinion and based upon and subject to the assumptions and limitations set forth in such opinion, the consideration to be paid to the shareholders of New Core in the Merger is fair, from a financial point of view, to RDSI (the “Fairness Opinion”).

(i)           Final Approval by the Board of Directors of Rurban.  The Board of Directors of Rurban shall have approved the completion of the Distribution and the transactions contemplated by this Agreement following the recommendation of its special committee based on consideration of applicable market conditions, the Fairness Opinion, the Tax Opinion, the impact of the Distribution on the capital structures and the current and anticipated capital needs of each of Rurban and the Rurban Subsidiaries, on the one hand, and RDSI, on the other hand, and such other matters deemed appropriate in the judgment of the special committee of the Board of Directors.   In addition, at any time and from time to time until the completion of the Distribution, Rurban with the consent of the Board of Directors of Rurban may modify or change the terms of the Distribution.

ARTICLE III
INSURANCE

Section 3.01.       Insurance Coverage.   Subject to the provisions of this Article III, coverage of RDSI and the RDSI Subsidiaries under all Insurance Policies shall cease as of the Distribution Time.  From and after the Distribution Time, RDSI shall be responsible for obtaining and maintaining all insurance coverages in their own right.  All Insurance Policies shall be retained by Rurban and the Rurban Subsidiaries, together with all rights, benefits and privileges thereunder (including the right to receive any and all return premiums with respect thereto), except that RDSI shall have the rights in respect of Insurance Policies to the extent described in Section 3.02.

Section 3.02.       Rights Under Shared Policies.  From and after the Distribution Time, RDSI and the RDSI Subsidiaries shall have no rights with respect to any Insurance Policies, except that (a) RDSI shall have the right to assert claims (and Rurban shall use commercially reasonable efforts to assist RDSI in asserting claims) for any loss, liability or damage with respect to the RDSI Business under Shared Policies with third-party insurers which are “occurrence basis” insurance policies (“Occurrence Basis Policies”) arising out of insured incidents occurring from the date coverage thereunder first commenced until the Distribution Time to the extent that the terms and conditions of any such Occurrence Basis Policies and agreements relating thereto so allow and (b) RDSI shall have the right to continue to prosecute claims with respect to the RDSI Business properly asserted with the insurer prior to the Distribution Time (and Rurban shall use commercially reasonable efforts to assist RDSI in connection therewith) under Shared Policies with third-party insurers which are insurance policies written on a “claims made” basis (“Claims Made Policies”) arising out of insured incidents occurring from the date coverage thereunder first commenced until the Distribution Time to the extent that the terms and conditions of any such Claims Made Policies and agreements relating thereto so allow, provided, that in the case of both clauses (a) and (b) above, (i) all of Rurban’s and each Rurban Subsidiary’s reasonable costs and expenses incurred in connection with the foregoing are promptly paid by RDSI, (ii) Rurban and the Rurban Subsidiaries may, at any time, without liability or obligation to RDSI or any RDSI Subsidiary (other than as set forth in Section 3.03), amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any Occurrence Basis Policies or Claims Made Policies (and such claims shall be subject to any such amendments, commutations, terminations, buy-outs, extinguishments and modifications), (iii) such claims shall be subject to (and recovery thereon shall be reduced by the amount of) any applicable deductibles, retentions or self-insurance provisions, (iv) such claims shall be subject to (and recovery thereon shall be reduced by the amount of) any payment or reimbursement obligations of Rurban, any Rurban Subsidiary or any Affiliate of Rurban or any Rurban Subsidiary in respect thereof and (v) such claims shall be subject to exhaustion of existing aggregate limits.  Rurban’s obligation to use commercially reasonable efforts to assist RDSI in asserting claims under applicable Shared Policies shall include using commercially reasonable efforts in assisting RDSI to establish its right to coverage under such Shared Policies (so long as all of Rurban’s reasonable out-of-pocket costs and expenses in connection therewith are promptly paid by RDSI).  None of Rurban or the Rurban Subsidiaries shall bear any Liability for the failure of an insurer to pay any claim under any Shared Policy.  It is understood that any Claims Made Policies will not provide any coverage to RDSI for incidents occurring prior to the Distribution Time but which are asserted with the insurance carrier after the Distribution Time.

Section 3.03.       Rurban Actions.  In the event that, after the Distribution Time, Rurban or any Rurban Subsidiary proposes to amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any Shared Policies under which RDSI has rights to assert claims pursuant to Section 3.02 in a manner that would adversely affect any such rights of RDSI, (a) Rurban shall give RDSI prior notice thereof and consult with RDSI with respect to such action (it being understood that the decision to take any such action will be in the sole discretion of Rurban) and (b) Rurban shall pay to RDSI its equitable share (which shall be mutually agreed upon by Rurban and RDSI, acting reasonably and in good faith, based on the amount of premiums paid by or allocated to the RDSI Business in respect of the applicable Shared Policy), if any, of any net proceeds actually received by Rurban from the insurer under the applicable Shared Policy as a result of such action by Rurban (after deducting Rurban’s reasonable costs and expenses incurred in connection with such action).

Section 3.04.       Claims Administration.   From and after the Distribution Time, (a) Rurban or a Rurban Subsidiary, as appropriate, shall be responsible for the Claims Administration with respect to claims of Rurban and the Rurban Subsidiaries under Shared Policies; and (b) RDSI or a RDSI Subsidiary, as appropriate, shall be responsible for the Claims Administration with respect to claims of RDSI and the RDSI Subsidiaries under Shared Policies.

Section 3.05.       Insurance Premiums.  From and after the Distribution Time, Rurban shall pay all premiums, taxes, assessments or similar charges as required under the terms and conditions of the respective Shared Policies in respect of periods prior to the Distribution Time, whereupon RDSI shall, upon the request of Rurban, forthwith reimburse Rurban for that portion of such premiums and other payments paid by Rurban as are reasonably determined by Rurban to be attributable to the RDSI Business.

Section 3.06.       Waiver of Conflict and Shared Defense.  In the event that a Shared Policy provides coverage for both Rurban and/or a Rurban Subsidiary, on the one hand, and RDSI and/or a RDSI Subsidiary, on the other hand, relating to the same occurrence, Rurban and RDSI agree to defend jointly and to waive any conflict of interest necessary to the conduct of that joint defense.   Nothing in this Section 3.06 shall be construed to limit or otherwise alter in any way the indemnity obligations of the Parties, including those created by this Agreement, by operation of law or otherwise.

Section 3.07.       Cooperation.  Rurban and RDSI shall use their reasonable efforts to cooperate with each other and execute any additional documents which are reasonably necessary to effectuate the provisions of this Article III.

Section 3.08.       No Assignment or Waiver; Further Agreements.  This Agreement shall not be considered as an attempted assignment of any rights or interest in violation of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of Rurban or any Rurban Subsidiary in respect of any Insurance Policy or any other contract or policy of insurance.  The Parties acknowledge that they intend to allocate financial obligations without violating any Laws regarding insurance, self-insurance or other financial responsibility.  If it is determined that any action undertaken pursuant to this Agreement is violative of any insurance, self-insurance or related financial responsibility Law, the Parties agree to work together to do whatever is necessary to comply with such Law while trying to accomplish, to the greatest possible extent, the allocation of financial obligations as intended in this Agreement.

ARTICLE IV
EMPLOYEES AND EMPLOYEE BENEFIT MATTERS

Section 4.01.       Employees.  Effective immediately prior to the Distribution Time, and subject to the satisfaction or waiver of the conditions set forth in Section 2.03, Rurban shall transfer (or cause the applicable Rurban Subsidiary to transfer) to RDSI, and RDSI shall employ, each of the employees listed on Schedule 4.01 hereto (the “Transferred Employees”).  Rurban shall cause all such Transferred Employees to resign from all positions as officers or employees of Rurban and each Rurban Subsidiary effective immediately prior to the Distribution Time.  Except as otherwise provided herein, RDSI shall be liable for all obligations relating to all Transferred Employees arising after the Distribution Time.  All employees of Rurban and the Rurban Subsidiaries as of the Distribution Time who are not Transferred Employees shall be retained by Rurban and the Rurban Subsidiaries (the “Retained Employees”), and Rurban and the Rurban Subsidiaries shall be liable for all obligations relating to all Retained Employees for all periods, whether arising prior to or after the Distribution Time.  Rurban and RDSI shall use commercially reasonable efforts to accomplish any transfers of employment required by this Section 4.01 in a timely manner.

Section 4.02.       Prior Service Credit. RDSI shall give each Transferred Employee credit for years of service with Rurban and the Rurban Subsidiaries as if they were years of service with RDSI.  RDSI shall recognize such service for purposes of satisfying any vesting, waiting period, evidence of insurability requirements or the application of any preexisting condition limitation.  RDSI shall also give Transferred Employees credit for amounts paid under a corresponding Rurban benefit plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the benefit plan sponsored or maintained by RDSI.

Section 4.03.       401(k) Savings Plan.  Effective immediately prior to the Distribution Time, and subject to the satisfaction or waiver of the conditions set forth in Section 2.03, Rurban shall cause a “spin off” of the assets and liabilities of the Rurban 401(k) Savings Plan and related trust (the “Rurban 401(k) Plan”) resulting in the division of the Rurban 401(k) Plan into two separate, identical, component plans and trusts, in accordance with applicable Law (including, without limitation, Section 414(l) of the Code), covering, respectively, (a) all Rurban 401(k) Plan participants who are RDSI employees, including the Transferred Employees (and their beneficiaries) (the “RDSI 401(k) Plan”) and (b) all other Rurban 401(k) Plan participants (and their beneficiaries).  Effective immediately prior to the Distribution Time, and subject to the satisfaction or waiver of the conditions set forth in Section 2.03, Rurban shall cause the RDSI 401(k) Plan to be transferred to RDSI but shall retain the Rurban 401(k) Plan.  Prior to the Distribution Time, Rurban shall draft the appropriate documents and use its commercially reasonable efforts to take all actions necessary, to the extent possible, to effectuate the intent of this Section 4.03.

Section 4.04.       Rurban ESOP. Following the Distribution Time, Rurban shall (a) amend the Rurban Employee Stock Ownership Plan (the “Rurban ESOP”) to allow it to hold RDSI Common Shares received in the Distribution as assets other than “qualifying employer securities” within the meaning of applicable provisions of the Code and the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), provided that, after the Distribution Time, the assets of the Rurban ESOP continue to be invested “primarily” in qualifying employer securities and (b) create a procedure to permit participants in the Rurban ESOP who have distributions of RDSI Common Shares allocated to their accounts in the Rurban ESOP to sell or transfer such RDSI Common Shares and invest the proceeds (within their Rurban ESOP accounts) in assets other than Rurban Common Shares or RDSI Common Shares.   RDSI employees, including any Transferred Employees, who were participants in the Rurban ESOP prior to the Distribution shall remain participants in the Rurban ESOP following the Distribution Time; provided, however, that, to the extent that any RDSI employee or Transferred Employee who is considered to have a termination of employment for purposes of the Rurban ESOP shall receive a distribution from the Rurban ESOP in accordance with the terms and conditions of the Rurban ESOP.

Section 4.05.       Welfare Plans.

(a)           Except as otherwise provided herein, effective immediately prior to the Distribution Time, and subject to the satisfaction or waiver of the conditions set forth in Section 2.03, Rurban shall cause all of Rurban’s employee welfare benefit plans, as defined in Section 3(1) of ERISA (the “Rurban Welfare Plans”), to be divided into separate plans covering, respectively, (a) all Rurban Welfare Plan participants who are RDSI employees, including the Transferred Employees (and their dependents and beneficiaries) (the “RDSI Welfare Plans”) and (b) all other Rurban Welfare Plan participants (and their dependents and beneficiaries), including, without limitation, participants (and their dependents and beneficiaries) who experienced a “qualifying event” for purposes of the group health plan continuation coverage requirements of Section 4980B of the Code and Title I, Subtitle B of ERISA prior to the Distribution Date regardless of when an election for continuation coverage is made by the participant.  Effective immediately prior to the Distribution Time, and subject to the satisfaction or waiver of the conditions set forth in Section 2.03, Rurban shall cause the RDSI Welfare Plans to be transferred to RDSI but shall retain the Rurban Welfare Plans.  Prior to the Distribution Time, Rurban shall draft the appropriate documents and use its reasonable best efforts to take all actions necessary, to the extent possible, to effectuate the intent of this Section 4.05(a).

(b)           On and after the Distribution Date, RDSI shall pay, or cause to be paid, all claims for health care benefits by RDSI employees, including the Transferred Employees (and their beneficiaries), made after the Distribution Date for post-Distribution periods, and shall pay, or cause to be paid, all claims for employee welfare benefits by RDSI employees, including the Transferred Employees (and their dependents and beneficiaries), made after the Distribution for all periods prior to the Distribution Date whether or not such claim was made pursuant to the RDSI Welfare Plans.

(c)           RDSI shall be responsible for any Liabilities or obligations for severance obligations relating to employees of RDSI whose employment terminates prior to, or on or after the Distribution Date.

(d)           Any RDSI employee, including any Transferred Employee, on short-term disability as of the Distribution Date that would have become eligible for long-term disability benefits under the Rurban Welfare Plans but for the consummation of the transactions contemplated by this Agreement shall be covered by the Rurban Welfare Plan that provides long-term disability benefits and RDSI shall have no obligation to provide such coverage.

Section 4.06.       Accrued Vacation and Sick Time.  Rurban and RDSI agree that all accrued vacation and sick time for RDSI employees, including Transferred Employees, as of the Distribution Date shall be RDSI’s obligation.

Section 4.07.       Stock Option Plan.  Following the Distribution Time and subject to the satisfaction or waiver of the conditions set forth in Section 2.03: (a) all outstanding stock options and stock appreciation rights granted pursuant to the Rurban Financial Corp. Stock Incentive Plan effective March 12, 1997 to an RDSI employee, including a Transferred Employee, shall become null and void on the date of termination; (b) each outstanding and unexercisable stock option and unvested share of restricted stock granted pursuant to the Rurban Financial Corp. 2008 Stock Incentive Plan (“Rurban 2008 Stock Plan”) to an RDSI employee, including a Transferred Employee, who is considered to have terminated for purposes of the Rurban 2008 Stock Plan shall become null and void on the date of such termination; and (c) all outstanding and exercisable stock options granted pursuant to the Rurban 2008 Stock Plan to an RDSI employee, including a Transferred Employee, who is considered to have terminated for purposes of the Rurban 2008 Stock Plan shall remain exercisable until the earlier of the expiration of the stock option or 30 days following the date of termination.  Notwithstanding the foregoing, any restricted stock granted to Kenneth A. Joyce on or prior to the Distribution Date shall be subject to vesting in accordance with the Joyce Employment Agreement.

Section 4.08.       Employment and Other Agreements.  Effective upon the transfer of the Transferred Employees to RDSI pursuant to Section 4.01, and except as provided below, Rurban shall terminate any employment, change in control or supplemental retirement benefit agreement to which Rurban and any RDSI employee, including any Transferred Employee, is a party or pursuant to which Rurban is liable to make payment (collectively, the “Transferred Employee Agreements”) and RDSI shall enter into new agreements with the applicable Transferred Employees on substantially the same terms as provided under the Transferred Employee Agreements.  Notwithstanding the foregoing, prior to the Distribution Time, Rurban and Kenneth A. Joyce shall enter into a separate agreement (the “Joyce Employment Agreement”) addressing their respective rights and obligations under the Employment Agreement dated March 1, 2006 among Rurban and Kenneth A. Joyce and the Rurban Financial Corp. Amended and Restated Supplemental Retirement Plan Agreement for Kenneth A Joyce effective as of December 31, 2008.

Section 4.09.       Bonus Plans.  Any RDSI employee, including any Transferred Employee, who was a participant in any Rurban bonus or incentive compensation plan immediately prior to the Distribution Date shall be entitled to receive a payment for the period ending December 31, 2009, prorated based on the actual attainment or achievement of any performance goals established under such bonus or incentive compensation plan for the period ending December 31, 2009, which shall be paid at the same time as payment is made to other Rurban employees.  No RDSI employee (including Transferred Employees) shall be eligible to participate in any Rurban bonus plan for any period commencing after December 31, 2009.

Section 4.10.       Workers’ Compensation. RDSI shall assume the liability for any workers’ compensation or similar workers’ protection claims with respect to any RDSI employee, including the Transferred Employees, whether incurred prior to, on, or after the Distribution Date, which are the result of an injury or illness originating prior to or on the Distribution Date.

Section 4.11.       Information to be Provided.  Each Party and its Subsidiaries shall provide any information that the other Party may reasonably request, including, but not limited to, information relating to dates of termination of employment, in order to provide benefits to any eligible employee of RDSI under the terms and conditions of this Agreement or under the applicable Rurban Plans.

Section 4.12.       No Right to Employment.  Nothing contained in this Agreement will confer upon any Transferred Employees any rights or remedies, including, without limitation, any right to employment for any specified period, of any nature or kind whatsoever, under or by reason of this Agreement, and the Transferred Employees shall not be deemed third party beneficiaries of this Article IV.  Notwithstanding anything to the contrary contained in this Agreement, any employee benefit plan or program for the Transferred Employees established by RDSI may be amended or terminated by RDSI in accordance with its terms and applicable Law.

ARTICLE V
MUTUAL RELEASES; INDEMNIFICATION

Section 5.01.       Mutual Release.

(a)           Effective as of the Distribution Time and except as provided in Section 5.01(c) or as otherwise expressly provided in the other Transaction Agreements, Rurban, on behalf of itself and each of the Rurban Subsidiaries, hereby releases and forever discharges RDSI and the RDSI Subsidiaries, and its and their respective directors, officers, agents, advisors and Representatives (in each case, in their respective capacities as such) and their respective heirs, executors, administrators, successors and assigns, of and from any and all debts, demands, actions, causes of action, suits, accounts, covenants, contracts, agreements, damages, claims and Liabilities whatsoever of every name and nature, both in law and in equity, which the releasing party has or ever had or ever will have, which arise out of, result from or relate to events, circumstances or actions taken by such released Person occurring or failing to occur or any conditions existing at or prior to the Distribution Time.

(b)           Effective as of the Distribution Time and except as provided in Section 5.01(c) or as otherwise expressly provided in the other Transaction Agreements, RDSI, on behalf of itself and each of the RDSI Subsidiaries, hereby releases and forever discharges Rurban and the Rurban Subsidiaries, and its and their respective directors, officers, agents, advisors and Representatives (in each case, in their respective capacities as such) and their respective heirs, executors, administrators, successors and assigns, of and from any and all debts, demands, actions, causes of action, suits, accounts, covenants, contracts, agreements, damages, claims and Liabilities whatsoever of every name and nature, both in law and in equity, which the releasing party has or ever had or ever will have, which arise out of, result from or relate to events, circumstances or actions taken by such released Person occurring or failing to occur or any conditions existing at or prior to the Distribution Time.

(c)           Nothing in Section 5.01(a) or (b) shall in any way affect or impair the rights of any Person under, or operate to release or discharge any Person from any Liabilities or obligations under or relating to, this Agreement (including under Sections 5.02 and 5.03), any other Transaction Agreement, or any Continuing Business Agreement.  In addition, nothing in Section 5.01(a) or (b) shall release or discharge any Person from (i) any Liability arising from or relating to the sale, lease, provision, or receipt of goods or services, payment for goods, property or services purchased, obtained or used in the ordinary course of business by Rurban and/or the Rurban Subsidiaries from RDSI and/or the RDSI Subsidiaries, or by RDSI and/or the RDSI Subsidiaries from Rurban and/or the Rurban Subsidiaries, as the case may be, prior to the Distribution Time or any related refund claims, or (ii) any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 5.01; provided, however, that the Parties agree not to bring suit (or permit any of their respective Subsidiaries to bring suit) against any Person released pursuant to this Section 5.01 with respect to any such Liability.

Section 5.02.       Indemnification by Rurban.  From and after the Distribution Time and subject to the provisions of this Article V, Rurban shall indemnify, defend and hold harmless the RDSI Indemnitees from and against, and pay or reimburse, as the case may be, the RDSI Indemnitees for, all Indemnifiable Losses, as incurred or suffered by any RDSI Indemnitee based upon, arising out of or relating to the following:  (a) the Rurban Liabilities (including the failure by Rurban or any Rurban Subsidiary to pay, perform or otherwise discharge the Rurban Liabilities in accordance with their terms), whether such Indemnifiable Losses are based upon, arise out of or relate to events, occurrences, actions, omissions, facts, circumstances or conditions occurring, existing or asserted before or after the Distribution Time; or (b) the enforcement by the RDSI Indemnitees of their rights to be indemnified, defended and held harmless under this Section 5.02.

Section 5.03.       Indemnification by RDSI.  From and after the Distribution Time and subject to the provisions of this Article V, RDSI shall indemnify, defend and hold harmless the Rurban Indemnitees from and against, and pay or reimburse, as the case may be, the Rurban Indemnitees for, all Indemnifiable Losses, as incurred or suffered by any Rurban Indemnitee based upon, arising out of or relating to the following:  (a) the RDSI Liabilities (including the failure by RDSI to pay, perform or otherwise discharge the RDSI Liabilities in accordance with their terms), whether such Indemnifiable Losses are based upon, arise out of or relate to events, occurrences, actions, omissions, facts, circumstances or conditions occurring, existing or asserted before or after the Distribution Time; or (b) the enforcement by the Rurban Indemnitees of their rights to be indemnified, defended and held harmless under this Section 5.03.

Section 5.04.       Indemnification Procedures.

(a)           Notice of Claims.  An Indemnitee shall give written notice (a “Notice of Claim”) to the Indemnifying Party within 15 days after the Indemnitee has knowledge of any Third Party Claim which an Indemnitee has determined has given or could reasonably be expected to give rise to a right of indemnification under this Agreement.  No failure to give such Notice of Claim within the time period specified above shall affect the indemnification obligations of the Indemnifying Party hereunder, except to the extent the Indemnifying Party can demonstrate such failure materially prejudiced such Indemnifying Party’s ability to successfully defend the matter giving rise to the claim.  The Notice of Claim shall state the nature of the claim, the amount of the liability, if known, and the method of computation thereof, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.

(b)           Third Party Claims.  The obligations and liabilities of an Indemnifying Party under this Article V with respect to Indemnifiable Losses arising from claims of any third party that are subject to the indemnification provisions provided for in this Article V (“Third Party Claims”) shall be governed by and contingent upon the following additional terms and conditions. The Indemnitee at the time it gives a Notice of Claim to the Indemnifying Party of the Third Party Claim shall advise the Indemnifying Party that the Indemnifying Party shall be permitted, at its option, to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice reasonably satisfactory to the Indemnitee if it gives written notice of its intention to do so to the Indemnitee within 15 days of its receipt of the Notice of Claim. In the event the Indemnifying Party exercises its right to undertake the defense against any such Third Party Claim as provided above, the Indemnitee shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses and information in its possession or under its control relating thereto as is reasonably required by the Indemnifying Party, and the Indemnitee may participate by its own counsel and at its own expense in defense of such Third Party Claim; provided, further, that if the defendants in any Action shall include both the Indemnitee and the Indemnifying Party and such Indemnitee shall have concluded in good faith that counsel selected by the Indemnifying Party has a conflict of interest because of the availability of different or additional defenses to such Indemnitee, such Indemnitee shall have the right to select separate counsel reasonably acceptable to the Indemnifying Party to participate in the defense of such Action on its behalf, at the expense of the Indemnifying Party; provided further, however, that such Indemnifying Party shall not, in connection with any one such Action or separate but substantially similar or related Actions, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel). Notwithstanding the foregoing, the Indemnitee, during the period the Indemnifying Party is determining whether to elect to assume the defense of a matter covered by this Section 5.04(b), may take such reasonable actions, at the Indemnifying Party’s expense, as it deems necessary to preserve any and all rights with respect to the matter, without such actions being construed as a waiver of the Indemnitee’s rights to defense and indemnification pursuant to this Agreement. In the event the Indemnitee is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnitee in such defense and make available to it all such witnesses and information in its possession or under its control relating thereto as is reasonably required by the Indemnitee and the Indemnifying Party may participate by its own counsel and at its own expense in the defense of such Third Party Claim.

(c)           Settlement Procedures.  Unless otherwise required by Law, in no event shall an Indemnitee admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the Indemnifying Party’s prior written consent (such consent not to be unreasonably withheld); provided, however, that the Indemnitee shall have the right to settle, compromise or discharge such Third Party Claim without the consent of the Indemnifying Party if the Indemnitee releases the Indemnifying Party from its indemnification obligation hereunder with respect to such Third Party Claim and such settlement, compromise or discharge would not otherwise adversely affect the Indemnifying Party.  If the Indemnifying Party acknowledges in writing liability for a Third Party Claim (as between the Indemnifying Party and the Indemnitee), the Indemnifying Party shall be permitted to enter into, and the Indemnitee shall agree to, any settlement, compromise or discharge of a Third Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim and releases the Indemnitee completely in connection with such Third Party Claim and that would not otherwise adversely affect the Indemnitee; provided, further, that the Indemnifying Party shall not agree to any other settlement, compromise or discharge of a Third Party Claim not described above without the prior written consent of the Indemnitee (such consent not to be unreasonably withheld).

(d)           Direct Claims.  Any claim on account of Indemnifiable Losses which does not involve a Third Party Claim shall be asserted by reasonably prompt written notice given by the Indemnitee to the Indemnifying Party from whom such indemnification is sought.  The failure by any Indemnitee so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which it may have to such Indemnitee under this Agreement, except to the extent that the Indemnifying Party shall have been actually prejudiced by such failure.

Section 5.05.       Limitations on Indemnification.

(a)           The amount which any party (an “Indemnifying Party”) is or may be required to pay to an Indemnitee in respect of Indemnifiable Losses or other Liability for which indemnification is provided under this Agreement shall be reduced by any amounts actually received (including insurance proceeds) by or on behalf of such Indemnitee in respect of such Indemnifiable Losses or other Liability, net of any increased insurance premiums and charges related directly to the related Indemnifiable Losses and costs and expenses (including reasonable legal fees and expenses) incurred by such Indemnitee in connection with seeking to collect and collecting such amounts.  An insurer or other third party who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to any benefit they would not be entitled to receive in the absence of the indemnification provisions by virtue of the indemnification provisions hereof.

(b)           In determining the amount of any Indemnifiable Losses, such amount shall be (a) reduced to take into account any net Tax benefit realized by the Indemnitee arising from the incurrence or payment by the Indemnitee of such Indemnifiable Losses and (b) increased to take into account any net Tax cost incurred by the Indemnitee as a result of the receipt or accrual of payments hereunder (grossed-up for such increase), in each case determined by treating the Indemnitee as recognizing all other items of income, gain, loss, deduction or credit before recognizing any item arising from such Indemnifiable Losses.  It is the intention of the parties to this Agreement that indemnity payments made pursuant to this Agreement are to be treated as relating back to the Distribution as an adjustment to capital (i.e., capital contribution or distribution), and the parties shall not take any position inconsistent with such intention before any Governmental Entity with authority to interpret or assess Tax liability, except to the extent that a final determination (as defined in Section 1313 of the Code) with respect to the recipient party causes any such payment not to be so treated.

(b)           IN NO EVENT SHALL ANY PARTY BE LIABLE FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL (INCLUDING LOSS OF REVENUES OR PROFITS), EXEMPLARY OR PUNITIVE DAMAGES ARISING UNDER ANY LEGAL OR EQUITABLE THEORY OR ARISING UNDER OR IN CONNECTION WITH THIS ARTICLE V, ALL OF WHICH ARE HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER OR NOT ANY PARTY TO THIS AGREEMENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.  INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES PAID BY AN INDEMNIFIED PARTY TO A THIRD PERSON IN RESPECT OF A THIRD PARTY CLAIM SHALL NOT BE DEEMED TO BE SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES FOR PURPOSES OF THIS AGREEMENT.

Section 5.06.       Subrogation.  In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third Party Claim.  Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

Section 5.07.       Not Applicable to Taxes.  The provisions of this Article V shall not apply to claims relating to Taxes or any related matters (which are covered by the Tax Sharing Agreement).

Section 5.08.       Survival.  The obligations of the Parties under this Article V shall not terminate at any time and shall survive the sale or other transfer by any Party of any assets or businesses or the assignment by any Party of any Liabilities.

ARTICLE VI
FURTHER ASSURANCES AND ADDITIONAL COVENANTS

Section 6.01.       Further Assurances.  In addition to the actions specifically provided for elsewhere in this Agreement and the other Transaction Agreements, but subject to the provisions hereof and thereof, each of the Parties hereto shall use its reasonable efforts, prior to or after the Distribution Time, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws and Contracts to consummate and make effective the Transactions.

Section 6.02.       Access to Information; Ownership of Information; Record Retention.

(a)           From the Distribution Date until the seventh anniversary of the Distribution Date, subject to Section 6.04 and except in the case of an adversarial Action by one Party against the other Party (which shall be governed by such discovery rules as may be applicable thereto), each of Rurban and RDSI, on behalf of themselves and their respective Subsidiaries, agrees to provide, or cause to be provided, to each other as soon as reasonably practicable after written request therefor, subject to applicable Laws relating to the exchange of information, and only in such manner that does not cause unreasonable disruption of the business of such Person, any Information in the possession or under the control of such Person that the requesting party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting party (including under applicable securities Laws) by a Governmental Entity having jurisdiction over the requesting party, (ii) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation or other similar requirements or (iii) to comply with its obligations under this Agreement or any other Transaction Agreement; provided, however, that this Section 6.02 shall not apply to matters relating to Taxes which shall be exclusively governed by the Tax Sharing Agreement.  Rurban and RDSI intend that any transfer of Information that would otherwise be within the attorney-client privilege shall not operate as a waiver of any potentially applicable privilege.

(b)           After the date hereof, each of Rurban and RDSI shall maintain in effect adequate systems and controls to the extent necessary to enable the other Person to satisfy its respective reporting, accounting, audit and other obligations.

(c)           Any Information owned by either Rurban or RDSI (or by their respective Subsidiaries) that is provided to a requesting party pursuant to this Section 6.02 shall be deemed to remain the confidential property of the providing Party.  Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

(d)           The Party requesting Information pursuant to this Section 6.02 agrees to reimburse the other Party for the reasonable costs, if any, of creating, gathering and copying such Information, to the extent that such costs are incurred for the benefit of the requesting Party.  Except as may be otherwise specifically provided elsewhere in this Agreement or in any other agreement between the Parties, such costs shall be computed in accordance with the providing Party’s standard methodology and procedures.

(e)           To facilitate the possible exchange of Information pursuant to this Section 6.02 and other provisions of this Agreement after the Distribution Date, the Parties agree to use their reasonable efforts to retain all Information in their respective possession or control on the Distribution Date in accordance with their respective record retention policies.  No Party shall destroy, or permit any of its Subsidiaries to destroy, any Information that the other Party may have the right to obtain pursuant to this Agreement prior to the seventh anniversary of the Distribution Date without first using its reasonable efforts to notify the other Party of the proposed destruction and giving the other Party the opportunity to take possession of such Information prior to such destruction; provided, however, that in the case of any Information relating to Taxes, such period shall be extended to the expiration of the applicable statute of limitations (giving effect to any extensions thereof) and such Party shall have the opportunity, at its cost and expense, to remove and retain all or any part of such Information upon the expiration of such statute of limitations (giving effect to any extensions thereof).

(f)           No Party shall have any liability to any other Party in the event that any Information exchanged or provided pursuant to this Section 6.02 that is an estimate or forecast, or that is based on an estimate or forecast, is found to be inaccurate.

(g)           The rights and obligations granted under this Section 6.02 are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in any other Transaction Agreement.

Section 6.03.       Production of Witnesses.  Subject to Section 6.02, after the Distribution Date, except in the case of an adversarial Action by one Party against the other Party (which shall be governed by such discovery rules as may be applicable thereto), each of Rurban and RDSI shall use its reasonable efforts, and shall use its reasonable efforts to cause each of its Subsidiaries, to make available to the other Party or any Subsidiary of the other Party, upon written request, its directors, officers and employees as witnesses or otherwise to the extent that any such Person may reasonably by required (giving consideration to business demands of such directors, officers and employees) in connection with any Action or other proceedings in which the requesting Party may from time to time be involved.  The costs and expenses incurred in the provision of such witnesses shall be paid by the Party requesting the availability of such Persons.

Section 6.04.       Confidentiality.  For a period of ten years after the Distribution Date, each of Rurban and RDSI shall hold, and shall use their reasonable best efforts to cause their respective Subsidiaries and Representatives to hold, in strict confidence all Information concerning the other Party and its Subsidiaries, or any of their operations, employees, assets or Liabilities, in its possession or control (including Information known to its employees or agents) or furnished to it by such other Party or its Subsidiaries pursuant to this Agreement or the other Transaction Agreements, and shall not use such Information or release or disclose such Information to any other Person, except such Party’s Subsidiaries and Representatives, who shall be bound by the provisions of this Section 6.04; provided, however, that the provision above shall apply indefinitely in respect of any trade secrets.  Notwithstanding the above, Rurban or RDSI (or their respective Subsidiaries) may disclose such Information to the extent that (a) disclosure is compelled by judicial or administrative process or, in the opinion of such Person’s counsel, by other requirements of Law or listing standard (in which case the Party required to make such disclosure shall notify the other party as soon as practicable of such obligation or requirement and cooperate with the other party to limit the Information required to be disclosed and to obtain a protective order or other appropriate remedy with respect to the Information ultimately disclosed) or (b) such Person can show that such Information was (i) in the public domain through no fault of such Person; or (ii) lawfully acquired by such Person from a third party not subject to any confidentiality obligation.   Each of the Parties acknowledges that it shall be liable for any breach of this Section 6.04 by its Subsidiaries and Representatives to whom such Information is disclosed by such Party.  Notwithstanding the foregoing, each of Rurban and RDSI will be deemed to have satisfied its obligations under this Section 6.04 with respect to preserving the confidentiality of any Information if it exercises the same care with regard to such Information as it takes to preserve confidentiality for its own similar Information.

Section 6.05.       Use of Names.

(a)           Any material showing any affiliation or connection of Rurban and/or the Rurban Subsidiaries with RDSI and/or the RDSI Subsidiaries shall not be used by Rurban or any Rurban Subsidiary after the Distribution Date; provided, however, that (i) the restrictions contained in this Section 6.05(a) shall not apply to filings, reports and other documents required by Laws or regulations of securities exchanges to be filed and/or made publicly available, and (ii) for a period of 90 days following the Distribution Date, Rurban and the Rurban Subsidiaries shall be entitled to continue to use any names or trademarks owned by RDSI and the RDSI Subsidiaries to the extent contained as of the Distribution Date on any business cards, schedules, stationery, displays, signs, promotional materials, manuals, forms and other material used in the ordinary course of their businesses, so long as such use is in the same manner as prior to the Distribution Date.  On and after the Distribution Date, neither Rurban nor any Rurban Subsidiary shall represent to third parties that any of them is affiliated or connected with RDSI or any RDSI Subsidiary.

(b)           Any material showing any affiliation or connection of RDSI and/or the RDSI Subsidiaries with Rurban and/or the Rurban Subsidiaries shall not be used by RDSI or any RDSI Subsidiary after the Distribution Date; provided, however, that (i) the restrictions contained in this Section 6.05(b) shall not apply to filings, reports and other documents required by Laws or regulations of securities exchanges to be filed and/or made publicly available, and (ii) for a period of 90 days following the Distribution Date, RDSI and the RDSI Subsidiaries shall be entitled to continue to use any names or trademarks owned by Rurban and the Rurban Subsidiaries to the extent contained as of the Distribution Date on any business cards, schedules, stationery, displays, signs, promotional materials, manuals, forms and other material used in the ordinary course of their businesses, so long as such use is in the same manner as prior to the Distribution Date.  On and after the Distribution Date, neither RDSI nor any RDSI Subsidiary shall represent to third parties that any of them is affiliated or connected with Rurban or any Rurban Subsidiary.

Section 6.06.       Non-Solicitation of Employees.

(a)           Rurban agrees not to (and to cause the Rurban Subsidiaries not to) solicit, recruit or hire any employee of RDSI or any of its Subsidiaries for a period of twelve months following the Distribution Date or until six months after such employee’s employment with RDSI or any RDSI Subsidiaries terminates, whichever occurs first.

(b)           RDSI agrees not to (and to cause the RDSI Subsidiaries not to) solicit, recruit or hire any employee of Rurban or any Rurban Subsidiary for a period of twelve months following the Distribution Date or until six months after such employee’s employment with Rurban or any Rurban Subsidiary terminates, whichever occurs first.

Section 6.07.       Subsequent Transfers.   If, following the Distribution Date, Rurban or any Rurban Subsidiary possesses any assets, rights or properties used primarily or held for use primarily by RDSI and/or the RDSI Subsidiaries in the conduct of their businesses as conducted as of the date hereof (except as otherwise contemplated by the Transaction Agreements) and RDSI notifies Rurban thereof prior to the one-year anniversary of the Distribution Date, Rurban shall cause the prompt transfer of such assets, rights or properties to RDSI.

ARTICLE VII
TERMINATION

Section 7.01.       Termination.  Notwithstanding anything to the contrary contained herein, this Agreement may be terminated at any time prior to the Distribution Time by and in the sole discretion of Rurban without the approval of RDSI.  After the Distribution Time, this Agreement may not be terminated except by an agreement in writing signed by Rurban and RDSI.

Section 7.02.       Effect of Termination.  In the event of any termination of this Agreement prior to the Distribution Time pursuant to Section 7.01, no Party to this Agreement (or any of its Representatives) shall have any Liability or further obligation to any other Party or third party with respect to this Agreement.

ARTICLE VIII
GENERAL PROVISIONS

Section 8.01.       Entire Agreement. This Agreement and the other Transaction Agreements, including any schedules and exhibits hereto or thereto, and other agreements and documents referred to herein and therein, shall together constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and shall supersede all prior negotiations, agreements and understandings of the Parties of any nature, whether oral or written, with respect to such subject matter.

Section 8.02.       Expenses.  All costs and expenses related to the negotiation, preparation, execution and delivery of this Agreement and the other Transaction Agreements and the consummation of the Distribution shall be paid by Rurban.

Section 8.03.       Governing Law.  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Ohio, without regard to any applicable conflicts of law.

Section 8.04.       Notices.  All notices hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) upon confirmation of receipt if delivered by facsimile, (c) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service or (d) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Rurban, to:

Rurban Financial Corp.
401 Clinton Street
Defiance, Ohio 43512
Attention:  President
Facsimile No.: (419) 784-4085

If to RDSI, to:

Rurbanc Data Services, Inc.
7622 State Route 66 N
Defiance, Ohio 43512
Attention: President
Facsimile No.: (419) 784-6542

Section 8.05.       Survival of Agreements.  All representations, warranties and covenants and agreements of the parties contained in this Agreement and the other Transaction Agreements shall remain in full force and effect and survive the Distribution Time, except to the extent expressly provided herein or therein.

Section 8.06.       Counterparts.  This Agreement may be executed in multiple counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party, it being understood that each Party need not sign the same counterpart.

Section 8.07.       Assignment; Successors and Assigns.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned, in whole or in part, by either of the Parties hereto without the prior written consent of the other Party.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by Rurban and RDSI and their respective successors and assigns.

Section 8.08.       Binding Arbitration of Disputes.

 (a)          Binding Arbitration.  Any dispute, claim or controversy of whatever nature arising out of or relating to this Agreement, including, without limitation, any action or claim based on a breach or alleged breach of this Agreement, shall be resolved by final and binding arbitration administered by the Columbus, Ohio office of the American Arbitration Association (the “Administrator”) in accordance with the Commercial Arbitration Rules of the American Arbitration Association.  Notwithstanding the foregoing, the provisions of this Section 8.08 shall not apply to any Action initiated by Party to seek injunctive or other equitable relief to restrain any breach or threatened breach of Section 6.04 or 6.06 or otherwise to specifically enforce the provisions of Section 6.04 or 6.06, which action may be brought by a Party in any court of competent jurisdiction.

(b)           Initiation.  Any Party may initiate an arbitration at any time after a dispute has arisen by serving upon the other Party and filing with the Administrator a written demand for arbitration, including a general description of the nature of the claim and the nature and amount of damages claimed and/or other relief sought (the “Demand for Arbitration”).  If the responding party desires to file a response and/or counterclaim to the Demand for Arbitration, it must do so within 30 calendar days after service of the Demand for Arbitration.  Any response to a counterclaim shall be filed and served within 10 calendar days after service of the counterclaim, but no such response shall be required.  A failure to file a counterclaim or response will not operate to delay the arbitration proceedings.  After the filing of the Demand for Arbitration and any counterclaim and/or any responses thereto, no further claims or counterclaims may be made except by order of the arbitrator made on a duly noticed motion to the arbitrator.

(c)           Appointment and Powers of Arbitrators.  The dispute shall be submitted to a panel of three arbitrators chosen by the Parties to the arbitration from a list of potential arbitrators provided by the Administrator.  Each Party shall select one arbitrator, and the two arbitrators selected by the Parties shall select the third arbitrator; provided, however, the Parties may agree to use a single arbitrator.  Should either Party refuse or neglect, after reasonable notice, to furnish the arbitrators with any papers or information demanded or to attend hearings before the arbitrator, the arbitrators are empowered by both Parties to proceed with the remainder of the arbitration process set forth in this Section 8.08.  Subject to the limitations set forth in Section 5.05, the arbitrators are authorized to issue an award for damages and/or to grant any equitable remedy or relief they deem just and equitable and within the scope of this Agreement, including an injunction or order for specific performance.

(d)           Costs and Fees. The arbitrators shall determine whether a Party is the prevailing party and shall award to that prevailing Party reimbursement for its share of the costs and fees of the Administrator and the arbitrators, and reimbursement for its reasonable attorneys’ fees, disbursements (including, for example, expert witness fees and expenses, photocopy charges, travel expenses, etc.), and costs arising from the arbitration.  However, until any such order is issued, the Parties shall bear equally the costs and fees of the Administrator and the arbitrators.

(e)           Location and Date of Arbitration Hearing.  The arbitration shall be held in Columbus, Ohio, and shall commence no later than 60 days following the service of the Demand for Arbitration, or as soon thereafter as practicable.  Within 30 days of the time that the arbitrators are chosen, the arbitrators shall hold a pre-hearing conference with the Parties for the purpose of narrowing the issues and in all respects arranging for the most expeditious hearing possible of the matters in dispute.

(f)           Award.  The arbitrators shall, within 15 calendar days after the conclusion of the arbitration hearing, or as soon thereafter as it is practicable, issue a written award and a brief written statement of decision describing the reasons for the award, including the calculation of any damages awarded.  The award of the arbitrators shall be final and binding upon the Parties without appeal or review.  Any Party may apply to any court of competent jurisdiction for confirmation and entry of judgment based on said award.  In connection with any application to confirm, correct or vacate the arbitration award, any appeal of any order rendered pursuant to any such application, or any other action required to enforce the arbitration award, the prevailing Party shall be entitled to recover its reasonable attorneys’ fees, disbursements and costs incurred in such post-arbitration award activities.

Section 8.09.       No Third Party Beneficiaries.  No  Person other than the Parties hereto, or their respective successors and permitted assigns, shall acquire or have any benefit, right, remedy or claim under or by reason of this Agreement, provided that the provisions of Sections 5.02 and 5.03 hereof shall inure to the benefit of the Persons referred to therein.

Section 8.10.       Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 8.11.       Headings.  Headings of the Articles and Sections of this Agreement are for convenience of the Parties only and shall be given no substantive or interpretive effect whatsoever.

Section 8.12.  Amendment.  This Agreement may not be waived, amended or modified in any respect unless such waiver, amendment or modification is in writing and signed on behalf of the Parties hereto.

Section 8.13.  Construction.  Notwithstanding any other provisions in this Agreement or the other Transaction Agreements to the contrary, to the extent that there is a conflict between the provisions of this Agreement and the provisions of any other Transaction Agreement, the provisions of such Transaction Agreement shall control.

Section 8.14.       Definitions.  When used in this Agreement, the following terms shall have the respective meanings specified below (such meanings to be equally applicable to both the singular and plural forms of such defined terms).

“Action” means, with respect to any Person, any actual or threatened action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity or any claims or other legal matters that have been asserted by or against such Person

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person.  As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Amended Articles of Incorporation” means RDSI’s amended and restated articles of incorporation, as adopted and approved by the RDSI Board of Directors and Rurban, which shall provide that the number of shares that RDSI is authorized to have outstanding is 13,500,000, consisting of 12,000,000 common shares and 1,500,000 preferred shares.

“Amended Regulations” means RDSI’s amended and restated regulations, as adopted and approved by the RDSI Board of Directors and Rurban.

“Business Day” means a day other than a Saturday, a Sunday or a day on which banks are required or authorized to close in the City of New York.

“Claims Administration” means the processing of claims made under Insurance Policies, including the reporting of claims to the insurance carrier, management and defense of claims, and providing for appropriate releases upon settlement of claims.

“Consents” means any consents, waivers, or approvals from, or notification requirements to, any third parties.

“Continuing Business Agreements” means any Contract by Rurban and/or any Rurban Subsidiary, on the one hand, and Rurban and/or any RDSI Subsidiary, on the other hand, (i) that is contemplated by any Transaction Agreement not to terminate as of the Distribution Time, (ii) that is contemplated by any Transaction Agreement to be entered into, or that is otherwise entered into, prior to the Distribution Time, or (iii) that is listed on Schedule 8.14(c).

“Contracts” means all agreements, leases, contracts (including employee contracts), licenses, memoranda of understanding, letters of intent, sales orders, purchase orders, open bids and other commitments, including in each case, all amendments, modifications and supplements thereto and waivers and consents thereunder.

“Distribution Agent” means the distribution agent selected by Rurban to distribute RDSI Common Shares in connection with the Distribution.

“Distribution Date” means the date determined by the Board of Directors of Rurban in accordance with Section 2.01 as the date as of which the Distribution will be effected.

“Distribution Shares” means the RDSI Common Shares owned by Rurban immediately prior to the Distribution Time, which shall be equal to the number of outstanding Rurban Common Shares (other than Rurban Common Shares held in the treasury of Rurban)

“Distribution Time” means the time on the Distribution Date as of which the Distribution is effective, as determined by the Rurban Board of Directors.

“Effective Time” shall have the meaning set forth in the Merger Agreement.

“Governmental Entity” means any national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing, or other governmental or quasi-governmental authority.

“Indemnifiable Losses” means any and all losses, Liabilities, claims, damages, deficiencies, obligations, fines, payments, Taxes, liens, costs and expenses, matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown, whenever arising and whether or not resulting from Third Party Claims, including, without limitation (i) the costs and expenses of any and all Actions; (ii) all amounts paid in connection with any demands, assessments, judgments, settlements and compromises relating thereto; (iii) interest and penalties with respect thereto; (iv) reasonable out-of-pocket expenses and reasonable attorneys’, accountants’ and other experts’ fees and expenses reasonably incurred in investigating, preparing for or defending against any such Actions or in asserting, preserving or enforcing an Indemnitee’s rights hereunder; and (v) any losses that may result from the granting of injunctive relief as a result of any such Actions.

“Indemnitee” means any of the Rurban Indemnitees or the RDSI Indemnitees who or which is entitled to seek indemnification under this Agreement.

“Information” means all records, books, contracts, instruments, computer data and other data and information (in each case, in whatever form or medium, including electronic media).

“Insurance Policies” means all insurance policies, insurance contracts and claim administration contracts of any kind of Rurban or any Rurban Subsidiary (including their predecessors) which were or are in effect at any time at or prior to the Distribution Time (other than insurance policies, insurance contracts and claim administration contracts that cover only RDSI and the RDSI Subsidiaries), including primary, excess and umbrella, commercial general liability, fiduciary liability, product liability, automobile, property and casualty, business interruption, directors and officers liability, employment practices liability, workers’ compensation, crime, errors and omissions, special accident and employee dishonesty insurance, together with all rights, benefits and privileges thereunder.

“Laws” means all applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered, by any Governmental Entity.

“Liabilities” means any and all claims, debts, liabilities, commitments and obligations of whatever nature, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including those arising out of any Contract or tort, whether based on negligence, strict liability or otherwise) and whether or not the same would be required by generally accepted accounting principles to be reflected as a liability in financial statements or disclosed in the notes thereto, including all costs and expenses relating thereto.

“Person” means an individual, corporation, limited liability entity, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act), including any Governmental Entity.

“RDSI Business” means (a) the businesses engaged in prior to the Distribution Time by RDSI and the RDSI Subsidiaries, and (b) activities related to the foregoing.

“RDSI Common Shares” means the common shares, without par value, of RDSI.

“RDSI Financial Obligations” means all credit facilities, guaranties, letters of credit and similar instruments related to the RDSI Business under which Rurban or any Rurban Subsidiary has any primary, secondary, contingent, joint, several or other Liability after the Distribution Time.

“RDSI Indemnitees” means RDSI and the RDSI Subsidiaries and each of their respective Representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

“RDSI Liabilities” means (a) any Liabilities relating to, arising out of or resulting from the operation of the RDSI Business, as conducted at any time prior to, on or after the Distribution Date, or the operation of any other business conducted by RDSI or any RDSI Subsidiary at any time after the Distribution Date; and (b) any Liabilities that are expressly set forth in this Agreement or any other Transaction Agreement as Liabilities to be retained or assumed by RDSI or any RDSI Subsidiary, and all agreements, obligations and Liabilities of RDSI and the RDSI Subsidiaries under this Agreement and the other Transaction Agreements; provided, however, that the RDSI Liabilities shall exclude any Liabilities which are expressly assumed by Rurban and/or any Rurban Subsidiary pursuant to the terms of this Agreement or any other Transaction Agreement.

“RDSI Subsidiaries” means the Subsidiaries of RDSI.

“Record Date” means the date and time for determining the holders of Rurban Common Shares entitled to receive the Distribution, as determined by the Rurban Board of Directors pursuant to Section 2.01.

“Related Party Agreements” means any Contract between Rurban or any Rurban Subsidiary, on the one hand, and RDSI or any RDSI Subsidiary, on the other hand.

“Representatives” means, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys and representatives.

“Rurban Business” means (a) the businesses engaged in prior to the Distribution Time by Rurban and the Rurban Subsidiaries, and (b) activities related to the foregoing.

“Rurban Common Shares” means the common shares, without par value, of Rurban.

“Rurban Financial Obligations” means all credit facilities, guaranties, letters of credit and similar instruments related to the Rurban Business under which RDSI or any RDSI Subsidiary has any primary, secondary, contingent, joint, several or other Liability after the Time of Distribution.

“Rurban Indemnitees” means Rurban, the Rurban Subsidiaries and each of their respective Representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

“Rurban Liabilities” means (a) any Liabilities relating to, arising out of or resulting from the operation of the Rurban Business, as conducted at any time prior to, on or after the Distribution Date, or the operation of any other business conducted by Rurban or any Rurban Subsidiary at any time after the Distribution Date; and (b) any Liabilities that are expressly set forth in this Agreement or any other Transaction Agreement as Liabilities to be retained or assumed by Rurban or any Rurban Subsidiary, and all agreements, obligations and Liabilities of Rurban and the Rurban Subsidiaries under this Agreement and the other Transaction Agreements; provided, however, that the Rurban Liabilities shall exclude any Liabilities which are expressly assumed by RDSI and/or any RDSI Subsidiaries pursuant to the terms of this Agreement or any other Transaction Agreement.

“Rurban Subsidiaries” means the Subsidiaries of Rurban other than RDSI and the RDSI Subsidiaries.

“Shared Policies” means all Insurance Policies which include Rurban or any of the Rurban Subsidiaries and RDSI or any of the RDSI Subsidiaries within the definition of the named insured.

“Subsidiary” when used with respect to any Person means any corporation or other organization, whether incorporated or unincorporated, at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; provided, however, that (except as specifically noted herein) for purposes of this Agreement, none of RDSI or any RDSI Subsidiary shall be deemed to be a Subsidiary of Rurban.

“Tax” or “Taxes” shall mean any federal, state, local or foreign, net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, franchise, capital, paid-up capital, profits, green-mail, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge or any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity responsible for the imposition of any such tax.

“Trade Payables” means (i) all payables of Rurban or any Rurban Subsidiary incurred in the ordinary course of business consistent with past practice for purchases of goods or services from RDSI or any RDSI Subsidiary, and (ii) all payables of RDSI or any of RDSI Subsidiary incurred in the ordinary course of business consistent with past practice for purchases of goods or services from Rurban or any Rurban Subsidiary.

“Transaction Agreements” means, collectively, this Agreement, the Tax [Sharing] Agreement and the other agreements, if any, entered into or to be entered into between or among Rurban and/or any Rurban Subsidiary, on the one hand, and RDSI, on the other hand, in connection with the Distribution.

Each of the following terms is defined in the Section or part of this Agreement set forth opposite such term:

TERM	SECTION

Agreement	Preamble
Administrator	8.08(a)
Claims Made Policies	3.02
Code	Recitals
Demand for Arbitration	8.08(b)

TERM	SECTION

Distribution Agent Agreement	2.02
Distribution	Recitals
ERISA	4.04
Exchange Act	1.07
Fairness Opinion	2.06(h)
Indemnifying Party	5.05
Information Statement	1.07
Joyce Employment Agreement	4.08
Merger Agreement	Recitals
Merger Corp.	Recitals
Merger	Recitals
New Core	Recitals
Notice of Claims	5.04(a)
Occurrence Basis Policies	3.02
Party / Parties	Preamble
RDSI	Preamble
RDSI 401(k) Plan	4.03
RDSI Welfare Plans	4.05
Registration Statement	1.07
Retained Employees	4.01
Rurban	Preamble
Rurban ESOP	4.04
Rurban 2008 Stock Plan	4.07
SEC	1.07
Tax Opinion	2.06(f)
Third Party Claims	5.04(b)
Transferred Employees	4.01
Transferred Employee Agreements	4.08

Section 8.15.  Interpretation.  Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires. The terms “hereof,” “herein,” and “herewith” and words of similar import herein shall, unless otherwise stated, be construed to refer to this Agreement taken as a whole (including all of the schedules and exhibits hereto and thereto) and not to any particular provision of this Agreement. The word “including” and words of similar import when used in this means “including, without limitation,” unless the context otherwise requires or unless otherwise specified.  The Parties hereto have participated jointly in the negotiation and drafting of this Agreement, and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party hereto by virtue of the authorship of any provisions of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed and delivered this Separation and Distribution Agreement effective as of the date first written above.

RURBAN FINANCIAL CORP.

By:	/s/ Duane L. Sinn
Name: Duane L. Sinn
Title: Executive Vice President and CFO

RURBANC DATA SERVICES, INC.

By:	/s/ Kenneth A. Joyce
Name: Kenneth A. Joyce
Title: Chairman, President and CEO

SCHEDULE 1.05

Resignations

•	The following directors of Rurban will continue to serve as directors of both Rurban and RDSI following the Distribution:

Richard L. Hardgrove
Steven D. VanDemark
J. Michael Walz

•	Kenneth A. Joyce will resign/retire as a director of Rurban as of the close of business on March 31, 2010.

•
Kenneth A. Joyce will continue as a director (and Chairman) and officer of RDSI following the Distribution and will also serve in the position of Executive Vice Chairman of Rurban through March 31, 2010.  From March 31, 2010 through the end of 2010, Kenneth A. Joyce will maintain a consulting relationship with Rurban to assist with transition matters.

SCHEDULE 4.01

Transferred Employees

Duane L. Sinn

Michelle Baker

Valda Colbart

SCHEDULE 8.14(c)

Continuing Business Agreements

•
Agreements entered into between RDSI and The State Bank and Trust Company (“State Bank”) in the ordinary course of business relating to RDSI’s provision of data processing and/or item processing services to State Bank, including, without limitation, any Master Services Agreement or Master Products and Services Agreement entered into between RDSI and State either prior to, on or after the date hereof.

•
Agreements entered into between RDSI and State Bank in the ordinary course of business relating to State Bank’s status as a clearing bank for the “Image Exchange” product provided by RDSI to client banks for check clearing services.

•
Agreements (including, without limitation, loan agreements, promissory notes, security agreements and other loan documents) entered into between RDSI and State in the ordinary course of business relating to loans from State Bank to RDSI in accordance with applicable bank regulatory requirements and restrictions.

Annex C

Tax Sharing Agreement

[TO BE FILED BY AMENDMENT]

Annex D
OPINION OF AUSTIN ASSOCIATES, LLC

December 16, 2009

Personal & Confidential

Board of Directors
Rurban Financial Corp.
401 Clinton St.
Defiance, Ohio 43512

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to Rurbanc Data Services, Inc. (“RDSI”) and its sole shareholder, Rurban Financial Corp. (“Rurban”), of the terms of the Agreement and Plan of Merger (the “Agreement”) dated as of April 25, 2009 among RDSI, NC Merger Corp. and New Core Holdings, Inc. (“New Core”).

The terms of the Agreement provide that New Core shareholders will receive between 15.5% and 26.8% of the aggregate RDSI common shares outstanding immediately following the merger.  The merger consideration will be calculated and paid as follows:

Closing Consideration.  Upon the closing of the merger, RDSI will issue to the New Core shareholders a number of RDSI common shares calculated based on the relative values of RDSI and New Core.  The values of RDSI and New Core will be computed using formulas set forth in the Merger Agreement as of a month-end prior to the closing of the merger.  Notwithstanding the foregoing calculations, the Merger Agreement provides that the New Core shareholders, in the aggregate, will be entitled to receive a minimum number of RDSI common shares equal to 15.5% of the pro forma RDSI common shares outstanding immediately after the merger (the “Initial Shares”).

Earn-Out Consideration.  Following the consummation of the merger, in addition to the closing consideration, the New Core shareholders will be entitled to receive additional RDSI common shares as earn-out consideration.  The earn-out consideration will be calculated based on ascribed revenue and income results based on contracts entered into before December 31, 2011 under which the financial institution customer is converted to New Core’s Single SourceTM software system on or before December 31, 2012.  The earn-out consideration is subject to certain adjustments set forth in the Merger Agreement.  In addition, the Merger Agreement provides that the aggregate number of RDSI common shares issued to New Core shareholders may not exceed the Initial Shares issued to New Core shareholders, resulting in a maximum ownership position of 26.8% to New Core shareholders.

Board of Directors
December 16, 2009

Austin Associates, LLC (“Austin”) as part of its investment banking practice is customarily engaged in advising and valuing companies in connection with mergers and acquisitions and other corporate transactions.  In connection with rendering our opinion set forth herein, we have among other things:

i.	Reviewed the Merger Agreement and all related documents and contracts;

ii.
Reviewed the audited financial statements of Rurban for the years-ended December 31, 2006, 2007 and 2008 and the unaudited financial statements of Rurban for the nine month period ending September 30, 2009;

iii.	Reviewed the audited financial statements of RDSI for the years-ended December 31, 2007 and 2008 and the unaudited financial statements of RDSI for the nine month period ending September 30, 2009;

iv.
Reviewed the audited financial statements of New Core for the twelve month period ending December 31, 2008 and the unaudited financial statements of New Core for the nine month period ending September 30, 2009;

v.	Reviewed the financial and operating information with respect to the business, operations and prospects of Rurban, RDSI and New Core;

vi.	Held discussions with management of Rurban, RDSI and New Core regarding the historical and current business operations, financial condition and future prospects of their respective companies;

vii.	Reviewed financial and market data of companies in a similar line of business as RDSI; and

viii.	Conducted such other studies, analyses, inquiries and examinations as Austin deemed appropriate.

In our review and analysis, we relied upon the accuracy and completeness of the information provided to us or publicly available, and have not attempted to verify the same.  We have assumed in the course of obtaining the necessary approvals for the transaction, no condition will be imposed that will have a material adverse effect on the contemplated benefits of the transaction to Rurban or RDSI.  We have further assumed that the spin-off of RDSI from Rurban will be treated as a tax-free spin-off under Section 355 of the Internal Revenue Code of 1986, as amended (the “Code”) and the merger of RDSI with New Core will be treated as a tax-free reorganization under Section 368(a) of the Code.

Board of Directors
December 16, 2009

This opinion is based on economic, market and other conditions existing as of the date hereof.  This opinion is limited to the fairness, from a financial point of view, to RDSI and Rurban, as the sole shareholder of RDSI, of the terms of the Agreement, and does not address the underlying business decision by the Board of Directors to pursue the spin-off of RDSI from Rurban or the merger of RDSI with New Core.

As part of its engagement, Austin will receive a fee for the issuance of this opinion.  The payment of such fee is not contingent upon consummation of the transaction.  In addition, Rurban has agreed to indemnify Austin against certain liabilities.

Based upon our analysis and subject to the qualifications described herein, we believe that as of the date of this letter, the terms of the Agreement are fair, from a financial point of view, to RDSI and Rurban, as the sole shareholder of RDSI.

Respectfully,
Austin Associates, LLC

Annex E

SECTIONS 607.1301 TO 607.1333 OF THE FLORIDA BUSINESS CORPORATION ACT

607.1301. Appraisal rights; definitions

The following definitions apply to ss. 607.1302 - 607.1333:

(1) “Affiliate” means a person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive thereof. For purposes of s. 607.1302(2)(d), a person is deemed to be an affiliate of its senior executives.

(2) “Beneficial shareholder” means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner’s behalf.

(3) “Corporation” means the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in ss. 607.1322 - 607.1333, includes the surviving entity in a merger.

(4) “Fair value” means the value of the corporation’s shares determined:

(a) Immediately before the effectuation of the corporate action to which the shareholder objects.

(b) Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable to the corporation and its remaining shareholders.

(c) For a corporation with 10 or fewer shareholders, without discounting for lack of marketability or minority status.

(5) “Interest” means interest from the effective date of the corporate action until the date of payment, at the rate of interest on judgments in this state on the effective date of the corporate action.

(6) “Preferred shares” means a class or series of shares the holders of which have preference over any other class or series with respect to distributions.

(7) “Record shareholder” means the person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.

 (8) “Senior executive” means the chief executive officer, chief operating officer, chief financial officer, or anyone in charge of a principal business unit or function.

 (9) “Shareholder” means both a record shareholder and a beneficial shareholder.

607.1302. Right of shareholders to appraisal

(1) A shareholder of a domestic corporation is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:

(a) Consummation of a conversion of such corporation pursuant to s. 607.1112 if shareholder approval is required for the conversion and the shareholder is entitled to vote on the conversion under ss. 607.1103 and 607.1112(6), or the consummation of a merger to which such corporation is a party if shareholder approval is required for the merger under s. 607.1103 and the shareholder is entitled to vote on the merger or if such corporation is a subsidiary and the merger is governed by s. 607.1104;

(b) Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged;

(c) Consummation of a disposition of assets pursuant to s. 607.1202 if the shareholder is entitled to vote on the disposition, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

(d) An amendment of the articles of incorporation with respect to the class or series of shares which reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created;

(e) Any other amendment to the articles of incorporation, merger, share exchange, or disposition of assets to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors, except that no bylaw or board resolution providing for appraisal rights may be amended or otherwise altered except by shareholder approval; or

(f) With regard to a class of shares prescribed in the articles of incorporation prior to October 1, 2003, including any shares within that class subsequently authorized by amendment, any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

1. Altering or abolishing any preemptive rights attached to any of his or her shares;

2. Altering or abolishing the voting rights pertaining to any of his or her shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

3. Effecting an exchange, cancellation, or reclassification of any of his or her shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder’s voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

4. Reducing the stated redemption price of any of the shareholder’s redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of his or her shares subject to redemption when they are not otherwise redeemable;

5. Making noncumulative, in whole or in part, dividends of any of the shareholder’s preferred shares which had theretofore been cumulative;

6. Reducing the stated dividend preference of any of the shareholder’s preferred shares; or

7. Reducing any stated preferential amount payable on any of the shareholder’s preferred shares upon voluntary or involuntary liquidation.

(2) Notwithstanding subsection (1), the availability of appraisal rights under paragraphs (1)(a), (b), (c), and (d) shall be limited in accordance with the following provisions:

(a) Appraisal rights shall not be available for the holders of shares of any class or series of shares which is:

1. Listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

2. Not so listed or designated, but has at least 2,000 shareholders and the outstanding shares of such class or series have a market value of at least $10 million, exclusive of the value of such shares held by its subsidiaries, senior executives, directors, and beneficial shareholders owning more than 10 percent of such shares.

(b) The applicability of paragraph (a) shall be determined as of:

1. The record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights; or

2. If there will be no meeting of shareholders, the close of business on the day on which the board of directors adopts the resolution recommending such corporate action.

(c) Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in paragraph (a) at the time the corporate action becomes effective.

(d) Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares if:

1. Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to the corporate action by a person, or by an affiliate of a person, who:

a. Is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, the beneficial owner of 20 percent or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares having voting power if such offer was made within 1 year prior to the corporate action requiring appraisal rights for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action; or

b. Directly or indirectly has, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporation of the corporate action requiring appraisal rights had, the power, contractually or otherwise, to cause the appointment or election of 25 percent or more of the directors to the board of directors of the corporation; or

2. Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to such corporate action by a person, or by an affiliate of a person, who is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, a senior executive or director of the corporation or a senior executive of any affiliate thereof, and that senior executive or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than:

a. Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action;

b. Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in s. 607.0832; or

c. In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate.

(e) For the purposes of paragraph (d) only, the term “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares, provided that a member of a national securities exchange shall not be deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person solely because such member is the record holder of such securities if the member is precluded by the rules of such exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby shall be deemed to have acquired beneficial ownership, as of the date of such agreement, of all voting shares of the corporation beneficially owned by any member of the group.

(3) Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment thereto may limit or eliminate appraisal rights for any class or series of preferred shares, but any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately prior to the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within 1 year of that date if such action would otherwise afford appraisal rights.

(4) A shareholder entitled to appraisal rights under this chapter may not challenge a completed corporate action for which appraisal rights are available unless such corporate action:

(a) Was not effectuated in accordance with the applicable provisions of this section or the corporation’s articles of incorporation, bylaws, or board of directors’ resolution authorizing the corporate action; or

(b) Was procured as a result of fraud or material misrepresentation.

607.1303. Assertion of rights by nominees and beneficial owners

(1) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

(2) A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

(a) Submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in s. 607.1322(2)(b)2.

(b) Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

607.1320. Notice of appraisal rights

(1) If proposed corporate action described in s. 607.1302(1) is to be submitted to a vote at a shareholders’ meeting, the meeting notice must state that the corporation has concluded that shareholders are, are not, or may be entitled to assert appraisal rights under this chapter. If the corporation concludes that appraisal rights are or may be available, a copy of ss. 607.1301 — 607.1333 must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(2) In a merger pursuant to s. 607.1104, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice must be sent within 10 days after the corporate action became effective and include the materials described in s. 607.1322.

(3) If the proposed corporate action described in s. 607.1302(1) is to be approved other than by a shareholders’ meeting, the notice referred to in subsection (1) must be sent to all shareholders at the time that consents are first solicited pursuant to s. 607.0704, whether or not consents are solicited from all shareholders, and include the materials described in s. 607.1322.

607.1321. Notice of intent to demand payment

(1) If proposed corporate action requiring appraisal rights under s. 607.1302 is submitted to a vote at a shareholders’ meeting, or is submitted to a shareholder pursuant to a consent vote under s. 607.0704, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(a) Must deliver to the corporation before the vote is taken, or within 20 days after receiving the notice pursuant to s. 607.1320(3) if action is to be taken without a shareholder meeting, written notice of the shareholder’s intent to demand payment if the proposed action is effectuated.

(b) Must not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

(2) A shareholder who does not satisfy the requirements of subsection (1) is not entitled to payment under this chapter.

607.1322. Appraisal notice and form

(1) If proposed corporate action requiring appraisal rights under s. 607.1302(1) becomes effective, the corporation must deliver a written appraisal notice and form required by paragraph (2)(a) to all shareholders who satisfied the requirements of s. 607.1321. In the case of a merger under s. 607.1104, the parent must deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(2) The appraisal notice must be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:

(a) Supply a form that specifies the date that the corporate action became effective and that provides for the shareholder to state:

1. The shareholder’s name and address.

2. The number, classes, and series of shares as to which the shareholder asserts appraisal rights.

3. That the shareholder did not vote for the transaction.

4. Whether the shareholder accepts the corporation’s offer as stated in subparagraph (b)4.

5. If the offer is not accepted, the shareholder’s estimated fair value of the shares and a demand for payment of the shareholder’s estimated value plus interest.

(b) State:

1. Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under subparagraph 2.

2. A date by which the corporation must receive the form, which date may not be fewer than 40 nor more than 60 days after the date the subsection (1) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date.

3. The corporation’s estimate of the fair value of the shares.

4. An offer to each shareholder who is entitled to appraisal rights to pay the corporation’s estimate of fair value set forth in subparagraph 3.

5. That, if requested in writing, the corporation will provide to the shareholder so requesting, within 10 days after the date specified in subparagraph 2., the number of shareholders who return the forms by the specified date and the total number of shares owned by them.

6. The date by which the notice to withdraw under s. 607.1323 must be received, which date must be within 20 days after the date specified in subparagraph 2.

(c) Be accompanied by:

1. Financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of the fiscal year ending not more than 15 months prior to the date of the corporation’s appraisal notice, an income statement for that year, a cash flow statement for that year, and the latest available interim financial statements, if any.

2. A copy of ss. 607.1301 — 607.1333.

607.1323. Perfection of rights; right to withdraw

(1) A shareholder who wishes to exercise appraisal rights must execute and return the form received pursuant to s. 607.1322(1) and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to s. 607.1322(2)(b)2. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection (2).

(2) A shareholder who has complied with subsection (1) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to s. 607.1322(2)(b)6. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

(3) A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates if required, each by the date set forth in the notice described in subsection (2), shall not be entitled to payment under this chapter.

607.1324. Shareholder’s acceptance of corporation’s offer

(1) If the shareholder states on the form provided in s. 607.1322(1) that the shareholder accepts the offer of the corporation to pay the corporation’s estimated fair value for the shares, the corporation shall make such payment to the shareholder within 90 days after the corporation’s receipt of the form from the shareholder.

(2) Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares.

607.1326. Procedure if shareholder is dissatisfied with offer

(1) A shareholder who is dissatisfied with the corporation’s offer as set forth pursuant to s. 607.1322(2)(b)4 must notify the corporation on the form provided pursuant to s. 607.1322(1) of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest.

(2) A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection (1) within the timeframe set forth in s. 607.1322(2)(b)2 waives the right to demand payment under this section and shall be entitled only to the payment offered by the corporation pursuant to s. 607.1322(2)(b)4.

607.1330. Court action

(1) If a shareholder makes demand for payment under s. 607.1326 which remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, any shareholder who has made a demand pursuant to s. 607.1326 may commence the proceeding in the name of the corporation.

(2) The proceeding shall be commenced in the appropriate court of the county in which the corporation’s principal office, or, if none, its registered office, in this state is located. If the corporation is a foreign corporation without a registered office in this state, the proceeding shall be commenced in the county in this state in which the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

(3) All shareholders, whether or not residents of this state, whose demands remain unsettled shall be made parties to the proceeding as in an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each shareholder party who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident shareholder party by registered or certified mail or by publication as provided by law.

(4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) is plenary and exclusive. If it so elects, the court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them or in any amendment to the order. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.

(5) Each shareholder made a party to the proceeding is entitled to judgment for the amount of the fair value of such shareholder’s shares, plus interest, as found by the court.

(6) The corporation shall pay each such shareholder the amount found to be due within 10 days after final determination of the proceedings. Upon payment of the judgment, the shareholder shall cease to have any interest in the shares.

607.1331. Court costs and counsel fees

(1) The court in an appraisal proceeding shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(2) The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with ss. 607.1320 and 607.1322; or

(b) Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(3) If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

(4) To the extent the corporation fails to make a required payment pursuant to s. 607.1324, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

607.1332. Disposition of acquired shares

Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this chapter, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger or share exchange, they may be held and disposed of as the plan of merger or share exchange otherwise provides. The shares of the surviving corporation into which the shares of such shareholders demanding appraisal rights would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

607.1333. Limitation on corporate payment

(1) No payment shall be made to a shareholder seeking appraisal rights if, at the time of payment, the corporation is unable to meet the distribution standards of s. 607.06401. In such event, the shareholder shall, at the shareholder’s option:

(a) Withdraw his or her notice of intent to assert appraisal rights, which shall in such event be deemed withdrawn with the consent of the corporation; or

(b) Retain his or her status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the shareholders not asserting appraisal rights, and if it is not liquidated, retain his or her right to be paid for the shares, which right the corporation shall be obliged to satisfy when the restrictions of this section do not apply.

(2) The shareholder shall exercise the option under paragraph (1)(a) or paragraph (b) by written notice filed with the corporation within 30 days after the corporation has given written notice that the payment for shares cannot be made because of the restrictions of this section. If the shareholder fails to exercise the option, the shareholder shall be deemed to have withdrawn his or her notice of intent to assert appraisal rights.

Annex F

AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
RURBANC DATA SERVICES, INC.

FIRST:               The name of the corporation is:  Rurbanc Data Services, Inc.

SECOND:          The place in the State of Ohio where its principal office is located is in the City of Defiance, County of Defiance.

THIRD:              The purposes of the corporation are as follows:  To engage in any lawful act or activity for which corporations may be formed under Sections 1701.01 to 1701.98, inclusive, of the Ohio Revised Code.

FOURTH:          The number of shares which the corporation is authorized to have outstanding is:   13,500,000. Of the shares which the corporation is authorized to have outstanding, Twelve Million (12,000,000) shall be common shares, each without par value, and One Million Five Hundred Thousand (1,500,000) shall be preferred shares, each without par value.

The Board of Directors of the corporation is authorized to adopt amendments to these Articles of Incorporation in respect of any unissued or treasury preferred shares and thereby to fix or change, to the full extent now or hereafter permitted by Ohio law: (1) dividend or distribution rights, which may be cumulative or noncumulative; at a specified rate, amount, or proportion; with or without further participation rights; and in preference to, junior to, or on a parity in whole or in part with dividend or distribution rights of shares of any other class: (2) liquidation rights, preferences, and price; (3) redemption rights and price; (4) sinking fund requirements, which may require the corporation to provide a sinking fund out of earnings or otherwise for the purchase or redemption of the shares or for dividends or distributions on them; (5) conversion rights; (6) restrictions on the issuance of shares; (7) rights of alteration of express terms; (8) the division of such shares into series; (9) the designation and authorized number of shares of each series; and (10) such other rights, preferences and limitations as shall not be inconsistent with this Article FOURTH.

Except as hereinafter provided and as may otherwise be required by the laws of the State of Ohio, all voting power of the corporation for all purposes is vested exclusively in the holders of the common shares.  The holders of the common shares shall be entitled to one vote for each common share held.  Except as otherwise required by law, the holders of the preferred shares shall not be entitled to vote at meetings of the shareholders of the corporation or to receive notices of such meetings.

FIFTH:               The number of directors of the corporation shall be fixed or changed from time to time in accordance with these amended articles and the Regulations and may be increased or decreased, but the number of directors shall in no event be fixed at less than six (6).  The Board of Directors shall be divided into two classes, designated Class I and Class II, as nearly equal in number as the then fixed number of directors permits, with the term of office of one class expiring each year.  The election of each class of directors shall be a separate election.  At the first election of directors following the adoption of these amended articles, directors of Class I shall be elected to hold office for a term expiring at the next annual meeting of shareholders and directors of Class II shall be elected to hold office for a term expiring at the annual meeting of shareholders one year after the next annual meeting of shareholders.  At the next annual meeting of shareholders and at each annual meeting of shareholders thereafter, the successors to that class of directors whose term then expires shall be elected to hold office for a two-year term.  In the event of any increase in the number of directors of the corporation, the additional directors shall be similarly classified in such a manner that each class of directors shall be as equal in number as possible.  In the event of any decrease in the number of directors of the corporation, such decrease shall be effected in such a manner that each class of directors shall be equal in number as possible.

F-1

SIXTH:              Notwithstanding any provision of the Ohio Revised Code now or hereafter in force requiring for any purpose the vote, consent, waiver or release of the holders of shares of the corporation entitling them to exercise two-thirds (2/3) or any other proportion (but less than all) of the voting power of the corporation or of any class or classes of shares thereof, for such purpose the vote, consent, waiver or release of the holders of the shares entitling them to exercise a majority of the voting power of the corporation or of such class or classes shall be required; provided, however, that unless two-thirds (2/3) of the whole authorized number of directors of the corporation shall recommend the approval of any of the following matters, the affirmative vote of the holders of shares entitling them to exercise not less than eighty percent (80%) of the voting power of the corporation entitled to vote thereon shall be required to adopt:

(1)           a proposed amendment to the articles of the corporation;

(2)           proposed new regulations, or an alteration, amendment or repeal of the regulations of the corporation;

(3)           an agreement of merger or consolidation providing for the merger or consolidation of the corporation with or into one or more other corporations;

(4)           a proposed combination or majority share acquisition involving the issuance of shares of the corporation and requiring shareholder approval;

(5)           a proposal to sell, lease, or exchange all or substantially all of the property and assets of the corporation;

(6)           a proposed dissolution of the corporation; or

(7)           a proposal to fix or change the number of directors by action of the shareholders of the corporation.

The written objection of a director to any such matter submitted to the president or secretary of the corporation not less than three days before the meeting of shareholders at which any such matter is to be considered shall be deemed to be an affirmative vote by such director against such matter.

SEVENTH:        No holder of shares of any class of the corporation shall have, as a matter of right, the preemptive right to purchase or subscribe for shares of any class of the corporation now or hereafter authorized, or to purchase or subscribe for securities or other obligations convertible into or exchangeable for such shares or which by warrants or otherwise entitle the holders thereof to subscribe for or purchase any such shares.

EIGHTH:           The directors of the corporation shall have the power to cause the corporation from time to time and at any time to purchase, hold, sell, transfer, or otherwise deal with (a) shares of any class or series issued by it; (b) any security or other obligation of the corporation which may confer upon the holder thereof the right to convert the same into shares of any class or series authorized by the articles of the corporation; and (c) any security or other obligation which may confer upon the holder thereof the right to purchase shares of any class or series authorized by the articles of the corporation.  The corporation shall have the right to repurchase, if and when any shareholder desires to sell, or on the happening of any event is required to sell, shares of any class or series issued by the corporation.  The authority granted in this Article EIGHTH of these articles shall not limit the plenary authority of the directors to purchase, hold, sell, transfer, or otherwise deal with shares of any class or series, securities, or other obligations issued by the corporation or authorized by its articles.

NINTH:              A director or officer of the corporation shall not be disqualified by his office from dealing or contracting with the corporation as vendor, purchaser, employee, agent or otherwise.  No contract, action, or transaction shall be void or voidable with respect to the corporation for the reason that it is between or affects the corporation and one or more of its directors or officers, or between or affects the corporation and any other person in which one or more of its directors or officers are directors, trustees, or officers, or have a financial or personal interest, or for the reason that one or more interested directors or officers participated in or voted at the meeting of the directors or a committee thereof which authorized such contract, action, or transaction if in any such case (a) the material facts as to the relationship or interest of such director, officer, or other person and as to the contract, action, or transaction are disclosed or are known to the directors or the committee and the directors or committee, in good faith reasonably justified by such facts, authorized the contract, action, or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors constitute less than a quorum; or (b) the material facts as to the relationship or interest of such director, officer, or other person and as to the contract, action, or transaction are disclosed or are known to the shareholders entitled to vote thereon and the contract, action, or transaction is specifically approved at a meeting of the shareholders held for such purpose by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the corporation held by persons not interested in the contract, action or transaction; or (c) the contract, action, or transaction is fair as to the corporation as of the time it is authorized or approved by the directors, a committee thereof, or the shareholders.  Common or interested directors may be counted in determining the presence of a quorum at any meeting of the directors, or of a committee thereof, which authorizes the contract, action, or transaction.

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TENTH:             (A)  In addition to any affirmative vote required by any provision of the Ohio Revised Code or by any other provision hereof, the affirmative vote or consent of the holders of the greater of (a) four-fifths (4/5) of the outstanding common shares or the corporation entitled to vote thereon or (b) that fraction of such outstanding common shares having as the numerator a number equal to the sum of (i) the number of outstanding common shares Beneficially Owned by Controlling Persons (as hereinafter defined) plus (ii) two-thirds (2/3) of the remaining number of outstanding common shares, and as the denominator a number equal to the total number of outstanding common shares entitled to vote, shall be required for the adoption or authorization of a Business Combination (as hereinafter defined) unless:

(1)           The Business Combination will result in an involuntary sale, redemption, cancellation or other termination of ownership of all common shares of the corporation owned by shareholders who do not vote in favor of, or consent in writing to, the Business Combination and the cash or fair value of other readily marketable consideration to be received by such shareholders for such shares shall at least be equal to the Minimum Price Per Share (as hereinafter defined); and

(2)           A proxy statement responsive to the requirements of the Securities Exchange Act of 1934 shall be mailed to the shareholders of the corporation for the purpose of soliciting shareholder approval of the proposed Business Combination.

(B)         For purposes of this Article TENTH, the following definitions shall apply:

(1)           “Affiliate” shall mean a Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person.

(2)           “Associate” shall mean (i) any corporation or organization of which a Person is an officer or partner or is, directly or indirectly, the Beneficial Owner of ten percent (10%) or more of any class of equity securities, (ii) any trust or other estate in which a Person has a ten percent (10%) or greater individual interest of any nature or as to which a Person serves as trustee or in a similar fiduciary capacity, (iii) any spouse of a Person, and (iv) any relative of a Person, or any relative of a spouse of a Person, who has the same residence of such Person or spouse.

(3)           “Beneficial Ownership” shall include without limitation (i) all shares directly or indirectly owned by a Person, by an Affiliate of such Person or by an Associate of such Person or such Affiliate, (ii) all shares which such Person, Affiliate or Associate has the right to acquire through the exercise of any option, warrant or right (whether or not currently exercisable), through the conversion of a security, pursuant to the power to revoke a trust, discretionary account or similar arrangement, or pursuant to the automatic termination of a trust, discretionary account or similar arrangement; and (iii) all shares as to which such Person, Affiliate or Associate directly or indirectly through any contract, arrangement, understanding, relationship or otherwise (including without limitation any written or unwritten agreement to act in concert) has or shares voting power (which includes the power to vote or to direct the voting of such shares) or investment power (which includes the power to dispose or direct the disposition of such shares) or both.

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(4)           “Business Combination” shall mean (i) any merger or consolidation of the corporation with or into a Controlling Person or an Affiliate of a Controlling Person or an Associate of such Controlling Person or Affiliate, (ii) any sale, lease, exchange, transfer or other disposition, including without limitation a mortgage or any other security device of all or any Substantial Part of the assets of the corporation, including without limitation any voting securities of a Subsidiary, or of the assets of a Subsidiary, to a Controlling Person or Affiliate of a Controlling Person or Associate of such Controlling Person of Affiliate, (iii) any merger into the corporation, or into a Subsidiary, of a Controlling Person or an Affiliate of a Controlling Person or an Associate of such Controlling Person or Affiliate, (iv) any sale, lease, exchange, transfer or other disposition to the corporation or a Subsidiary of all or any part of the assets of a Controlling Person or Affiliate of a Controlling Person or Associate of such Controlling Person or Affiliate but not including any disposition of assets which, if included with all other dispositions consummated during the same fiscal year of the corporation by the same Controlling Person, Affiliates thereof and Associates of such Controlling Person or Affiliates, would not result in dispositions during such year by all such Persons of assets having an aggregate fair value (determined at the time of disposition of the respective assets) in excess of one percent (1%) of the total consolidated assets of the corporation (as shown on its certified balance sheet as of the end of the fiscal year preceding the proposed disposition); provided, however, that in no event shall any disposition of assets be excepted from shareholder approval by reason of the preceding exclusion if such disposition when included with all other dispositions consummated during the same and immediately preceding four (4) fiscal years of the corporation by the same Controlling Person, Affiliate thereof and Associates of such Controlling Person or Affiliates, would result in disposition by all such Persons of assets having an aggregate fair value (determined at the time of disposition of the respective assets) in excess of two percent (2%) of the total consolidated assets of the corporation (as shown on its certified balance sheet as of the end of the fiscal year preceding the proposed disposition), (v) any reclassification of the common shares of the corporation, or any recapitalization involving common shares of the corporation, consummated within five (5) years after a Controlling Person becomes a Controlling Person, and (vi) any agreement, contract or other arrangement providing for any of the transactions described in the definition of Business Combination.

 (5)           “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(6)           “Controlling Person” shall mean any Person who Beneficially Owns shares of the corporation entitling that Person to exercise twenty percent (20%) or more of the voting power of the corporation entitled to vote in the election of directors.

(7)           “Minimum Price Per Share” shall mean the sum of (a) the higher of (i) the highest gross per share price paid or agreed to be paid to acquire any common shares of the corporation Beneficially Owned by a Controlling Person, provided such payment or agreement to make payment was made within five (5) years immediately prior to the record date set to determine the shareholders entitled to vote or consent to the Business Combination in question, or (ii) the highest per share closing public market price for such common shares during such five (5) year period, plus (b) the aggregate amount, if any, by which five percent (5%) for each year, beginning on the date on which such Controlling Person became a Controlling Person, of such higher per share price exceeds the aggregate amount of all common share dividends per share paid in cash since the date on which such Person became a Controlling Person. The calculation of the Minimum Price Per Share shall require appropriate adjustments for capital changes, including without limitation stock splits, stock dividends and reverse stock splits.

(8)           “Person” shall mean an individual, a corporation, a partnership, an association, a joint-stock company, a trust, any unincorporated organization, a government or political subdivision thereof, and any other entity.

(9)           “Securities Exchange Act of 1934” shall mean the Securities Exchange Act of 1934, as amended from time to time as well as any successor or replacement statute.

(10)         “Subsidiary” shall mean any corporation more than twenty-five (25%) of whose outstanding securities entitled to vote for the election of directors are Beneficially Owned by the corporation and/or one or more Subsidiaries.

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(11)         “Substantial Part” shall mean more than ten percent (10%) of the total assets of the corporation in question, as shown on its certified balance sheet as of the end of the most recent fiscal year ending prior to the time the determination is being made.

(C)         During any period in which there are one or more Controlling Persons, this Article TENTH shall not be altered, changed or repealed unless the amendment effecting such alteration, change or repeal shall have received, in addition to any affirmative vote required by any provision of the Ohio Revised Code or by any other provision hereof, the affirmative vote or consent of the holders of the greater of (a) four-fifths (4/5) of the outstanding common shares of the corporation entitled to vote thereon or (b) that fraction of such outstanding common shares having as the numerator a number equal to the sum of (i) the number of outstanding common shares Beneficially Owned by Controlling Persons plus (ii) two-thirds (2/3) of the remaining number of outstanding common shares, and as the denominator a number equal to the total number of outstanding common shares entitled to vote.

ELEVENTH:      Shareholders shall have no right to vote cumulatively in the election of directors.

TWELFTH:       These Amended Articles take the place of and supersede the existing Articles of Incorporation of Rurbanc Data Services, Inc.

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Annex G
AMENDED AND RESTATED REGULATIONS
OF
RURBANC DATA SERVICES, INC.

ARTICLE ONE
MEETINGS OF SHAREHOLDERS

Section 1.01. Annual Meetings. The annual meeting of the shareholders for the election of directors, for the consideration of reports to be laid before such meeting and for the transaction of such other business as may properly come before such meeting, shall be held on the first Monday in April in each year or on such other date as may be fixed from time to time by the directors.

Section 1.02. Calling of Meetings. Meetings of the shareholders may be called only by the chairman of the board, the chief executive officer, the president, or, in case of the president's absence, death, or disability, the vice president authorized to exercise the authority of the president; the secretary; the directors by action at a meeting, or a majority of the directors acting without a meeting; or the holders of at least 25% of all shares outstanding and entitled to vote thereat.

Section 1.03. Place of Meetings. All meetings of shareholders shall be held at the principal office of the corporation, unless otherwise provided by action of the directors. Meetings of shareholders may be held at any place within or without the State of Ohio.

Section 1.04. Notice of Meetings.

(A)           Written notice stating the time, place and purposes of a meeting of the shareholders, and the means, if any, by which shareholders can be present and vote at the meeting through the use of communications equipment, shall be given either by personal delivery or by mail, overnight delivery notice or any other means of communication authorized by the shareholder to whom notice is given, not less than 7 nor more than 60 days before the date of the meeting, (1) to each shareholder of record entitled to notice of the meeting, (2) by or at the direction of the president or the secretary. If mailed or sent by overnight delivery service, such notice shall be addressed to the shareholder at his address as it appears on the records of the corporation.  If sent by another means of communication authorized by the shareholder, the notice shall be sent to the address furnished by the shareholder for these transmissions.  Notice of adjournment of a meeting need not be given if the time and place to which it is adjourned, and the means, if any, by which the shareholders can be present and vote at the adjourned meeting through the use of communications equipment, are fixed and announced at such meeting. In the event of a transfer of shares after the record date for determining the shareholders who are entitled to receive notice of a meeting of shareholders, it shall not be necessary to give notice to the transferee. Nothing herein contained shall prevent the setting of a record date in the manner provided by law, the Articles or the Regulations for the determination of shareholders who are entitled to receive notice of or to vote at any meeting of shareholders or for any purpose required or permitted by law.

(B)          Following receipt by the president or the secretary of a request in writing, specifying the purpose or purposes for which the persons properly making such request have called a meeting of the shareholders, delivered either in person or by registered mail to such officer by any persons entitled to call a meeting of shareholders, such officer shall cause to be given to the shareholders entitled thereto notice of a meeting to be held on a date not less than 7 nor more than 60 days after the receipt of such request, as such officer may fix. If such notice is not given within 30 days after the receipt of such request by the president or the secretary, then, and only then, the persons properly calling the meeting may fix the time of the meeting and give notice thereof in accordance with the provisions of the Regulations.

Section 1.05. Waiver of Notice. Notice of the time, place and purpose or purposes of any meeting of shareholders may be waived in writing, either before or after the holding of such meeting, by any shareholder, which writing shall be filed with or entered upon the records of such meeting. The attendance of any shareholder, in person or by proxy, at any such meeting without protesting the lack of proper notice, prior to or at the commencement of the meeting, shall be deemed to be a waiver by such shareholder of notice of such meeting.  A telegram, cablegram, electronic mail or an electronic or other transmission capable of authentication that appears to have been sent by a shareholder and that contains  a waiver by such shareholder is a writing for purposes of this Section 1.05.

Section 1.06. Quorum. At any meeting of shareholders, the holder of a majority of the voting shares of the corporation then outstanding and entitled to vote thereat, present in person or by proxy, or by the use of communications equipment, shall constitute a quorum for such meeting. The holders of majority of the voting shares represented at a meeting, whether or not a quorum is present, or the chairman of the board, the president, or the officer of the corporation acting as chairman of the meeting, may adjourn such meeting from time to time and, if a quorum is present at such adjourned meeting, any business may be transacted as if the meeting had been held as originally called.

Section 1.07. Votes Required. At all elections of directors, the candidates receiving the greatest number of votes shall be elected. Any other matter submitted to the shareholders for their vote shall be decided by the vote of such proportion of the shares, or of any class of shares, or of each class, as is required by law, the Articles or the Regulations.

Section 1.08. Order of Business. The order of business at any meeting of shareholders shall be determined by the officer of the corporation acting as chairman of such meeting unless otherwise determined by a vote of the holders of a majority of the voting shares of the corporation then outstanding, present in person or by proxy, and entitled to vote at such meeting.

Section 1.09. Shareholders Entitled to Vote. Each shareholder of record on the books of the corporation on the record date for determining the shareholders who are entitled to vote at a meeting of shareholders who are entitled to vote at a meeting of shareholders shall be entitled at such meeting to one vote for each share of the corporation standing in his name on the books of the corporation on such record date. The directors may fix a record date for the determination of the shareholders who are entitled to receive notice of and to vote at a meeting of shareholders, which record date shall not be a date earlier than the date on which the record date is fixed and which record date may be a maximum of 60 days preceding the date of the meeting of shareholders.

Section 1.10. Proxies. At meetings of the shareholders, any shareholder of record entitled to vote thereat may be represented and may vote by a proxy or proxies appointed by an instrument in writing signed by such shareholder, or by a verifiable communication authorized by such shareholder, but such instrument or communication shall be filed with the secretary of the meeting before the person holding such proxy shall be allowed to vote thereunder. No proxy shall be valid after the expiration of eleven months after the date of its execution, unless the shareholder executing it shall have specified therein the length of time it is to continue in force.

Section 1.11. Inspectors of Election. In advance of any meeting of shareholders, the directors may appoint inspectors of election to act at such meeting or any adjournment thereof.  If inspectors are not so appointed, the officer of the corporation acting as chairman of any such meeting may make such appointment. In case any person appointed as inspector fails to appear or act, the vacancy may be filled only by appointment made by the directors in advance of such meeting or, if not so filled, at the meeting by the officer of the corporation acting as chairmen of such meeting. No other person or persons may appoint or require the appointment of inspectors of election.

ARTICLE TWO
DIRECTORS

Section 2.01. Authority and Qualifications. Except where the law, the Articles or the Regulations otherwise provide, all authority of the corporation shall be vested in an exercised by its directors.  Directors need not be shareholders of the corporation.

Section 2.02. Number of Directors and Term of Office.

(A)          Until changed in accordance with the provisions of the Regulations, the number of directors of the corporation shall be eight (8).  Except as provided in the Articles of the corporation, each director shall be elected to serve until the annual meeting of shareholders at which the term of such director shall expire and until his successor is duly elected and qualified or until his earlier resignation, removal from office, or death.

(B)          The number of directors may be fixed or changed in accordance with the Articles of the corporation at a meeting of the shareholders called for the purpose of electing directors at which a quorum is present.

(C)          The directors may fix or change the number of directors by the affirmative vote of two-thirds (2/3) of the authorized number of directors and may fill any director’s office that is created by an increase in the number of directors; provided, however, that the directors may not increase the number of directors to more than fifteen (15) nor reduce the number of directors to less than six (6).

(D)          No reduction in the number of directors shall of itself have the effect of shortening the term of any incumbent director.

Section 2.03. Nomination and Election.

(A)          Any nominee for election as a director of the corporation may be proposed only by the Board of Directors or by any shareholder entitled to vote for the election of directors.  No person, other than a nominee proposed by the Board of Directors, may be nominated for election as a director of the corporation unless such person shall have been proposed in a written notice, delivered or mailed by first-class United States mail, postage prepaid, to the secretary of the corporation at its principal office.  In the case of a nominee proposed for election as a director at an annual meeting of shareholders, such written notice of a proposed nominee shall be received by the secretary of the corporation on or before the later of (i) February 1, immediately preceding such annual meeting or (ii) the sixtieth (60th) day prior to the first anniversary of the most recent annual meeting of shareholders of the corporation  held for the election of directors; provided, however, that if the annual meeting for the election of directors in any year is not held on or before the thirty-first (31st) day next following such anniversary, then the written notice required by this subparagraph (A) shall be received by the secretary within a reasonable time prior to the date of such annual meeting.  In the case of a nominee proposed by a shareholder for election as a director at a special meeting of shareholders at which directors are to be elected, such written notice of a proposed nominee shall be received by the secretary of the corporation no later than the close of business on the seventh (7th) day following the day on which notice of the special meeting was mailed to shareholders.  Each such written notice of a proposed nominee shall set forth (1) the name, age, business or residence address of each nominee proposed in such notice, (2) the principal occupation or employment of each such nominee, and (3) the number of common shares of the corporation owned beneficially and/or of record by each such nominee and the length of time any such shares have been so owned.

(B)          If a shareholder shall attempt to nominate one or more persons for election as a director at any meeting at which directors are to be elected without having identified each such person in a written notice given as contemplated by, and/or without having provided therein the information specified in, subparagraph (A) of this Section 2.03, each such attempted nomination shall be invalid and shall be disregarded unless the person acting as chairman of the meeting determines that the facts warrant the acceptance of such nomination.

(C)          The election of directors shall be by ballot whenever requested by the person acting as chairman of the meeting or by the holders of a majority of the voting shares outstanding, entitled to vote at such meeting and present in person or by proxy or other verifiable communication, but unless such request is made, the election shall be by voice vote.

Section 2.04. Removal. A director or directors may be removed from office, with or without assigning any cause, only by the vote of the holders of shares entitling them to exercise not less than eighty percent (80%) of the voting power of the corporation entitling them to elect directors in place of those to be removed.  In case of any such removal, a new director may be elected at the same meeting for the unexpired term of each director removed. Failure to elect a director to fill the unexpired term of any director removed shall be deemed to create a vacancy in the board.

Section 2.05. Vacancies. Vacancies in the board, and newly created directorships resulting from any increase in the authorized number of directors, may be filled by the affirmative vote of two-thirds (2/3) of the whole authorized number of directors or by the affirmative vote of the holders of at least four-fifths (4/5) of the outstanding voting power of the corporation voting at a meeting of the shareholders called for such purpose or in any other manner provided by law, the Articles or the Regulations.

Section 2.06. Meetings. A meeting of the directors shall be held immediately following the adjournment of each annual meeting of shareholders at which directors are elected, and notice of such meeting need not be given. The directors shall hold such other meetings as may from time to time be called, and such other meetings of directors may be called only by the chairman of the board, the chief executive officer, or any two directors. All meetings of directors shall be held at the principal office of the corporation in Defiance, Ohio or at such other place within or without the State of Ohio, as the directors may from time to time determine by a resolution. Meetings of the directors may be held through any communications equipment if persons participating can hear each other and participation in a meeting pursuant to this provision shall constitute presence at such meeting.

Section 2.07. Notice of Meetings.  Notice of the time and place of each meeting of directors for which such notice is required by law, the Articles, the Regulations or the By-Laws shall be given to each of the directors by at least one of the following methods:

(A)          In a writing mailed not less than three days before such meeting and addressed to the residence or usual place of business of the directors, as such address appears on the records of the corporation: or

(B)          By telegraph, cable, radio, wireless, facsimile transmission, overnight delivery service or a writing sent or delivered to the residence or usual place of business of a director as the same appears on the records of the corporation, not later than the day before the date on which such meeting is to be held; or

(C)          Personally or by telephone not later than the day before the date on which such meeting is to be held.

(D)           Notice given to a director by any one of the methods specified in the Regulations shall be sufficient, and the method of giving notice to all directors need not be uniform. Notice of any meeting of directors may be given only by the chairman of the board, the chief executive officer or the secretary of the corporation. Any such notice need not specify the purpose or purposes of the meeting. Notice of adjournment of a meeting of directors need not be given if the time and place to which it is adjourned are fixed and announced at such meeting.

Section 2.08. Waiver of Notice.  Notice of any meeting of directors may be waived in writing, either before or after the holding of such meeting, by any director, which writing shall be filed with or entered upon the records of the meeting. The attendance of any director at any meeting of directors without protesting, prior to or at the commencement of the meeting, the lack of proper notice, shall be deemed to be a waiver by him of notice of such meeting.  A telegram, cablegram, electronic mail or an electronic or other transmission capable of authentication that appears to have been sent by a director and that contains a waiver by such director is a writing for the purposes of this Section 2.08.

Section 2.09. Quorum.  A majority of the whole authorized number of directors shall be necessary to constitute a quorum for a meeting of directors, except that a majority of the directors in office shall constitute a quorum for filling a vacancy in the board. The act of a majority of the directors present at a meeting at which a quorum is present is the act of the board, except as otherwise provided by law, the Article or the Regulations.

Section 2.10. Executive Committee.  The directors may create an executive committee or any other committee of directors, to consist of not less than three directors, and may authorize the delegation to such executive committee or other committees of any of the authority of the directors, however conferred, other than that of filling vacancies among the directors or in the executive committee or in any other committee of the directors.

Such executive committee or any other committee of directors shall serve at the pleasure of the directors, shall act only in the intervals between meetings of the directors, and shall be subject to the control and direction of the directors. Such executive committee or other committee of directors may act by a majority of its members at a meeting or by writing or writings signed by all of its members.

Any act or authorization of an act by the executive committee or another committee within the authority delegated to it shall be as effective for all purposes as the act or authorization of the directors. No notice of a meeting of the executive committee or of another committee of directors shall be required. A meeting of the executive committee or of any other committee of directors may be called only by the chief executive officer or by a member of such executive or other committee of directors. Meetings of the executive committee or of any other committee of directors may be held through any communications equipment if all persons participating can hear each other and participation in such a meeting shall constitute presence thereat.

Section 2.11. Compensation. Directors shall be entitled to receive as compensation for services rendered and expenses incurred as directors such amounts as the directors may determine.

Section 2.12. By-Laws. The directors may adopt, and amend from time to time, By-Laws for their own governments, which By-Laws shall not be inconsistent with the law, the Articles or the Regulations.

ARTICLE THREE
OFFICERS

Section 3.01. Offices. The officers of the corporation to be elected by the directors shall be a chief executive officer; a president; a secretary; a treasurer; and, if desired, one or more vice presidents and such other officers and assistant officers as the directors may from time to time elect. The directors may elect a chairman of the board, who must be a director. Officers need not be shareholders of the corporation, and may be paid such compensation as the board of directors may determine. Any two or more offices may be held by the same person, but no officer shall execute, acknowledge, or verify any instrument in more than one capacity if such instrument is required by law, the Articles, the Regulations or the By-Laws to be executive, acknowledged, or verified by two or more officers.

Section 3.02. Tenure of Office. The officers of the corporation shall hold office at the pleasure of the directors. Any officer of the corporation may be removed, either with or without cause, at any time, by the affirmative vote of a majority of all the directors then in office.  Such removal, however, shall be without prejudice to the contract rights, if any, of the person so removed.

Section 3.03. Duties of Officers.  All officers, as between themselves and the corporation, shall have such authority and perform such duties as are determined by the directors.

ARTICLE FOUR
SHARES

Section 4.01. Certificates. Certificates evidencing ownership of shares of the corporation shall be issued to those entitled to them. Each certificate evidencing shares of the corporation shall bear a distinguishing number; the signatures of the chairman of the board, the president, or a vice president, and of the secretary or an assistant secretary (except that when any such certificate is countersigned by an incorporated transfer agent or registrar, such signatures may be facsimile, engraved, stamped or printed); and such recitals as may be required by law. Certificates evidencing shares of the corporation shall be of such tenor and design as the directors may from time to time adopt and may bear such recitals as are permitted by law.

Section 4.02. Transfers. Where a certificate evidencing a share or shares of the corporation is presented to the corporation or its proper agents with a request to register transfer, the transfer shall be registered as requested if:

(1)           An appropriate person signs on each certificate so presented or signs on a separate document an assignment or transfer of shares evidenced by each such certificate, or signs a power to assign or transfer such shares, or when the signature of an appropriate person is written without more on the back of each such certificate; and

(2)           Reasonable assurance is given that the indorsement of each appropriate person is genuine and effective; the corporation or its agents may refuse to register a transfer of shares unless the signature of each appropriate person is guaranteed by a commercial bank or trust company having an office or a correspondent in the City of New York or by a firm having membership in the New York Stock Exchange; and

(3)           All applicable laws relating to the collection of transfer or other taxes have been complied with; and

(4)           The corporation or its agents are not otherwise required or permitted to refuse to register such transfer

Section 4.03. Transfer Agents and Registrars. The directors may appoint one or more agents to transfer or to register shares of the corporation, or both.

Section 4.04. Lost, Wrongfully Taken or Destroyed Certificates. Except as otherwise provided by law, where the owner of a certificate evidencing shares of the corporation claims that such certificate has been lost, destroyed or wrongfully taken, the directors must cause the corporation to issue a new certificate in place of the original certificate if the owner:

(1)          So requests before the corporation has notice that such original certificate has been acquired by a bona fide purchaser; and

(2)          Files with the corporation, unless waived by the directors, an indemnity bond, with surety or sureties satisfactory to the corporation, in such sums as the directors may, in their discretion, deem reasonably sufficient as indemnity against any loss or liability that the corporation may incur by reason of the issuance of each such new certificate; and

(3)          Satisfies any other reasonable requirements which may be imposed by the directors, in their discretion.

ARTICLE FIVE
INDEMNIFICATION AND INSURANCE

Section 5.01. Indemnification.  The corporation shall indemnify each person who was or is a party or is threatened to be made a party to, or is or was involved or is threatened to be involved (as a deponent, witness or otherwise) in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, arbitrative, administrative or investigative (including, without limitation, any threatened, pending or completed action, suit or proceeding by or in the right of the corporation) (hereinafter a “Proceeding”), by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager or agent of another corporation (domestic or foreign, non profit or for profit), limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (hereinafter an “Indemnitee”), against all expenses (including, without limitation, attorneys’ fees, filing fees, court reporters’ fees, expert witnesses’ fees and transcript costs) (hereinafter “Expenses”), judgments, fines, excise taxes assessed with respect to an employee benefit plan, penalties and amounts paid in settlement (such judgments, fines, excise taxes, penalties and amounts paid in settlement are hereinafter referred to as  “Liabilities”) actually and reasonably incurred by the Indemnitee in connection with any Proceeding, unless and only to the extent that it is determined, as provided in Section 5.04, that any such indemnification should be denied or limited.  Notwithstanding the foregoing, except as to claims to enforce rights conferred on an Indemnitee by this Article Five that may be brought, initiated or otherwise asserted by the Indemnitee pursuant to Section 5.07, the corporation shall not be required by this Section 5.01 to indemnify an Indemnitee in connection with any claim (including, without limitation, any original claim, counterclaim, cross-claim or third-party claim) in a Proceeding, which claim is brought, initiated or otherwise asserted by the Indemnitee, unless the bringing, initiation or assertion of the claim in the Proceeding by the Indemnitee was authorized or ratified by the Board of Directors of the corporation.

Section 5.02.  Court-Approved Indemnification.  Anything contained in Section 5.01 to the contrary notwithstanding, the corporation shall not indemnify an Indemnitee (A) in such Indemnitee’s capacity as a director or officer of the corporation in respect of any claim, issue or matter asserted in a Proceeding by or in the right of the corporation as to which the Indemnitee shall have been adjudged to be liable to the corporation for an act or omission undertaken by such Indemnitee in such capacity with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation or (B)  in any Proceeding by or in the right of the corporation in which the only liability is asserted pursuant to Section 1701.95 of the Ohio Revised Code against the Indemnitee,  unless and only to the extent that the court of common pleas in the county in Ohio in which the principal office of the corporation is located or the court in which a Proceeding is brought (each, a “Designated Court”) shall determine, upon application of either the Indemnitee or the corporation, that, despite the adjudication or assertion of such liability, and in view of all the circumstances of the case, the Indemnitee is fairly and reasonably entitled to such indemnity as the Designated Court shall deem proper.  In the event of any such determination by the Designated Court, the corporation shall timely pay any indemnification determined by the Designated Court to be proper as contemplated by this Section 5.02.

Section 5.03.  Indemnification for Expenses When Successful on the Merits or Otherwise.

(A)           Anything contained in this Article Five to the contrary notwithstanding, to the extent that an Indemnitee has been successful on the merits or otherwise in defense of any Proceeding or in defense of any claim, issue or matter asserted therein, the Indemnitee shall be promptly indemnified by the corporation against all Expenses actually and reasonably incurred by the Indemnitee in connection therewith.

(B)           Without limiting the generality of the foregoing,  an Indemnitee  claiming indemnification under Section 5.03 shall be deemed to have been successful on the merits or otherwise in defense of any Proceeding or in defense of any claim, issue or matter asserted therein, if such Proceeding shall be terminated as to such Indemnitee, with or without prejudice, without the entry of a judgment or order against the Indemnitee, without a conviction of the Indemnitee, without the imposition of a fine or penalty upon the Indemnitee, and without the Indemnitee’s payment or agreement to pay any other Liability (whether or not any such termination is based upon a judicial or other determination of lack of merit of the claims made against the Indemnitee or otherwise results in a vindication of the Indemnitee).

Section 5.04.  Determination.

(A)           Any indemnification covered by Section 5.01 and that is not precluded by Section 5.02 shall be timely paid by the corporation unless and only to the extent that a determination is made that such indemnification shall be denied or limited because (i) the Indemnitee did not act in good faith and in a manner which the Indemnitee reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal Proceeding,  the Indemnitee had reasonable cause to believe that such Indemnitee’s conduct was unlawful, or (ii) the Indemnitee did not actually or reasonably incur an Expense or Liability to be indemnified.

(B)           Any indemnification covered by Section 5.03 shall be timely paid by the corporation unless and only to the extent that a determination is made that such indemnification shall be denied or limited because the Indemnitee did not actually or reasonably incur the Expense to be indemnified.

(C)           Each determination required or permitted by this Section 5.04 may be made only by a Designated Court.

Section 5.05. Presumptions.  Upon making any request for indemnification under this Article Five, the Indemnitee shall be presumed to be entitled to indemnification under this Article Five, and the corporation shall have the burden of proof in the making of any determination contrary to such presumption by clear and convincing evidence.  Without limiting the generality of the foregoing, for purposes of this Article Five, it shall be presumed that (A) the Indemnitee acted in good faith and in a manner which the Indemnitee reasonably believed to be in or not opposed to the best interests of the corporation, (B) with respect to any criminal Proceeding, the Indemnitee had no reasonable cause to believe that such Indemnitee’s conduct was unlawful and (C) each Liability and Expense for which indemnification is claimed was actually and reasonably incurred by the Indemnitee.  The termination of any Proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, rebut any such presumption.

Section 5.06.  Advances for Expenses.  The Expenses incurred by an Indemnitee in defending a Proceeding shall be paid by the corporation in advance of the final disposition of such Proceeding at the request of the Indemnitee within thirty days after the receipt by the corporation of a written statement or statements from the Indemnitee requesting such advance or advances from time to time.  Such statement or statements shall reasonably evidence the Expenses incurred by the Indemnitee in connection with the defense of the Proceeding and shall include or be accompanied by a written undertaking by or on behalf of such Indemnitee to repay such amount if it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the corporation in respect of such Expense.

Section 5.07.  Right of Indemnitee to Bring Suit.  If (A) a claim for indemnification under this Article Five is not paid in full by the corporation within sixty days after a written claim has been received by the corporation or (B) a claim for advancement of Expenses under Section 5.06 is not paid in full by the corporation within thirty days after a written claim has been received by the corporation, the Indemnitee may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the Indemnitee shall be entitled to be indemnified for all the Expenses actually and reasonably incurred by the Indemnitee in prosecuting such claim in enforcing the Indemnitee’s rights under this Article Five.

Section 5.08.  Article Five Not Exclusive.  The indemnification provided by this Article Five shall not be exclusive of, and shall be in addition to, any other rights to which any person seeking indemnification may be entitled under the articles, the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, trustee, partner, member or manager and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 5.09.  Insurance.  The corporation may purchase and maintain insurance, or furnish similar protection, including but not limited to trust funds, letters of credit, or self-insurance, for or on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, partner, member, manager or agent of another corporation (domestic or foreign, nonprofit or for profit), limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the obligation or the power to indemnify such person against such liability under the provisions of this Article Five.  Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

Section 5.10.  Venue; Jurisdiction.

(A)           Any action, suit or proceeding to determine a right to indemnification under this Article Five may be maintained by an Indemnitee claiming such indemnification or by the corporation only in a Designated Court.  Each of the corporation and, by claiming or accepting such indemnification, any such Indemnitee consents to the exercise of jurisdiction by a Designated Court in any such action, suit or proceeding.

(B)           Any action, suit or proceeding to determine (i) the obligation of an Indemnitee under this Article Five to repay any Expenses previously advanced by the corporation or (ii) the obligation of the corporation under this Article Five to advance any Expenses may be maintained by the corporation or by such Indemnitee only in a Designated Court.  Each of the corporation and, by claiming or accepting such  advancements, any such Indemnitee consents to the exercise of jurisdiction by a Designated Court in any such action, suit or proceeding.

ARTICLE SIX
MISCELLANEOUS

Section 6.01. Seal. The corporation shall have no seal.

Section 6.02. Amendments. The Regulations may be amended, or new regulations may be adopted, by the affirmative vote of the shareholders required by the Articles of the corporation at a meeting of shareholders held for such purpose, or without a meeting by the written consent of the holders of shares entitling them to exercise not less than all (100%) of the voting power of the corporation on such proposal.

Section 6.03. Action by Shareholder or Directors Without a Meeting. Anything contained in the Regulations to the contrary notwithstanding, except as provided in Section 6.02, any action which may be authorized or taken at a meeting of the shareholders or of the directors or of a committee of the directors, as the case may be, may be authorized or taken without a meeting with the affirmative vote or approval of, and in a writing or writings signed by, all the shareholders who would be entitled to notice of a meeting of the shareholders held for such purpose, or all the directors, or all the members of such committee of the directors, respectively, which writings shall be filed with or entered upon the records of the corporation.

Annex H

NEW CORE HOLDINGS, INC.
400 Caldwell Trace
Birmingham, Alabama 35242

PROXY FOR THE SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON [  •  ], 2010

This proxy is solicited by the Board of Directors.

The undersigned shareholder of New Core Holdings, Inc. (“New Core”) hereby appoints John J. Aranowicz, attorney and proxy, with full power of substitution, to represent the undersigned and vote all shares of the common stock of New Core which the undersigned is entitled to vote, with all powers the undersigned would possess if personally present, at the special meeting of shareholders of New Core to be held at [  •  ] on [  •  ], 2010, at [  •  ] local time, or at any adjournments or postponements thereof, for the purpose of considering the proposal set forth below and such other matters or proposals as may properly come before the special meeting or any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder.

Unless otherwise specified, this proxy will be voted “FOR” Item 1 below and in the discretion of the proxy with respect to all other matters which may properly come before the special meeting or any adjournments or postponements thereof.  The undersigned acknowledges receipt of the accompanying Notice of Special Meeting of Shareholders and Information Statement/Proxy Statement.

Please mark boxes in blue or black ink.

1.
A proposal to approve and adopt the Agreement and Plan of Merger, dated as of April 25, 2009 and amended as of December 29, 2009, by and among Rurbanc Data Services, Inc. (“RDSI”), NC Merger Corp. and New Core (as amended, the “Merger Agreement”), and the merger provided for by the Merger Agreement, pursuant to which NC Merger Corp. will be merged with and into New Core, with New Core surviving the merger as a wholly-owned subsidiary of RDSI.

☐ FOR	☐ AGAINST	☐ ABSTAIN

2.	In the discretion of the proxy on any other matters or proposals as may properly come before the special meeting or any adjournments or postponements thereof.

Dated:

Signature of Shareholder(s)

Name of Shareholder(s)

Note:  When shares are held by joint tenants, both should sign.  When signing as attorney, executor, administrator, trustee, custodian, guardian or corporate officer, please give your full title as such.  If a corporation, please sign full corporate name by authorized officer.  If a partnership, please sign in partnership name by authorized person.

PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY CARD
PROMPTLY IN THE ENCLOSED ENVELOPE